Exhibit 10.1

CREDIT AGREEMENT
dated as of November 3, 2021,
among
GAMESTOP CORP.,
as Holdings and Lead Administrative Loan Party,
GAMESTOP, INC.,
MARKETING CONTROL SERVICES, INC.,
GEEKNET, INC.,
GAMESTOP TEXAS LTD.,
SUNRISE PUBLICATIONS, INC.,
SOCOM LLC,
GAMESTOP PENNSYLVANIA, LLC
ELECTRONICS BOUTIQUE CANADA INC., and
ELECTRONICS BOUTIQUE AUSTRALIA PTY. LIMITED,
each as a Borrower,

GS MOBILE, INC.,
ELBO, INC.,
EB INTERNATIONAL HOLDINGS, INC. and
GAMESTOP GLOBAL HOLDINGS S.À.R.L.
each as a Guarantor

THE OTHER BORROWERS AND GUARANTORS FROM TIME TO TIME PARTY HERETO,
THE LENDERS AND ISSUERS FROM TIME TO TIME PARTY HERETO,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and Australian Security Trustee

WELLS FARGO BANK, NATIONAL ASSOCIATION,
BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A.
REGIONS BANK, and FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
BOFA SECURITIES INC., JPMORGAN CHASE BANK, N.A.
REGIONS BANK, and FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

6674799.15

Table of Contents

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Schedules
Schedule I     -     Revolving Credit Commitments
Schedule II     -     Subsidiary Guarantors
Schedule 1.1A     -     Existing Letters of Credit
Schedule 1.1B     -     Credit Card Agreements
Schedule 1.1C    -    Current Asset Collateral Definition
Schedule 1.1D -    Freight Forwarders
Schedule 4.1(a)     -     Closing Date Collateral Documents
Schedule 4.1(b) -    Australian Effective Date Collateral Documents
Schedule 4.1(g) -     Local Counsel Opinions
Schedule 5.11     -     Pension Plan Matters
Schedule 5.12     -     Subsidiaries and Other Equity Investments
Schedule 8.12     -     Deposit Accounts and Credit Card Processors
Schedule 8.17     -     Post-Closing Obligations
Schedule 9.1(b) -     Existing Liens
Schedule 9.2(f)     -     Existing Investments
Schedule 9.3(b) -     Existing Indebtedness
Schedule 9.8     -     Transactions with Affiliates
Schedule 9.9     -     Burdensome Agreements
Schedule 12.8     -     Administrative Agent’s Office, Certain Addresses for Notices
Exhibits
Exhibit A     -     Form of Assignment and Assumption
Exhibit B-1     -     Form of Revolving Credit Note
Exhibit C      -     Form of Notice of Borrowing
Exhibit D      -     Form of Swing Loan Request
Exhibit E      -     Form of Joinder Agreement
Exhibit F     -     Form of Interest Election Request
Exhibit G      -     Form of Credit Card Notification
Exhibit H     -     Form of Borrowing Base Certificate
Exhibit I     -     Reserved
Exhibit J     -     Form of Intercompany Subordination Agreement
Exhibit K-1 – K-4 -     Form of U.S. Tax Compliance Certificates
Exhibit L      -     Form of Compliance Certificate
Exhibit M     -     Form of Solvency Certificate
Exhibit N     -     Form of Information Certificate

6674799.15

This CREDIT AGREEMENT, dated as of November 3, 2021, is entered into among (a) GAMESTOP CORP., a Delaware corporation (“Holdings” and the “Lead Administrative Loan Party”), as the Lead Administrative Loan Party (as defined herein) and a Guarantor (as defined herein), (b) GAMESTOP, INC., a Minnesota corporation, MARKETING CONTROL SERVICES, INC., a Minnesota corporation, GEEKNET, INC., a Delaware corporation, GAMESTOP TEXAS LTD., a Delaware corporation, SUNRISE PUBLICATIONS, INC., a Minnesota corporation, SOCOM LLC, a Delaware limited liability company, GAMESTOP PENNSYLVANIA, LLC, a Delaware limited liability company, ELECTRONICS BOUTIQUE CANADA INC., an Ontario corporation, and ELECTRONICS BOUTIQUE AUSTRALIA PTY. LIMITED, an Australian company, each as a Borrower, (c) each other Restricted Subsidiary (as defined herein) of Holdings from time to time party hereto as a Borrower, (d) GS MOBILE, INC., a Delaware corporation, ELBO, INC., a Delaware corporation, EB INTERNATIONAL HOLDINGS, INC., a Delaware corporation, and GAMESTOP GLOBAL HOLDINGS SARL, a Luxembourg private limited liability company (société a responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office at 12F, rue Guillaume Kroll, L-1882, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 142 918, each as a Guarantor (as defined herein), (e) each other Restricted Subsidiary (as defined herein) of Holdings from time to time party hereto as a Guarantor, (f) each Lender (as defined herein) from time to time party hereto, (f) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”), as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and, in its capacity as Australian security trustee (in such capacity, including any successor thereto, the “Australian Security Trustee”) under the Loan Documents, and (g) WELLS FARGO BANK, NATIONAL ASSOCIATION, BOFA SECURITIES INC., JPMORGAN CHASE BANK, N.A., REGIONS BANK, and FIFTH THIRD BANK, NATIONAL ASSOCIATINION, as Joint Lead Arrangers and Joint Bookrunners.
PRELIMINARY STATEMENTS
The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the Issuers (as defined below) have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
SECTION 1.1    Defined Terms. As used in this Agreement, the following terms have the following meanings:
“75% Cash Consideration Basket” has the meaning assigned to such term in Section 9.5(j).
“ABL License” has the meaning specified in Section 9.5.
“Acceptable Intercreditor Agreement” means, with respect to any Indebtedness secured by any Liens on Collateral, any intercreditor agreement the terms of which are reasonably acceptable to the Lead Administrative Loan Party and the Administrative Agent.

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“Account” means (a) “accounts” as defined in Article 9 of the UCC or in the PPSA or the Australian PPSA, as applicable, (b) all amounts owing from Credit Card Issuers and Credit Card Processors and all rights under contracts relating to the creation or collection of such amounts and (c) all rights to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (1) rights to payment evidenced by chattel paper or an instrument, (2) commercial tort claims, (3) deposit accounts, (4) investment property, or (5) letter-of-credit rights or letters of credit.
“Account Debtor” has the meaning given to such term in Article 9 of the UCC or the PPSA, as applicable, and includes any Person obligated on an Account.
“ACH” means automated clearing house transfers.
“Additional FILO Lender” has the meaning specified in Section 2.15(b).
“Additional Revolving Lender” has the meaning specified in Section 2.15(a).
“Adjustment Date” means the first day of each calendar quarter, commencing with the calendar quarter beginning on April 1, 2022.
“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement, and shall include any branches or Affiliates of Wells Fargo in its or their capacity as Administrative Agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.8 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Lead Administrative Loan Party and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending affiliates or any entity acting as an Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Borrowers or any of their respective Subsidiaries.
“Agent Parties” has the meaning specified in Section 12.8(d).
“Agent-Related Persons” means the Agents, together with their respective Affiliates and branches and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates and branches.
“Agents” means, collectively and without duplication, (a) the Administrative Agent, (b) the Collateral Agent, (c) Australian Security Trustee, (d) each co-agent or sub-agent (if any) appointed by the

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Administrative Agent or the Collateral Agent from time to time pursuant to Section 11.5, and (e) the Arrangers.
“Agreed Security Principles” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.
“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders. As of the Closing Date, the Aggregate Revolving Credit Commitments are $500,000,000.
“Agreement” means this Credit Agreement, as amended, restated, modified, replaced, extended, renewed or supplemented from time to time in accordance with the terms hereof.
“Agreement Currency” has the meaning specified in Section 12.30.
“Alternative Currency” means each of the following currencies: Euro, Sterling, Canadian Dollars and Australian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.11; provided that for each Alternative Currency, such requested currency is an Eligible Currency.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“AML Legislation” has the meaning specified in Section 11.17.
“Announcements” has the meaning specified therefor in Section 1.15 of this Agreement.
“Annual Financial Statements” means the audited consolidated balance sheets of Holdings and its Subsidiaries for the Fiscal Year ended January 30, 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for Holdings and its Subsidiaries for the Fiscal Year then ended, including the notes thereto.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), and all other applicable Laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable Laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.
“Applicable Margin” means:

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(a)    with respect to the Revolving Credit Facility, Revolving Loans, Swing Loans and Letters of Credit:
(i)    from and after the Closing Date until the first Adjustment Date, the applicable percentage set forth in the table below corresponding to Level I, and
(ii)    thereafter, the applicable percentage set forth in the table below based upon Average Historical Excess Availability as of the most recent Adjustment Date:

Level	Average Historical Excess Availability	LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans, and Australian Bill Rate Loans	Base Rate Loans and Canadian Base Rate Loans	SONIA Rate, EURIBOR Base Rate Loans, and Australian Base Rate Loans	Letter of Credit Fees
I	Greater than or equal to 50% of the Aggregate Revolving Credit Commitments	1.250%	0.250%	1.250%	1.250%
II	Less than 50% of the Aggregate Revolving Credit Commitments	1.500%	0.500%	1.500%	1.500%
(b)    [reserved];
(c)    with respect to any Revolving Loans, Letters of Credit and Swing Loans under Revolving Credit Commitments of any Revolving Extension Series or FILO Incremental Loans under any FILO Extension Series, the “Applicable Margin” set forth in the Incremental FILO Amendment, Revolving Extension Amendment or the FILO Extension Amendment (as applicable) relating thereto.
The Applicable Margin shall be adjusted quarterly in accordance with the table set forth above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability as the Administrative Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date. Any increase or decrease in the Applicable Margin resulting from a change in the Average Historical Excess Availability shall become effective as of the Adjustment Date. If any Borrowing Base Certificates are at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any Issuer). If at any time the Aggregate Revolving Credit Commitments shall have been terminated pursuant to Section 10.2, the Applicable Margin shall be the applicable percentages per annum in effect on the date of the termination of the Aggregate Revolving Credit Commitments pursuant to Section 10.2, with respect to any outstanding Obligations.

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“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Commitment with respect to the Revolving Credit Facility or holds a Revolving Loan, respectively (or as applicable and as the context shall require, a Lender that has a Class of Commitments under the applicable Facility or holds a specified Class of Loans under the applicable Facility) at such time, (b) with respect to the Letter of Credit Sublimit, (i) each applicable Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.4, the Revolving Credit Lenders and (c) with respect to the Swing Loan Sublimit, (i) the Swing Loan Lender and (ii) if any Swing Loans are outstanding pursuant to Section 2.3, the Revolving Credit Lenders.
“Approved Account Bank” means an Approved U.S. Account Bank, an Approved Luxembourg Account Bank, an Approved Canadian Account Bank or an Approved Australian Account Bank, as the context may require.
“Approved Australian Account Bank” means a financial institution (or branch thereof) located in Australia at which any Loan Party maintains an Approved Australian Deposit Account.
“Approved Australian Deposit Account” means each Deposit Account located in Australia in respect of which any Loan Party and the Collateral Agent shall have established an Approved Control Arrangement.
“Approved Canadian Account Bank” means a financial institution (or branch thereof) located in Canada at which any Loan Party maintains an Approved Canadian Deposit Account.
“Approved Canadian Deposit Account” means each Deposit Account located in Canada in respect of which any Loan Party and the Collateral Agent shall have established an Approved Control Arrangement.
“Approved Control Arrangements” means (a) with respect to any Deposit Account at a depository bank located in the United States, delivery of a Deposit Account Control Agreement, (b) with respect to any Deposit Account at a depository bank located in Canada, either (i) if acceptable to the relevant depository bank, delivery of a Deposit Account Control Agreement or (ii) other arrangements reasonably satisfactory to the Administrative Agent under applicable Law to create a perfected security interest in such Deposit Account (and all funds therein) and to address the requirements hereunder upon a Cash Dominion Period, (c) with respect to any Deposit Account at a depository bank located in Australia, delivery of a Deposit Account Control Agreement, and (d) with respect to any Deposit Account at a depository bank located in any other jurisdiction (including Luxembourg), either (i) if acceptable to the relevant depository bank, delivery of a Deposit Account Control Agreement (including a Luxembourg Account Pledge Agreement), or (ii) delivery of a notice of charge, pledge or security assignment or other interest from the Collateral Agent or applicable Loan Party in customary form and receipt of a written acknowledgement from the applicable depository bank confirming that it acknowledges the terms of the notice of charge and will comply with the terms thereof (which shall, in any event, specify that upon the occurrence of a Cash Dominion Period, the Administrative Agent shall be entitled to serve a notice on the depository bank notifying it that instructions in respect of such Deposit Account may only be given by the Administrative Agent).

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“Approved Deposit Account” means an Approved U.S. Deposit Account, an Approved Luxembourg Deposit Account, an Approved Canadian Deposit Account or an Approved Australian Deposit Account, as the context may require.
“Approved Deposit Collection Account” means an Approved Deposit Account that is used solely by a Loan Party for purposes of the receipt of Cash Receipts and other payments and proceeds of Collateral in accordance with the terms hereof, including the Deposit Accounts identified as “Collection Accounts” on Schedule 8.12.
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate or branch of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Approved Luxembourg Account Bank” means a financial institution (or branch thereof) located in Luxembourg at which any Loan Party maintains an Approved Luxembourg Deposit Account.
“Approved Luxembourg Deposit Account” means each Deposit Account located in Luxembourg in respect of which any Loan Party and the Collateral Agent shall have established an Approved Control Arrangement
“Approved Securities Account” means each Securities Account in respect of which any Loan Party shall have entered into a Securities Account Control Agreement.
“Approved Securities Intermediary” means a securities intermediary at which any Loan Party maintains an Approved Securities Account.
“Approved U.S. Account Bank” means a financial institution (or branch thereof) located in the United States at which any Loan Party maintains an Approved U.S. Deposit Account.
“Approved U.S. Deposit Account” means each Deposit Account located in the United States in respect of which any Loan Party and the Collateral Agent shall have established an Approved Control Arrangement.
“Arrangers” means Wells Fargo Bank, National Association, BofA Securities Inc., JPMorgan Chase Bank, N.A., Regions Bank, and Fifth Third Bank, National Association, each in its capacity as a joint lead arranger and joint bookrunner under this Agreement.
“Assets Acquisition Date” means, with respect to any assets acquired in a Permitted Acquisition or other Investment permitted by this Agreement, the date of the consummation of the applicable Permitted Acquisition or other Investment.
“Assets Diligence Date” means, with respect to any assets acquired in a Permitted Acquisition or other Investment permitted by this Agreement or any assets that are held by a Subsidiary that is designated as a Borrower pursuant to Section 2.14(e), the earlier of (a) the date that is ninety (90) days after (i) in the case of assets acquired in a Permitted Acquisition or other Investment, the consummation of the applicable Permitted Acquisition or other Investment or (ii) in the case of assets held by a newly designated Borrower, the date such Subsidiary becomes a Borrower hereunder, as applicable, and (b) the date a Field Examination and/or Inventory Appraisal requested by the Administrative Agent in its Permitted Discretion, as applicable, covering such assets is completed.
“Assignee Group” means two or more Eligible Assignees that are Affiliates or branches of one another or two or more Approved Funds managed by the same investment advisor.

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“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Assignment Tax” has the meaning specified in the definition of “Other Taxes”.
“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Australia” means the Commonwealth of Australia.
“Australian Base Rate” means, for any day, the Australian Bank Bill Swap Reference Rate (Bid) as administered by ASX Benchmarks Pty Limited (or any other Person that takes over the administration of such rate) for a tenor equal to three (3) months displayed on the Australian Bill Rate Screen Rate at or about 11:00 am (Sydney, Australia time) (or such other time at which such rate customarily appears on that page, including if corrected, as recalculated and republished by the relevant administrator) on any relevant day (and, if such rate is below zero, the Australian Base Rate shall be deemed to be zero). When interest is determined in relation to Australian Base Rate, each change in the interest rate will become effective each Business Day that Administrative Agent determines that the Australian Base Rate has changed.
“Australian Base Rate Loan” means a Loan to an Australian Borrower that bears interest at a rate based on the Australian Base Rate. All Australian Base Rate Loans shall be denominated in Australian Dollars.
“Australian Bill Rate” means, with respect to an Interest Period, the Australian Bank Bill Swap Reference Rate (Bid) as administered by ASX Benchmarks Pty Limited (or any other Person that takes over the administration of such rate) for a tenor equal to such Interest Period displayed on the Australian Bill Rate Screen Rate, at or about 11:00 am (Sydney, Australia time) (or such other time at which such rate customarily appears on that page, including if corrected, as recalculated and republished by the relevant administrator) (2) Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period displayed on the Australian Bill Rate Screen (and, if such rate is below zero, the Australian Bill Rate shall be deemed to be zero).
“Australian Bill Rate Loan” means a Loan to an Australian Borrower that bears interest at a rate based on the Australian Bill Rate. All Australian Bill Rate Loans shall be denominated in Australian Dollars.
“Australian Bill Rate Screen Rate” means page BBSY of the Thomson Reuters screen, or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent after consultation with the Lead Administrative Loan Party.
“Australian Borrower” means any Borrower incorporated or organized under the Laws of Australia or a state or territory thereof.

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“Australian Borrowing Base” means, as of the date of determination thereof, on and after the Australian Effective Date, an amount equal to:
(a)    the face amount of Eligible Credit Card Receivables of Australian Borrowers, multiplied by the Credit Card Receivables Advance Rate; plus
(b)    the Net Recovery Percentage of Eligible Inventory of Australian Borrowers, multiplied by the Inventory Advance Rate, multiplied by the Cost of Eligible Inventory of Australian Borrowers, net of Inventory Reserves attributable to Eligible Inventory of Australian Borrowers; plus
(c)    the U.S. Allocated Availability; plus
(d)    100% of Qualified Cash of Australian Borrowers; minus
(e)    Availability Reserves attributable to Australian Borrowers.
“Australian Collateral” means the “Collateral” (or equivalent term) as defined in any Australian Collateral Document.
“Australian Collateral Documents” means (a) the Australian General Security Deed, (b) the Australian Specific Security Deed, (c) the Australian Security Trust Deed, (d) any Australian Security Agreement Supplement and (e) any other security document executed at any time by any Australian Loan Party to secure the Obligations or a Guarantee of the Obligations, in each case, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.
“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.
“Australian Dollars” or “AUS$” means the lawful currency of Australia.
“Australian Effective Date” has the meaning set forth in Section 4.3.
“Australian General Security Deed” means the general security deed to be entered by each Australian Loan Party and the Australian Security Trustee, in form and substance reasonably satisfactory to Administrative Agent.
“Australian IWT” means any Taxes required to be withheld or deducted from any interest payment under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth).
“Australian LC Disbursement” means a payment made by an applicable Issuer pursuant to a drawing on an Australian Letter of Credit or pursuant to an Australian Reimbursement Undertaking.
“Australian LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Australian Letters of Credit at such time plus (b) the aggregate amount of all Australian LC Disbursements that have not yet been reimbursed by or on behalf of the Australian Borrowers or any other Australian Loan Party at such time less (c) the amount of Letter of Credit Collateralization in respect of Australian Letters of Credit. The Australian LC Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total Australian LC Exposure at such time.

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“Australian Letter of Credit” means a Letter of Credit issued by an applicable Issuer for the account of an Australian Borrower pursuant to this Agreement.
“Australian Letter of Credit Sublimit” means the Dollar Equivalent of $10,000,000.
“Australian Loan Cap” means an amount equal to the lesser of (a) the Australian Borrowing Base and (b) the Australian Loan Limit.
“Australian Loan Limit” means the Dollar Equivalent of $25,000,000.
“Australian Loan Party” means any Loan Party incorporated or organized under the Laws of Australia or a state or territory thereof.
“Australian Loans” means, individually and collectively as the context may require, the Australian Revolving Loans, Australian Swing Loans and the Australian Protective Advances.
“Australian Obligations” means Obligations of Australian Loan Parties.
“Australian Overadvance” means, as of any date of determination, the amount of any Australian Revolver Usage in excess of the Australian Loan Cap.
“Australian Pension Plan” means a superannuation, retirement benefit or pension fund (whether established by deed or under any statute of Australia or any state or territory of Australia) contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Australian employees and officers or former employees and officers.
“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.
“Australian Priority Payables Reserves” means, as of any date of determination, an Availability Reserve, in such amount as the Administrative Agent may determine in its Permitted Discretion to reflect amounts secured by any Liens, choate or inchoate, or with respect to any rights, whether imposed by applicable law in Australia or elsewhere (and including rights to the payment or reimbursement of any costs, charges or other amounts in connection with any insolvency proceeding), which rank or are capable of ranking in priority to (or pari passu) the Liens on the Current Asset Collateral in favor of Collateral Agent or the Australian Security Trustee including, without limitation, to the extent applicable by operation of law, any such amounts due or which may become due and not paid for wages, long service leave, retrenchment, payment in lieu of notice, or vacation pay (including in all respects amounts protected by or payable pursuant to the Fair Work Act 2009 (Cth)) of Australia, any preferential claims as set out in the Australian Corporations Act, amounts due or which may become due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Taxation Administration Act 1953 (Cth) (but excluding Pay as You Go income withholding tax) and amounts in the future, currently or past due and not contributed, remitted or paid in respect of any Australian Pension Plan, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any Australian Pension Plan.
“Australian Protective Advance” means a Protective Advance to or for the account of an Australian Borrower.
“Australian Revolver Usage” means, as of any date of determination, without duplication, the sum of (a) the principal amount of outstanding Australian Loans (including Australian Revolving Loans, Australian Swing Loans and Australian Protective Advances), plus (b) the sum of (i) the aggregate

6674799.15	16

undrawn amount of all outstanding Australian Letters of Credit, plus (ii) the aggregate amount of outstanding reimbursement obligations with respect to Australian Letters of Credit which remain unreimbursed or which have not been paid through a Australian Revolving Loan.
“Australian Security Agreement Supplement” has the meaning given to the term Accession Deed specified in the applicable Australian Collateral Document.
“Australian Security Trust Deed” means the security trust deed to be executed by and among the Luxembourg Guarantor, each Australian Loan Party and the Australian Security Trustee in form and substance reasonably satisfactory to the Administrative Agent.
“Australian Security Trustee” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
“Australian Specific Security Deed” means the specific security deed to be entered by the Luxembourg Guarantor and the Australian Security Trustee, in form and substance reasonably satisfactory to the Administrative Agent.
“Australian Subsidiary” means a Subsidiary that is organized or incorporated under the laws of Australia.
“Australian Swing Loan” means any Swing Loan made to an Australian Borrower.
“Australian Swing Loan Limit” means the Dollar Equivalent of $5,000,000.
“Australian Tax Act” shall mean the Income Tax Assessment Act 1936 (Cth) of Australia or the Income Tax Assessment Act 1997 (Cth) of Australia, as applicable.
“Australian Tax Consolidated Group” shall mean a “consolidated group” or an “MEC group” as defined in the Australian Tax Act.
“Australian TFA” means any tax funding agreement for Australian tax consolidation purposes.
“Australian TSA” means an agreement between the members of an Australian Tax Consolidated Group which takes effect as a tax sharing agreement under section 721-25 of the applicable Australian Tax Act and complies with the applicable Australian Tax Act and any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the applicable Australian Tax Act.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.4(c)(iv); provided, that if the then-current Benchmark is based upon SOFR Average, such Benchmark shall be deemed to not have any Available Tenors.
“Availability Reserves” means, subject to Section 1.16 hereof:
(a)    Without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its

6674799.15	17

Permitted Discretion as being appropriate (i) to reflect the impediments to the Collateral Agent’s ability to realize upon the assets included in any Revolving Borrowing Base, (ii) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the assets included in any Revolving Borrowing Base or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of any Revolving Borrowing Base, the Current Asset Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder.
(b)    Without limiting the generality of the foregoing clause (a), such Availability Reserves may include (but are not limited to): (i) the Dilution Reserve; (ii) the Canadian Priority Payables Reserve; (iii) the Canadian Wage Earner Protection Act Reserve; (iv) the Australian Priority Payables Reserve; (v) the Rent and Charges Reserve; (vi) the Customer Credit Liability Reserve; (vii) reserves in respect of outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes which are pari passu to or would have priority over the interests of the Collateral Agent in the Current Asset Collateral; (viii) reserves in respect of freight, customs duties, and other costs to release imported Inventory; (ix) during the continuance of a Cash Dominion Period, reserves in respect of salaries, wages and benefits due to employees of the Loan Parties; (x) reserves based on Liens permitted under Section 9.1 which are pari passu with or would have priority over the interests of the Collateral Agent in the Current Asset Collateral; (xi) without duplication of any Designated Bank Product Reserve, reserves in respect of Cash Management Obligations; provided that reserves of the type described in this clause (xi) in respect of such Cash Management Obligations shall not be established unless either Excess Availability is less than thirty percent (30%) of the Total Revolving Loan Cap or an Event of Default is continuing; (xii) without duplication of any Designated Bank Product Reserve, reserves in respect of Obligations in respect of Secured Hedge Agreements; provided that reserves of the type described in this clause (xii) in respect of such Obligations shall not be established unless either Excess Availability is less than thirty percent (30%) of the Total Revolving Loan Cap or an Event of Default is continuing; (xiii) Designated Bank Product Reserves; (xiv) reserves in respect of accrued and unpaid royalties payable in connection with Inventory of the Borrowers subject to intellectual property licensing arrangements with third parties; (xiv) reserves in respect of self-insured group health plan liabilities of the Loan Parties and their Subsidiaries; (xv) reserves in respect of accrued payables in respect of Inventory consigned to the Loan Parties and their Subsidiaries or that is subject to any title retention agreements; and (xvi) reserves in respect of potential changes in currency values between currencies in which Loans are made or Letters of Credit issued and the currencies of Eligible Credit Card Receivables.
“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the Fiscal Quarter immediately preceding such Adjustment Date through the date immediately preceding such Adjustment Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

6674799.15	18

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Documentary Letter of Credit which has been accepted by the Issuer.
“Bank Levy” means any amount payable by any Tax Indemnitee or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose), to the extent applying to that Tax Indemnitee or its Affiliates as at the date that Tax Indemnitee became a party to this Agreement as a Lender, Issuer or Agent (as the case may be).
“Bank Product Reserves” means, reserves of the types described in clauses (xi), (xii) and (xiii) of the definition of “Availability Reserve” in respect of Secured Hedge Agreements and Cash Management Obligations owing to a Secured Party, the amount of which may be based on the determination by the applicable Secured Party to whom such liabilities and obligations are owing.
“Base Rate” means the highest of (a) the Federal Funds Rate plus one-half percent (0.50%), (b) the one month LIBOR Rate (but if the LIBOR Rate at any time is below zero, the LIBOR Rate shall be deemed to be zero), plus one percent (1.00%), and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate. The Base Rate shall in no event be less than zero.
“Base Rate Loan” means a Loan to a U.S. Borrower or a Canadian Borrower that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.4(c)(i).
“Benchmark Replacement” means,
(a)    with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:
(i)    for any Available Tenor, the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;
(ii)    the sum of: (A) SOFR Average and (B) the related Benchmark Replacement Adjustment;
(iii)    for any Available Tenor (if applicable), the sum of: (A) the alternate benchmark rate that has been selected by Administrative Agent and Lead Administrative Loan Party as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if applicable) giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current

6674799.15	19

Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or
(b)    with respect to any Term SOFR Transition Event, for any Available Tenor (if applicable), the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;
provided that, (x) in the case of clause (a)(i), if Administrative Agent decides that Term SOFR is not administratively feasible for Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (y) in the case of clause (a)(i) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its discretion. If the Benchmark Replacement as determined pursuant to clause (a)(i), (a)(ii) or (a)(iii) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor (if applicable) for any setting of such Unadjusted Benchmark Replacement:
(a)    for purposes of clauses (a)(i) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, except if the Administrative Agent, Lenders and the Lead Administrative Loan Party each otherwise agree, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) may be such other percentages or method as are selected by the Administrative Agent and the Lead Administrative Loan Party giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with Term SOFR by the Relevant Governing Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with Term SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
(b)    for purposes of clause (a)(ii) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points), except if the Administrative Agent, Lenders and the Lead Administrative Loan Party each otherwise agree, the spread adjustment may be such other percentage as is selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the frequency of interest payments required pursuant to Section 3.4(c)(i);
(c)    for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Lead Administrative Loan Party giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor (if applicable) of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor (if applicable) of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

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“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, as and to the extent applicable, changes to the definition of “Base Rate,” the definition of “SONIA Rate”, “Canadian BA Rate”, “Canadian Base Rate”, “CDOR Rate”, “EURIBOR”, “LIBOR Rate”, “Australian Bill Rate”, “Australian Base Rate”, the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides, in consultation with Lead Administrative Loan Party, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof);
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(c)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after Administrative Agent has provided the Term SOFR Notice to the Lenders and the Lead Administrative Loan Party pursuant to Section 3.4(c)(i)(2); or
(d)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as Administrative Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Requisite Lenders.
For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) if the then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such

6674799.15	21

administrator has ceased or will cease to provide all Available Tenors (if applicable)of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.4(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.4(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board of Directors” means, for any Person, the board of directors or board of managers (or equivalent governing body) of such Person or, if such Person does not have such a board of directors or board of managers (or equivalent governing body) and is owned or managed by another entity or entities, the board of directors or board of managers (or equivalent governing body) of such entity or entities.
“Borrower Materials” has the meaning specified in Section 7.2.
“Borrowers” means, collectively, (a) each wholly-owned Restricted Subsidiary of Holdings organized or incorporated in a Covered Jurisdiction that is identified as a Borrower on the signature pages

6674799.15	22

hereto, and (b) each other wholly-owned Restricted Subsidiary of Holdings that becomes a Borrower hereunder in accordance with the terms of this Agreement.
“Borrowing” means a borrowing consisting of Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of LIBOR Rate Loans, Australian Bill Rate Loans, EURIBOR Term Rate Loans or Canadian BA Rate Loans, having the same Interest Period.
“Borrowing Base Certificate” means a certificate of the Lead Administrative Loan Party substantially in the form of Exhibit H, duly executed by a Responsible Officer of the Lead Administrative Loan Party.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Offices in Boston are located or, solely with respect to any interest rate settings, any fundings, disbursements, settlements and payments in any Alternative Currency, or any other dealings in any Alternative Currency, the jurisdiction where the Administrative Agent’s Offices in London are located and:
(a)    if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any such day that is also a London Banking Day;
(b)    if such day relates to any interest rate settings as to a EURIBOR Term Rate Loan or EURIBOR Base Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such EURIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to a Canadian BA Rate Loan or a Canadian Base Rate Loan denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Loan, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the Toronto, Ontario interbank market for Canadian Dollars;
(d)    if such day relates to any interest rate settings as to a SONIA Rate Loan, any fundings, disbursements, settlements and payments in Sterling in respect of any such SONIA Rate Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such SONIA Rate Loan, means any such day other than a day on which banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;
(e)    if such day relates to any interest rate settings as to an Australian Bill Rate Loan or an Australian Base Rate Loan denominated in Australian Dollars, any fundings, disbursements, settlements and payments in Australian Dollars in respect of any such Loan, or any other dealings in Australian Dollars to be carried out pursuant to this Agreement in respect of any such Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the Sydney, Australia interbank market for Australian Dollars;
(f)    if such day relates to any interest rate settings as to a Loan denominated in a currency other than Dollars, Australian Dollars, Sterling, Canadian Dollars or Euro, means any such day on which dealings in

6674799.15	23

deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(g)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, Canadian Dollars, Australian Dollars, Sterling or Euro in respect of a Loan denominated in a currency other than Dollars, Canadian Dollars, Australian Dollars, Sterling or Euro, or any other dealings in any currency other than Dollars, Canadian Dollars, Australian Dollars, Sterling or Euro to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Business Optimization Initiative” means any asset sale, acquisition, merger, amalgamation, business combination, Investment, Disposition, operating improvement, restructuring, cost saving initiative and/or other similar initiative (including the entry into or renegotiation of, or in respect of which binding commitments have been entered for, any contract and/or other arrangement), any specified transaction and any plan.
“Canadian BA Rate” means the CDOR Rate.
“Canadian BA Rate Loan” means a Loan to a Canadian Borrower that bears interest at a rate based on the Canadian BA Rate. All Canadian BA Rate Loans shall be denominated in Canadian Dollars.
“Canadian Base Rate” means, for any day, a rate per annum equal to the greater of (a) the CDOR Rate existing on such day (which rate shall be calculated based upon an Interest Period of one (1) month), plus one percent (1.00%), and (b) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Thomson Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by The Toronto-Dominion Bank or such other Schedule I bank under the Bank Act (Canada)) as Administrative Agent may designate from time to time). Each determination of the Canadian Base Rate shall be made by Administrative Agent and shall be conclusive in the absence of manifest error. The Canadian Base Rate shall in no event be less than zero.
“Canadian Base Rate Loan” means a Loan to a Canadian Borrower that bears interest at a rate based on the Canadian Base Rate. All Canadian Base Rate Loans shall be denominated in Canadian Dollars.
“Canadian Borrower” means any Borrower incorporated or organized under the Laws of Canada or a province or territory thereof.
“Canadian Borrowing Base” means, as of the date of determination thereof, the Dollar Equivalent amount equal to:
(a)    the face amount of Eligible Credit Card Receivables of Canadian Borrowers, multiplied by the Credit Card Receivables Advance Rate; plus
(b)    the Net Recovery Percentage of Eligible Inventory (other than Eligible In-Transit Inventory) of Canadian Borrowers, multiplied by the Inventory Advance Rate, multiplied by the Cost of Eligible Inventory of Canadian Borrowers (other than Eligible In-Transit Inventory), net of Inventory Reserves attributable to Eligible Inventory (other than Eligible In-Transit Inventory) of Canadian Borrowers; plus

6674799.15	24

(c)    the Net Recovery Percentage of Eligible In-Transit Inventory of Canadian Borrowers, multiplied by the Inventory Advance Rate, multiplied by the Cost of Eligible In-Transit Inventory of Canadian Borrowers, net of Inventory Reserves attributable to Eligible In-Transit Inventory of Canadian Borrowers, provided, that, notwithstanding anything to the contrary contained herein, in no event shall any Eligible In-Transit Inventory of Canadian Borrowers initially be included in the calculation of the Canadian. Borrowing Base unless and until Administrative Agent has agreed in writing after the Closing Date to include such Eligible In-Transit Inventory in the Canadian Borrowing Base in its Permitted Discretion; plus
(d)    the U.S. Allocated Availability; plus
(e)    100% of Qualified Cash of Canadian Borrowers; minus
(f)    Availability Reserves attributable to Canadian Borrowers.
“Canadian Collateral” means the “Collateral” or the “Hypothecated Property” (or equivalent term) as defined in any Canadian Collateral Document.
“Canadian Collateral Documents” means, collectively, (a) the Canadian Security Agreement, (b) the Canadian Security Agreement Supplements, (c) the Canadian Intellectual Property Security Agreements, (d) the Canadian Deed of Hypothec, and (e) each of the other agreements, deeds of hypothec, pledge agreements, mortgages, instruments or documents that creates or purports to create a Lien to secure the Secured Obligations or a Guarantee of the Secured Obligations, in each case, in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, and that are governed by the Laws of Canada or any province or territory thereof.
“Canadian Deed of Hypothec” means the deed of hypothec, dated on or prior to the Closing Date, among the Loan Parties party thereto and the Collateral Agent (in its capacity as the hypothecary representative of the applicable Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec), as may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.
“Canadian Defined Benefit Plan” means a Canadian Pension Plan that contains a “defined benefit provision”, as such term is defined in Section 147.1(1) of the ITA.
“Canadian Dollar”, “CAD” and “CAD $” mean the lawful currency of Canada.
“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.
“Canadian Excess Availability” means at any time, the amount equal to (a) the Canadian Loan Cap at such time minus (b) Canadian Revolver Usage at such time.
“Canadian Intellectual Property Security Agreements” has the meaning specified in the Canadian Security Agreement.
“Canadian LC Disbursement” means a payment made by an applicable Issuer pursuant to a drawing on a Canadian Letter of Credit or pursuant to a Canadian Reimbursement Undertaking.

6674799.15	25

“Canadian LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time plus (b) the aggregate amount of all Canadian LC Disbursements that have not yet been reimbursed by or on behalf of the Canadian Borrowers or any other Canadian Loan Party at such time less (c) the amount of Letter of Credit Collateralization in respect of Canadian Letters of Credit. The Canadian LC Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total Canadian LC Exposure at such time.
“Canadian Letter of Credit” means a Letter of Credit issued by an applicable Issuer or by a Canadian Underlying Issuer for the account of a Canadian Borrower pursuant to this Agreement.
“Canadian Letter of Credit Sublimit” means the Dollar Equivalent of $10,000,000.
“Canadian Loan Cap” means an amount equal to the lesser of (a) the Canadian Borrowing Base and (b) the Canadian Loan Limit.
“Canadian Loan Limit” means the Dollar Equivalent of $50,000,000.
“Canadian Loan Party” means any Loan Party incorporated or organized under the Laws of Canada or a province or territory thereof.
“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans, the Canadian Swing Loans, and the Canadian Protective Advances.
“Canadian Obligations” means Obligations of Canadian Loan Parties.
“Canadian Overadvance” means, as of any date of determination, the amount of any Canadian Revolver Usage in excess of the Canadian Loan Cap.
“Canadian Pension Event” means (a) the whole or partial withdrawal of a Canadian Loan Party from a Canadian Defined Benefit Plan during a plan year; (b) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan; (c) the treatment by a Governmental Authority of a Canadian Defined Benefit Plan amendment as a termination or partial termination; or (d) the appointment of a trustee by a Governmental Authority to administer a Canadian Defined Benefit Plan.
“Canadian Pension Plan” means a pension plan that is required to be registered under applicable Canadian federal or provincial pension benefits standards legislation, and that is sponsored or maintained by any Loan Party in respect of its Canadian employees or former employees, but, for the avoidance of doubt, does not include any statutory plans such as the Canada Pension Plan and the Quebec Pension Plan.
“Canadian Priority Payables Reserve” means, as of any date of determination, an Availability Reserve in such amount as the Administrative Agent may determine in its Permitted Discretion to reflect amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Liens of the Collateral Agent on the Current Asset Collateral and/or for amounts which may represent costs relating to the enforcement of the Liens of the Collateral Agent on the Current Asset Collateral, including any such amounts due and not paid for wages, vacation pay, severance pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, sales tax, goods and services tax, harmonized sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), all amounts due and not contributed, remitted or paid to any Canadian Pension Plans (including all unfunded wind up

6674799.15	26

or solvency deficiency amounts), as required by the PBA, or under the Canada Pension Plan or the Quebec Pension Plan, and all amounts in respect of similar statutory or other claims, in each case, that would have or would reasonably be expected to have priority over or rank pari passu with any Liens of the Collateral Agent on the Current Asset Collateral in Canada now or in the future, other than amounts included in the Canadian Wage Earner Protection Act Reserve.
“Canadian Protective Advance” means a Protective Advance to or for the account of a Canadian Borrower.
“Canadian Reimbursement Undertaking” has the meaning assigned to it in Section 2.4(a).
“Canadian Revolver Usage” means, as of any date of determination, without duplication, the sum of (a) the principal amount of outstanding Canadian Loans (including Canadian Revolving Loans, Canadian Swing Loans and Canadian Protective Advances), plus (b) the sum of (i) the aggregate undrawn amount of all outstanding Canadian Letters of Credit, plus (ii) the aggregate amount of outstanding reimbursement obligations with respect to Canadian Letters of Credit which remain unreimbursed or which have not been paid through a Canadian Revolving Loan.
“Canadian Revolving Loans” means Revolving Loans to or for the account of a Canadian Borrower.
“Canadian Security Agreement” means the Canadian Security Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.
“Canadian Security Agreement Supplement” has the meaning specified in the Canadian Security Agreement.
“Canadian Subsidiary” means any Subsidiary formed under the laws of Canada or any province or territory thereof.
“Canadian Swing Loan” means any Swing Loan made to or for the account of a Canadian Borrower.
“Canadian Swing Loan Limit” means the Dollar Equivalent of $5,000,000.
“Canadian Underlying Issuer” means The Toronto-Dominion Bank or one of its Affiliates or such other Person that is acceptable to Administrative Agent in its Permitted Discretion.
“Canadian Wage Earner Protection Act Reserve” means, as of any date of determination, an Availability Reserve in such amount as the Administrative Agent may determine in its Permitted Discretion to reflect the amounts that may become due under the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or Section 81.4 of the Bankruptcy and Insolvency Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien on the Current Asset Collateral with priority under applicable Law over the Liens of the Collateral Agent, to the extent not otherwise covered in the definition of “Canadian Priority Payables Reserve”.
“Capital Expenditures” means, for any period, the aggregate of (a) all amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flows of Holdings and its Restricted Subsidiaries in accordance with GAAP and (b) the value of all assets under Capitalized Leases incurred by Holdings and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the

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replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase of plant, property or equipment or software to the extent financed with the Net Cash Proceeds of Dispositions that are not required to be applied to prepay the Loans or any Material Indebtedness, (iii) expenditures that are accounted for as capital expenditures by Holdings or any Restricted Subsidiary and that actually are paid for, or reimbursed to Holdings or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than Holdings or any Restricted Subsidiary and for which neither Holdings nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), including, without limitation, expenditures which are contractually required to be, and are, reimbursed to a Loan Party in cash by its landlords as tenant allowances during such period, (iv) expenditures to the extent constituting any portion of a Permitted Acquisition, (v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase, and (B) the Net Cash Proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, provided that such portion of the purchase price in excess of the credit granted by the seller of such equipment for the equipment being traded in at such time or such Net Cash Proceeds, as applicable, shall not be excluded as “Capital Expenditures” hereunder, (vi) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than a Loan Party or any of its Restricted Subsidiaries during the same Fiscal Year in which such expenditures were made pursuant to a sale-leaseback transaction, to the extent of the Net Cash Proceeds received by a Loan Party or such Restricted Subsidiary pursuant to such sale-leaseback transaction, provided that such portion of the expenditures which exceed the Net Cash Proceeds received by a Loan Party or such Restricted Subsidiary pursuant to such sale-leaseback transaction shall not be excluded as “Capital Expenditures” hereunder, or (vii) expenditures financed with the proceeds of an issuance of Equity Interests of Holdings or a capital contribution to Holdings or Indebtedness permitted to be incurred hereunder, to the extent such expenditures are made within 365 days after the receipt of such proceeds.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the Capitalized Lease Obligation with respect thereto; provided further that notwithstanding the foregoing, only those leases (assuming for purposes hereof that such leases were in existence prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”) that would have constituted Capitalized Leases or financing leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, shall be considered Capitalized Leases or financing leases hereunder, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (other than the financial statements delivered pursuant to this Agreement.
“Cash Collateral” shall have a meaning correlative to “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

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“Cash Collateralize” means (a) with respect to any Swing Loan Obligation, to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Swing Loan Lender (as applicable) and the Lenders, as collateral for Obligations in respect of Swing Loans, or obligations of the Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if Collateral Agent and Swing Loan Lender shall agree each in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Collateral Agent and Swing Loan Lender and (b) with respect to any Letter of Credit Obligations, Letter of Credit Collateralization.
“Cash Dominion Period” means
(a)    (i) with respect to U.S. Loan Parties and Canadian Loan Parties, each period beginning on the date that Excess Availability shall have been less than the greater of (A) twelve and one-half percent (12.5%) of the Total Revolving Loan Cap and (B) $15,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (1) twelve and one-half percent (12.5%) of the Total Revolving Loan Cap and (2) $15,000,000, in each case, for thirty (30) consecutive calendar days or (ii) solely with respect to Australian Loan Parties on or after the Australian Effective Date, if there are any Loans outstanding to Australian Borrowers or Letters of Credit issued for the account of any Australian Loan Party, that are not subject to Letter of Credit Collateralization, each period beginning on the date that Excess Availability shall have been less than the greater of (A) seventeen and one-half percent (17.5%) of the Total Revolving Loan Cap and (B) $21,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (1) seventeen and one-half percent (17.5%) of the Total Revolving Loan Cap and (2) $21,000,000, in each case, for thirty (30) consecutive calendar days or
(b)    upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing;
The termination of a Cash Dominion Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Period in the event that the conditions set forth in this definition again arise.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:
(a)    Dollars and each Alternative Currency;
(b)    in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;
(c)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the (i) federal government of United States or any agency or instrumentality thereof, (ii) federal government of Canada or any agency or instrumentality thereof, or (iii) the government of Australia or any agency or instrumentality thereof, in each case, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government and with maturities of one year or less from the date of acquisition;
(d)    (i) certificates of deposit, guaranteed investment certificates, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, (ii) demand deposits and bankers’ acceptances with maturities of one year or less and (iii) overnight bank deposits, in each case of (i) any

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Lender or (ii) any commercial bank organized under the Laws of any Covered Jurisdiction and having capital and surplus of not less than $500,000,000;
(e)    repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;
(f)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within one year after the date of creation thereof;
(g)    (i) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and (ii) broad market ultra-short fixed income mutual funds or separately managed, customized accounts;
(h)    readily marketable direct obligations issued by any state or commonwealth of the United States, any province of Canada or any other political subdivision or taxing authority in any Covered Jurisdiction having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition;
(i)    (i) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (ii) Investments in money market funds that comply with SEC rules including Rule 2a-7 under the Investment Company Act of 1940 rated AAAm by S&P or Aaa-mf by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and
(j)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into Dollars or an Alternative Currency as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

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“Cash Management Bank” means, as of any date of determination, any Person that is an Agent, a Lender or an Affiliate or branch of a Lender on such date.
“Cash Management Compliance Date” has the meaning specified in Section 8.12(a).
“Cash Management Obligations” means obligations owed by Holdings or any Restricted Subsidiary in respect of or in connection with any Cash Management Services (a) provided by the Administrative Agent or any Affiliate or branch thereof or (b) designated by any other Cash Management Bank and the Lead Administrative Loan Party in writing to the Administrative Agent as “Cash Management Obligations”.
“Cash Management Services” means any agreement or arrangement to provide cash management services, including automated clearinghouse transfers, controlled disbursement accounts, treasury, depository, overdraft, lease financing or related services, supply chain financing, merchant services, credit card processing or credit or debit card, purchase card, electronic funds transfer, foreign exchange facilities and other cash management arrangements.
“Cash Receipts” has the meaning specified in Section 8.12(d).
“Cash Taxes” means, with respect to any Test Period, all Taxes paid or payable in cash by Holdings and its Restricted Subsidiaries during such Test Period.
“CDOR” or “CDOR Rate” means the average rate per annum as reported on the Reuters Screen CDOR Page (or any successor page or such other page or commercially available service displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as Administrative Agent may designate from time to time, or if no such substitute service is available, the rate quoted by The Toronto-Dominion Bank or such other Schedule I bank under the Bank Act (Canada) selected by Administrative Agent at which such bank is offering to purchase Canadian Dollar bankers’ acceptances) as of 10:00 a.m. Eastern (Toronto) time on the date of commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Canadian BA Rate Loan requested (whether as an initial Canadian BA Rate Loan or as a continuation of a Canadian BA Rate Loan or as a conversion of a Canadian Base Rate Loan to a Canadian BA Rate Loan) by a Borrower (and, if any such reported rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the CDOR Rate shall be made by Administrative Agent and shall be conclusive in the absence of manifest error.
“Change in Law” means the occurrence, after Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRR, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the earliest to occur of:

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(a)    any Person or Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than forty percent (40.0%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or
(b)    any “Change of Control” (or any comparable term) in any document governing Indebtedness for borrowed money having an individual outstanding principal amount in excess of Threshold Amount (including the amounts owing to all creditors under any combined or syndicated credit arrangement); or
(c)    except as otherwise permitted by this Agreement, any Loan Party (other than Holdings) ceases to be a direct Wholly-Owned Subsidiary of Holdings or another Loan Party.
For purposes of this definition, a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement or similar agreement, until the consummation of the acquisition of the Equity Interests pursuant to the transactions contemplated by such agreement, unless such agreement otherwise provides that the Person or group has a beneficial interest in such Equity Interests prior to the actual transfer of ownership.
“Class” means (a) when used with respect to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Extended Revolving Credit Commitment of a given Revolving Extension Series or a FILO Incremental Commitment, (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Loans under Extended Revolving Credit Commitments of a given Revolving Extension Series, FILO Incremental Loans, or Extended FILO Loans of a given FILO Extension Series, and (c) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular Class of Loans or Commitments. Loans under a Revolving Extension Series or FILO Extension Series that have different terms and conditions (together with the Commitments in respect thereof) from the initial Loans and Commitments therefor, respectively, or from Loans and Commitments under any other Revolving Extension Series or FILO Extension Series, as applicable, shall be construed to be in separate and distinct Classes.
“Closing Date” has the meaning set forth in Section 4.1, which for purposes hereof is November 3, 2021.
“Co-Syndication Agents” means Wells Fargo Bank, National Association, Bank of America, N.A.., JPMorgan Chase Bank, N.A., Regions Bank, and Fifth Third Bank, National Association, in their respective capacities as co-syndication agents under this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.
“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document, and shall include the U.S. Collateral, the Canadian Collateral and the Australian Collateral.
“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by, as the case may be, (a) a bailee or other Person in possession of Collateral, or (b) any landlord of any premises leased by any Loan Party, pursuant to which, except as the Collateral Agent otherwise may agree, such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens on the Collateral held by such

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Person or located on such premises, (iii) agrees to provide the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such premises for the purpose of conducting field exams, appraisals or a Liquidation, and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.
“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement, and shall include any branches or Affiliates of Wells Fargo in its or their capacity as Collateral Agent.
“Collateral and Guarantee Requirement” means, at any time,
(a)    subject to clauses (b), (c) and (d) below, the requirement that:
(i)    the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1(a)(iii) or pursuant to Section 8.11, Section 8.12, Section 8.13 or Section 8.17 at such time, duly executed by each Loan Party thereto;
(ii)    pursuant to the execution and delivery of the applicable Guaranty required to be delivered on the Closing Date or a joinder to the applicable Guaranty in the case of a Restricted Subsidiary formed or acquired after the date hereof or as otherwise required to be executed by a Restricted Subsidiary after the date hereof in each case under the circumstances provided for in Section 8.11(a), all Obligations shall have been unconditionally Guaranteed by (A) Holdings, (B) each Borrower (other than with respect to its own obligations), (C) each Restricted Subsidiary of Holdings that is a Wholly-Owned Subsidiary (other than (x) any Borrower or (y) any Excluded Subsidiary), including those Subsidiaries that are listed on Schedule II and (D) any Restricted Subsidiary of Holdings (not included in clause (B) or (C) above) that Guarantees any Material Indebtedness of any Loan Party (each such Subsidiary referred to in clauses (C) and (D) above, a “Subsidiary Guarantor”);
(iii)    pursuant to the execution and delivery of the Collateral Documents provided for in Section 8.11, Section 8.13 and Section 8.17 and compliance with Section 8.12, the Obligations and the Guaranty shall have been secured by a perfected security interest in substantially all Collateral of each Loan Party, in each case, with the priority required by this Agreement and the Collateral Documents, subject only to Permitted Priority Liens.
The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it reasonably determines to do so, in consultation with the Lead Administrative Loan Party.
(b)    Notwithstanding the other provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(i)    in no event shall the Collateral include any Excluded Assets; it being understood that no assets (including any assets that would otherwise constitute Excluded Assets) shall be excluded from any security interest granted by any Australian Loan Party under any Australian Collateral Document other than those assets which if (x) a law or contractual obligation requires that something must be done before the Australian Loan Party may validly grant a security interest; or (y) a law or contractual obligation prohibits the granting of a security interest, then in each case the security interest will only be granted in relation to such assets (A) when the thing required is done or when any relevant prohibition expires, is terminated, waived or consented to; or (B) immediately before an administrator is

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appointed to that Australian Loan Party pursuant to section 436A, 436B or 436C of the Australian Corporations Act; nor shall any Excluded Subsidiary be required to execute any Guaranty,
(ii)    the other provisions of this definition shall not require the creation or perfection of Liens in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if, and for so long as the Administrative Agent and the Lead Administrative Loan Party shall have reasonably determined that the cost to the applicable Loan Party of creating or perfecting Liens in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, outweighs the benefit to the Lenders,
(iii)    the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations otherwise set forth in this Agreement and in the Collateral Documents;
(iv)    Deposit Account Control Agreements, Securities Account Control Agreements and perfection by “control” (as defined in the UCC or Australian PPSA or within the meaning of the PPSA or STA, as applicable) or any equivalent concept in any Covered Jurisdiction (other than in respect of certificated Equity Interests required to be pledged hereunder) shall not be required with respect to any Collateral, except to the extent required by Section 8.12, Section 3.4(b) of the U.S. Security Agreement, Section 3.4(b) of the Canadian Security Agreement or any equivalent provisions of any other Collateral Documents;
(v)    with respect to each Loan Party, except with respect to assets included in any Revolving Borrowing Base in violation of the eligibility criteria applicable thereto, (A) no actions in any jurisdiction outside any Covered Jurisdiction or required by the Laws of any jurisdiction other than a Covered Jurisdiction shall be required in order to create any Liens in assets located or titled outside of any Covered Jurisdiction or to perfect such Liens, including any Intellectual Property registered in any jurisdiction that is not a Covered Jurisdiction and (B) no security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the Laws of any jurisdiction other than a Covered Jurisdiction shall be required; it being understood that no Loan Party will be required to take any action to perfect a Lien in the Collateral in any jurisdiction other than a Covered Jurisdiction, except for any actions required by the Administrative Agent or the Collateral Agent during the occurrence of a Cash Dominion Period to secure or perfect security over the Accounts of a Borrower included in any Revolving Borrowing Base owing by an Account Debtor located outside any Covered Jurisdiction or subject to an underlying contract governed by a law other than the law of any Covered Jurisdiction;
(vi)    in no event shall any Loan Party be required to take any action with respect to the perfection of Liens in (i) assets subject to certificates of title or any aircraft or aircraft engine, (ii) letter-of-credit rights (as defined in the UCC or the corresponding term in the PPSA or the Australian PPSA, as applicable) in an amount of less than $5,000,000, except to the extent constituting a Supporting Obligation (as defined in the UCC or the corresponding term in the PPSA or the Australian PPSA, as applicable) for other Collateral, or (iii) commercial tort claims (as defined in the UCC or the corresponding term in the PPSA or the Australian PPSA, as applicable) in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) less than $5,000,000, in each case of this clause (vi), beyond the filing of UCC, PPSA or Australian PPSA financing statements;
(vii)    in no event shall any Loan Party be required to obtain any Collateral Access Agreement; provided that the foregoing shall not affect the right of the Administrative Agent to establish the Rent and Charges Reserves in accordance with the terms of this Agreement; and

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(viii)    notwithstanding anything to the contrary in any Collateral Document, unless requested in writing by the Administrative Agent, in no event shall any Loan Party be required to deliver certificates representing Pledged Equity of a Subsidiary of Holdings that is not a Material Subsidiary.
(c)    In addition to the provisions outlined above, the provisions of the Loan Documents relating to the creation or perfection of Liens, or the provision of Guarantees, by any Foreign Loan Party (other than a Canadian Loan Party, Australian Loan Party or Luxembourg Guarantor) will be subject to the following principles (collectively, the “Agreed Security Principles”):
(i)    notification or other assignations or assignments to debtors (A) of receivables security (other than to the extent of a legend set forth in a promissory note evidencing one or more intercompany obligations of Holdings and its Restricted Subsidiaries) of security over goods held by third parties or (B) of security over Intellectual Property, in each case, will only be provided (after consultation with the Lead Administrative Loan Party) if an Event of Default or a Cash Dominion Period has occurred and is continuing (other than (A) customary filings of UCC financing statements, PPSA financing statements and Australian PPSA financing statements, as applicable, and (B) filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office and the Canadian and Australian equivalents, or in each case of clauses (A) and (B), analogous filings, actions or procedures or delivery of customary notices and acknowledgments under applicable Laws of a Covered Jurisdiction);
(ii)    if any such Foreign Loan Party or any of its Subsidiaries grants security over its Intellectual Property, no such grant of security shall constitute an assignment in full of such Intellectual Property; and
(iii)    the applicable Collateral Documents executed and delivered by any such Foreign Loan Party will only operate to create Liens in the Collateral rather than to impose new commercial obligations and, accordingly, will not contain any additional representations, covenants or other terms unless the same are strictly required for the creation, perfection or priority of the Liens in the Collateral (or are otherwise consistent with practice in such jurisdiction and required to provide Agents and Lenders the equivalent of rights under the laws governing the other then existing Collateral Documents).
(d)    In no event shall (i) any Foreign Subsidiary, any FSHCO and/or any Domestic Subsidiary of any Foreign Subsidiary and/or any FSHCO be obligated as a Borrower or a Guarantor in respect of, or pledge any asset to secure, any U.S. Obligation, (ii) any proceeds of any Collateral pledged by any Foreign Subsidiary and/or any FSHCO, including during the continuance of any Cash Dominion Period, be applied to satisfy any US Obligation or (iii) any U.S. Loan Party be deemed to have pledged more than sixty-five percent (65%) of the issued and outstanding voting Equity Interests of any Foreign Subsidiary and/or any FSHCO to secure any U.S. Obligation;
(e)    No Loan Party shall be required to take any action to perfect any Lien in (i) any Deposit Account that is a zero balance account, (ii) a Deposit Account or Securities Account that individually has a balance at all times of less than $500,000 or $5,000,000 in the aggregate for all such Deposit Accounts and Securities Accounts described in this clause (ii), (iii) Store Accounts and/or (iv) on any date of determination, any Deposit Account or Securities Account that is not used for collections or disbursements if the aggregate amount of Cash and Cash Equivalents on deposit in Approved Deposit Accounts and Approved Securities Accounts of U.S. Loan Parties (other than in Deposit Accounts used for collections or disbursements) on such date of determination exceeds the Aggregate Revolving Credit Commitments, provided, that, with respect to the Deposit Accounts and Securities Accounts not subject to a Deposit Account Control Agreement or Securities Account Control Agreement pursuant to this clause (iv), promptly after the request of Collateral Agent at any time during a Cash Dominion Period, Loan Parties shall deliver to Collateral Agent a Deposit Account Control Agreement for any such Deposit

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Account or Securities Account Control Agreement for any such Deposit Account or Securities Account as duly executed and delivered by the applicable depository bank or securities intermediary and Loan Party; and
(f)    It is understood and agreed for the avoidance of doubt that the Equity Interests of Holdings do not constitute Collateral.
“Collateral Documents” means, collectively, (a) each Security Agreement, (b) each Guaranty, (c) each of the security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent and the Lenders pursuant to Section 4.1(a)(iii), Section 8.11, Section 8.12, Section 8.13 or Section 8.17, (d) each Credit Card Notification, (e) each Lien Acknowledgment Agreement, (f) each Acceptable Intercreditor Agreement, (g) the Securities Account Control Agreements (if any), (h) the Deposit Account Control Agreements and any other documentation evidencing Approved Control Arrangements, and (i) each of the other agreements, instruments or documents that creates or purports to create a Lien to secure the Obligations or a Guarantee of the Obligations, in each case, in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, and shall include each U.S. Collateral Document, each Canadian Collateral Document and each Australian Collateral Document.
“Commitments” means the Revolving Credit Commitments, an Extended Revolving Credit Commitment or a FILO Incremental Commitment, or any combination thereof (as the context requires).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” means a certificate substantially in the form of Exhibit L or such other form to which the Lead Administrative Loan Party and the Administrative Agent may reasonably agree.
“Concentration Account” has the meaning specified in Section 8.12(d).
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) on a consolidated basis in accordance with the applicable principles of consolidation under GAAP.
“Consolidated Depreciation and Amortization Expense” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the total amount of depreciation and amortization expense of Holdings and its Restricted Subsidiaries, including the amortization of deferred financing fees or costs for such Test Period and determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, Consolidated Net Income for such Test Period:
(a)    increased by (without duplication):
(i)    provision for taxes based on income or profits or capital, plus state, provincial, territorial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such Test Period (including, in each case, penalties and interest related to such taxes or arising from tax examinations), to the extent the same were deducted in computing Consolidated Net Income for such Test Period, plus

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(ii)    (A) total interest expense of such Person for such Test Period and (B) bank fees and costs of surety bonds for such Test Period, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income for such Test Period, plus
(iii)    Consolidated Depreciation and Amortization Expense for such Test Period, to the extent the same was deducted in computing Consolidated Net Income for such Test Period, plus
(iv)    any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions, incurred during such Test Period, in each case, to the extent the same were deducted in computing Consolidated Net Income for such Test Period, plus
(v)    the amount of any restructuring charge or reserve deducted in such Test Period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Closing Date or (B) the closing of any Stores or distribution centers after the Closing Date; plus
(vi)    the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and Intellectual Property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs, provided, that, amounts added back pursuant to this clause (vi) with respect to any Test Period, together with amounts added back pursuant to clause (ix) with respect to any Test Period, shall not exceed twenty-five percent (25%) of Consolidated EBITDA for such Test Period (calculated after to giving effect to any adjustments pursuant to this clause (vi)), plus
(vii)    any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such Test Period (provided that, if any such non-cash charges represent an accrual or reserve for potential cash items in any future Test Period, (A) Holdings may determine not to add back such non-cash charge in the current Test Period and (B) to the extent Holdings decides to add back such non-cash charge, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period), plus
(viii)    the amount of any minority interest expense deducted in calculating Consolidated Net Income for such Test Period, plus
(ix)    the amount of Expected Costs Savings that are reasonably identifiable, quantifiable and factually supportable (in the reasonable, good faith determination of the Lead Administrative Loan Party) related to (A) the Transactions, (B) any Business Optimization Initiative consummated prior to or on the Closing Date and/or (C) any Business Optimization Initiative consummated after the Closing Date (in each case, net of the amount of actual amounts realized during such Test Period from such actions); provided that (1) with respect to clause (C), the relevant action resulting in (or substantial steps towards the relevant action that would result in) such Expected Costs Savings must either be taken or reasonably expected to be taken within eighteen (18) months after the determination to take such action, (2) a Responsible Officer of the Lead Administrative Loan Party shall have certified to the Administrative Agent that such pro forma adjustments are reasonably identifiable, quantifiable and determined in the

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reasonable, good faith judgment of the Lead Administrative Loan Party and projected by the Lead Administrative Loan Party in its reasonable, good faith determination to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken (in the reasonable, good faith determination of the Lead Administrative Loan Party) within the applicable time period provided for in this clause (ix), (3) no Expected Cost Savings may be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, and (4) amounts added back pursuant to this clause (ix) with respect to any Test Period, together with amounts added back pursuant to clause (vi) with respect to any Test Period, shall not exceed twenty-five percent (25%) of Consolidated EBITDA for such Test Period (calculated after giving effect to any adjustments pursuant to this clause (ix)); plus
(x)    any (A) one-time fee, cost, charge or expense incurred during such Test Period in connection with regulatory fines or processes and (B) cost of, and payment of, actual or prospective litigations, legal settlements, fines, judgments or orders during such Test Period; plus
(xi)    any fee, cost, charge or expense incurred in connection with (A) lease buy-outs or termination fees in connection with Store closures and (B) contract terminations (including holdback amounts) during such Test Period; plus
(xii)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous Test Period and not added back, plus
(xiii)    any costs or expenses incurred by Holdings or any Restricted Subsidiary during such Test Period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Loan Parties or net cash proceeds of issuance of Equity Interests of the Loan Parties (other than Disqualified Equity Interests);
(b)    decreased by (without duplication):
(i)    any non-cash gains increasing Consolidated Net Income of such Person for such Test Period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior Test Period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus
(ii)    any non-cash gains with respect to cash actually received in a prior Test Period unless such cash did not increase Consolidated EBITDA in such prior Test Period.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) Capital Expenditures paid in cash during such Test Period and not financed with the proceeds of Indebtedness (other than Loans), minus (ii) Cash Taxes paid during such Test Period to (b) Fixed Charges for such Test Period, in each case of Holdings and its Restricted Subsidiaries on a Consolidated basis.
“Consolidated Interest Charges” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the sum of (a) all cash interest, premium payments, debt

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discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the cash portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, minus (c) cash interest income during such period, in each case of or by Holdings and its Restricted Subsidiaries on a Consolidated basis for such Test Period in accordance with GAAP. For purposes of the foregoing, interest expense shall exclude, for the avoidance of doubt, (i) one-time financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions and expenses, (ii) the amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses (including as a result of the effects of acquisition method accounting or pushdown accounting), (iii) any interest expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (iv) penalties and interest relating to Taxes, and (v) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging (other than any interest rate hedging agreement or other derivative instrument) and/or any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, all as calculated on a Consolidated basis in accordance with GAAP.
“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt, minus (b) the amount of cash and Cash Equivalents on a consolidated balance sheet of Holdings and its Restricted Subsidiaries that are not “Restricted” for purposes of GAAP on such balance sheet and are not included as Qualified Cash for purposes of the calculation of the Borrowing Base; provided that (i) the amount deducted pursuant to clause (b) shall not as of such date of determination exceed $250,000,000 and (ii) Consolidated Net Debt shall not include the principal amount of any Indebtedness with respect to which an irrevocable deposit of the necessary funds for the payment, redemption or satisfaction of such Indebtedness has been made (and, for the avoidance of any doubt, such deposits shall not be included as cash and Cash Equivalents pursuant to clause (b) above).
“Consolidated Net Income” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such Test Period and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
(a)    any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses and non-recurring compensation charges (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S-K promulgated by the SEC), shall be excluded,
(b)    the Net Income for such Test Period shall not include the cumulative effect of a change in accounting principles during such Test Period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,
(c)    effects of adjustments (including the effects of such adjustments pushed down to the Lead Administrative Loan Party and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

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(d)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,
(e)    any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset Dispositions or the other Disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by Holdings, shall be excluded,
(f)    the Net Income for such Test Period of any Person that is not a Restricted Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings and its Restricted Subsidiaries shall include the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such Test Period,
(g)    (i) any net unrealized gain or loss (after any offset) resulting in such Test Period from obligations in respect of Swap Contracts and the application of FASB Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such Test Period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded,
(h)    any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,
(i)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as Holdings has made a determination that a reasonable basis exists for indemnification or reimbursement shall be excluded (provided, that, to the extent that such amount is not in fact indemnified or reimbursed within 365 days of such determination there will be a deduction in the applicable future Test Period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days),
(j)    to the extent covered by insurance and actually reimbursed, or, so long as the Lead Administrative Loan Party has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future Test Period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded, and
(k)    any non-cash (for such Test Period and all other Test Periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of Holdings or any of its Restricted Subsidiaries in connection with the Transactions, shall be excluded.

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“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a Consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder) consisting of (a) Indebtedness for borrowed money, (b) unreimbursed obligations in respect of drawn letters of credit, (c) obligations in respect of Capitalized Leases and (d) debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) or (ii) obligations under Swap Contracts.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Debt as of the last day of the most recently completed Test Period to (b) Consolidated Adjusted EBITDA for the most recently completed Test Period.
“Constituent Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the certificate or articles of amalgamation, the bylaws and memorandum of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, incorporation or organization, memorandum of association (if applicable) and operating or limited liability company agreement (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Indebtedness” means Indebtedness of Holdings (which may be guaranteed by the other U.S. Loan Parties) permitted to be incurred hereunder that is either (a) convertible into common stock of Holdings (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Holdings or cash (in an amount determined by reference to the price of such common stock).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Borrowers’ financial statements.

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“Covenant Trigger Event” means that Excess Availability on any day is less than the greater of (a) $12,500,000 and (b) ten percent (10.0%) of the Total Revolving Loan Cap. For purposes hereof, the occurrence of a Covenant Trigger Event shall be deemed to be continuing until Excess Availability is equal to or greater than the greater of (i) $12,500,000 and (ii) ten percent (10.0%) of the Total Revolving Loan Cap, in each case, for thirty (30) consecutive calendar days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Trigger Event in the event that the conditions set forth in this definition again arise.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Jurisdiction” means each of (a) the United States, any state or territory thereof or the District of Columbia, (b) Canada or any province or territory thereof, (c) on and after the Australian Effective Date, Australia or any state or territory thereof and (d) the Grand Duchy of Luxembourg or any other jurisdiction in which the parent company of any Borrower is organized.
“Covered Party” has the meaning specified in Section 12.29.
“Credit Card Agreements” means all agreements or arrangements now or hereafter entered into by any Loan Party, in each case with any Credit Card Issuer or Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements or arrangements set forth on Schedule 1.1B.
“Credit Card Issuer” means any Person (other than a Loan Party) who issues or whose members issue credit cards or debit cards (which may include “virtual” credit and debit cards), including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other nonbank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc.
“Credit Card Notification” means, collectively, the notices to Credit Card Issuers, or Credit Card Processors, who are parties to Credit Card Agreements, in substantially the form of Exhibit G or in such other form to which Administrative Agent may reasonably agree, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) to an Approved Deposit Account of all payments due from Credit Card Processors.
“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Loan Parties’ sales transactions involving (a) credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer and/

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or (b) other payment processing services, including PayPal, Afterpay, Apple Pay and/or similar services and/or processes (including “buy now pay later” services).
“Credit Card Receivables” means, collectively, (a) all present and future rights of any Loan Party to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card (including “virtual” credit or debit cards) or the other applicable payment service or process, and (b) all present and future rights of any Loan Party to payment from any Credit Card Issuer, Credit Card Processor, or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers, in each case above calculated net of prevailing interchange charges.
“Credit Card Receivables Advance Rate” means with respect to the determination of each Revolving Borrowing Base, ninety percent (90.0%).
“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.
“Credit Extension Conditions” means, in relation to any determination thereof at any time, the requirements that, as applicable:
(a)    the Total Revolving Credit Outstandings at such time shall not exceed the Total Revolving Loan Cap at such time (other than as a result of any Protective Advance);
(b)    the Revolving Credit Exposure of any Revolving Credit Lender (other than the Revolving Credit Lender acting as the Swing Loan Lender) at such time shall not exceed the Revolving Credit Commitment of such Lender at such time (or, as applicable, the Revolving Credit Commitments of any applicable Class of such Revolving Credit Lender);
(c)    solely in connection with any Credit Extension to a Canadian Borrower, after giving effect to the request for such Credit Extension, the Canadian Revolver Usage shall not exceed the Canadian Loan Cap (other than as a result of any Protective Advance);
(d)    solely in connection with any Credit Extension to a U.S. Borrower, after giving effect to the request for such Credit Extension, the U.S. Revolver Usage shall not exceed the U.S. Loan Cap (other than as a result of any Protective Advance);
(e)    on and after the Australian Effective Date, solely in connection with any Credit Extension to an Australian Borrower, after giving effect to the request for such Credit Extension, the Australian Revolver Usage shall not exceed the Australian Loan Cap (other than as a result of any Protective Advance);
(f)    solely in connection with the Issuance of any Letter of Credit, the Letter of Credit Obligations at such time shall not exceed the Letter of Credit Sublimit;
(g)    solely in connection with the Issuance of any Canadian Letter of Credit, the Letter of Credit Obligations of Canadian Borrowers at such time shall not exceed the Canadian Letter of Credit Sublimit;
(h)    on and after the Australian Effective Date, solely in connection with the Issuance of any Australian Letter of Credit, the Letter of Credit Obligations of Australian Borrowers at such time shall not exceed the Australian Letter of Credit Sublimit;
(i)    solely in connection with the Issuance of any U.S. Letter of Credit, the Letter of Credit Obligations of U.S. Borrowers at such time shall not exceed the U.S. Letter of Credit Sublimit;

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(j)    solely in connection with the making of any Swing Loans, the Swing Loan Obligations at such time shall not exceed the Swing Loan Sublimit;
(k)    solely in connection with the making of any U.S. Swing Loans, the Swing Loan Obligations of U.S. Borrowers at such time shall not exceed the U.S. Swing Loan Sublimit;
(l)    solely in connection with the making of any Canadian Swing Loans, the Swing Loan Obligations of Canadian Borrowers at such time shall not exceed the Canadian Swing Loan Sublimit; and
(m)    solely in connection with the making of any Australian Swing Loans, the Swing Loan Obligations of Australian Borrowers at such time shall not exceed the Australian Swing Loan Sublimit.
“CRR” means either CRR-EU or, as the context may require, CRR-UK.
“CRR-EU” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and Regulation (EU) No 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.
“CRR-UK” means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.
“Cure Amount” has the meaning specified in Section 10.4(b).
“Cure Expiration Date” has the meaning set forth in Section 10.4(a).
“Current Asset Collateral” has the meaning set forth in Schedule 1.1C hereto.
“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Loan Parties (or any Subsidiary that issues gift cards) entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory of the Loan Parties, and (b) outstanding merchandise credits and, to the extent not fully processed, customer refund obligations of the Loan Parties with respect to Inventory of the Loan Parties.
“Customer Credit Liability Reserve” means a reserve in respect of Customer Credit Liabilities and customer deposits.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Australian Corporations Act, the reorganization provisions of applicable corporate statutes and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, adjustment, administration, composition, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of any Covered Jurisdiction from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.
“Default Rate” means (a) when used with respect to Obligations under the Revolving Credit Facility (other than Letter of Credit Fees), (A) the Base Rate plus (B) the Applicable Margin applicable to

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Revolving Loans that are Base Rate Loans plus (C) two percent (2.0%) per annum; provided that, with respect to the outstanding principal amount of any Revolving Loan (including any Swing Loan), the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Revolving Loan (giving effect to Section 2.10) plus two percent (2.0%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to (A) the Applicable Margin for Letter of Credit Fees, plus (B) two percent (2.0%) per annum, in each case of clause (a) and (b), to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that,
(a)    has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Administrative Loan Party in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuer, the Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due,
(b)    has notified the Lead Administrative Loan Party, the Administrative Agent, an Issuer or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),
(c)    has failed, within three (3) Business Days after written request by the Administrative Agent or the Lead Administrative Loan Party, to confirm in writing to the Administrative Agent and the Lead Administrative Loan Party that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Administrative Loan Party), or
(d)    has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or any other Covered Jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to

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Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Lead Administrative Loan Party, each Issuer, the Swing Loan Lender and each other Lender promptly following such determination.
“Deposit Account” means any checking or other demand deposit account maintained by the Loan Parties, including any “deposit accounts” within the meaning given to such term in Article 9 of the UCC and any deposit account which has the meaning given to the term “ADI account” in the Australian PPSA. All funds in such Deposit Accounts shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts.
“Deposit Account Control Agreement” means a control agreement reasonably satisfactory to the Collateral Agent or the Australian Security Trustee, as applicable, executed by an institution maintaining a Deposit Account for a Loan Party, to perfect or evidence a Lien on, or control of, such account in favor of the Collateral Agent as security for the Obligations.
“Designated Bank Product Reserve” means an Availability Reserve in respect of Cash Management Obligations and/or Obligations under Secured Hedge Agreements that, without limitation of any rights of the Administrative Agent with respect to Availability Reserves, the Administrative Agent has established at the written request of the Lead Administrative Loan Party.
“Designated Lender” has the meaning set forth in Section 2.18.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by any Loan Party or a Restricted Subsidiary in connection with a Disposition pursuant to Section 9.5(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Lead Administrative Loan Party, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one-hundred eighty (180) days following the consummation of the applicable Disposition).
“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs, charge-offs and other non-cash credits and account adjustments which are recorded to reduce Credit Card Receivables in a manner consistent with current and historical accounting practices of the Borrowers.
“Dilution Ratio” means, for any relevant period of determination (as selected by the Administrative Agent in its Permitted Discretion), the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for such period with respect to Credit Card Receivables divided by (b) the aggregate amount of sales comprising such Credit Card Receivables for such period.
“Dilution Reserve” means, at any time of determination, an Availability Reserve in an amount sufficient to reduce the advance rate against Eligible Credit Card Accounts Receivable by one (1) percentage point for each percentage point by which the applicable Dilution Ratio exceeds five percent (5%).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, any sale or issuance of Equity Interests in a Restricted Subsidiary or any sale, transfer, license, lease or other disposition effected pursuant to any Investment) of any property

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by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the applicable Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after Latest Maturity Date at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrowers or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrowers or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means:
(a)    any Person that is a competitor of Holdings and its Restricted Subsidiaries and identified by the Lead Administrative Loan Party in good faith in writing to the Administrative Agent from time to time after the Closing Date;
(b)    those financial institutions, other institutional lenders and investors and other entities that were identified by the Lead Administrative Loan Party as such in writing to the Administrative Agent on or prior to October 31, 2021; and
(c)    any Affiliates of Persons described in the foregoing clauses (a) and (b) that are readily identifiable as such solely on the basis of their names (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (b) above) that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor or Person referred to in clause (b) above make investment decisions);
provided that in no event shall any update to the list of Disqualified Institutions (i) be effective prior to two (2) Business Days after receipt thereof by the Administrative Agent or (ii) apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement or that is party to a pending trade.
Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, FILO Incremental Commitments, Revolving Credit Exposure or Revolving Credit Commitments,

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or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions may be made available by the Administrative Agent on the Platform and to prospective assignees and Participants (including Public Lenders).
“Disqualifying Event” has the meaning set forth in the definition of “Eligible Currency”.
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law or any analogous action taken pursuant to any applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have correlative meaning.
“Document” has the meaning set forth in Article 9 of the UCC and, if applicable, includes a “document of title” as defined in the PPSA or the Australian PPSA.
“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by a Loan Party in the ordinary course of its business.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other currency.
“Dollars” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state or territory thereof (to the extent such territory is not treated as “foreign” under the Code) or the District of Columbia.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(a)    a notification by Administrative Agent to (or the request by Lead Administrative Loan Party to Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b)    the joint election by Administrative Agent and Lead Administrative Loan Party to trigger a fallback from USD LIBOR and the provision by Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this

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definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means (a) a Lender or any of its Affiliates or branches; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates and branches, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person that meets the requirements to be an assignee under Section 12.2(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.2(b)(iii)). For the avoidance of doubt, no Disqualified Institution shall constitute an Eligible Assignee.
“Eligible Credit Card Receivables” means, as of the date of determination thereof, Credit Card Receivables due to the Borrowers on a nonrecourse basis from Visa, Mastercard, American Express Co., Discover and other Credit Card Issuers or Credit Card Processors reasonably acceptable to the Administrative Agent as arise in the ordinary course of business, which have been earned by performance and are deemed by the Administrative Agent in its Permitted Discretion to be included in the determination of Eligible Credit Card Receivables. In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Receivable, the face amount thereof shall be reduced by, without duplication, (x) the amount of all customary fees and expenses in connection with any credit card or debit card arrangements, as applicable, required to be borne by any Loan Party, (y) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Borrower to reduce the amount of such Eligible Credit Card Receivable and (z) sales or use taxes that may be included in the face amount thereof (including any amounts that constitute Tax Trust Funds). For certain Credit Card Processors (and including any third party obligated in respect of Credit Card Receivables pursuant to a private label program), Administrative Agent may require information concerning the amounts, terms, performance and other customary information that is reasonably satisfactory to it in determining whether a Credit Card Receivable owing from such Credit Card Processor is included in the determination of Eligible Credit Card Receivables in its Permitted Discretion as provided above. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Credit Card Receivables:
(a)    any Credit Card Receivable that has been outstanding for more than five (5) Business Days from the date of sale of the Inventory giving rise to such Credit Card Receivable;

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(b)    any Credit Card Receivable with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents, (ii) Liens permitted under Sections 9.1(p), (w), (ee) and (ff) and (iii) Liens permitted under Section 9.1 that are pari passu with or that have priority by operation of applicable Law over the Liens of the Collateral Agent or the Australian Security Trustee, as applicable (to the extent, in the case of this clause (iii), an Availability Reserve is maintained against the applicable Revolving Borrowing Base in respect thereof);
(c)    any Credit Card Receivable that is not subject to a first-priority security interest in favor of the Collateral Agent (or the Australian Security Trustee, as applicable), for the benefit of the Secured Parties, pursuant to the Collateral Documents (other than Liens permitted under Section 9.1 that are pari passu with or that have priority by operation of applicable Law over the Liens of the Collateral Agent (or the Australian Security Trustee, as applicable) (to the extent, an Availability Reserve is maintained against the applicable Revolving Borrowing Base in respect thereof), it being the intent that chargebacks in the ordinary course by a Credit Card Processor shall not be deemed violative of this clause;
(d)    any Credit Card Receivable that is disputed, or is with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);
(e)    any Credit Card Receivable with respect to which, to the knowledge of any Loan Party, the applicable Credit Card Issuer or Credit Card Processor (i) is the subject of a proceeding under any Debtor Relief Law or (ii) is a target of Sanctions, is a Sanctioned Person or a Sanctioned Entity;
(f)    any Credit Card Receivable that is due from a Credit Card Processor (i) that is not located in the Local Covered Jurisdiction of the Borrower that owns such Credit Card Receivable or (ii) is an Affiliate of any Loan Party;
(g)    any Credit Card Receivable that arises from any private label credit card program or other similar credit program of a Borrower, except if such Credit Card Receivable arises pursuant to a private label credit card program which is on a non-recourse basis where an unaffiliated third party is obligated to pay such Credit Card Receivables and Administrative Agent has received all information that it requires in its Permitted Discretion, completed its review thereof and has determined in its Permitted Discretion that such third party payor is acceptable as provided above in connection with a Credit Card Processor;
(h)    any Credit Card Receivable that is payable in any currency other than (i) with respect to the U.S. Borrowers, Dollars, (ii) with respect to the Canadian Borrowers, Dollars or Canadian Dollars, or (ii) with respect to the Australian Borrowers, Dollars or Australian Dollars; or
(i)    unless the Administrative Agent otherwise agrees, any Credit Card Receivable owing from any Credit Card Processor that has not received a Credit Card Notification.
Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral unless such Credit Card Receivables constitute Excluded Assets.
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations, or any other Laws or regulation or any change in the national or international financial, political or economic conditions in the country in which such currency is issued, results in, in the

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reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent no longer being readily calculable with respect to such currency or (c) a Lender or Issuer no longer being permitted to make or receive payments in such Alternative Currency (each of the foregoing clauses, a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Lead Administrative Loan Party, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist; provided that (i) each Alternative Currency shall be (and the Borrowers shall be authorized to treat each Alternative Currency as) an Eligible Currency unless and until the Lead Administrative Loan Party receives notice of any Disqualifying Event with respect to such Alternative Currency (which notice may, for the avoidance doubt, be given in connection with any request for a Credit Extension denominated in such Alternative Currency) and (ii) Administrative Agent may elect to determine as to an Alternative Currency that such Disqualifying Event for such Alternative Currency shall only apply for purposes of Credit Extensions requested or made after such Disqualifying Event. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the applicable Borrower or Borrowers shall either, at the election of the Lead Administrative Loan Party, repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.
“Eligible In-Transit Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory of a U.S. Borrower or Canadian Borrower:
(a)    which is currently in transit by vessel (and not by air or land) (i) in the case of any such Inventory of a U.S. Borrower, from a location outside of the continental United States to a location in the continental United States and (ii) in the case of any such Inventory of a Canadian Borrower, from a location outside of Canada to a location in Canada;
(b)    for which the purchase order for such Inventory is in the name of a Borrower and payment has been made by the applicable Borrower and title has passed to such Borrower (and Administrative Agent shall have received such evidence thereof as it may from time to time reasonably require);
(c)    which is insured against loss, damage, hazards, and risks in accordance with the provisions of this Agreement, including marine cargo insurance with respect thereto (and Administrative Agent shall have received such evidence thereof as to a particular shipment as it may from time to time request);
(d)    unless Administrative Agent otherwise agrees in writing, which is either:
(i)    the subject of a negotiable bill of lading governed by the laws of a state within the United States in the case of such Inventory of a U.S. Borrower or a province or territory of Canada in the case of such Inventory of Canadian Borrower, (A) that is consigned to Administrative Agent or one of the Freight Forwarders (either directly or by means of endorsements), (B) that was issued by the carrier (including a non-vessel operating common carrier) in possession of the Inventory that is subject to such bill of lading, and (C) that either is in the possession of Administrative Agent or a Freight Forwarder (in each case in the continental United States or Canada), or
(ii)    the subject of a negotiable forwarder’s cargo receipt governed by the laws of a state within the United States or a province or territory of Canada, and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Administrative Agent, or their respective agents) and such negotiable cargo receipt on its face indicates the name of the Freight Forwarder as a carrier or multimodal transport operator and has been signed or

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otherwise authenticated by it in such capacity or as a named agent for or on behalf of the carrier or multimodal transport operator, in any case respecting such Inventory (A) consigned to Administrative Agent or one of the Freight Forwarders that is handling the importing, shipping and delivery of such Inventory (either directly or by means of endorsements), (B) that was issued by a consolidator respecting the subject Inventory, and (C) that is in the possession of Administrative Agent or a Freight Forwarder (in each case in the continental United States or Canada, as applicable);
provided, that, Administrative Agent may permit such Inventory to be subject to a non-negotiable bill of lading governed by the laws of a state within the United States (or a province of territory of Canada in the case of Inventory of a Canadian Borrower) that is consigned to a U.S. Borrower (or Canadian Borrower, as applicable) with a Freight Forwarder handling the importing of such Inventory, except, that, at any time, promptly upon Administrative Agent’s request, on and after the date of such request, U.S. Borrowers and Canadian Borrowers shall cause all Inventory shipped thereafter to be subject to a negotiable bill of lading as provided above,
(e)    which is in the possession of a common carrier (including on behalf of any non-vessel operating common carrier) that has issued the bill of lading or other document of title with respect thereto or the Freight Forwarder handling the importing, shipping and delivery of such Inventory
(f)    which the documents of title related thereto are subject to the valid and perfected first priority Lien of Collateral Agent (subject to Liens permitted under Section 9.1 that are pari passu with or that have priority by operation of applicable Law over the Liens of the Collateral Agent to the extent an Availability Reserve is maintained against the applicable Revolving Borrowing Base in respect thereof);
(g)    which is not subject to a Letter of Credit;
(h)    except as the Administrative Agent may otherwise reasonably agree from time to time, which shall not have been in transit for more than sixty (60) days; and
(i)    which otherwise would constitute Eligible Inventory;
provided, that, (A) the Administrative Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Administrative Agent determines in its Permitted Discretion that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise adversely impact the value of such Inventory or the ability of the Collateral Agent to realize upon such Inventory, and (B) notwithstanding anything to the contrary contained herein, in no event shall any Eligible In-Transit Inventory be initially included in the calculation of the U.S. Borrowing Base or the Canadian Borrowing Base unless and until Administrative Agent has agreed in writing in its Permitted Discretion after the Closing Date to include Eligible In-Transit Inventory in such Revolving Borrowing Base. Nothing contained in this Agreement should be construed as a commitment to do so and no such commitment should be implied from any action by or on behalf of any Agent or any Lender, provided, that, notwithstanding anything to the contrary in this clause (B) or the definitions of “Canadian Borrowing Base” or “U.S. Borrowing Base”, on and after the date on which the Administrative Agent has agreed to include Eligible In-Transit Inventory in the Canadian Borrowing Base or the U.S. Borrowing Base, as applicable, Inventory that constitutes Eligible In-Transit Inventory shall be included in the Canadian Borrowing Base or the U.S. Borrowing Base, as applicable, to the extent provided in, and subject to, the definitions thereof (including the eligibility criteria) without regard to the consent requirements set forth in clause (C) of the definitions of “Canadian Borrowing Base” or “U.S. Borrowing Base” or clauses (B) and (C) of this paragraph, and (C) the initial addition of Eligible In-Transit Inventory to the U.S. Borrowing Base or Canadian Borrowing Base is subject to,

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among other things, satisfactory completion (in the Administrative Agent’s Permitted Discretion) of due diligence and the satisfaction of Administrative Agent (in its Permitted Discretion) with the reporting thereof by Borrowers and such other information that is, and shall be required to continue to be, provided to it in connection therewith.
“Eligible Inventory” means, as of the date of determination thereof, items of Inventory of the Borrowers (or in the case of Australian Borrowers, on and after the Australian Effective Date) that are finished goods, merchantable and readily saleable to the public in the ordinary course and are deemed by the Administrative Agent in its Permitted Discretion to be included in the determination of Eligible Inventory. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:
(a)    Inventory that is not owned solely by a Borrower, or with respect to which a Borrower does not have good and valid title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Collateral Documents, (ii) Liens permitted under Sections 9.1(p), (w), (ee), and (ff) and (iii) non-consensual Liens permitted under Section 9.1 that are pari passu with or that have priority by operation of applicable Law over the Liens of the Collateral Agent (to the extent, in the case of this clause (iii), an Availability Reserve is maintained against the applicable Revolving Borrowing Base in respect thereof);
(b)    Inventory which is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Borrower;
(c)    Inventory (other than Eligible In-Transit Inventory) that is not located at (i) a warehouse facility used by a Borrower or (ii) a property that is owned or leased by a Loan Party, which warehouse or other property, as applicable, is located (A) in the case of Inventory owned by a U.S. Borrower, in the United States (excluding, for the avoidance of doubt, the territories and possessions thereof) or Canada, or (B) in the case of Inventory owned by a Canadian Borrower, in Canada or the United States (excluding, for the avoidance of doubt, the territories and possessions thereof), or (C) in the case of Inventory owned by an Australian Borrower, in Australia;
(d)    Inventory that is comprised of goods which (i) are damaged, defective, “seconds” or otherwise unmerchantable (including incomplete or mismatched sets), (ii) have been returned or traded in by the buyer and are not in immediately saleable condition or are to be returned to the vendor, and such other conditions as Administrative Agent may require, (iii) are work-in-process or raw materials, (iv) are obsolete or custom items or that constitute spare, tooling or replacement parts, (v) are promotional, marketing, packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (vi) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vii) are bill and hold goods; provided that, notwithstanding the foregoing, Eligible Inventory that is “refurbished Inventory” may be deemed to be Eligible Inventory in the Permitted Discretion of Administrative Agent subject to such advance rates and sublimit as Administrative Agent may determine in its Permitted Discretion, provided, that, such Inventory has been subject to an Inventory Appraisal, the completion by Administrative Agent of due diligence that is satisfactory to Administrative Agent in its Permitted Discretion and the satisfaction of Administrative Agent in its Permitted Discretion with the reporting thereof by Borrowers and such other information that is and can continue to be provided to it in connection therewith;
(e)    Inventory that is not located (i) in the case of Inventory owned by a U.S. Borrower, in the United States (excluding, for the avoidance of doubt, the territories and possessions thereof) or Canada (except, in the event that any Eligible In-Transit Inventory of a U.S. Borrower is included in the U.S. Borrowing Base, as to such Eligible In-Transit Inventory) or (ii) in the case of Inventory owned by a Canadian

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Borrower, in Canada or the United States (excluding, for the avoidance of doubt, the territories and possessions thereof) (except, in the event that any Eligible In-Transit Inventory of a Canadian. Borrower is included in the Canadian Borrowing Base, as to such Eligible In-Transit Inventory) or (iii) in the case of Inventory owned by an Australian Borrower, in Australia;
(f)    Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents, under the Laws of the Covered Jurisdiction where such Inventory is located (subject only to non-consensual Liens permitted under Section 9.1 that are pari passu with or that have priority by operation of applicable Law over the Liens of the Collateral Agent (to the extent an Availability Reserve is maintained against the applicable Revolving Borrowing Base in respect thereof);
(g)    Inventory which consists of samples, labels, bags, packaging, and other similar non-merchandise categories;
(h)    Inventory as to which insurance in compliance with the provisions of Section 8.5 is not in effect;
(i)    Inventory which has been sold but not yet delivered or as to which a Loan Party or any Subsidiary has accepted a deposit (except to the extent that an Availability Reserve has been established in respect of such deposits);
(j)    Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third Person (i) which would require any consent of any third Person for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third Person upon such sale or other disposition (to the extent of such monies) or (ii) from whom any Loan Party has received notice of a dispute in respect of such agreement, to the extent that the Administrative Agent determines, in its Permitted Discretion, that such dispute could be expected to prevent or impair the sale of such Inventory;
(k)    Inventory which is being Disposed of in a Store closing, “going-out-of-business” or similar sale, except if such Inventory is being Disposed of in a Store closing, “going-out-of-business” or similar sale in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent, and such liquidators have provided such information with respect to the value thereof as the Administrative Agent may reasonably require for purposes of the amounts to use for purposes of the calculation of the Borrowing Base;
(l)    Inventory which has been purchased by a Borrower directly from a Person that is a target of Sanctions, a Sanctioned Person or a Sanctioned Entity; and
(m)    except to the extent and for so long as such Inventory is permitted to be included in the applicable Revolving Borrowing Base pursuant to Section 1.16, Inventory acquired in a Permitted Acquisition or similar Investment, unless and until the Administrative Agent has completed or received (i) an appraisal of such Inventory from appraisers satisfactory to the Administrative Agent, and has established Inventory Reserves (if applicable) therefor, and (ii) such other due diligence as the Administrative Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent.
Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral unless such Inventory constitutes an Excluded Asset.
“Entitlement Holder” has the meaning given to such term in Article 8 of the UCC. “Entitlement Order” has the meaning given to such term in Article 8 of the UCC.

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“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.
“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) the failure

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to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived, (g) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan; or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).
“Erroneous Payment” has the meaning specified therefor in Section 11.18 of this Agreement.
“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 11.18 of this Agreement.
“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 11.18 of this Agreement.
“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 11.18 of this Agreement.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR” has the meaning set forth in the definition of EURIBOR Base Rate.
“EURIBOR Base Rate” means, for any day, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as administered by the European Money Markets Institute, or a comparable or successor administrator approved by Administrative Agent for a tenor of thirty (30) days at approximately 11:00 a.m., Brussels time (or such other time at which such rate customarily is published, including if corrected, as recalculated and republished by the relevant administrator) on the date two (2) Business Days prior to any relevant day (and, if such rate is below zero, the EURIBOR Base Rate shall be deemed to be zero). When interest is determined in relation to the EURIBOR Base Rate, each change in the interest rate will become effective each Business Day that Administrative Agent determines that the EURIBOR Base Rate has changed.
“EURIBOR Term Rate” means, with respect to an Interest Period, the rate per annum equal to EURIBOR, as administered by the European Money Markets Institute, or a comparable or successor administrator approved by Administrative Agent at approximately 11:00 a.m., Brussels time (or such other time at which such rate customarily is published, including if corrected, as recalculated and republished by the relevant administrator) on the date that is two (2) Business Days prior to the commencement of such Interest Period, with a term equivalent to such Interest Period (and, if such rate is below zero, the EURIBOR Term Rate shall be deemed to be zero).
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 10.1.
“Excess Availability” means at any time, the amount equal to (a) the Total Revolving Loan Cap minus (b) the sum of (i) the principal amount of outstanding Revolving Loans (including Swing Loans) plus (ii) the sum of (A) the aggregate undrawn amount of all outstanding Letters of Credit, plus (B) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Excluded Accounts” means Deposit Accounts and Securities Accounts (a) used solely for the purpose of making payroll and withholding tax payments related thereto, and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, bonuses, benefits and expense reimbursements) to or for the benefit of the employees of Holdings and its Subsidiaries, and any other Deposit Account or financial asset in which such security interest would be unlawful or in violation of any employee benefit plan or employee benefit agreement, (b) used for the sole purpose of paying or remitting taxes, including sales taxes, (c) used solely as an escrow account or as fiduciary or trust accounts for the benefit of unaffiliated third parties (other than Loan Parties and their subsidiaries, except to the extent of the relevant Loan Party’s or subsidiary’s residual interest therein) and (d) used solely for cash collateral to secure obligations to unaffiliated third parties, to the extent such obligations and the lien on such collateral are permitted under the Loan Documents.
“Excluded Assets” means:
(a)    Excluded Accounts;
(b)    (i) any fee-owned real property and (ii) any leasehold interest in real property;
(c)    any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC, the PPSA, the Australian PPSA or other applicable Law) other than Proceeds thereof, the assignment of which is expressly deemed effective under the UCC, the PPSA, the Australian PPSA or other applicable Law notwithstanding such prohibition;
(d)    any asset the granting of a security interest in which is prohibited or restricted by applicable Law (including any requirement to obtain the consent of any Governmental Authority (unless such consent has been received));
(e)    any Excluded Equity Interest;
(f)    pledges and security interests in agreements, licenses or leases that are prohibited or restricted by such agreement, licenses or (including any requirement to obtain the consent of any Governmental Authority or of any other third party (other than Holdings or any Affiliate of Holdings), unless such consent has been received), to the extent prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC, the PPSA, the Australian PPSA or other applicable Law) other than Proceeds thereof, the assignment of which is expressly deemed effective under the UCC, the PPSA, the Australian PPSA or other applicable Law notwithstanding such prohibition;
(g)    any “intent-to-use” (or similar) trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use (or similar) trademark application under applicable Law;
(h)    any asset subject to a purchase money security interest, Capitalized Lease Obligations or similar arrangement, in each case, permitted under this Agreement and to the extent the grant of a security interest herein would violate or invalidate such purchase money, Capitalized Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any Subsidiary or Affiliate of Holdings), other than Proceeds and Accounts arising therefrom;

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(i)    any asset of a Restricted Subsidiary acquired by Holdings or any Restricted Subsidiary pursuant to a Permitted Acquisition or other similar Investment which has (at the time of such Permitted Acquisition or similar investment) been financed with Indebtedness permitted to be incurred pursuant to this Agreement as assumed Indebtedness (and not incurred in contemplation of such Permitted Acquisition or such similar Investment) and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent, and so long as, such Indebtedness prohibits such assets from being pledged to secure the Obligations;
(j)    any asset the grant or perfection of a security interest thereon would be reasonably likely to result in material and adverse Tax consequences as reasonably determined by the Lead Administrative Loan Party in consultation with the Administrative Agent (including as a result of the operation of Section 956 of the Code or any similar law or regulation) including, for the avoidance of doubt, any asset described in clause (d)(ii) of the definition of “Collateral and Guarantee Requirement”;
(k)    any asset to the extent that the Administrative Agent and the Lead Administrative Loan Party shall have reasonably determined that the cost of the grant or perfection of a security interest thereon would outweigh the benefit to the Lenders;
(l)    with respect to (i) Covered Jurisdictions (other than the United States, any state or territory thereof or the District of Columbia or Canada or any province or territory thereof or Australia or any state or territory thereof, or Luxembourg), all other assets specifically described in the Security Agreement governed by the laws of such Covered Jurisdiction as being excluded from the grant of a Lien in favor of the Collateral Agent and (ii) with respect to Luxembourg, assets other than Equity Interests and related assets and Deposit Accounts and Securities Accounts and related assets;
(m)    cash deposits and cash collateral permitted to be subject to Liens under Section 9.1 hereof (including cash pledged as collateral to secure Indebtedness permitted hereunder in connection with the Standalone Letter of Credit Facility permitted hereunder); and
provided that Excluded Assets shall not include any Proceeds of Excluded Assets unless such Proceeds otherwise constitute Excluded Assets.
“Excluded Equity Interests” means:
(a)    solely with respect to any U.S. Loan Party, more than sixty-five percent (65%) of the issued and outstanding Equity Interests entitled to vote of each Subsidiary of such U.S. Loan Party that is (i) a FSHCO or (ii) a Foreign Subsidiary;
(b)    any Equity Interest of any Person that (i) is not a Wholly-Owned Subsidiary or (ii) is an Unrestricted Subsidiary;
(c)    any Equity Interest if, to the extent and for so long as the pledge of such Equity Interest hereunder is prohibited by any applicable Law, including any requirement to obtain the consent of any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC, PPSA, the Australian PPSA or any other applicable Law); provided that such Equity Interest shall cease to be an Excluded Equity Interest pursuant to this clause (c) at such time as such prohibition ceases to be in effect;
(d)    any Equity Interest the grant or perfection of a security interest in which would be reasonably likely to result in material and adverse Tax consequences to Holdings and its Restricted Subsidiaries as reasonably determined by the Lead Administrative Loan Party in consultation with the Administrative

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Agent (including as a result of the operation of Section 956 of the Code or any similar law or regulation), except that the foregoing shall not apply to such Equity Interests for purposes of securing any Obligations of Canadian Loan Parties or Australian Loan Parties other than any Guarantee by Canadian Loan Parties or Australian Loan Parties of Obligations of U.S. Loan Parties unless there is a change in any Requirement of Law after the Closing Date that would be reasonably likely to result in material and adverse Tax consequences as reasonably determined by the Lead Administrative Loan Party in consultation with the Administrative Agent (but in no event shall Collateral Agent be required to release any Lien on Equity Interests granted prior to such change without its consent);
(e)    any Margin Stock; and
(f)    any Equity Interests to the extent that the burden or cost of the grant or perfection of a security interest thereon would be excessive in light of the practical benefit afforded to the Lenders thereby (as reasonably determined by the Lead Administrative Loan Party and the Administrative Agent);
“Excluded Subsidiary” means:
(a)    any Subsidiary that is not a Wholly-Owned Subsidiary that is a Restricted Subsidiary of Holdings;
(b)    (i) any Subsidiary that is organized or incorporated under the Laws of a jurisdiction that is not a Covered Jurisdiction and (ii) any Subsidiary organized or incorporated under the laws of Luxembourg other than GameStop Global Holdings S.a.r.l., except if any such Subsidiary owns any Equity Interests in any Loan Party;
(c)    any Person described in clause (d)(i) of the definition of “Collateral and Guarantee Requirement”;
(d)    any Subsidiary that is not a Material Subsidiary;
(e)    any Subsidiary that is prohibited or restricted from providing a Guaranty by (i) applicable Law or (ii) any Contractual Obligation that, in the case of this clause (ii), exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary and was not incurred in contemplation of such Subsidiary’s acquisition;
(f)    any Subsidiary for which the provision of a Guaranty would require a governmental (including regulatory) or third party consent (other than from any Loan Party or any Affiliate thereof), approval, license or authorization that is required on the Closing Date or at the time of the acquisition of such Subsidiary (unless such consent, approval, license or authorization has been received);
(g)    any Subsidiary where the provision of a Guaranty would result in material and adverse Tax consequences to Holdings, the Lead Administrative Loan Party and/or any of its direct or indirect Restricted Subsidiaries (as reasonably determined in good faith by the Lead Administrative Loan Party in consultation with the Administrative Agent);
(h)    any Warranty Subsidiary, any Subsidiary that is a not-for-profit organization, any Subsidiary that is subject to regulation as an insurance company; and any Subsidiary that is special purpose securitization vehicle (or similar entity) that has no direct or indirect Subsidiaries other than special purpose entities;
(i)    any subsidiary acquired by Holdings or any Restricted Subsidiary pursuant to a Permitted Acquisition or other similar Investment which has (at the time of such Permitted Acquisition or similar Investment) been financed with Indebtedness permitted to be incurred pursuant to this Agreement as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition or similar

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Investment) and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent, and so long as, such Indebtedness prohibits such Subsidiary from becoming a Subsidiary Guarantor;
(j)    any Unrestricted Subsidiary; and
(k)    any Subsidiary to the extent that the Administrative Agent and the Lead Administrative Loan Party shall have reasonably determined that the cost of providing a Guaranty from such Subsidiary outweighs the benefit to the Lenders, as evidenced by a writing from the Administrative Agent to the Lead Administrative Loan Party;
provided that, notwithstanding the foregoing or any other provision of any Loan Document to the contrary, no Loan Party shall subsequently be deemed to be an Excluded Subsidiary, unless the Lead Administrative Loan Party shall have first complied with the provisions of Section 7.4(b), to the extent applicable.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Guaranty of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 12.27 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.
“Excluded Taxes” means, with respect to any Agent, the Australian Security Trustee, any Lender, any Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any tax on such recipient’s net income (however denominated), gains or profits (or franchise tax or minimum tax imposed in lieu of such tax on net income or profits) and capital taxes imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable Lending Office located in such jurisdiction or any political subdivision thereof (including, for the avoidance of doubt, any backup withholding in respect of such a tax under section 3406 of the Code) or as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction), other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Loan Documents, (b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (a), (c) with respect to any Foreign Lender (other than any Foreign Lender becoming a party hereto pursuant to the Borrowers’ request under Section 3.8), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party hereto (or where the Foreign Lender is a partnership for U.S. federal income tax purposes, pursuant to a Law in effect on the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Foreign Lender) or designates a new Lending Office or experiences a change in circumstances (other than a Change in Law), except to the extent that such Foreign Lender (or its assignor, if any) was entitled,

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immediately prior to the time of designation of a new Lending Office (or assignment or change in circumstances), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 3.1, (d) any withholding tax attributable to such recipient’s failure to comply with Section 3.1(c), (e) any U.S. federal withholding tax imposed as a result of such recipient’s failure to establish a complete exemption under FATCA, (f) any Canadian withholding tax that would not have been imposed but for the recipient (A) not dealing at arm’s length (within the meaning of the ITA) with any Loan Party or (B) being a specified shareholder (as defined in subsection 18(5) of the ITA) of any Loan Party or not dealing at arm’s length with such a specified shareholder for purposes of the ITA, except where the non-arm’s length relationship arises, or where the recipient is a “specified non-resident shareholder” or does not deal at arm’s length with a “specified shareholder”, in each case, on account of such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Loan Document, (g) any amounts paid or deducted from a payment to a recipient in compliance with a notice or direction under section 260-5 Schedule 1 to the Taxation Administration Act 1953 (Cth) of Australia, section 255 of the Australian Tax Act or any analogous provisions, and (h) any interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (g) of this definition.
“Exempt Account” means any Excluded Account and any Deposit Account or Securities Account of the type described in clause (e) of the definition of “Collateral and Guarantee Requirement.”
“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 25, 2014, by and among Holdings, the Subsidiaries of Holdings party thereto as borrowers or guarantors, the lenders and other parties party thereto and Bank of America, N.A., as administrative agent and collateral agent, as amended, supplemented or otherwise modified prior to the Closing Date.
“Existing Credit Agreement Refinancing” means the refinancing and repayment of the Indebtedness outstanding under the Existing Credit Agreement (other than Existing Letters of Credit), the termination of all commitments under the Existing Credit Agreement and termination and release of guarantees in connection therewith.
“Existing Letter of Credit” means any letter of credit previously issued for the account of any Loan Party that is outstanding on the Closing Date and listed on Schedule 1.1A.
“Existing Revolver Tranche” has the meaning specified in Section 2.17(a).
“Expected Cost Savings” means pro forma “run rate” expected cost synergies, cost savings, operating expense reductions and operational improvements.
“Extended FILO Loans” has the meaning specified in Section 2.17(f).
“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(a).
“Extending FILO Lender” has the meaning specified in Section 2.17(g).
“Extending Revolving Credit Lender” has the meaning specified in Section 2.17(b).
“Facility” means the Revolving Credit Facility, or in the event of any FILO Incremental Facility, the FILO Incremental Facility, as the context may require.

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“Facilities” means the Revolving Credit Facility and in the event of any FILO Incremental Facility, such FILO Incremental Facility, collectively.
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (including, for the avoidance of doubt, any agreements between governmental authorities implementing such provisions, any law implementing such agreements and any agreements entered into pursuant to Section 1471(b)(1) of the Code) and any amended or successor provisions that are substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof).
“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.
“FATCA Exempt Party” means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.
“FCA” has the meaning specified therefor in Section 1.15 of this Agreement.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Fee Letter” means the Fee Letter, dated as of September 8, 2021, by and between Lead Arranger and Holdings, as amended, amended and restated, supplemented or replaced and in effect from time to time.
“Field Examination” has the meaning specified in Section 7.5(b).
“FILO Extension” means any establishment of Extended FILO Loans pursuant to Section 2.17 and the applicable FILO Extension Amendment.
“FILO Extension Amendment” has the meaning specified in Section 2.17(h).
“FILO Extension Election” has the meaning specified in Section 2.17(g).
“FILO Extension Request” has the meaning specified in Section 2.17(f).
“FILO Extension Series” has the meaning specified in Section 2.17(f).
“FILO Incremental Commitment” has the meaning set forth in Section 2.15(b).
“FILO Incremental Facility” has the meaning set forth in Section 2.15(b).
“FILO Incremental Loan” has the meaning set forth in Section 2.15(b).
“FILO Incremental Push-Down Reserve” has the meaning set forth in Section 2.15(f).

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“FILO Lender” means any Lender that has a FILO Incremental Commitment or holds a FILO Loan.
“FILO Loan” means FILO Incremental Loans and Loans under any FILO Extension Series.
“FILO Outstandings” means, at any particular time, the principal amount of the FILO Loans outstanding at such time.
“Financial Officer” means, with respect to any Loan Party, the chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Loan Party or, in each case, any Person with reasonably equivalent duties. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Financial Performance Projections” means (a) the projected Consolidated balance sheets, statements of income and cash flows of Holdings and its Restricted Subsidiaries, (b) projected forecasts of Excess Availability, in each case, prepared by management of Holdings, in form, and with results and assumptions, reasonably satisfactory to the Lead Arranger (i) for each Fiscal Quarter for each of the five (5) Fiscal Quarters after the date of such projections, and (ii) on an annual basis for a period of five (5) years following the date of such projections, and in each case, giving effect to the Transactions, and (c) projected forecasts of U.S. Excess Availability, Canadian Excess Availability (and upon the request of Administrative Agent, after the Australian Effective Date, Australian Excess Availability), in each case, prepared by management of Holdings, in form, and with results and assumptions, reasonably satisfactory to Lead Arranger for each Fiscal Month for each of the twelve (12) Fiscal Months after the date of the projections, and in each case, giving effect to the Transactions.
“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally consist of either four (4) or five (5) weeks in accordance with the fiscal accounting calendar of Holdings and its Subsidiaries.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally consist of thirteen (13) weeks or fourteen (14) weeks in accordance with the fiscal accounting calendar of Holdings and its Subsidiaries.
“Fiscal Year” means any period of twelve (12) consecutive months ending on the Saturday closest to the last day of January of each calendar year.
“Fixed Charges” means, with respect to Holdings and its Restricted Subsidiaries on a Consolidated basis for any Test Period, the sum of (a) Consolidated Interest Charges paid, or required to be paid, in cash on account of Indebtedness of the types set forth in clauses (a), (b) and (f) of the definition of “Indebtedness” for such Test Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness of the types set forth in clauses (a), (b) and (f) of the definition of “Indebtedness” (excluding the Obligations but including, without limitation, Capitalized Lease Obligations and purchase money Indebtedness arising from the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof) of or by Holdings and its Restricted Subsidiaries for such Test Period, in each case determined on a Consolidated basis in accordance with GAAP.

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“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Loan Party” means any Loan Party that is not a U.S. Loan Party, including each Canadian Loan Party, each Australian Loan Party and the Luxembourg Guarantor.
“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States or Canada).
“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.
“Freight Forwarder Agreement” shall have the meaning set forth for such term in the definition of Freight Forwarders.
“Freight Forwarders” means the persons listed on Schedule 1.1D hereto or such other person or persons as may be selected by Lead Administrative Loan Party after the date hereof and after written notice by Lead Administrative Loan Party to Administrative Agent who are reasonably acceptable to Administrative Agent to handle the receipt of Inventory within the United States or Canada, as applicable, or to clear Inventory through the Bureau of Customs and Border Protection, the Canada Border Services Agency or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by a Borrower from outside the United States or Canada, as applicable (such persons sometimes being referred to herein individually as a “Freight Forwarder”), provided, that, as to each such person, (a) Administrative Agent shall have received a Freight Forwarder agreement by such person in favor of Administrative Agent (in form and substance satisfactory to Agent in its Permitted Discretion) duly authorized, executed and delivered by such person (a “Freight Forwarder Agreement”), (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to an Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations to the extent that such Defaulting Lender’s Revolving Commitment Percentage of such outstanding Letter of Credit Obligations has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(c), and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swing Loans to the extent that such Defaulting Lender’s Revolving Commitment Percentage of Swing Loans has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(c).
“FSHCO” means any Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries, or one or more other FSHCOs.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

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“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (a) accounting for leases shall be subject to the terms of the definition of “Capitalized Leases” and (b) if the Lead Administrative Loan Party notifies the Administrative Agent that the Loan Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Lead Administrative Loan Party that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“General Restricted Debt Payment Basket” has the meaning specified in Section 9.11(b).
“General Restricted Payment Basket” has the meaning specified in Section 9.6(k).
“Governmental Authority” means the government of the United States, Canada, Australia or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 12.2(g).
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness for borrowed money). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guaranty” means, collectively, (a) the Guaranty, dated as of the Closing Date, among the U.S. Loan Parties, the Administrative Agent and the Collateral Agent on behalf of the Secured Parties, (b) the Guaranty, dated as of the Closing Date, among the Canadian Loan Parties, the Luxembourg Loan Party, the Administrative Agent and the Collateral Agent on behalf of the Secured Parties, (c) on and after the Australian Effective Date, the Guaranty to be entered into by the Australian Loan Parties, the Administrative Agent and the Collateral Agent on behalf of the Secured Parties, and (d) each other guaranty and guaranty supplement delivered pursuant to Section 8.11.
“Hazardous Materials” means all explosive or radioactive substances or wastes, all substances, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, and radon gas, regulated pursuant to any Environmental Law.
“Hedge Bank” means, as of any date of determination, (a) any Person that is a Lender or an Affiliate or branch of a Lender on such date or (b) any Person who (i) was a Lender or an Affiliate or branch of a Lender at the time the applicable Swap Contract was entered into and who is no longer a Lender or an Affiliate or branch of a Lender, (ii) is, and at all times remains, in compliance with the provisions of Section 11.12, and (iii) agrees in writing that the Agents and the other Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under Section 10.3 and acknowledges that the Agents and the other Secured Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid the Secured Obligations under the Secured Hedge Agreements) and agrees to be bound by Sections 11.12, in each case such Person being a party to a Secured Hedge Agreement.
“Holdings” has the meaning specified in the preamble to this Agreement.
“Impacted Loans” has the meaning specified in Section 3.4(a).
“IBA” has the meaning specified therefor in Section 1.15 of this Agreement.
“Incremental Availability” means, at any time of determination, an amount equal to the greater of (a) $500,000,000 minus the aggregate amount of the sum of (i) all Revolving Commitment Increases, plus (ii) all FILO Incremental Facilities, in each case, made or established prior to such time pursuant to Section 2.15 or 2.16, as applicable, in reliance on this clause (a), plus (iii) the outstanding principal amount of all Incremental Equivalent FILO Debt, and (b) the lowest amount by which the Total Revolving Borrowing Base has been greater than the Aggregate Revolving Credit Commitments over the thirty (30) consecutive days immediately preceding the effective date of the applicable Revolving Commitment Increase, FILO Incremental Facility or Incremental Equivalent FILO Debt.
“Incremental Equivalent FILO Debt” means Indebtedness in the form of secured revolving loans and/or term loans (and/or commitments in respect thereof) that may be advanced against a “borrowing base” incurred by a Borrower in lieu of FILO Incremental Commitments; provided that, (a) the aggregate amount of such Incremental Equivalent FILO Debt shall not exceed the Incremental Availability (after giving effect to such Incremental Equivalent FILO Debt), (b) at the time of any such Incremental Equivalent FILO Debt (and after giving effect thereto), no Event of Default shall exist, (c) there shall be no more than eight (8) requests for all Revolving Commitment Increases, FILO Incremental Commitments and Incremental Equivalent FILO Debt during the term of this Agreement, (d) any such Incremental Equivalent FILO Debt shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 (i) if such amount represents all

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remaining Incremental Availability or (ii) with the consent of the Administrative Agent (not to be unreasonably withheld or delayed)), (e) any Incremental Equivalent FILO Debt that is secured shall be secured only by the Collateral and junior and subordinated to the Lien of Collateral Agent and subject to an Acceptable Intercreditor Agreement, and (f) the terms of any such Incremental FILO Equivalent Debt shall satisfy each of the conditions set forth in Section 2.15(d)(ii) hereof that are otherwise applicable to a FILO Incremental Facility.
“Incremental FILO Amendment” has the meaning specified in Section 2.15(b).
“Incremental Revolving Amendment” has the meaning specified in Section 2.15(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided that if such Indebtedness has not been assumed by such Person, the amount of Indebtedness under this clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, (x) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date, and (z) loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties which have a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and which

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are made in the ordinary course of business shall not be deemed “Indebtedness” hereunder (except for purposes of Sections 9.2(c) and 9.3(d)) solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral.
“Indemnified Liabilities” has the meaning specified in Section 12.4.
“Indemnitees” has the meaning specified in Section 12.4.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Lead Administrative Loan Party, qualified to perform the task for which it has been engaged and that is independent of Holdings and its Affiliates.
“Information” has the meaning specified in Section 12.17.
“Information Certificate” means, collectively, (a) the Information Certificate, dated as of the Closing Date, executed by each of the Loan Parties, and (b) each other information certificate (or update to the which shall be delivered by any Loan Party pursuant to the terms hereof, in each case, substantially in the form of Exhibit N or such other form as may be approved by the Administrative Agent.
“Initial Australian Borrower” means Electronics Boutique Australia Pty. Limited, a company incorporated under the Laws of Australia.
“Insolvency Regulation” means the Council Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings (recast).
“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; works of authorship and other copyrighted works (including copyrights for computer programs), and all registrations and applications for registrations thereof; inventions (whether or not patentable) and all improvements thereto; patents and patent applications, together with all continuances, continuations, divisions, revisions, extensions, reissuances, and reexaminations thereof; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; all rights to sue and recover at law or in equity for any past, present or future infringement, dilution or misappropriation, or other violation thereof; and all common law and other rights throughout the world in and to all of the foregoing.
“Intellectual Property Security Agreement” means a U.S. Intellectual Property Security Agreement or a Canadian Intellectual Property Security Agreement, as the context may require.
“Intercompany Subordination Agreement” means an agreement executed by Holdings and each of its relevant Restricted Subsidiaries, in substantially the form of Exhibit J.
“Interest Election Request” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof, in each case, pursuant to Section 2.11, which

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shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Lead Administrative Loan Party.
“Interest Period” means
(a)    with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan), and ending one (1), three (3) or six (6) months thereafter (or such other period that is available and acceptable to all Lenders),
(b)    with respect to each Canadian BA Rate Loan, a period commencing on the date of the making of such Canadian BA Rate Loan (or the continuation of a Canadian BA Rate Loan or the conversion of a Canadian Base Rate Loan to a Canadian BA Rate Loan) and ending one (1), two (2) or three (3) months thereafter (or such other period that is available and acceptable to all Lenders),
(c)    with respect to each EURIBOR Term Rate Loan, a period commencing on the date of the making of such EURIBOR Term Rate Loan (or the continuation of a EURIBOR Term Rate Loan or the conversation of a EURIBOR Base Rate Loan to a EURIBOR Term Rate Loan) and ending one (1), three (3) or six (6) months thereafter (or such other period that is available and acceptable to all Lenders),
(d)    with respect to each Australian Bill Rate Loan, a period commencing on the date of the making of such Australian Bill Rate Loan (or the continuation of an Australian Bill Rate Loan or the conversion of an Australian Bill Rate Loan to an Australian Base Rate Loan) and ending one (1) or three (3) months thereafter (or such other period that is available and acceptable to all Lenders);
provided, that, for each Loan, (i) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, two, three or six months, as applicable, after the date on which the Interest Period began, as applicable, (iii) a Borrower (or Lead Administrative Loan Party on behalf of a Borrower) may not elect an Interest Period which will end after the Scheduled Termination Date of the Class of Loans of which the Loan is a part.
“Inventory” means, individually and collectively, (a) “Inventory” as defined in Article 9 of the UCC, and (b) “Inventory” as defined in the PPSA and the Australian PPSA, as applicable.
“Inventory Advance Rate” means with respect to each Revolving Borrowing Base, (a) during any Seasonal Inventory Advance Period, 92.5% and (b) at all other times, 90.0%.
“Inventory Appraisal” has the meaning specified in Section 7.5(a).
“Inventory Reserves” means (a) such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory, (b) Shrink Reserves and (c) with respect to Eligible In-Transit Inventory, those reserves that Administrative Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain (i) for the estimated costs relating to unpaid freight charges,

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warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of such Eligible In-Transit Inventory, plus (ii) for the estimated reclamation claims of unpaid sellers of such Eligible In-Transit Inventory.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition (including without limitation by merger, amalgamation or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger, amalgamation or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property (other than cash or Cash Equivalents), shall be based on the Lead Administrative Loan Party’s good faith estimate of the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by Holdings.
“IP Rights” has the meaning specified in Section 5.15.
“IP Separation and Relicense Transaction” means any transfer by any Loan Party or any Restricted Subsidiary of any Material Intellectual Property or interest therein, whether as an Investment, Restricted Payment, Disposition, asset transfer, pledge, lien or otherwise, to any Unrestricted Subsidiary, in each case, which Material Intellectual Property is, following the consummation of such transaction, licensed back by Holdings and/or any Restricted Subsidiary from the recipient of such Material Intellectual Property for use by Holdings and/or such Restricted Subsidiary in the ordinary course of business, provided, that, so long as Administrative Agent shall receive an ABL License with respect to such Material Intellectual Property, an “IP Separation and Relicense Transaction” shall not arise on account of (a) a transfer to an Unrestricted Subsidiary that is a bona fide operational joint venture with a material portion of the equity interest of such joint venture owned by a unaffiliated third party that is established for legitimate business purposes, or (b) the license back is pursuant to a bona fide “transition service” or similar arrangement or in the same manner and terms as other customers, suppliers or commercial partners of the relevant transferee generally.
“IRS” means the Internal Revenue Service of the United States.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such

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maximum face amount) of, such Letter of Credit. The terms “Issued”, “Issuing” and “Issuance” shall have a corresponding meaning.
“Issuer” means each of Wells Fargo Bank, National Association, Wells Fargo Canada in its capacity as an issuer of Canadian Reimbursement Undertakings pursuant to Section 2.4, Bank of America, N.A., JPMorgan Chase, N.A., Regions Bank and Fifth Third Bank, National Association, and any other Revolving Credit Lender which at the request of the Lead Administrative Loan Party and after notice to the Administrative Agent agrees to become an Issuer for the purpose of issuing Letters of Credit or Canadian Reimbursement Undertakings pursuant to Section 2.4. Each Issuer may, in its discretion, arrange for one or more Letters of Credit or Canadian Reimbursement Undertakings to be issued by Affiliates of such Issuer, in which case the term “Issuer” shall include any such Affiliate or branch with respect to Letters of Credit or Canadian Reimbursement Undertakings issued by such Affiliate or branch. Notwithstanding anything to the contrary contained herein, Bank of America, N.A. as Issuer shall not be required to issue any Letter of Credit for the account of a Canadian Borrower or an Australian Borrower.
“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an Issuer and the Loan Parties (or any of their Subsidiaries) or in favor of such Issuer and relating to such Letter of Credit.
“Issuer Sublimit” means, as of the Closing Date, (a) $62,500,000, in the case of Wells Fargo, (b) $60,000,000, in the case of Bank of America, N.A., (c) $42,500,000, in the case of JPMorgan Chase Bank, N.A., (d) $42,500,000, in the case of Regions Bank, (e) $42,500,000, in the case of Fifth Third Bank, National Association, and (f) such amount as shall be designated to the Administrative Agent and the Lead Administrative Loan Party in writing by any other Issuer; provided that any Issuer shall be permitted at any time to increase its Issuer Sublimit (to an amount not exceeding the Letter of Credit Sublimit) upon providing three (3) Business Days’ prior written notice thereof to the Administrative Agent and the Lead Administrative Loan Party.
“ITA” means the Income Tax Act (Canada).
“Joinder Agreement” shall mean a joinder agreement, substantially in the form of Exhibit E.
“Joint Venture” means (a) any Person which would constitute an “equity method investee” of any Loan Party or any Restricted Subsidiary and (b) any Person in whom any Loan Party or any Restricted Subsidiary beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).
“Joint Venture Investments” means Investments in any Joint Venture or Unrestricted Subsidiary in an aggregate amount not to exceed the greater of (a) $25,000,000 and (b) fifteen percent (15.0%) of Consolidated EBITDA as of the most recently ended Test Period, determined on a Pro Forma Basis.
“Judgment Currency” has the meaning specified in Section 12.30.
“Junior Financing” means any (a) Indebtedness for borrowed money of any Loan Party that is subordinated in right of payment to the Obligations expressly by its terms (other than Indebtedness among Holdings, the Borrowers and their Restricted Subsidiaries), (b) Incremental Equivalent FILO Debt, (c) Indebtedness for borrowed money of any Loan Party that is secured by Liens that are junior to the Liens securing the Secured Obligations (other than Indebtedness among Holdings, the Borrowers and their Restricted Subsidiaries) and (d) unsecured Indebtedness for borrowed money of any Loan Party with an aggregate outstanding principal amount in excess of the Threshold Amount (other than Indebtedness among Holdings, the Borrowers and their Restricted Subsidiaries).

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“Junior Financing Documentation” means any documentation governing any Junior Financing described in clause (a) of the definition of “Junior Financing”.
“Landlord Lien Jurisdiction” means Washington, Virginia, Pennsylvania and any state, province (including the province of Quebec to the extent a hypothec has been granted by a Loan Party to a landlord), territory or other jurisdiction in which, at any time, a landlord’s claim for rent has priority (notwithstanding any contractual provision to the contrary) by operation of applicable Law over the Lien of the Collateral Agent on any of the Collateral.
“Latest Maturity Date” means, at any date of determination, the latest Scheduled Termination Date applicable to any Class of Loans or Commitments hereunder at such time, including the latest termination date of any Extended Revolving Credit Commitment or any Extended FILO Loans, as further extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all applicable international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“LC Disbursement” means a U.S. LC Disbursement, a Canadian LC Disbursement or an Australian LC Disbursement.
“LC Exposure” means the sum of the Dollar Equivalent of U.S. LC Exposure, the Dollar Equivalent of Canadian LC Exposure and the Dollar Equivalent of Australian LC Exposure.
“LCT Election” has the meaning specified in Section 1.9(a).
“LCT Test Date” mean, with respect to any Limited Condition Transaction,
(a)    that is an acquisition or other similar Investment, the date the definitive agreement for such acquisition or other similar Investment is entered into,
(b)    that is a Restricted Payment, the date of the declaration of such Restricted Payment, or
(c)    that is a payment to be made pursuant to Section 9.11, the date of delivery of irrevocable (which may be conditional) notice with respect to such payment.
“Lead Administrative Loan Party” has the meaning specified in the introductory paragraph to this Agreement.
“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.
“Lender” means the Swing Loan Lender, each Revolving Credit Lender and each FILO Lender. The term “Lender” shall include any Designated Lender who has funded any Credit Extension.

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“Lender Group” means each of the Lenders (including each Issuer and the Swing Loan Lender) and Administrative Agent, or any one or more of them.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Administrative Loan Party and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any Banker’s Acceptance or any letter of credit Issued (or deemed Issued) pursuant to Section 2.4 and any Existing Letter of Credit. A Letter of Credit may be a Documentary Letter of Credit or a Standby Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the Issuance of a Letter of Credit in the form from time to time in use by the applicable Issuer.
“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Reimbursement Date or refinanced as a Revolving Loan. All Letter of Credit Borrowings shall be denominated in Dollars.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Administrative Agent for the benefit of the Revolving Credit Lenders in an amount equal to one hundred three percent (103%) of the then existing LC Exposure in the relevant currency in which such LC Exposure is denominated, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuer, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to (i) one hundred three percent (103%) of the then existing LC Exposure in the relevant currency in which such LC Exposure is denominated (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Expiration Date” means, as to any applicable Issuer, the date that is the earlier to occur of (a) five (5) Business Days prior to the Scheduled Termination Date for the applicable Class of Revolving Credit Commitments maintained by such Issuer (in its capacity as a Revolving Credit Lender hereunder) (or, if such day is not a Business Day, the next preceding Business Day) and (b) the Revolving Credit Termination Date.
“Letter of Credit Fee” has the meaning specified in Section 2.12(b)(ii).
“Letter of Credit Indemnified Costs” has the meaning assigned to it in Section 2.4(f).
“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

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“Letter of Credit Related Person” has the meaning assigned to it in Section 2.4(f).
“Letter of Credit Sublimit” means $250,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn Stated Amount of all Letters of Credit outstanding at such time.
“LIBOR” or “LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or in any case, any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, and in the currency, comparable to the Interest Period and the amount and currency of the LIBOR Rate Loan requested (whether as an LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Loan Documents (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero).
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest (including, without limitation, any “security interest” as defined in sections 12(1) and 12(2) of the Australian PPSA) or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself be deemed a Lien.
“Lien Acknowledgment Agreement” means each Collateral Access Agreement and Freight Forwarder Agreement.
“Limited Condition Transaction” means (a) any Restricted Payment, (b) any acquisition or other Investment (including any Permitted Acquisition) permitted hereunder by Holdings or one or more of its Restricted Subsidiaries whose consummation is not conditioned on (i) the availability of, or on obtaining, third party financing or (ii) compliance with the terms of this Agreement, and (c) any repayment, repurchase or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice) is required to be delivered, which may be conditional, and in each case of clauses (a), (b) and (c), which is designated as a Limited Condition Transaction by the Lead Administrative Loan Party in writing to the Administrative Agent on or before the LCT Test Date applicable thereto.
“Liquidation” means the exercise by the Collateral Agent or the Administrative Agent of those rights and remedies accorded to the Collateral Agent or the Administrative Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Collateral Agent or the Administrative Agent, of any public, private or “going out of business” sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Loan” means any loan made by any Lender pursuant to this Agreement, including, without limitation, Swing Loans, Revolving Loans and FILO Loans.
“Loan Account” has the meaning set forth in Section 2.13(i).

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“Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes, any Incremental FILO Amendment, any Incremental Revolving Amendment, any Revolving Extension Amendment, any FILO Extension Amendment, the Guaranty, the Fee Letter, the Collateral Documents, the Issuer Documents, each Information Certificate and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
“Loan Parties” means, collectively, (a) Holdings, (b) the Borrowers and (c) each Subsidiary Guarantor.
“Local Covered Jurisdiction” means with respect to (a) any U.S. Loan Party, the United States, any state or territory thereof or the District of Columbia, (b) any Canadian Loan Party, Canada or any province or territory thereof, and (c) any Australian Loan Party, Australia or any state or territory thereof.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Luxembourg Account Pledge Agreement” means the Luxembourg law governed account pledge agreement among the Luxembourg Guarantor as pledgor and Wells Fargo Bank National Association as Collateral Agent.
“Luxembourg Guarantor” means GameStop Global Holdings S.a.r.l., a Luxembourg private limited liability company (société a responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 12F, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 142 918.
“Luxembourg Security Agreements” means the Luxembourg Share Pledge Agreement and the Luxembourg Account Pledge Agreement.
“Luxembourg Share Pledge Agreement” means the Luxembourg law governed share pledge agreement among EB International Holdings, Inc. as pledgor , Wells Fargo Bank National Association as Collateral Agent and the Luxembourg Guarantor as company.
“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective material payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent (taken as a whole) under any Loan Document.
“Material Deposit Accounts” has the meaning specified in Section 8.12(a).
“Material Indebtedness” means Indebtedness for borrowed money having an individual outstanding principal amount in excess of $15,000,000 (including the amounts owing to all creditors under any combined or syndicated credit arrangement).

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“Material Intellectual Property” means any Intellectual Property owned or licensed by a Loan Party or a Restricted Subsidiary that is reasonably necessary (as determined by the Administrative Agent in its Permitted Discretion) in connection with the enforcement of any rights or remedies with respect to the Current Asset Collateral, including such Intellectual Property the sale, assignment, pledge, transfer, contribution or other disposition of which could reasonably be expected to adversely affect the ability of the Administrative Agent to sell or otherwise liquidate the assets included in any Revolving Borrowing Base or the amount the Administrative Agent or the Collateral Agent is able to realize upon any such sale or Liquidation (it being understood that such Intellectual Property shall not constitute “Material Intellectual Property” if, after giving effect to the relevant sale, assignment, pledge, transfer, contribution or other disposition, the Loan Parties no longer own Inventory or other assets previously included in the calculation of a Revolving Borrowing Base relating to such Intellectual Property).
“Material Junior Financing” means, at any time of determination, Junior Financing with an individual principal amount equal to the greater of (a) $20,000,000 (including all amounts owing to creditors under any combined or syndicated credit arrangement) and (b) four and one-half percent (4.5%) of Consolidated EBITDA as of the most recently ended Test Period, determined on a Pro Forma Basis.
“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of Holdings (a) whose total assets at the last day of the most recent Test Period were equal to or greater than two and one-half percent (2.5%) of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than two and one-half percent (2.5%) of the Consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Loan Parties solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than five percent (5.0%) of Total Assets as of the end of the most recently ended Fiscal Quarter of Holdings or more than five percent (5.0%) of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for the most recently ended Test Period, then the Lead Administrative Loan Party shall (i) deem one or more of such Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) by the date specified in Section 8.11, comply with (or cause to be complied with) the provisions of Sections 8.11, 8.12 and 8.13 applicable to any such Restricted Subsidiary.
“Maximum Rate” has the meaning specified in Section 12.23.
“Monthly Borrowing Base Reporting Period” means any period that is not a Weekly Borrowing Base Reporting Period.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by Holdings or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is

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secured by the asset subject to such Disposition and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings or such Restricted Subsidiary in connection with such Disposition, (C) in the case of any Disposition by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly-owned Restricted Subsidiary as a result thereof, (D) taxes paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), provided that to the extent that the actual taxes are less than such estimate, the excess shall constitute Net Cash Proceeds, and (E) any funded reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); and
(b)    (i) with respect to the incurrence or issuance of any Indebtedness by Holdings or any Restricted Subsidiary or any Permitted Equity Issuance by, or capital contribution to, Holdings or any Restricted Subsidiary, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance or capital contribution, the amount of cash from such Permitted Equity Issuance or capital contribution contributed to the capital of the Loan Parties.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of Eligible Inventory or Eligible In-Transit Inventory at such time based on the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, as set forth in the most recent Inventory Appraisal received by the Administrative Agent prior to the Closing Date and thereafter the most recent Inventory Appraisal received by the Administrative Agent conducted in accordance with Section 7.5 or Section 9.5(j), as applicable, and (b) the denominator of which is the cost of the aggregate amount of the Eligible Inventory or Eligible In-Transit Inventory subject to such Inventory Appraisal. The Net Recovery Percentage for any category of Inventory used in determining the applicable Revolving Borrowing Base shall be based on the applicable percentage in the most recent Inventory Appraisal received by the Administrative Agent prior to the Closing Date and thereafter the most recent Inventory Appraisal received by the Administrative Agent conducted in accordance with Section 7.5 or Section 9.5(j).
“New Revolving Commitment Lenders” has the meaning specified in Section 2.17(c).
“Non-Consenting Lender” has the meaning specified in Section 3.8.
“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

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“Non-Loan Party” means any Restricted Subsidiary of Holdings that is not a Loan Party.
“Notice of Borrowing” means a notice of Borrowing pursuant to Section 2.2, which shall be substantially in the form of Exhibit C or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and where applicable, signed by a Responsible Officer of a Borrower or Lead Administrative Loan Party.
“Notice of Intent to Cure” has the meaning specified in Section 7.2(a).
“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Canadian Reimbursement Undertakings, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (b) obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Hedge Agreement, and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, Canadian Reimbursement Undertakings, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“Obligations Payment Date” means the date on which (a) the Obligations have been paid in full in cash and in the required currency (other than (i) contingent indemnification obligations and other obligations of the Loan Parties that expressly survive the termination of the Loan Documents for which no claim has been asserted, (ii) Obligations in respect of Secured Hedge Agreements and Cash Management Obligations, in each case, not yet due and payable; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed Obligations Payment Date, stating that arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank, as the case may be, in respect thereof have not been made and (iii) obligations in respect of Letters of Credit, which are addressed in clause (b) below), (b) all Letters of Credit shall have expired or terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuer), (c) all Letter of Credit Obligations have been reduced to zero (or Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuer) and (d) all lending commitments under this Agreement and the other Loan Documents have been terminated.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OID” means original issue discount.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document excluding, in each case, any such tax that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office

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for receiving payments under any Loan Document (an “Assignment Tax”), but only if (1) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee and the jurisdiction imposing such Assignment Tax (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Loan Documents) and (2) the assignment, participation, etc., giving rise to such Assignment Tax did not take place at the request of the Borrowers.
“Outstanding Amount” means (a) with respect to the Revolving Loans, FILO Loans and Swing Loans on any date, the Dollar Equivalent amount of the aggregate Outstanding Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans (including any refinancing of Letter of Credit Obligations as a Revolving Loan), FILO Loans and Swing Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any related extension of any Letter of Credit occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Letter of Credit Obligations (including any refinancing of outstanding Letter of Credit Obligations under related Letters of Credit or related extensions of any Letters of Credit as a Revolving Loan) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.
“Overadvance” means a U.S. Overadvance, a Canadian Overadvance, or on and after the Australian Effective Date, an Australian Overadvance, as the context may require.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an Issuer, or the Swing Loan Lender, as applicable, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wells Fargo in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 12.2(d).
“Participant Register” has the meaning specified in Section 12.2(e).
“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” has the meaning specified therefor in Section 5.22 of this Agreement.
“Payment Conditions” means, at any time of determination, with respect to any Payment Conditions Transaction, the requirements that:
(a)    as of the date of any such Payment Conditions Transaction, and immediately after giving effect thereto, no Specified Event of Default shall exist or have occurred and be continuing,
(b)    as of the date of any such Payment Conditions Transaction and immediately after giving effect thereto, either:

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(i)    Excess Availability on a Pro Forma Basis, and as projected for each day of the 3 months following such Payment Conditions Transaction, will be equal to or greater than seventeen and one-half percent (17.5%) of the Total Revolving Loan Cap (or, in the case of a Restricted Payment, twenty percent (20.0%) of the Total Revolving Loan Cap); or
(ii)    both (A) Excess Availability on a Pro Forma Basis, and as projected for each day of the 3 months immediately following such Payment Conditions Transaction, will be equal to or greater than twelve and one-half percent (12.5%) of the Total Revolving Loan Cap (or, in the case of a Restricted Payment, fifteen percent (15.0%) of the Total Revolving Loan Cap) and (B) the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis, after giving effect to the Payment Conditions Transaction for the most recently ended Test Period,, shall be not less than 1.00 to 1.00; and
(c)    for any such Payment Conditions Transaction in excess of $75,000,000, the Administrative Agent shall have received a certificate of a Responsible Officer of Lead Administrative Loan Party in accordance with Section 7.2(e).
“Payment Conditions Transaction” means any Investment (including any Permitted Acquisition), any Restricted Payment, any payment made pursuant to Section 9.11 or any other transaction that in each case is subject to the satisfaction of the Payment Conditions.
“Payment Recipient” has the meaning specified therefor in Section 11.18 of this Agreement.
“PBA” means the Pension Benefits Act (Ontario) or any other Canadian federal or provincial pension benefits standards legislation applicable to a Canadian Pension Plan.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions in the preceding five plan years.
“Permitted Acquisition” means the purchase or other acquisition by Holdings or any of its Restricted Subsidiaries of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a direct or indirect wholly-owned Restricted Subsidiary of Holdings (including as a result of a merger, amalgamation or consolidation); provided that, with respect to each such purchase or other acquisition:
(a)    both before and after giving effect thereto, no Event of Default has occurred and is continuing;
(b)    to the extent required by the Collateral and Guarantee Requirement, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and any newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be a Loan Party, and shall have complied with the requirements of Section 8.11, 8.12 and 8.13, within the times specified therein (for the avoidance of doubt, in the event of any inconsistency between this clause (b) and any provisions of the Collateral and Guarantee Requirement or Sections 8.11, 8.12 or 8.13, the provisions of the Collateral and Guarantee Requirement or Sections 8.11, 8.12 or 8.13, shall govern);

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(c)    the Borrowers are in compliance, on a Pro Forma Basis after giving effect to such transaction, with the Payment Conditions;
(d)    the Board of Directors of the Person to be acquired (or the seller of the relevant assets) shall have duly approved such Acquisition; and
(e)    with respect to any Acquisition for consideration in excess of $75,000,000, the Lead Administrative Loan Party shall have delivered to the Administrative Agent, in accordance with Section 7.2(e), a certificate of a Responsible Officer of the Lead Administrative Loan Party as described in Section 7.2(e).
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Holdings’ common stock purchased by Holdings in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Holdings from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Holdings from the Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Discretion” means a determination made by the Administrative Agent or the Collateral Agent (as applicable) in good faith in the exercise of its reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings, in each case to the extent permitted hereunder.
“Permitted Priority Lien” means any Permitted Lien that is (a) a non-consensual Lien permitted by Section 9.1 that by operation of the law providing for such non-consensual Lien has priority over the Liens securing the Secured Obligations (it being understood and agreed for the avoidance of doubt that the any agreement between any Loan Party and the holder of any non-consensual Lien that acknowledges such non-consensual Lien shall not be construed as a “consensual” Lien to the extent that the applicable assets would be subject to such Lien in the absence of such contractual acknowledgement), (b) purchase money security interest permitted under Section 9.1 to the extent that the holder of such purchase money security interest shall have complied with all applicable laws so as to have priority over a previously perfected security interest, (c) the interest of any lessor under any Capital Lease, (d) in the case of assets other than Current Asset Collateral, a Lien subject to any Acceptable Intercreditor Agreement, (e) a customary bankers’ liens arising by operation of law or pursuant to the terms of the applicable deposit arrangement to secure payment of customary service fees and other charges directly related to the administration of such arrangements, (f) a Lien on an Exempt Account or (g) such other Lien as agreed to by the Administrative Agent.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that:
(a)    the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus fees and expenses (including upfront fees and OID) reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder,

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(b)    other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 9.3(b) and (e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended,
(c)    other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 9.3(e), at the time thereof, no Event of Default shall have occurred and be continuing, and
(d)    if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, (i) such modification, refinancing, refunding, renewal, replacement or extension shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and no additional obligors become liable for such Indebtedness.
“Permitted Senior Debt” means Indebtedness of one or more Loan Parties that (a) does not mature earlier than the date that is ninety (90) days after the Latest Maturity Date, (b) does not have required scheduled amortization payments prior to the Latest Maturity Date in excess of ten percent (10.00%) per annum of the original principal amount thereof, (c) if secured, (i) is not secured by any asset other than the Collateral; provided that such Indebtedness may be secured by real property of one or more Loan Parties and (ii) is subject to an Acceptable Intercreditor Agreement and (d) if guaranteed, is not guaranteed by any Person that is not a Loan Party; provided, that, (A) for purposes of clause (d), the obligation of any Person with respect to the payment back of any proceeds of such Indebtedness received by such Person which are deposited and held in customary escrow arrangements shall be deemed not to constitute a guarantee by any Person that is not a Loan Party, (B) any Indebtedness that is funded into escrow pursuant to customary escrow arrangements may be secured by the applicable proceeds and related assets held in escrow (and the proceeds thereof) until the date on which such proceeds are released from escrow, and such security shall not constitute a Lien on an asset that does not constitute Collateral for purposes of any requirement under this Agreement and (C) the requirements set forth in clauses (a) and (b) above shall not prohibit Permitted Senior Debt in the form of a customary bridge financing so long as any instrument into which such bridge financing converts or is exchanged satisfies the requirements set forth in clauses (a) and (b) above and no Person shall have any obligation to repay such loans prior to the dates required under clause (a) (it being understood that a cashless conversion or exchange of any such loans shall not be deemed to constitute a “repayment” for purposes of this provision) except for customary mandatory prepayments in respect of specified events or with a Permitted Refinancing with respect to such bridge financing.

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“Permitted Senior Debt Intercreditor Agreement” has the meaning assigned to such term in Section 9.1(ff).
“Permitted Tax Distributions” means, with respect to any taxable period for which a Loan Party is a member of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a direct or indirect parent of such Loan Party is the common parent, Restricted Payments by such Loan Party to Holdings that are used by it to pay its federal, state, local and non-U.S. tax liabilities attributable to such Loan Party, then due and payable, reduced by any such taxes paid directly by such Loan Party to the relevant taxing authority, provided, that, the amount of such Restricted Payments by a Loan Party shall not be greater than the amount of such taxes that would have been due and payable by such Loan Party had such Loan Party not filed a consolidated, combined, unitary or similar type return with Holdings (or such parent corporation) but had been a stand-alone corporate taxpayer for the applicable taxable period and Restricted Payments by a Loan Party attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary made distributions to such Loan Party for such purpose. For purposes hereof, allowable loss carryovers and credits against Tax shall be taken into account in computing Taxes due and payable.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Holdings’ common stock sold by Holdings substantially concurrently with the consummation by Holdings of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.
“Platform” has the meaning specified in Section 7.2.
“Pledged Debt” means, collectively, (a) the “Intercompany Notes” (as defined in the U.S. Security Agreement) and (b) the “Intercompany Notes” (as defined in the Canadian Security Agreement).
“Pledged Equity” means, collectively, (a) the “Pledged Equity” (as defined in the U.S. Security Agreement), (b) the “Pledged Equity” (as defined in the Canadian Security Agreement), and (c) any equivalent term in any Australian Collateral Document.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister’s Orders, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in any applicable jurisdiction in Canada, “PPSA” means the Personal Property Security Act or such other applicable legislation (including, the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, or the calculation of Consolidated EBITDA hereunder, the

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determination or calculation of such test, covenant, ratio or Consolidated EBITDA (including in connection with Specified Transactions) in accordance with Section 1.8.
“Proceeds” has the meaning given to such term in Article 9 of the UCC and, if applicable, in the PPSA or the Australian PPSA.
“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time and all regulations thereunder.
“Projections” has the meaning specified in Section 7.1(d).
“Protective Advance” means any Credit Extension (including any such Credit Extension resulting in an Overadvance) made or deemed to exist by the Administrative Agent, in its discretion, which:
(a)    is made:
(i)    to maintain, protect or preserve the Collateral and/or the Loan Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Loan Parties;
(ii)    to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or
(iii)    to pay any other amount chargeable to any Loan Party hereunder; and
(b)    together with all other Protective Advances then outstanding, shall not (i) exceed five percent (5.0%) of the Total Revolving Borrowing Base at any time or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Requisite Lenders otherwise agree; provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions regarding the Lenders’ obligations with respect to Letters of Credit or with respect to Swing Loans, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Protective Advances allowed hereunder.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.2.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 12.29(b).
“Qualified Cash” means (x) unrestricted cash of any Loan Party and (y) unrestricted Cash Equivalents of any Loan Party consisting of marketable short-term money market funds that comply with SEC rules including Rule 2a-7 under the Investment Company Act of 1940 rated AAAm by S&P or Aaa-mf by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), in each case which is (a) subject to the valid, enforceable and perfected security interest of Administrative Agent in a separate Securities Account or Deposit Account at Administrative Agent that is (i) established solely for purposes of holding such unrestricted cash and (ii) subject to a Securities Account Control Agreement or Deposit Account Control Agreement, as applicable (provided, that at least one (1) Business Day prior to the

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withdrawal of any Qualified Cash from such Securities Account or Deposit Account, the Lead Administrative Loan Party shall furnish to Administrative Agent an update of the Borrowing Base Certificate that gives pro forma effect to such withdrawal), and from which funds may be withdrawn so long as after giving effect thereto, no Cash Dominion Period exists or has occurred and is continuing and no Event of Default exists or has occurred and is continuing, and (b) free and clear of any Lien (other than (i) in favor of Collateral Agent, (ii) a Lien arising by operation of law in favor of the depository bank or securities intermediary where such cash is held or under the applicable depositary or similar agreement with such depository bank or securities intermediary, or (iii) a Lien permitted under the Loan Documents that is subject to an Acceptable Intercreditor Agreement).
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Quarterly Financial Statements” means the unaudited Consolidated balance sheets and related statements of income, and cash flows of Holdings and its Subsidiaries for the most recent Fiscal Quarters after the date of the Annual Financial Statements and ended at least forty-five (45) days before the Closing Date.
“Ratable Portion” and “Pro Rata Share” means (a) in respect of any FILO Incremental Facility, with respect to any FILO Lender at any time, the percentage (carried out to the ninth decimal place) of such FILO Incremental Facility or FILO Extension Series represented by (i) the principal amount of such FILO Lender’s FILO Loans, (ii) FILO Loans of any applicable Class, in each case, (after giving effect to any FILO Incremental Loans made or to be made with respect to any FILO Incremental Commitment of such FILO Lender) or (iii) on or prior to the date of any funding under a FILO Incremental Commitment, such FILO Lender’s FILO Incremental Commitment of any Class at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, its Revolving Commitment Percentage. If the Revolving Credit Termination Date shall have occurred, or if the Revolving Credit Commitments have expired, then the Ratable Portion and Pro Rata Share of each Revolving Credit Lender in respect of any Class of the Revolving Credit Facility shall be determined based on the Ratable Portion and Pro Rata Share of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect (including, with respect to any such Class), giving effect to any subsequent assignments. The initial Ratable Portion and Pro Rata Share of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Ratable Portion and Pro Rata Share of each Lender shall be determined by the Administrative Agent and shall be conclusive absent manifest error.
“Recipient” has the meaning specified in Section 3.2.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is USD LIBOR, 11:00 a.m., London time, on the day that is two (2) Business Days preceding the date of such setting, and (b) if such Benchmark is not USD LIBOR, the time determined by Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 12.2(c).

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“Reimbursement Obligations” means, as and when matured, the obligation of any Loan Party to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit, all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of any Loan Party to any Issuer with respect to amounts drawn under Letters of Credit.
“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facilities.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, the LIBOR Rate and the Base Rate, (b) Canadian Dollars, the Canadian Base Rate and the Canadian BA Rate, (c) Sterling, the SONIA Rate, (d) Australian Dollars, the Australian Base Rate and the Australian Bill Rate and (e) Euro, the EURIBOR Base Rate and the EURIBOR Term Rate.
“Rent and Charges Reserves” means the aggregate of (a) all rent and other amounts (including common area maintenance charges) owing by any Loan Party, that is not paid when due, to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, third party logistics provider or other Person who possesses or is in control of any Current Asset Collateral or could assert a Lien on any Current Asset Collateral which is pari passu with or would have priority over the Liens of the Collateral Agent in such Current Asset Collateral, and (b) in the case of Inventory located at a leased premise located (i) in Landlord Lien Jurisdictions or (ii) that are distribution centers or warehouses, in each case, as long as no Event of Default is continuing, a reserve equal to two (2) months’ rent and other charges payable to any such Person, unless such Person has executed a Collateral Access Agreement.

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“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
“Reports” has the meaning specified in Section 11.16(b).
“Requisite Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50.0%) of the Aggregate Revolving Credit Commitments (or, after the Revolving Credit Termination Date, the Total Revolving Credit Outstandings); provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders, provided, further, that the amount of any participation in any Swing Loan and Reimbursement Obligations that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another non-Defaulting Lender shall be deemed to be held by the Lender that is the Swing Loan Lender or Issuer, as the case may be, in making such determination.
“Requisite Supermajority Lenders” means, collectively, Revolving Credit Lenders having more than sixty-six and seven-tenths percent (66.7%) of the Aggregate Revolving Credit Commitments (or, after the Revolving Credit Termination Date, the Total Revolving Credit Outstandings); provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Supermajority Lenders, provided, further, that the amount of any participation in any Swing Loan and Reimbursement Obligations that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another non-Defaulting Lender shall be deemed to be held by the Lender that is the Swing Loan Lender or Issuer, as the case may be, in making such determination.
“Reserves” means, without duplication, all Availability Reserves and all Inventory Reserves.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Responsible Officer” means the chief executive officer or any Financial Officer of a Loan Party and, solely for purposes of the execution and delivery of the Loan Documents on or after the Closing Date, any authorized officer of a Loan Party identified on incumbency certificates as such, and solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. “Responsible Officer” shall, in respect of the Luxembourg Guarantor, include any manager.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or such Restricted Subsidiaries’ stockholders, partners or members (or the equivalent Persons thereof) other than (i) the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees or service providers of Holdings or any Restricted Subsidiary solely in their capacity as

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employees or service providers and (ii) other than payments of intercompany indebtedness permitted under this Agreement, unless such payments are made in the form of dividends or other distributions that would otherwise be classified as Restricted Payments hereunder.
“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Loan denominated in an Alternative Currency pursuant to Section 2.11, and (iii) such additional dates as the Administrative Agent shall determine or the Requisite Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of Issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuer under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (iv) such additional dates as the Administrative Agent or the applicable Issuer shall determine or the Requisite Lenders shall require.
“Revolving Borrowing Base” means, as of the date of determination thereof, any of (a) the U.S. Borrowing Base, (b) the Canadian Borrowing Base, or (c) on and after the Australian Effective Date, the Australian Borrowing Base, as the context requires.
“Revolving Commitment Increase” has the meaning specified in Section 2.15(a).
“Revolving Commitment Increase Lender” has the meaning specified in Section 2.15(a).
“Revolving Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment or, as the context may require, Revolving Credit Commitment of any applicable Class at such time, subject (in each case) to adjustment as provided in Section 2.16(a)(iv). If the Revolving Credit Termination Date shall have occurred, or if the Revolving Credit Commitments have expired, then the Revolving Commitment Percentage of each Revolving Credit Lender in respect of any Class of the Revolving Credit Facility shall be determined based on the Revolving Commitment Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect (including, with respect to any such Class), giving effect to any subsequent assignments.
“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Total Revolving Credit Outstandings expressed as an amount representing the maximum principal amount of the Revolving Loans to be made by such Revolving Credit Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement, (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Credit Lender pursuant to an Assignment and Assumption, or (ii) a Revolving Commitment Increase or (iii) extended from time to time pursuant to a Revolving Extension Amendment. The amount of each Revolving Credit Lender’s Revolving Credit Commitment on the Closing Date is set forth on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Assumption, Incremental Revolving Amendment or Revolving Extension Amendment, in each case executed by such Revolving Credit Lender. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $500,000,000.

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“Revolving Credit Exposure” means, as to each Lender, the sum of the Outstanding Amount of such Lender’s Revolving Loans, its Pro Rata Share of Protective Overadvances, its Pro Rata Share of the Letter of Credit Obligations and its Pro Rata Share of the Swing Loan Obligations at such time.
“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit, and Loans under Extended Revolving Credit Commitments.
“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit or Swing Loan.
“Revolving Credit Note” means a promissory note made by the Borrowers, substantially in the form of Exhibit B-1, in favor of a Revolving Credit Lender, evidencing the Revolving Loans made by such Revolving Credit Lender to the Borrowers.
“Revolving Credit Termination Date” means the earliest of (a) with respect to Revolving Credit Commitments of any Class, the Scheduled Termination Date for Revolving Commitments of such Class, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 and (c) the date on which the Obligations become due and payable pursuant to Section 10.2.
“Revolving Extension” means any establishment of Extended Revolving Credit Commitments pursuant to Section 2.17 and the applicable Revolving Extension Amendment.
“Revolving Extension Amendment” has the meaning specified in Section 2.17(d).
“Revolving Extension Election” has the meaning specified in Section 2.17(b).
“Revolving Extension Request” has the meaning specified in Section 2.17(a).
“Revolving Extension Series” has the meaning specified in Section 2.17(a).
“Revolving Loan” has the meaning specified in Section 2.1(a)(i) and shall include for the avoidance of any doubt all Revolving Loans made under an Incremental Revolving Amendment and any Revolving Extension Amendment.
“S&P” means S&P Global Ratings and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria)..
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other

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Sanctions-related list maintained by any Governmental Authority (including any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws), (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, sanctions regulations or sanctions embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, (d) the Government of Canada, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates, in each case to the extent the same apply to any Loan Party or any Subsidiary thereof.
“Scheduled Termination Date” means (a) with respect to Revolving Credit Commitments (except Revolving Credit Commitments under a Revolving Extension Series), five (5) years after the Closing Date and (b) with respect to any Class of Revolving Credit Commitments under a Revolving Extension Series, the “Scheduled Termination Date” set forth in the Revolving Extension Amendment with respect thereto; provided that, in each case, if such day is not a Business Day, the Scheduled Termination Date shall be the Business Day immediately preceding such day.
“Scheduled Unavailability Date” has the meaning specified in Section 3.4(c)(vii).
“Seasonal Inventory Advance Period” means the period from August 15 of any Fiscal Year through and including November 15 of such Fiscal Year, provided, that, there shall be no Seasonal Inventory Advance Period at any time that there is a FILO Incremental Facility (and if a Seasonal Inventory Advance Period is in effect at the time a FILO Incremental Facility is entered into, then the Seasonal Inventory Advance Period shall not apply so long as the FILO Incremental Facility is in effect).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to, or exercising any, of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank. For the avoidance of doubt, any Cash Management Agreement relating to a foreign exchange transaction or currency swap transaction provided by any Lender hereunder shall be deemed a Secured Cash Management Agreement
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Restricted Subsidiary and (a) the Administrative Agent or any Affiliate or branch thereof, acting as the Hedge Bank or (b) any other Hedge Bank and designated in writing by the Hedge Bank and the Lead Administrative Loan Party to the Administrative Agent as a “Secured Hedge Agreement” (it being understood that one notice with respect to a specified ISDA Master Agreement may designate all transactions thereunder as being “Secured Hedge Agreements”, without the need for separate notices for each individual transaction thereunder).
“Secured Obligations” means (a) in the case of the Borrowers (other than the Canadian Borrowers and the Australian Borrowers), the Obligations, (b) in the case of any other Loan Party (other than any

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Canadian Loan Party or any Australian Loan Party), the Obligations, including the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party, (c) in the case of the Canadian Borrowers and any other Canadian Loan Party, the Canadian Obligations, including the obligations of any Canadian Loan Party under the Guaranty and the other Loan Documents to which it is a party, and (d) in the case of the Australian Borrowers and any other Australian Loan Party, on and after the Australian Effective Date, the Australian Obligations, including the obligations of any Australian Loan Party under the Guaranty and the other Loan Documents to which it is a party.
“Secured Parties” means, collectively, the Lenders, the Issuers, the Administrative Agent, the Collateral Agent (including in its capacity as Australian Security Trustee and its capacity as the hypothecary representative of the applicable Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec)), the Australian Security Trustee, each Hedge Bank, each Cash Management Bank, each co-agent or sub-agent (if any) appointed by the Administrative Agent from time to time pursuant to Section 11.5, and the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.
“Securities Account” means all securities accounts of any Loan Party, including “securities accounts” within the meaning given to such term in Article 8 of the UCC, in the PPSA, in the STA or in the Australian PPSA.
“Securities Account Control Agreement” means an effective securities account control agreement with an Approved Securities Intermediary, in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Security” means any Equity Interest, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.
“Security Agreements” means, collectively, (a) the U.S. Security Agreement, (b) the Canadian Security Agreement, (c) the Canadian Deed of Hypothec, (d) the Australian Collateral Documents and (e) the Luxembourg Security Agreements, as the context may require, and each other security agreement or Security Agreement Supplement executed and delivered pursuant to the Collateral and Guarantee Requirement to secure any of the Obligations.
“Security Agreement Supplement” means a U.S. Security Agreement Supplement, a Canadian Security Agreement Supplement, or an Australian Security Agreement Supplement, as the context may require.
“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the shrink reflected in current books and records of the Holdings and its Restricted Subsidiaries would be reasonably equivalent to the shrink calculated as part of the Holdings’ and its Restricted Subsidiaries’ most recent physical Inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any shrink as so reflected in the current books and records of Holdings and its Restricted Subsidiaries or estimated by Holdings for purposes of computing the applicable Revolving Borrowing Base).
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

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“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Average” means, for any Interest Period, the rate per annum determined by Agent as the compounded average of SOFR over a rolling calendar day period of thirty (30) days (“30-Day SOFR Average”) for the day (such day, the “SOFR Average Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period; provided, that (a) if as of 5:00 p.m. (New York time) on any SOFR Average Determination Day, such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website, then SOFR Average will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding Business Day is not more than three (3) Business Day prior to such SOFR Average Determination Day and (b) if SOFR Average determined as provided above (including pursuant to clause (a) of this proviso) would be less than zero then SOFR Average shall be deemed to be zero. Each determination of SOFR Average shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average reference rate published on the date two (2) Business Days prior to such date on the applicable Bloomberg screen page (or such other commercially available source of any authorized distributor of that reference rate providing such quotations as may be designated by the Administrative Agent from time to time); provided, that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” means, with respect to SONIA, 0.05% per annum.
“SONIA Rate” means, for any day, with respect to any Credit Extension denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided that, if the SONIA Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in a SONIA Rate shall be effective from and including the date of such change without further notice.
“SONIA Rate Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA, any conforming changes to the definition of “SONIA”, timing and frequency of determining the SONIA Rate and making payments of interest with respect to SONIA Rate Loans and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment and length of lookback

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periods) with respect to SONIA Rate Loans that the Administrative Agent decides, in consultation with Lead Administrative Loan Party, may be appropriate to reflect the adoption and implementation of SONIA and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of SONIA exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).
“SONIA Rate Loan” means a Loan that bears interest based on the SONIA Rate. All SONIA Rate Loans shall be denominated in Sterling. All Loans denominated in Sterling shall be SONIA Rate Loans.
“SPC” has the meaning specified in Section 12.2(g).
“Special Notice Currency” means, at any time, an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Asset Disposition/Investment Provision” means any of:
(a)    clauses (c), (e) (solely as it relates to another provision identified in this definition), (f), (l), (m), or (u) of Section 9.2,
(b)    Section 9.4, and
(c)    clauses (c), (e) (solely as it relates to another provision identified in this definition), (i), (j), (l), (p) or (s) of Section 9.5.
“Specified Event of Default” means any Event of Default of the type described in (a) Section 10.1(a), (b) Section 10.1(b)(i)(A), (c) Section 10.1(b)(ii), (d) Section 10.1(b)(v), (e) Section 10.1(d) (with respect to any Borrowing Base Certificate or provisions relating to cash management) or (f) Section 10.1(f).
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 12.27).
“Specified Representations” means those representations and warranties made by the Loan Parties in Sections 5.1(a) (with respect to organizational existence only), 5.1(b)(ii), 5.2(a), 5.2(b)(i), 5.2(b)(iii), 5.4, 5.13, 5.16, 5.17 and 5.18.
“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Holdings, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any Disposition of at least twenty (20) Stores in a single transaction to a single buyer or any Disposition of a business unit, line of business or division of Holdings or any Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), any issuance of Qualified Equity Interests, the implementation of any Business Optimization Initiative and any Restricted Payment or incremental Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

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“Spot Rate” means for a currency, on any relevant date of determination, the rate determined by Administrative Agent or any Issuer, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office on the date of such determination (it being understood that such determination is typically made at approximately 1:30 p.m. London time, but the determination time may be adjusted from time to time, based on current system configurations); provided, that, Administrative Agent or such Issuer, as applicable, may obtain such spot rate from another financial institution designated by Administrative Agent or such Issuer, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency or an Issuer may use the exchange rate reported by Bloomberg (or other commercially available source reasonably designated by the Administrative Agent or the applicable Issuer) as of the end of the preceding Business Day in the financial market for the applicable currency.
“STA” means the Securities Transfer Act, 2006 (Ontario), An Act Respecting the Transfer of Securities and the Establishment of Security Entitlements (Quebec), or any other similar legislation of any other applicable Canadian jurisdiction, each as in effect from time to time.
“Standalone Letter of Credit Facility” means the uncommitted letter of credit facility entered into on or about the date hereof arranged by Wells Fargo as agent for Holdings and its Subsidiaries.
“Standard Letter of Credit Practice” means, for Issuer or Canadian Underlying Issuer, as applicable, any domestic or foreign law or letter of credit practices applicable in the city in which Issuer or Canadian Underlying Issuer, as applicable, issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.
“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored, determined in accordance with Section 1.5.
“Sterling” and “£” mean the lawful currency of the U.K.
“Store” means any retail store (which includes any real property, fixtures, equipment, Inventory and other property related thereto) operated, or to be operated, by a Loan Party or any Restricted Subsidiary.
“Store Accounts” means Deposit Accounts established for the purpose of receiving receipts from a Store location or a series of Store locations of one or more Loan Parties.
“Subsequent Transaction” has the meaning set forth in Section 1.9(b).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Where it relates to any Australian Loan Party, “Subsidiary” means a subsidiary within the meaning given

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in Part 1.2 Division 6 of the Australian Corporations Act. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
“Subsidiary Guarantor” has the meaning specified in the definition of “Collateral and Guarantee Requirement”, and excludes, for the avoidance of doubt, Holdings and any Borrower. For avoidance of doubt, Holdings may cause any Restricted Subsidiary (organized under the Laws of any Covered Jurisdiction) that is not a Subsidiary Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a Joinder Agreement, and any such Restricted Subsidiary shall be a Subsidiary Guarantor hereunder for all purposes.
“Successor Parent” has the meaning specified in Section 9.4(e).
“Successor Rate” has the meaning specified in Section 3.4(c)(vii).
“Supported QFC” has the meaning specified in Section 12.29.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to-market value(s) for such Swap Contracts, as determined based upon one or more midmarket or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate or branch of a Lender).
“Swing Loan” has the meaning specified in Section 2.3(a).
“Swing Loan Lender” means Wells Fargo, through itself or through one of its designated Affiliates or branches, in its capacity as the Swing Loan Lender hereunder.
“Swing Loan Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Loans. The Swing Loan Obligations of any Revolving Credit Lender at any time shall be its Revolving Commitment Percentage of the total Swing Loan Obligations at such time.

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“Swing Loan Request” means a notice of Borrowing or Swing Loans pursuant to Section 2.3, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of a Borrower.
“Swing Loan Sublimit” means the lesser of (a) $50,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any present or future taxes, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“Tax Indemnitee” has the meaning specified in Section 3.1(e).
“Tax Trust Fund Certificate” means a certificate of a Responsible Officer of the Lead Administrative Loan Party certifying as to the type and amount of Tax Trust Funds that have been paid into any Deposit Account.
“Tax Trust Funds” means funds collected by a Loan Party on behalf of, and held in trust for, the applicable Governmental Authority in respect of taxes owing as a result of sales of Inventory by such Loan Party.
“Termination Date” means the first date no Lender shall have any Commitment hereunder nor any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations and (iii) Obligations in respect of Letters of Credit, which are covered below in this definition) shall remain unpaid or unsatisfied, nor any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the Letter of Credit Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the applicable Issuer).
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by Administrative Agent to the Lenders and Lead Administrative Loan Party of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for Administrative Agent and (c) a Benchmark Transition Event, or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the

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then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.4(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.
“Test Period” in effect at any time means the most recent period of four consecutive Fiscal Quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements are available after the use of commercially reasonable efforts by Holdings to provide the same; provided, that solely for the purposes of testing compliance (other than pro forma compliance) with Section 6.1, the financial statements in respect of the Test Period described in such Section 6.1 shall be the financial statements (including, the applicable Compliance Certificate in connection therewith) for the most recent period of four consecutive Fiscal Quarters of Holdings ended on or prior to such time (taken as one accounting period) which have been (or were required to be) delivered pursuant to Section 7.1(a) or (b), as applicable. A Test Period may be designated by reference to the last day thereof (i.e., the “May 1, 2021 Test Period” refers to the period of four consecutive Fiscal Quarters of Holdings ended on May 1, 2021), and a Test Period shall be deemed to end on the last day thereof.
“Threshold Amount” means $35,000,000.
“Total Assets” means the total assets of Holdings and its Restricted Subsidiaries on a Consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Sections 7.1(a) or 7.1(b).
“Total Borrowing Base” means the sum of (a) the Canadian Borrowing Base, (b) the US Borrowing Base and (c) on and after the Australian Effective Date, the Australian Borrowing Base.
“Total Excess Availability” means, as of any date of determination, an amount equal to the Total Revolving Loan Cap minus the Total Revolver Usage.
“Total Revolver Usage” means as of any date of determination, the sum of the Canadian Revolver Usage plus the U.S. Revolver Usage plus on and after the Australian Effective Date, the Australian Revolver Usage, on such date of determination.
“Total Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans and Protective Advances outstanding at such time.
“Total Revolving Loan Cap” means, as of any date of determination, the lesser of (a) the Aggregate Revolving Credit Commitments as of such date of determination and (b) the Total Borrowing Base as of such date of determination.
“Transaction Expenses” means the fees, premiums or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.
“Transactions” means, collectively, (a) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Loans and the issuance of Letters of Credit (if any), (b) the consummation of the Existing Credit Agreement Refinancing and (c) the payment of the Transaction Expenses.
“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Canadian Base Rate Loan, a Canadian BA Rate Loan, a EURIBOR Term Rate Loan, a EURIBOR Base Rate Loan, a LIBOR Rate Loan, a SONIA Rate Loan, an Australian Base Rate Loan or an Australian Bill Rate Loan.

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“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, priority perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the state of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such priority, perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
“UCP” means , with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Administrative Agent, the Issuers and the Lenders, including, without limitation, a reduction in the Net Recovery Percentage of property or assets included in any Revolving Borrowing Base or misrepresentation by the Loan Parties.
“Unrestricted Subsidiary” means (a) (i) GME Entertainment, LLC, a Delaware limited liability company, and (ii) any Subsidiary of the Borrowers designated as an Unrestricted Subsidiary pursuant to Section 8.3 after the Closing Date, in each case, until such Person ceases to be an Unrestricted Subsidiary of Holdings in accordance with Section 8.3 or ceases to be a Subsidiary of Holdings and (b) any direct or indirect Subsidiary of any Person referred to in clause (a); provided that no Unrestricted Subsidiary shall at any time own the Equity Interest of any Loan Party.
“Unused Commitment Fee” has the meaning specified in Section 2.12(a).
“Unused Commitment Fee Rate” means, for any day, a percentage per annum equal to one-quarter percent (0.25%) per annum.
“U.S.” or “United States” mean the United States of America.
“U.S. Allocated Availability” means (a) in the case of the Australian Borrowing Base, the portion of the amount by which the U.S. Loan Cap exceeds the U.S. Revolver Usage allocated by Lead Administrative Loan Party to the Australian Borrowing Base and (b) in the case of the Canadian Borrowing Base, the portion of the amount by which the U.S. Loan Cap exceeds the U.S. Revolver Usage allocated by Lead Administrative Loan Party to the Canadian Borrowing Base, in each case under clause (a) and (b), subject to, and in accordance with, the terms with respect thereto set forth in Section 1.16.
“U.S. Allocated Availability Reserve” means Availability Reserves established in the amount of the U.S. Allocated Availability.
“U.S. Borrower” means any Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“U.S. Borrowing Base” means, as of the date of determination thereof, an amount equal to:

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(a)    the face amount of Eligible Credit Card Receivables of U.S. Borrowers, multiplied by the Credit Card Receivables Advance Rate; plus
(b)    the Net Recovery Percentage of Eligible Inventory (other than Eligible In-Transit Inventory) of U.S. Borrowers, multiplied by the Inventory Advance Rate, multiplied by the Cost of Eligible Inventory of U.S. Borrowers (other than Eligible In-Transit Inventory), net of Inventory Reserves attributable to Eligible Inventory (other than Eligible In-Transit Inventory) of U.S. Borrowers; plus
(c)    the Net Recovery Percentage of Eligible In-Transit Inventory of U.S. Borrowers, multiplied by the Inventory Advance Rate, multiplied by the Cost of Eligible In-Transit Inventory of U.S. Borrowers, net of Inventory Reserves attributable to Eligible In-Transit Inventory of U.S. Borrowers, provided, that, notwithstanding anything to the contrary contained herein, in no event shall any Eligible In-Transit Inventory of U.S. Borrowers initially be included in the calculation of the U.S. Borrowing Base unless and until Administrative Agent has agreed in writing after the Closing Date to include such Eligible In-Transit Inventory in the U.S. Borrowing Base in its Permitted Discretion; plus
(d)    100% of Qualified Cash of U.S. Borrowers; minus
(e)    the U.S. Allocated Availability Reserve; minus
(f)    Availability Reserves attributable to U.S. Borrowers.
“U.S. Collateral Documents” means, collectively, (a) the U.S. Security Agreement, (b) the U.S. Security Agreement Supplements, (c) the U.S. Intellectual Property Security Agreements, (d) the U.S. Pledge Agreement and (e) and each of the other agreements, instruments or documents that creates or purports to create a Lien to secure the Obligations or a Guarantee of the Obligations, in each case, in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, and that are governed by the Laws of the United States any state thereof or the District of Columbia.
“USD LIBOR” means the London interbank offered rate for Dollars.
“U.S. Intellectual Property Security Agreements” means the Copyright Security Agreements, the Patent Security Agreements and the Trademark Security Agreements, as the context may require, as each is defined in the U.S. Security Agreement.
“U.S. LC Disbursement” means a payment made by an applicable Issuer pursuant to a drawing on a U.S. Letter of Credit.
“U.S. LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time plus (b) the aggregate amount of all U.S. LC Disbursements that have not yet been reimbursed by or on behalf of the U.S. Loan Parties at such time, less (c) the amount of Letter of Credit Collateralization in respect of U.S. Letters of Credit. The U.S. LC Exposure of any U.S. Lender at any time shall be its Pro Rata Share of the total U.S. LC Exposure at such time.
“U.S. Letter of Credit” means a Letter of Credit issued by an applicable Issuer for the account of a U.S. Borrower pursuant to this Agreement.
“U.S. Letter of Credit Sublimit” means, at any time, an amount equal to (a) the Letter of Credit Sublimit minus (b) the sum of (i) the outstanding Letter of Credit Obligations of Canadian Borrowers at such time and (ii) on and after the Australian Effective Date, the outstanding Letter of Credit Obligations of Australian Borrowers at such time.

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“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Loan Cap” means an amount equal to the lesser of (a) the U.S. Borrowing Base and (b) the U.S. Loan Limit.
“U.S. Loan Limit” means an amount equal to (a) the Aggregate Revolving Credit Commitments minus (b) the sum of (i) the Canadian Revolver Usage, and (ii) on and after the Australian Effective Date, the Australian Revolver Usage.
“U.S. Loan Party” means any Loan Party that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“U.S. Loans” means, individually and collectively as the context may require, the U.S. Revolving Loans, the U.S. Swing Loans, and the U.S. Protective Advances.
“U.S. Obligations” means Obligations of U.S. Loan Parties.
“U.S. Overadvance” means, as of any date of determination, the amount of any U.S. Revolver Usage in excess of the U.S. Loan Cap.
“U.S. Pledge Agreement” means the U.S. Pledge Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.
“U.S. Protective Advance” means a Protective Advance to a U.S. Borrower.
“U.S. Revolver Usage” means, as of any date of determination, without duplication, the sum of (a) the principal amount of outstanding U.S. Loans (including U.S. Revolving Loans, U.S. Swing Loans and U.S. Protective Advances), plus (b) the sum of (i) the aggregate undrawn amount of all outstanding U.S. Letters of Credit, plus (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a U.S. Revolving Loan.
“U.S. Revolving Loans” means Revolving Loans to or for the account of any U.S. Borrower.
“U.S. Security Agreement” means the U.S. Security Agreement, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.
“U.S. Security Agreement Supplement” has the meaning specified in the U.S. Security Agreement.
“U.S. Special Resolution Regimes” has the meaning specified in Section 12.29.
“U.S. Swing Loan” means any Swing Loan made to a U.S. Borrower.
“U.S. Swing Loan Limit” means, at any time, an amount equal to (a) $50,000,000 minus (b) the sum of (i) the outstanding Swing Loan Obligations of Canadian Borrowers at such time and (ii) on and after the Australian Effective Date, the outstanding Swing Loan Obligations of Australian Borrowers at such time.

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“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 3.1(c).
“Warranty Subsidiary” means any Subsidiary of Holdings that only provides warranty, service contract and/or similar services to retail customers and is subject to applicable state laws and regulations requiring certain cash balances and compliance with other obligations pursuant to such laws and regulations. As of the Closing Date, GameStop Service Holdings, LLC, a Delaware limited liability company, and GameStop Service Company, LLC, a Delaware limited liability company, constitute “Warranty Subsidiaries”.
“Weekly Borrowing Base Reporting Period” means each period (a) beginning on the date that Excess Availability shall have been less than the greater of (i) 12.5% of the Total Revolving Loan Cap and (ii) $15,000,000, in either case, for five (5) consecutive Business Days, and (b) ending on the date Excess Availability shall have been equal to or greater than the greater of (i) 12.5% of the Total Revolving Loan Cap and (ii) $15,000,000, in each case, for thirty (30) consecutive calendar days or (b) beginning upon the occurrence of an Event of Default and continuing until there is no Event of Default. The termination of a Weekly Borrowing Base Reporting Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly Borrowing Base Reporting Period in the event that the conditions set forth in this definition again arise.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, acting in its individual capacity, and its successors and assigns.
“Wells Fargo Canada” means Wells Fargo Capital Finance Corporation Canada, a corporation existing under the laws of the Province of Ontario, and its successors and assigns.
“Wholly-Owned Subsidiary” of a Person means a Subsidiary of such Person, all of the outstanding Equity Interests of which (other than (i) director’s qualifying shares and (ii) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which

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that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)    References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.
(iii)    The term “including” is by way of example and not limitation, except when used in the computation of time periods.
(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(v)    Unless otherwise expressly indicated herein, the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.
(c)    The terms “Lender,” “Swing Loan Lender”, “Issuer”, “Administrative Agent”, “Collateral Agent” and “Australian Security Trustee” include, without limitation, their respective successors.
(d)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(e)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(f)    Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds and in the required currency (or, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations and (ii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable Hedge Bank to remain outstanding without being required to be repaid.
(g)    For all purposes under the Loan Documents, in connection with any Division: (i) if as a result of such Division any asset, right, obligation or liability of any Person becomes the asset, right, obligation or

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liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if as a result of such Division any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
(h)    For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the Laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC, the PPSA or the Australian PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs”, (xii) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (xv) “easement” shall be deemed to include “servitude”, (xvi) “priority” shall be deemed to include “prior claim”, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) “fee simple title” shall be deemed to include “absolute ownership”, (xix) “Accounts” shall be deemed to include claims under the Civil Code of Quebec, (xx) “Inventory” shall be deemed to include corporeal movables included in the assets of any Loan Party’s enterprises kept for sale, lease or processing in the manufacture or transformation of property intended for sale, for lease or for use in providing a service, and (xxi) “foreclosure” shall be deemed to include the “exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d'une loi applicable).
(i)    Any reference in this Agreement to Liens stated to be in favor of Collateral Agent shall be construed so as to include a reference to Liens granted in favor of Australian Security Trustee.
SECTION 1.3    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.
SECTION 1.4    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such

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ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.5    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.
SECTION 1.6    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Constituent Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all appendices, exhibits and schedules thereto and all subsequent amendments, restatements, extensions, supplements and other modifications thereto (but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document); and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
SECTION 1.7    Times of Day; Timing of Payments and Performance.
(a)    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
(b)    Except as otherwise expressly set forth herein, when the payment of any obligation (other than as specified in the definition of “Interest Period”) or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
SECTION 1.8    Pro Forma Calculations, Etc.
(a)    Notwithstanding anything to the contrary herein, Consolidated EBITDA and any financial ratio or test, including the Consolidated Fixed Charge Coverage Ratio (whether in connection with testing the satisfaction of the Payment Conditions or otherwise), the Consolidated Total Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.8; provided that, notwithstanding anything to the contrary in this Section 1.8, when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 6.1, the events described in this Section 1.8 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.
(b)    For purposes of calculating Consolidated EBITDA and any financial ratio or test, including the Consolidated Fixed Charge Coverage Ratio, the Consolidated Total Leverage Ratio and Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith, subject to clause (c) of this Section 1.8) that have been made (i) during the applicable Test Period or (ii) subject to the proviso set forth in clause (a) of this Section 1.8, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or

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consolidated with or into a Loan Party or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.8, then the Consolidated Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.8. Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of Lead Administrative Loan Party and include those adjustments that (i) are made in good faith based upon reasonable assumptions and (ii) are (A) directly attributable to the Specified Transactions with respect to which such adjustments are to be made, and (B) factually supportable and reasonably identifiable. For the avoidance of doubt, all pro forma adjustments shall be consistent with, and subject to, the caps and limits set forth in the applicable definitions herein.
(c)    In the event that any Loan Party or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Fixed Charge Coverage Ratio and the Consolidated Total Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Fixed Charge Coverage Ratio and the Consolidated Total Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (with respect to any calculation of the Total Leverage Ratio) or the first day of the applicable Test Period (with respect to any calculation of the Consolidated Fixed Charge Coverage Ratio).
(d)    Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Lead Administrative Loan Party (it being understood that pro forma adjustments need not be prepared in compliance with Regulation S-X) and may include, for the avoidance of doubt, the amount of Expected Cost Savings that are permitted by (and subject to any applicable limitations set forth in) definition of “Consolidated EBITDA”.
(e)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Lead Administrative Loan Party to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Administrative Loan Party may designate.
(f)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, the Consolidated Fixed Charge Coverage Ratio, the Consolidated Total Leverage Ratio, the Payment Conditions and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.9), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test or amount occurring after such calculation, or after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

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SECTION 1.9    Limited Condition Transactions.
(a)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(i)    any determination of compliance with the Consolidated Fixed Charge Coverage Ratio, and/or the Payment Conditions, or any other financial ratio or test, including the financial covenant set forth in Section 6.1;
(ii)    any determination of compliance with any provision of this Agreement or any Loan Document which requires that no Default, Event of Default or Specified Event of Default has occurred, is continuing or would result from any such Limited Condition Transaction, as applicable;
(iii)    any determination of the accuracy of representations or warranties (other than Specified Representations in the case of a Limited Condition Transaction under clause (b) of such definition);
(iv)    any determination of compliance with availability under any basket (including any basket measured as a percentage of Consolidated EBITDA or Total Assets); or
(v)    any other determination as to whether any such Limited Condition Transaction or any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Transaction (including the incurrence of Indebtedness, the creation of Liens, the making of Dispositions, the making of an Investment or Restricted Payment, the designation of a “Subsidiary” as a Restricted Subsidiary or an Unrestricted Subsidiary or the repayment or prepayment of Indebtedness) complies with the covenants or agreements contained in this Agreement or any other Loan Document, in each case, at the option of the Lead Administrative Loan Party (the Lead Administrative Loan Party’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date for determination set forth in clause (i) through (v) above shall be the LCT Test Date for such Limited Condition Transaction. If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) any such ratios, tests or other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, Holdings or any of its Restricted Subsidiaries could have consummated such Limited Condition Transaction on the relevant LCT Test Date in compliance with the applicable ratios, tests or other provisions, such ratios, tests or other provisions shall be deemed to have been complied with, provided, that, (A) in the case of a Limited Condition Transaction under clause (a) of the definition of such term, such transaction occurs within sixty (60) days after the LCT Test Date with respect thereto (or such later date as Administrative Agent may agree), (B) in the case of a Limited Condition Transaction under clause (b) of the definition of such term, such transaction occurs within one hundred twenty (120) days after the LCT Test Date with respect thereto (or such later date as Administrative Agent may agree) and (C) in the case of a Limited Condition Transaction under clause (c) of the definition of such term, such transaction occurs within sixty (60) days after the LCT Test Date with respect thereto (or such later date as Administrative Agent may agree).
(b)    For the avoidance of doubt, (i) if any of such ratios, tests, baskets or other provisions are exceeded or breached as a result of fluctuations in any such ratio, test or basket (including due to fluctuations in Consolidated EBITDA, Excess Availability or Total Assets, a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction), such ratios, tests, baskets and other provisions will not be deemed to have been exceeded,

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breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted under this Agreement and the other Loan Documents and (ii) such ratios, tests, baskets and compliance with such other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Lead Administrative Loan Party has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for such transaction specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) requiring calculation of a ratio, test or basket availability on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket availability shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) solely with respect to Restricted Payments and Restricted Debt Payments only, also assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.
(c)    Notwithstanding the foregoing, the Limited Condition Transaction provisions set forth above shall not apply in respect of the making of any Revolving Credit Loans (or other Credit Extensions under the Revolving Credit Facility) the proceeds of which will be used to finance such Limited Condition Transaction, such that Lenders shall have no obligations to make any Revolving Credit Loans for such purposes except upon satisfaction of the conditions precedent set forth in Section 4.1 hereof and subject to the other terms and conditions set forth herein.
SECTION 1.10    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or any Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of each Revolving Borrowing Base, Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder and except as set for in clause (d) and (e) below, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or any Issuer, as applicable.
(b)    Except as expressly set forth herein with respect to any Borrowing, conversion, continuation or prepayment of a Loan or any issuance, amendment or extension of a Letter of Credit in Canadian Dollars, Euro, Sterling or Australian Dollars, wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuer, as the case may be.

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(c)    For purposes of determining each Revolving Borrowing Base (and each component thereof), the Borrowers shall report (i) asset values with respect to any asset included in the Revolving Borrowing Base in the currency shown in the Borrowers’ financial records or invoiced by the Borrowers, as applicable, for such asset (and otherwise as reasonably requested by the Administrative Agent, the relevant currency in its Local Covered Jurisdiction), (ii) any Inventory Reserves with respect to any item of Inventory in the currency in which the asset value for such item of Inventory is reported pursuant to clause (i) above (and otherwise as reasonably requested by the Administrative Agent, the relevant currency in its Local Covered Jurisdiction) and (iii) any Availability Reserve in the currency of the underlying claims, liabilities or obligations giving rise to such Availability Reserve (and otherwise as reasonably requested by the Administrative Agent, the relevant currency in its Local Covered Jurisdiction). Upon Administrative Agent’s request, any certificates, reports and notices delivered under this Agreement shall express any amounts, calculations or determinations in Dollars or the Dollar Equivalent.
(d)    For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Spot Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt (or, in the case of an LCT Election, on the date of the applicable LCT Test Date); provided that, if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar- denominated restriction to be exceeded if calculated at the Spot Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so refinanced does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the Spot Rate that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.
(e)    For purposes of determining the Consolidated Fixed Charge Coverage Ratio, including Consolidated EBITDA when calculating such ratios, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing the any financial covenant) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of Holdings for the applicable Test Period for which such measurement is being made, and will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.
SECTION 1.11    Additional Alternative Currencies.
(a)    The Borrowers may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and each Lender with a commitment under which such currency is requested to be made available; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuer.

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(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuers, in its or their sole discretion). In the case of any such request pertaining to a Loan, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuers thereof. Each Lender (in the case of any such request pertaining to a Loan) or the Issuers (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or any Issuer, as the case may be, to respond to such request within the time period specified in the preceding clause (b) shall be deemed to be a refusal by such Lender or such Issuer, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Lead Administrative Loan Party and (i) the Lead Administrative Loan Party, the Administrative Agent and such Lenders may establish an appropriate interest rate (including with respect to any fee based on an interest rate) definition to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of the appropriate interest rate for such currency has been established with respect to such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Loans in such currency.
(d)    If the Administrative Agent and the Issuers consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Lead Administrative Loan Party and (i) the Lead Administrative Loan Party, the Administrative Agent and the Issuers may establish an appropriate interest rate (including with respect to any fee based on an interest rate) definition to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of the appropriate interest rate for such currency has been established, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Lead Administrative Loan Party.
SECTION 1.12    Change of Currency.
(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    To facilitate the administration of this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the

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Lead Administrative Loan Party) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    To facilitate the administration of this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Lead Administrative Loan Party) may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
SECTION 1.13    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR”, “SONIA”, “CDOR”, “Australian Bill Rate” or “LIBOR Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
SECTION 1.14    Classification Among Negative Covenant Exceptions. For purposes of determining compliance at any time with Sections 9.1, 9.2, 9.3, 9.6 and/or 9.11 in the event that any Lien, Investment, Indebtedness, Restricted Payment, and/or prepayments of Material Junior Financing, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Sections 9.1, 9.2, 9.3, 9.6 and/or 9.11, the Lead Administrative Loan Party, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section. It is understood and agreed that any Lien, Investment, Indebtedness, Restricted Payment and/or prepayments of Material Junior Financing need not be permitted solely by reference to one category of permitted Lien, Investment, Indebtedness, Restricted Payment and/or prepayments of Material Junior Financing under Sections 9.1, 9.2, 9.3, 9.6 and/or 9.11, respectively, and may instead be permitted in part under any combination thereof, but the Lead Administrative Loan Party will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof). Notwithstanding the foregoing to the contrary, (a) all Indebtedness under the Loan Documents shall be deemed to have been incurred in reliance on the provisions of Section 9.3(a) and may not be reclassified or divided as set forth above and (b) all Liens securing the obligations under the Loan Documents shall be deemed to have been incurred in reliance on the provisions of Section 9.1(a) and may not be reclassified or divided as set forth above.
SECTION 1.15    Rates. The interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate) may be determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on LIBOR Rate Loans and Base Rate Loans

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(when determined by reference to clause (b) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 3.4(c), such Section 3.4(c) provides a mechanism for determining an alternative rate of interest. Administrative Agent will notify Lead Administrative Loan Party, pursuant to Section 3.4(c), of any change to the reference rate upon which the interest rate on LIBOR Rate Loans or Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate) is based. However, Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.4(c), will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Administrative Agent may select information sources or services in its discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.16    Borrowing Base; Reserves; U.S. Allocated Availability.
(a)    The U.S. Borrowing Base, Canadian Borrowing Base and Australian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.4 (or otherwise in accordance with the provisions of this Agreement), as adjusted to give effect to Availability Reserves and other applicable terms hereof, and to reflect the commencement or termination of a Seasonal Inventory Advance Period, in each case, following such delivery. Each Borrowing Base shall be reported in accordance with Section 1.10(c).
(b)    Agent will have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Availability Reserves, provided, that, Agent will provide five (5) Business Days’ prior written notice (which may be by electronic mail) to Lead Administrative Loan Party of the establishment of new categories of Availability Reserves or the change in the methodology of calculation of an existing category of Availability Reserves (which notice shall include a description of the basis for such reserve or change in methodology); except, that, no such prior notice shall be required if (a) the change arises solely by virtue of mathematical calculations of the amount of the reserve in accordance with the methodology of calculation previously utilized, or (b) any Event of Default exists.

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(c)    During such five (5) Business Day period, (a) Borrowers agree not to request any Credit Extension that would result in U.S. Revolver Usage in excess of the U.S. Borrowing Base, Canadian Revolver Usage in excess of the Canadian Borrowing Base or Australian Revolver Usage in excess of the Australian Borrowing Base, after giving effect to such new categories of Availability Reserves or modified Availability Reserves, except to the extent of any Borrowings made in good faith to pay costs and expenses in the ordinary course of business on a non-accelerated basis, provided, that, no such Borrowing may be made to pay costs and expenses in the ordinary course of business during such five (5) Business Day period if such Borrowing would result in any Overadvance after giving effect to the Availability Reserve specified in the relevant notice and (b) upon the request of Lead Administrative Loan Party, Administrative Agent agrees to make itself available to discuss the Availability Reserve or change, and the Lead Administrative Loan Party may take such action as may be required so that the event, condition, or matter that is the basis for such Availability Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to Administrative Agent.
(d)    The amount of any Availability Reserve established or modified by Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such Availability Reserve as determined by Administrative Agent in its Permitted Discretion and to the extent that such Availability Reserve is in respect of amounts that may be payable to third parties Administrative Agent may, at its option, deduct such Availability Reserve from the U.S. Loan Limit, the Canadian Loan Limit or the Australian Loan Limit, as applicable, at any time that such limit is less than the amount of the applicable Revolving Borrowing Base. To the extent that any circumstance, condition, event or contingency as to any Eligible Credit Card Receivables, Eligible Inventory or Eligible In-Transit Inventory is addressed pursuant to the treatment thereof within the applicable definition of such terms, Administrative Agent shall not also establish an Availability Reserve to address the same circumstance, condition, event or contingency.
(e)    Any circumstance, condition, event or contingency arising prior to the Closing Date and disclosed in the most recent Field Examination or Inventory Appraisals received by Agent or otherwise made known by the Lead Administrative Loan Party to Administrative Agent in writing in each case prior to the Closing Date shall not be the basis for the establishment of a new category of Availability Reserves after the Closing Date (other than Bank Product Reserves) unless (i) the relevant circumstances, conditions, events or contingencies shall have changed since the Closing Date, or (ii) the relevant circumstances, conditions, events or contingencies exist on the Closing Date and have been disclosed in writing by Lead Administrative Loan Party to Administrative Agent but Administrative Agent has elected not to establish an Availability Reserve with respect thereto; provided, that, (A) the Lead Administrative Loan Party has been notified prior to the Closing Date of such circumstances, conditions, events or contingencies that exist on the Closing Date but for which Administrative Agent has elected not to establish an Availability Reserve on the Closing Date, and (B) the foregoing shall not apply to any Availability Reserves in connection with Australian Borrowers or the Australian Borrowing Base.
(f)    Notwithstanding anything to the contrary in this Agreement, until the Assets Diligence Date, the assets acquired in any Permitted Acquisition or other Investment permitted by this Agreement and the assets that are held by any Subsidiary that is designated as an additional Borrower pursuant to Section 2.14(e) may be included in the applicable Revolving Borrowing Base if a Field Examination and/or an Inventory Appraisal, as applicable, covering such assets is not complete, up to an aggregate amount (for all such acquired assets and assets of a newly designated Borrower) not greater than 10.0% of the applicable Revolving Borrowing Base (as in effect prior to the applicable Assets Acquisition Date or date of designation, as applicable, and prior to giving effect to the inclusion of other acquired assets or assets of a newly designated Borrower, as applicable, in reliance on this sentence prior to the relevant Assets Diligence Date). To the extent a Field Examination and/or an Inventory Appraisal, as applicable, covering

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such assets is not complete as of the date that is ninety-one (91) days after the Assets Acquisition Date or date of designation, as applicable, the applicable Revolving Borrowing Base shall not include any assets acquired in the relevant acquisition or similar investment or any assets of such newly designated Borrower, as applicable, until a Field Examination and/or an Inventory Appraisal, as applicable, covering such assets has been completed (at which time the Lead Administrative Loan Party will be permitted to deliver an updated Borrowing Base Certificate reflecting the inclusion of such assets in such Revolving Borrowing Base). The Administrative Agent shall take such actions as are reasonably required to obtain any such Field Examination and/or an Inventory Appraisal, it being understood that any such Field Examination and/or an Inventory Appraisal shall not be subject to (and shall not be included in) the limitations set forth in Section 7.5 on the number of Field Examinations and Inventory Appraisals that the Administrative Agent is permitted to conduct or for which the Administrative Agent is entitled to be reimbursed in any period.
(g)    Subject to the terms and conditions of this Section 1.16, Lead Administrative Loan Party shall have the right to allocate a portion of the amount by which the U.S. Borrowing Base exceeds the U.S. Revolver Usage to the Canadian Borrowing Base such that there shall be a dollar-for-dollar decrease in the U.S. Borrowing Base as a result of the establishment of the U.S Allocated Availability Reserve in the amount so allocated to the Canadian Borrowing Base, provided, that, (i) the aggregate amount of all such availability allocated to the Canadian Borrowing Base shall not exceed $25,000,000 at any time, (ii) as of the date of the allocation of such availability, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) Administrative Agent shall have received five (5) Business Days’ prior written notice (or such lesser period to which the Administrative Agent may agree in its Permitted Discretion) of the election of Lead Administrative Loan Party to allocate such availability, which notice shall specify the amount of availability to be allocated, and the requested date of the effectiveness of such allocation, (iv) such allocations shall be no more frequent than one time in any calendar month and shall be effective on the date that is (5) Business Days after the receipt by Administrative Agent of the written notice required under clause (iii) above (or such lesser period to which the Administrative Agent may agree in its Permitted Discretion), provided, that, the Administrative Agent shall have received an updated Borrowing Base Certificate that gives effect to such allocation, (v) each notice from Lead Administrative Loan Party of such allocation shall be irrevocable, (vi) such allocation shall remain in force and effect until the date that the Lead Administrative Loan Party delivers written notice to the Administrative Agent of any reallocation (which notice must be furnished at the times set forth above and must contain the information required in the original request to reallocated availability), and (vii) the aggregate amount of availability so allocated shall be not less than $1,000,000 or $1,000,000 increments in excess thereof.
(h)    Subject to the terms and conditions of this Section 1.16, on and after the Australian Effective Date, Lead Administrative Loan Party shall have the right to allocate a portion of the amount by which the U.S. Borrowing Base exceeds the U.S. Revolver Usage to the Australian Borrowing Base such that there shall be a dollar-for-dollar decrease in the U.S. Borrowing Base as a result of the establishment of the U.S. Allocated Availability Reserve in the amount so allocated to the Australian Borrowing Base, provided, that, (i) the aggregate amount of such availability allocated to the Australian Borrowing Base shall not exceed $12,500,000 at any time, (ii) as of the date of the allocation of such availability, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) Administrative Agent shall have received five (5) Business Days’ prior written notice (or such lesser period to which the Administrative Agent may agree in its Permitted Discretion) of the election of Lead Administrative Loan Party to allocate such availability, which notice shall specify the amount of availability to be allocated, and the requested date of the effectiveness of such allocation, (iv) such allocations shall be no more frequent than one time in any calendar month and shall be effective on the date that is (5) Business Days after the receipt by Administrative Agent of the written notice required under clause (iii) above (or such lesser period to which the Administrative Agent may agree in its

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Permitted Discretion), provided, that, the Administrative Agent shall have received an updated Borrowing Base Certificate that gives effect to such allocation, (v) each notice from Lead Administrative Loan Party of such allocation shall be irrevocable, (vi) such allocation shall remain in force and effect until the date that the Lead Administrative Loan Party delivers written notice to the Administrative Agent of any reallocation (which notice must be furnished at the times set forth above and must contain the information required in the original request to reallocated availability), and (vii) the aggregate amount of availability so allocated shall be not less than $1,000,000 or $1,000,000 increments in excess thereof.
SECTION 1.17    Australian Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an Australian Loan Party or any Australian Subsidiaries, a reference in this Agreement to:
(a)    “Account Debtor” also includes any “account debtor” as defined in section 10 of the Australian PPSA;
(b)    “Accounts” also includes any “account” as defined in section 10 of the Australian PPSA;
(c)    “Affiliate” has the meaning given to it in section 50AA of the Australian Corporations Act;
(d)    “Controller”, “receiver” or “receiver manager” has the meaning given to it in section 9 of the Australian Corporations Act;
(e)    “GAAP” means accounting principles and practices consistently applied which are generally accepted in Australian and are consistent with any applicable legislation, including instruments in force under section 334 of the Australian Corporations Act and provisions of such instruments; and
(f)    “Subsidiary” means a subsidiary within the meaning given in Part 1.2 Division 6 of the Australian Corporations Act.
SECTION 1.18    Banking Code of Practice (Australia). The parties agree that the Australian Banking Association Banking Code of Practice does not apply to the Loan Documents nor the transactions under them.
SECTION 1.19    Syndicated Facility Agreement. The parties acknowledge and agree that this Agreement is a syndicated facility agreement.
SECTION 1.20    Luxembourg Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to the Luxembourg Guarantor, a reference in this Agreement to:
(a)    “a “winding up, administration” or “dissolution” includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation, composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne) general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings;
(b)    an “agent” includes, without limitation, a “mandataire”;
(c)    “constitutional documents” or “by-laws” includes the up to date restated articles of association (statuts coordonnés) or the articles of incorporation of that person, as appropriate;

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(d)    a “liquidator”, “compulsory manager”, “receiver”, “administrator” or “similar officer” includes any:
(i)    juge commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;
(ii)    liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies' Act”);
(iii)    juge commissaire or liquidateur appointed under Article 1200-1(3) of the Luxembourg Companies' Act;
(iv)    commissaire appointed under the Grand Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and
(e)    juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition with creditors to avoid bankruptcy, as amended;
(f)     “Security” or a “security interest” includes, without limitation, any hypothèque, gage, nantissement, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce and any other type of security in rem (sûreté réelle) having a similar effect, whether granted or arising by operation of law; and
(g)    a “director” includes a gérant or an administrateur as applicable;
(h)    a person being “unable to pay its debts” includes, without limitation, that person being in a state of cessation of payments (cessation de paiements).
ARTICLE II
THE FACILITIES
SECTION 2.1    The Commitments.
(a)    The Revolving Credit Commitments.
(i)    On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars or in one or more Alternative Currencies (each, a “Revolving Loan”) to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, that, (A) each of the applicable Credit Extension Conditions shall be satisfied after giving effect to any such Revolving Loans (B) within the foregoing limits and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans, (C) Loans to Canadian Borrowers shall be denominated in Canadian Dollars, Dollars or Euro, (D) Loans to Australian Borrowers shall be denominated in Australian Dollars, Dollars or Euro and (E) Loans to U.S. Borrowers shall be denominated in Dollars, Canadian Dollars, Australian Dollars, Euro, Sterling or subject to the terms hereof, another Alternative Currency.
(ii)    Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.2), the Administrative Agent is authorized by the Borrowers and the Lenders, from

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time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Loans (which may be a Swing Loan) or other Credit Extensions to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.2 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable for the purposes specified in the definition of “Protective Advances”. Any Protective Advance may be made in a principal amount that would cause the Total Revolving Credit Exposure to exceed the Total Revolving Borrowing Base, the U.S. Revolving Credit Exposure to exceed the U.S. Borrowing Base, the Canadian Revolving Credit Exposure to exceed the Canadian Borrowing Base or the Australian Revolving Credit Exposure to exceed the Australian Borrowing Base, as the case may be; provided that the (A) aggregate amount of outstanding Protective Advances plus the aggregate of all other Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitments and (B) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed its Revolving Credit Commitments; provided further that the foregoing shall not result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Protective Advances allowed hereunder. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.2 have been satisfied or waived, the Administrative Agent may request that the Revolving Credit Lenders make a Revolving Loans to repay a Protective Advance. At any other time, the Administrative Agent may require the Revolving Credit Lenders to fund their risk participations described in Section 2.1(a)(iii).
(iii)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Revolving Credit Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Commitment Percentage. From and after the date, if any, on which any Revolving Credit Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Credit Lender, such Revolving Credit Lender’s Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
SECTION 2.2    Borrowing Procedures; Funding by Lenders.
(a)    Borrowing Procedures.
(i)    Each Borrowing (other than of Swing Loans) shall be made by a Notice of Borrowing delivered by a Responsible Officer of a Borrower or Lead Administrative Loan Party to Administrative Agent (which may be delivered through Administrative Agent’s electronic platform or portal) and received by Administrative Agent no later than
(A)    11:00 a.m. on the same Business Day, in the case of a Borrowing of Base Rate Loans,

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(B)    11:00 a.m. one (1) Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Canadian Base Rate Loans,
(C)    11:00 a.m. three (3) Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of EURIBOR Base Rate Loans,
(D)    11:00 a.m. three (3) Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of SONIA Rate Loans,
(E)    11:00 a.m. four (4) Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Australian Bill Rate Loans or Australian Base Rate Loans, and
(F)    11:00 a.m. three (3) Business Days (or four (4) Business Days in the case of a Borrowing denominated in a Special Notice Currency) prior to the date of the proposed Borrowing, in the case of a Borrowing of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans, or Loans in an Alternative Currency pursuant to a Special Notice Currency;
provided, however, that if the applicable Borrower wishes to request LIBOR Rate Loans, Canadian BA Rate Loans, or EURIBOR Term Rate Loans having an Interest Period other than a period provided in the definition of “Interest Period,” the applicable Notice of Borrowing must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days (or five (5) Business Days in the case of a Borrowing denominated in any Special Notice Currency) prior to the date of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days (or four (4) Business Days in the case of a Borrowing denominated in any Special Notice Currency) prior to the requested date of such Borrowing, the Administrative Agent shall notify Lead Administrative Loan Party whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.
(ii)    All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results reasonably satisfactory to Administrative Agent) prior to the funding of any such Revolving Loan. Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day. Each Notice of Borrowing by a Borrower or Lead Administrative Loan Party shall specify
(A)    the Borrower for such requested Borrowing,
(B)    the date of such proposed Borrowing, which shall be a Business Day,
(C)    the aggregate amount of such proposed Borrowing,
(D)    the Type of the proposed Borrowing,
(E)    the initial Interest Period or Interest Periods for any LIBOR Rate Loan, Canadian BA Rate Loan, EURIBOR Term Rate Loan or Australian Bill Rate Loan, as applicable,
(F)    the currency of the proposed Borrowing and
(G)    with respect to any Borrowing the proceeds of which will be used to fund a Restricted Payment subject to the satisfaction of the Payment Conditions, an additional solvency

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representation and warranty of the Holdings and its Restricted Subsidiaries (taken as a whole) after giving effect to such Borrowing and the use of proceeds thereof.
If the applicable Borrower or Lead Administrative Loan Party fails to specify a currency in a Notice of Borrowing, then the Loans so requested shall be made in Dollars. Loans denominated in Canadian Dollars shall be made as Canadian Base Rate Loans or Canadian BA Rate Loans, as applicable; provided, that, Loans denominated in Canadian Dollars to a U.S. Borrower shall only be Canadian BA Rate Loans. Loans denominated in Euro shall be made as EURIBOR Base Rate Loans or EURIBOR Term Rate Loans, as applicable. Loans denominated in Sterling shall be made as SONIA Rate Loans. Loans denominated in Australian Dollars shall be made as Australian Base Rate Loans or Australian Bill Rate Loans, as applicable. If the applicable Borrower or Lead Administrative Loan Party requests a Borrowing of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans but fails to specify an Interest Period, such Borrower or Lead Administrative Loan Party shall be deemed to have specified an Interest Period of one month’s duration.
(iii)    Each Borrowing of Loans shall be subject to the following applicable minimums and multiples, in each case, except as Administrative Agent may otherwise reasonably agree:
(A)    each Borrowing of Loans denominated in Dollars shall, in each case, be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof;
(B)    each Borrowing of Loans denominated in Canadian Dollars shall, in each case, be in an aggregate amount of not less than CAD $500,000 or an integral multiple of CAD $100,000 in excess thereof;
(C)    each Borrowing of Loans denominated in Euro shall, in each case, be in an aggregate amount of not less than €1,000,000 or an integral multiple of €500,000 in excess thereof;
(D)    each Borrowing of Loans denominated in Sterling shall, in each case, be in an aggregate amount of not less than £1,000,000 or an integral multiple of £500,000 in excess thereof;
(E)    each Borrowing of Loans denominated in Australian Dollars shall, in each case, be in an aggregate amount of not less than AUS$500,000 or an integral multiple of AUS$100,000 in excess thereof; and
(F)    each Borrowing of Loans denominated in any Alternative Currency (other than Euro, Sterling, Canadian Dollars or Australian Dollars) shall, in each case, be in an aggregate amount of not less than the Dollar Equivalent of $1,000,000 or an integral multiple of $500,000 in excess thereof.
(iv)    At such time as Administrative Agent may from time to time request, with a Borrowing request or immediately thereafter (but prior to the funding of such Borrowing) Borrowers shall provide Administrative Agent with a copy of the statement obtained by Borrowers from the securities intermediary where the Securities Account holding such Cash Equivalents are, showing the amounts of the Cash Equivalents constituting Qualified Cash in such account on or about the date of the Borrowing request.
(b)    Funding by Lenders.
(i)    The Administrative Agent shall give to each Appropriate Lender prompt notice of (A) the Administrative Agent’s receipt of a Notice of Borrowing, (B) the amount (and currency) of its Ratable Portion of the applicable Loans and (C) if LIBOR Rate Loans, Canadian BA Rate Loans,

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EURIBOR Term Rate Loans or Australian Bill Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.10(a) (subject to Section 3.4).
(ii)    Each Appropriate Lender shall, before
(A)    3:00 p.m. on the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans to be provided on same-day notice (other than any such Borrowing to be made on the Closing Date),
(B)    1:00 p.m. on the date of the proposed Borrowing, in the case of a Borrowing of LIBOR Rate Loans (other than any such Borrowing to be made on the Closing Date),
(C)    the Applicable Time specified by the Administrative Agent on the date of the proposed Borrowing, in the case of a Borrowing of Loans denominated in an Alternative Currency, and
(D)    10:00 a.m. on the Closing Date with respect to any Borrowing to be made on the Closing Date, make available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency, such Lender’s Ratable Portion of such proposed Borrowing (it being understood that, notwithstanding anything to the contrary in this Agreement, the Ratable Portion of each such Revolving Loan to be funded by each Revolving Credit Lender shall be determined without regard to any separate Class or Classes of Revolving Credit Commitments of such Revolving Credit Lender). Upon fulfillment (or due waiver in accordance with Section 12.1) (i) on the Closing Date, of the applicable conditions set forth in Section 4.1 and (ii) at any time after the Closing Date, of the applicable conditions set forth in Section 4.2, and, subject to clause (c) below, after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the applicable Borrower (or Lead Administrative Loan Party) as promptly as reasonably practicable either by (A) crediting the account of such Borrower on the books of Wells Fargo with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower or Lead Administrative Loan Party.
(c)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the applicable Overnight Rate, plus, in case of this clause (ii), any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If any of Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrowers the amount of such interest paid by such Borrowers for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrowers

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shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrowers.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Protective Advances, Letters of Credit and Swing Loans or to make any other payments required by the Lenders hereunder are several and not joint. The failure of any Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but, except to the extent otherwise provided herein, no such other Lender shall be responsible for the failure of any Lender to make a Loan or payment required under this Agreement.
(e)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with Section 12.1, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(f)    Number of Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Lead Administrative Loan Party and the Administrative Agent.
(g)    Cashless Settlement. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Lead Administrative Loan Party, the Administrative Agent, and such Lender.
SECTION 2.3    Swing Loans.
(a)    Subject to the terms and conditions set forth herein, the Swing Loan Lender, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.3, shall make loans in Dollars under the Revolving Credit Facility (each, a “Swing Loan”) to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Swing Loan made by the Swing Loan Lender hereunder in its capacity as the Swing Loan Lender) not to exceed (i) in the case of all Swing Loans, the Swing Loan Sublimit, (ii) in the case of U.S. Swing Loans not to exceed the U.S. Swing Loan Limit, (iii) in the case of Canadian Swing Loans not to exceed the Canadian Swing Loan Limit and (iv) in the case of Australian Swing Loans not to exceed the Australian Swing Loan Limit; provided, that (A) at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, any of the applicable Credit Extension Conditions shall not be satisfied (for the Class of Revolving Credit Commitments with the Latest Maturity Date held by the Swing Loan Lender); (B) in the event that the Swing Loan Lender and the Administrative Agent are not the same Person, then the Swing Loan Lender shall only make a Swing Loan after having given prior notice thereof to the Administrative Agent; and (C) the Swing Loan Lender shall not be required to make any Swing Loan to the extent that such Swing Loan Lender reasonably believes that any Lender is a Defaulting Lender unless, after giving effect to the requested Swing Loan, there would exist no Fronting Exposure (in the good faith determination of the Swing Loan Lender and the Administrative Agent). Immediately upon the making of a Swing Loan, each Revolving Credit Lender

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shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Loan Lender a risk participation in such Swing Loan in an amount equal to the product of such Revolving Credit Lender’s Revolving Commitment Percentage (determined without regard to any separate Class or Classes of Revolving Credit Commitments of any Lender) times the amount of such Swing Loan. Each Swing Loan shall be a Base Rate Loan denominated in Dollars and must be repaid in full as provided in Section 2.6(b). Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).
(b)    Each Borrowing of Swing Loans shall be made upon an irrevocable notice of a Borrower or Lead Administrative Loan Party to the Swing Loan Lender and the Administrative Agent, which may be given by a Swing Loan Request delivered through Administrative Agent’s electronic platform or portal or in such other manner as Administrative Agent may specify (including by e-mail or facsimile) not later than 11:00 a.m. on the requested borrowing date and shall specify (i) the amount to be borrowed, (ii) the Borrower, on account of whom, such Borrowing is being requested and (iii) the date of such proposed Borrowing, which shall be a Business Day. All Borrowing requests with respect to Swing Loans which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results reasonably satisfactory to Administrative Agent) prior to the funding of any such Swing Loan. Promptly after receipt by the Swing Loan Lender of any Swing Loan Request, the Swing Loan Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Loan Request and, if not, the Swing Loan Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Loan Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed Borrowing of Swing Loans (A) directing the Swing Loan Lender not to make such Swing Loan as a result of the failure of the applicable Credit Extension Conditions to be satisfied, or (B) that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, in each case, other than as a result of a Protective Advance, then, subject to the terms and conditions this Agreement, the Swing Loan Lender may, on the date of such proposed Borrowing specified in such Swing Loan Request, make the amount of its Swing Loan available to the applicable Borrower as promptly as reasonably practicable either by (i) crediting the account of such Borrower on the books of the Swing Loan Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Loan Lender by a Borrower or Lead Administrative Loan Party.
(c)    The Swing Loan Lender may demand at any time (and shall demand, not less frequently than weekly unless such Swing Loan is repaid in accordance with Section 2.3(a) hereof), that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (d) below, such Revolving Credit Lender’s Ratable Portion (determined without regard to any separate Class or Classes of Revolving Credit Commitment of any Lender) of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.
(d)    The Administrative Agent shall forward each demand referred to in clause (c) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Revolving Commitment Percentage of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to

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such demand. Any such request shall be deemed to be a request, on behalf of the Borrowers (each of whom hereby irrevocably authorize the Swing Loan Lender to so request on its behalf), that each Revolving Credit Lender make Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage (determined without regard to any separate Class or Classes of Revolving Credit Commitments of any Lender) of the amount of Swing Loans then outstanding for the account of such Borrower. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.1(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.2 (other than delivery of a Notice of Borrowing). Each Revolving Credit Lender shall, before 11:00 a.m. on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such notice or demand, make available to the Administrative Agent, in Same Day Funds in Dollars, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (e) below, be deemed to have made a Revolving Loan to the Borrowers in the amount of such payment. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.
(e)    If for any reason any Swing Loan cannot be refinanced by such a Borrowing in accordance with Section 2.3(d) above, the request for Base Rate Loans submitted by the Swing Loan Lender as set forth herein shall be deemed to be a request by the Swing Loan Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Loan Lender pursuant to Section 2.3(d) shall be deemed payment in respect of such participation. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Loan Lender a rate per annum equal to the applicable Overnight Rate from time to time, plus any administrative, processing or similar fees customarily charged by the Swing Loan Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Loan, as the case may be. A certificate of the Swing Loan Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.
(f)    Each Revolving Credit Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Loans pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Loan Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, (iii) the Class of any such Loans or (iv) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Loans made for such Borrower’s account, together with interest as provided herein.
(g)    At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Loan, if the Swing Loan Lender receives any payment on account of such Swing Loan, the Swing Loan Lender will distribute to such Revolving Credit Lender its Revolving Credit Percentage (determined without regard to any separate Class or Classes of Revolving Credit Commitments of any Lender) thereof in the same funds as those received by the Swing Loan Lender.

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(h)    If any payment received by the Swing Loan Lender in respect of principal or interest on any Swing Loan is required to be returned by the Swing Loan Lender under any of the circumstances described in Section 12.14 (including pursuant to any settlement entered into by the Swing Loan Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Loan Lender its Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Loan Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(i)    The Swing Loan Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.3 to refinance such Revolving Credit Lender’s Revolving Credit Percentage of any Swing Loan, interest in respect of such Revolving Credit Percentage of such Lender shall be solely for the account of the Swing Loan Lender.
(j)    The applicable Borrower shall make all payments with respect to Swing Loans directly to the Administrative Agent for the benefit of the Swing Loan Lender.
SECTION 2.4    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of the applicable Borrower or Lead Administrative Loan Party made in accordance herewith, and prior to the Revolving Credit Termination Date, the applicable Issuer agrees to issue, or, in the case of Canadian Letters of Credit, to cause a Canadian Underlying Issuer to issue, a requested Standby Letter of Credit or a Documentary Letter of Credit for the account of the applicable Borrowers. If the applicable Issuer, at its option, elects to cause a Canadian Underlying Issuer to issue a requested Canadian Letter of Credit, then the applicable Issuer agrees that it will enter into arrangements relative to the reimbursement of such Canadian Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Canadian Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Canadian Underlying Issuer with respect to drawings under such Canadian Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Canadian Reimbursement Undertaking”) with respect to Canadian Letters of Credit issued by such Canadian Underlying Issuer. By submitting a request to Administrative Agent and the applicable Issuer for the issuance of a Letter of Credit, the applicable Borrower shall be deemed to have requested that the applicable Issuer issue the requested Letter of Credit. By submitting a request to Administrative Agent and the applicable Issuer for the issuance of a Canadian Letter of Credit, Borrowers shall be deemed to have requested that (i) the applicable Issuer issue or (ii) a Canadian Underlying Issuer issue the requested Canadian Letter of Credit (and, in such case, to have requested the applicable Issuer to issue a Canadian Reimbursement Undertaking with respect to such requested Canadian Letter of Credit). Canadian Borrowers acknowledge and agree that Canadian Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the UCC) with respect to each Canadian Letter of Credit issued by a Canadian Underlying Issuer. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by a Responsible Officer, (ii) delivered to Administrative Agent and the applicable Issuer via telefacsimile or other electronic method of transmission reasonably acceptable to Administrative Agent and the applicable Issuer and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the applicable Issuer’s authentication procedures with results reasonably satisfactory to the applicable Issuer. Each such request shall be in form and substance reasonably satisfactory to Administrative Agent and the applicable Issuer and (i) shall specify (A) the amount and applicable currency of such Letter of Credit, which currency shall either be Dollars or an

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Alternative Currency, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) whether the requested Letter of Credit is a Standby Letter of Credit or a Documentary Letter of Credit and such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent, the applicable Issuer or Canadian Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuer or Canadian Underlying Issuer generally requests for Letters of Credit in similar circumstances. Issuer’s records of the content of any such request will be conclusive, absent manifest error. Anything contained herein to the contrary notwithstanding, the applicable Issuer may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Canadian Reimbursement Undertaking in respect of a Canadian Letter of Credit that (1) supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one (1) year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one (1) year and (2) is in an Alternative Currency if such Issuer does not otherwise issue letters of credit in such Alternative Currency.
(b)    No Issuer shall have any obligation to issue a Letter of Credit, or any Canadian Reimbursement Undertaking in respect of a Canadian Letter of Credit, if any of the following would result after giving effect to the requested issuance:
(i)    any of the applicable Credit Extension Conditions would not be satisfied, or
(ii)    the LC Exposure would exceed the Letter of Credit Sublimit; or
(iii)    the LC Exposure in respect of all Letters of Credit Issued by any Issuer would exceed such Issuer’s Issuer Sublimit.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuer shall not be required to issue or arrange for such Letter of Credit or Canadian Reimbursement Undertaking to the extent (i) the Defaulting Lender’s LC Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.16, or (ii) the Issuer has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuer’s risk with respect to the participation in such Letter of Credit or any applicable Canadian Reimbursement Undertaking of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s LC Exposure in accordance with Section 2.16. Additionally, Issuer shall have no obligation to issue or extend a Letter of Credit or a Canadian Reimbursement Undertaking in respect of a Canadian Letter of Credit, in either case, if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuer from issuing such Letter of Credit or Canadian Reimbursement Undertaking or Canadian Underlying Issuer from issuing such Canadian Letter of Credit, or any law applicable to Issuer or Canadian Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuer or Canadian Underlying Issuer shall prohibit or request that Issuer or Canadian Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit or Canadian Reimbursement Undertaking (as applicable) in particular, (B) the issuance of such Letter of Credit or Canadian Reimbursement Undertaking would violate one or more policies of Issuer or Canadian Underlying Issuer applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in Dollars or the applicable Alternative Currency.

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(d)    Any Issuer (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day prior to the Business Day on which such Issuer issues any Letter of Credit or Canadian Reimbursement Undertaking. In addition, each Issuer (other than Wells Fargo or any of its Affiliates) shall, on or before the fifth Business Day of each month, submit to Administrative Agent a report detailing the daily undrawn amount of each Letter of Credit or Canadian Reimbursement Undertaking issued by such Issuer during the prior calendar month. Borrowers and Agents and Lenders acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by the Issuer at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuer and Canadian Underlying Issuer, as applicable, including the requirement that the amounts payable thereunder must be payable in Dollars or an Alternative Currency as provided above. If Issuer makes a payment under a Letter of Credit or Canadian Reimbursement Undertaking, Borrowers shall pay to Administrative Agent an amount in Dollars or the applicable Alternative Currency equal to the applicable LC Disbursement on the Business Day such LC Disbursement is made and, in the absence of such payment, the amount of the LC Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder in Dollars (or in the case of any LC Disbursement in any Alternative Currency, in Dollars based on the Dollar Equivalent) (notwithstanding any failure to satisfy any condition precedent set forth in Article IV) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a LC Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such LC Disbursement to Issuer shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Administrative Agent of any payment from Borrowers pursuant to this paragraph, Administrative Agent shall distribute such payment to Issuer or, to the extent that Lenders have made payments pursuant to Section 2.4(e) to reimburse Issuer, then to such Lenders and Issuer as their interests may appear.
(e)    Promptly following receipt of a notice of an LC Disbursement pursuant to Section 2.4(d), each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.4(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to Issuer the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or Canadian Reimbursement Undertaking (or an amendment, renewal, or extension of a Letter of Credit or Canadian Reimbursement Undertaking, as applicable) and without any further action on the part of Issuer or the Lenders, Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit or Canadian Reimbursement Undertaking, as applicable, issued by Issuer, in an amount equal to its Pro Rata Share of such Letter of Credit or Canadian Reimbursement Undertaking, as applicable, and each such Lender agrees to pay to Administrative Agent, for the account of Issuer, such Lender’s Pro Rata Share of any LC Disbursement made by Issuer or a Canadian Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuer, such Lender’s Pro Rata Share of each LC Disbursement made by Issuer or Canadian Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.4(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuer elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuer, an amount equal to its respective Pro Rata Share of each LC Disbursement pursuant to this Section 2.4(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article IV. If any such Lender fails to make available to Administrative Agent the amount of such Lender’s Pro Rata Share of a LC Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Administrative

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Agent (for the account of Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Default Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including each Issuer, Canadian Underlying Issuer and their respective branches, Affiliates, and correspondents), and each such Person’s respective directors, officers, employees, attorneys and Administrative Agents (each, including Issuer and Canadian Underlying Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Article III) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or Canadian Reimbursement Undertaking for the account of such Borrower or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit or Canadian Reimbursement Undertaking for the account of such Borrower;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit or Canadian Reimbursement Undertaking for the account of such Borrower (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit or Canadian Reimbursement Undertaking, or for the wrongful dishonor of, or honoring a presentation under, any such Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuer or Canadian Underlying Issuer in connection with any Letter of Credit or requested Letter of Credit or Canadian Reimbursement Undertaking, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any Letter of Credit or Canadian Reimbursement Undertaking for the account of such Borrower;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document for the account of such Borrower;
(viii)    in connection with any Letter of Credit or Canadian Reimbursement Undertaking for the account of such Borrower, the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    any prohibition on payment or delay in payment of any amount payable by Issuer or Canadian Underlying Issuer to a beneficiary or transferee beneficiary of a Letter of Credit or Canadian

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Reimbursement Undertaking arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(x)    Issuer’s or Canadian Underlying Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xi)    any foreign language translation provided to Issuer or Canadian Underlying Issuer in connection with any Letter of Credit;
(xii)    any foreign law or usage as it relates to Issuer’s or Canadian Underlying Issuer’s issuance of a Letter of Credit or Canadian Reimbursement Undertaking in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit or Canadian Reimbursement Undertaking expiration date and any resulting drawing paid by Issuer or Canadian Underlying Issuer in connection therewith; or
(xiii)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person related to any Letter of Credit or Canadian Reimbursement Undertaking for the account of such Borrower;
provided, that, such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.4(f). If and to the extent that the obligations of Borrowers under this Section 2.4(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit or Canadian Reimbursement Undertaking.
(g)    The liability of Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit or Canadian Reimbursement Undertaking (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuer’s or Canadian Underlying Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 2.4(d), plus interest at the rate then applicable to Base Rate Loans hereunder.
(h)    The applicable Borrowers are responsible for the final text of the Letter of Credit as issued by Issuer or Canadian Underlying Issuer, irrespective of any assistance Issuer or Canadian Underlying Issuer may provide such as drafting or recommending text or by Issuer’s or Canadian Underlying Issuer’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed reasonably necessary or appropriate by Issuer or Canadian Underlying Issuer, and Borrowers hereby consent to such revisions and changes not

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materially different from the application executed in connection therewith. The applicable Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. If a Borrower (or Lead Administrative Loan Party on behalf of such Borrower) requests Issuer or Canadian Underlying Issuer to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuer or Canadian Underlying Issuer; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuer or Canadian Underlying Issuer and Borrowers. The applicable Borrower will examine the copy of the Letter of Credit and any other documents sent by Issuer in connection therewith and shall promptly notify Issuer or, if applicable, Canadian Underlying Issuer (not later than three (3) Business Days following such Borrower’s receipt (or Lead Administrative Loan Party’s receipt on behalf of such Borrower) of documents from Issuer) of any non-compliance with the instructions from such Borrower (or Lead Administrative Loan Party on behalf of such Borrower) and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that neither Issuer nor Canadian Underlying Issuer is required to extend the expiration date of any Letter of Credit for Canadian Reimbursement Undertaking for any reason. With respect to any Letter of Credit or Canadian Reimbursement Undertaking containing an “automatic amendment” to extend the expiration date of such Letter of Credit or Canadian Reimbursement Undertaking, Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit or Canadian Reimbursement Undertaking and, if a Borrower does not at any time want the then current expiration date of such Letter of Credit or Canadian Reimbursement Undertaking to be extended, such Borrower (or Lead Administrative Loan Party on behalf of such Borrower) will so notify Administrative Agent and Issuer at least thirty (30) calendar days before Issuer is required to notify the beneficiary of such Letter of Credit, Canadian Underlying Issuer or any advising bank of such non-extension pursuant to the terms of such Letter of Credit or Canadian Reimbursement Undertaking, as applicable.
(i)    The reimbursement and payment obligations of each Borrower under this Section 2.4 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit any Canadian Reimbursement Undertaking, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuer or any of its branches or Affiliates or Canadian Underlying Issuer being the beneficiary of any Letter of Credit;
(iv)    Issuer or any correspondent or Canadian Underlying Issuer honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuer or Canadian Underlying Issuer or any other Person;

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(vi)    Issuer or any correspondent or Canadian Underlying Issuer honoring a drawing upon receipt of an electronic presentation under a Letter of Credit or Canadian Reimbursement Undertaking requiring the same, regardless of whether the original Drawing Documents arrive at Issuer’s counters or are different from the electronic presentation;
(vii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.4(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuer, or Canadian Underlying Issuer, the beneficiary or any other Person; or
(viii)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, that, subject to Section 2.4(g) above, the foregoing shall not release Issuer or Canadian Underlying Issuer from such liability to the applicable Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuer or Canadian Underlying Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the applicable Borrower to Issuer arising under, or in connection with, this Section 2.4 or any Letter of Credit or Canadian Reimbursement Undertaking.
(j)    Without limiting any other provision of this Agreement, Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to any Borrower for, and Issuer’s and Canadian Issuing Lender’s rights and remedies against a Borrower and the obligation of a Borrower to reimburse Issuer for each drawing under each Letter of Credit and each Canadian Reimbursement Undertaking shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuer’s or Canadian Underlying Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuer and Canadian Underlying Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

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(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuer or Canadian Underlying Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuer or Canadian Underlying Issuer if subsequently Issuer or Canadian Underlying Issuer or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuer or Canadian Underlying Issuer to have been made in violation of international, federal, state, provincial or local restrictions on the transaction of business with certain prohibited Persons.
(k)    The applicable Borrower shall pay (i) to the Administrative Agent for the account of the applicable Issuer, quarterly in arrears, on the first day of each calendar quarter, a fronting fee which shall be imposed by such Issuer equal to one hundred twenty-five hundredths of one percent (0.125%) per annum times the average amount of the LC Exposure of such Issuer during the immediately preceding quarter and (ii) to the Administrative Agent for the account of the applicable Issuer, upon demand, any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, such Issuer, or Canadian Underlying Issuer or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations). Canadian Borrowers shall also pay directly to Canadian Underlying Issuer all of its customary and generally applicable fees, commissions and charges in respect of Canadian Letters of Credit issued by such Canadian Underlying Issuer promptly following written demand.
(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuer or Canadian Underlying Issuer or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

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(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit or Canadian Reimbursement Undertaking issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or
(ii)    there shall be imposed on Issuer or Canadian Underlying Issuer or any other member of the Lender Group any other condition regarding any Letter of Credit, Canadian Reimbursement Undertaking, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuer or Canadian Underlying Issuer or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit, Canadian Reimbursement Undertaking or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate Issuer or any other member of the Lender Group or Canadian Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that, (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.4(l) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Administrative Agent of any amount due pursuant to this Section 2.4(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)    Each Standby Letter of Credit shall expire not later than the date that is twelve (12) months after the date of the issuance of such Letter of Credit; provided, that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one (1) year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Revolving Credit Termination Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five (5) Business Days prior to the Revolving Credit Termination Date. Each Documentary Letter of Credit shall expire on the earlier of (i) one hundred twenty (120) days after the date of the issuance of such Documentary Letter of Credit and (ii) five (5) Business Days prior to the Revolving Credit Termination Date.
(n)    If (i) any Event of Default shall occur and be continuing, or (ii) Excess Availability shall at any time be less than zero, then on the Business Day following the date when the Lead Administrative Loan Party receives notice from Administrative Agent or the Requisite Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.4(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing LC Exposure. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.4(n), the Lenders may (and, upon direction of Administrative Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision (except that in the case of such direction of Administrative Agent after giving effect to such Revolving Loans, (i) the Total Revolver Usage shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate amount of the Revolving Loans of any Lender made pursuant to such direction under this Section 2.4(n) shall not exceed such Lender's Revolving Credit Commitments) so that, except to the extent of such limitation on the amount thereof as provided in this sentence, the then existing LC Exposure is cash collateralized in accordance with the Letter of Credit

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Collateralization provision (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Article IV are satisfied).
(o)    Unless otherwise expressly agreed by Issuer or Canadian Underlying Issuer and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Documentary Letter of Credit.
(p)    Issuer or Canadian Underlying Issuer shall be deemed to have acted with due diligence and reasonable care if Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(q)    In the event of a direct conflict between the provisions of this Section 2.4 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.
(r)    The provisions of this Section 2.4 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit or Canadian Reimbursement Undertaking that remain outstanding.
(s)    At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuer or Canadian Underlying Issuer such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuer or Canadian Underlying Issuer to enable Issuer or Canadian Underlying Issuer to issue any Letter of Credit or Canadian Reimbursement Undertaking pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuers’ and Canadian Underlying Issuer’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuer and Canadian Underlying Issuer as its attorney-in-fact and authorizes Issuer, and Canadian Underlying Issuer, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and Canadian Reimbursement Undertakings and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
SECTION 2.5    Reduction and Termination of the Revolving Credit Commitments.
(a)    The Lead Administrative Loan Party may, upon at least three (3) Business Days’ (or such lesser period to which Administrative Agent may reasonably agree) prior notice to the Administrative Agent, terminate in whole or reduce in part ratably (across each Class of Revolving Credit Commitments) the unused portions of the Revolving Credit Commitments of the Lenders without premium or penalty other than any amount required to be paid by the Borrowers pursuant to Section 3.6; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. Except as set forth in the following sentence, each such notice of reduction or termination shall be irrevocable when given. Notwithstanding the foregoing, the Lead Administrative Loan Party may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the Facilities or the consummation of any other transaction, which notice is rescinded or postponed, because such refinancing or other transaction shall not be consummated or otherwise shall be delayed.

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(b)    (i) [Reserved].
(ii)    If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.5, the Letter of Credit Sublimit or the Swing Loan Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Loan Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)    The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Loan Sublimit, or the Revolving Credit Commitment under this Section 2.5. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced on a pro rata basis across all Classes of Revolving Credit Commitments by such Lender’s Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
SECTION 2.6    Repayment of Loans.
(a)    Revolving Credit Facility. The Borrowers promise to repay to the Administrative Agent for the ratable account of each Appropriate Lender under the Revolving Credit Facility the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Borrowings on the Revolving Credit Termination Date applicable to the related Class of Revolving Credit Commitments, or earlier (it being understood and agreed that, subject to the other terms and conditions hereof, the Borrowers may make Borrowings of Revolving Loans under any remaining Revolving Credit Commitments of any other Class to effect such repayment), if otherwise required by the terms hereof.
(b)    Swing Loans. The Borrowers shall repay all Swing Loans on the earlier to occur of (i) the date seven (7) Business Days after such Loan is made and (ii) the Revolving Credit Termination Date (for the Class of Revolving Credit Commitments with the Latest Maturity Date held by the Swing Loan Lender).
(c)    Reserved.
(d)    Reallocation of Ratable Portion and Pro Rata Share after Maturity. Upon the occurrence of the Revolving Credit Termination Date for any applicable Class of Revolving Credit Loans, the relevant Ratable Portions and Pro Rata Shares with respect to each remaining Classes of Revolving Credit Commitments shall be readjusted without any further action or consent of any other party (calculated without regard to the Class of Revolving Credit Commitments as to which the Revolving Credit Termination Date, as applicable has occurred), to reflect the expiration of the Class of Loans and/or Revolving Credit Commitments as to which the Revolving Credit Termination Date has occurred.
SECTION 2.7    Evidence of Indebtedness.
(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and maintained by the Administrative Agent, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

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(b)    The entries made in the Register and in the accounts therein maintained pursuant to clause (a) above and Section 12.2 shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans or perform any of its obligations hereunder or under any other Loan Documents in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrowers, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.
(c)    Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrowers execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrowers hereunder, the Borrowers shall promptly execute and deliver one or more Revolving Credit Notes, as applicable, to such Lender evidencing the Loans of such Lender, substantially in the form of Exhibit B-1. Each Lender may attach schedules to its Revolving Credit Notes and endorse thereon the date, Type (if applicable), amount, currency and maturity of its applicable Loans and payments with respect thereto; provided that the failure to do so shall in no way affect the obligations of the Borrowers or any other Loan Party under any Loan Document.
SECTION 2.8    Optional Prepayments.
(a)    Subject to Section 2.8(b), the Borrowers may, upon notice from any Borrower or Lead Administrative Loan Party to the Administrative Agent, prepay the outstanding principal amount of the Loans and Swing Loans in whole or in part at any time (without a reduction in the Revolving Credit Commitments, in the case of any such prepayment of Revolving Loans); provided, however, that if any prepayment of any LIBOR Rate Loan, EURIBOR Term Rate Loan, Australian Bill Rate Loan or Canadian BA Rate Loan is made by the Borrowers other than on the last day of an Interest Period for such Loan, the Borrowers shall also pay any amount owing pursuant to Section 3.6. Each such notice of prepayment must be received by (i) 1:00 p.m. on the date of such prepayment, in the case of a prepayment of Base Rate Loans (including Swing Loans), (ii) 11:00 a.m. one (1) Business Day prior to the date of such prepayment, in the case of a prepayment of Canadian Base Rate Loans, EURIBOR Base Rate Loans, SONIA Rate Loans or Australian Base Rate Loans and (iii) 11:00 a.m. three (3) Business Days (or four (4) Business Days in the case of an Australian Bill Rate Loan or a Special Notice Currency) prior to the date of such prepayment, in the case of a prepayment of LIBOR Rate Loans, EURIBOR Term Rate Loans, Australian Bill Rate Loans or Canadian BA Rate Loans or another Alternative Currency. Except as Administrative Agent may otherwise reasonably agree, each such optional prepayment of Loans shall be subject to the following applicable minimums and multiples (or, in each case, if less, the entire principal amount thereof outstanding):
(i)    each optional prepayment of Loans denominated in Dollars shall, in each case, be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof;
(ii)    each optional prepayment of Loans denominated in Canadian Dollars shall, in each case, be in an aggregate amount of not less than CAD $500,000 or an integral multiple of CAD $100,000 in excess thereof;
(iii)    each optional prepayment of Loans denominated in Euro shall, in each case, be in an aggregate amount of not less than €1,000,000 or an integral multiple of €500,000 in excess thereof;

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(iv)    each optional prepayment of Loans denominated in Sterling shall, in each case, be in an aggregate amount of not less than £1,000,000 or an integral multiple of £500,000 in excess thereof;
(v)    each optional prepayment of Loans denominated in Australian Dollars shall, in each case, be in an aggregate amount of not less than AUS$500,000 or an integral multiple of AUS$100,000 in excess thereof; and
(vi)    each optional prepayment of Loans denominated in any Alternative Currency (other than Canadian Dollars, Euro, Sterling or Australian Dollars) shall, in each case, be in an aggregate amount of not less than the Dollar Equivalent of $1,000,000 or an integral multiple of $500,000 in excess thereof.
(b)    Each prepayment of the Revolving Credit Facility shall be applied to outstanding amount of Loans under such Facility, ratably across each Class of Loans thereunder. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Ratable Portion of such prepayment. If such notice is given by a Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
SECTION 2.9    Mandatory Prepayments.
(a)    In the event and on each date the Dollar Equivalent of the aggregate principal amount of (i) Total Revolving Credit Outstandings exceeds the Total Revolving Loan Cap, (ii) U.S. Revolver Usage exceeds the U.S. Loan Cap, (iii) Canadian Revolver Usage exceeds the Canadian Loan Cap or (iv) on and after the Australian Effective Date, Australian Revolver Usage exceeds the Australian Loan Cap (in each case, other than as a result of a Protective Advance permitted pursuant to Section 2.1(a)(ii)), the applicable Borrowers shall on each such date prepay an amount equal to such excess which shall be applied as follows: first, to prepay the applicable Swing Loans until paid in full, second, to prepay the applicable Revolving Loans until paid in full (without a reduction in the Revolving Credit Commitments), third, to the extent of any remaining excess, to Cash Collateralize the applicable Letter of Credit Obligations in the manner and amounts set forth in Section 10.5 as to such excess; provided that, in the event any such prepayment requirement arises as a result of fluctuations in currency exchange rates, such prepayment shall be made by the Borrowers within one (1) Business Day after the Administrative Agent notifies the Borrowers thereof.
(b)    During a Cash Dominion Period, the Borrowers shall immediately prepay the Loans and Cash Collateralize Letters of Credit (in an amount equal to one hundred three percent (103%) of LC Exposure for Letters of Credit in accordance with Section 2.9(d)), with all payments made to Administrative Agent or Collateral Agent, all proceeds of Collateral in Deposit Accounts subject to Approved Control Arrangements and as otherwise provided in Section 2.9(d), in each case upon the exercise by Administrative Agent or Collateral Agent of its rights under such arrangements, provided, that, the foregoing shall not be construed to limit the rights of Agents under any Approved Control Arrangements or otherwise with respect to Deposit Accounts or Securities Accounts upon the occurrence of an Event of Default.
(c)    Subject to Section 3.6, all such payments in respect of the Loans pursuant to this Section 2.9 shall be without premium or penalty. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.9 shall be paid, or may be charged by the Administrative Agent to any Loan Account(s) of

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the Borrowers in accordance with the applicable provisions of Section 2.13, at the Administrative Agent’s option, on the date such payment is due. Interest shall accrue and be due, until the next Business Day, if the amount so paid by the Borrowers to the bank account designated by the Administrative Agent for such purpose is received in such bank account after 3:00 p.m.
(d)    At all times during a Cash Dominion Period and notification thereof by the Administrative Agent to the Lead Administrative Loan Party (subject to the provisions of Section 10.3), on each Business Day, at or before 3:00 p.m., all Same Day Funds (i) credited to any Concentration Account of any U.S. Loan Party or otherwise constituting proceeds of the Collateral of the U.S. Loan Parties or otherwise payable by or on behalf of any of the U.S. Loan Parties shall, in each case, be applied in the following order: first, to prepay the U.S. Swing Loans until paid in full, second, to prepay the U.S. Revolving Loans until paid in full (without a reduction in the Revolving Credit Commitments), and third, to Cash Collateralize the U.S. Letter of Credit Obligations in the manner set forth in Section 10.5 in an amount equal to one hundred three percent (103%) of the then existing U.S. LC Exposure for Letters of Credit in the relevant currency in which such LC Exposure is denominated, (ii) credited to any Concentration Account of any Canadian Loan Party or otherwise constituting proceeds of the Collateral of the Canadian Loan Parties or otherwise payable by or on behalf of any of the Canadian Loan Parties shall, in each case, be applied in the following order: first, to prepay the Canadian Swing Loans until paid in full, second, to prepay the Canadian Revolving Loans until paid in full (without a reduction in the Revolving Credit Commitments), and third, to Cash Collateralize the Letter of Credit Obligations of the Canadian Loan Parties in the manner set forth in Section 10.5 in an amount equal to one hundred three percent (103%) of the then existing Canadian LC Exposure for Letters of Credit in the relevant currency in which such LC Exposure is denominated, and (iii) credited to any Concentration Account of an Australian Loan Party or otherwise constituting proceeds of the Collateral of the Australian Loan Parties or otherwise payable by or on behalf of any of the Australian Loan Parties shall, in each case, be applied by the Administrative Agent in the following order: first, to prepay the Australian Swing Loans until paid in full, second, to prepay the Australian Revolving Loans until paid in full (without a reduction in the Revolving Credit Commitments), and third, to Cash Collateralize the Australian Letter of Credit Obligations in the manner set forth in Section 10.5 in an amount equal to one hundred three percent (103%) of the then existing Australian LC Exposure for Letters of Credit in the relevant currency in which such LC Exposure is denominated. For the avoidance of doubt, no payments by a Canadian Loan Party or Australian Loan Party or proceeds of Canadian Collateral or Australian Collateral shall be applied to prepay or repay any U.S. Obligations. In the event that cash collateral has been provided to Administrative Agent under this Section 2.9(d), upon the termination of the applicable Cash Dominion Period, so long as no Default or Event of Default has occurred and is continuing, such cash collateral shall be returned to Lead Administrative Loan Party.
SECTION 2.10    Interest.
(a)    Rate of Interest. All Loans and the outstanding amount of all other Obligations owing under the Loan Documents shall bear interest, in the case of any Class of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:
(i)    Revolving Loans or other Obligation in respect of the Revolving Credit Facility denominated in Dollars shall bear interest, at the election of Lead Administrative Loan Party, subject to the terms hereof, at either (A) the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans or (B) the LIBOR Rate as in effect from time to time plus the Applicable Margin for LIBOR Rate Loans;

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(ii)    Revolving Loans or other Obligations in respect of the Revolving Credit Facility denominated in Canadian Dollars shall bear interest, at the election of Lead Administrative Loan Party, subject to the terms hereof, at either (A) the Canadian Base Rate as in effect from time to time plus the Applicable Margin for Canadian Base Rate Loans or (B) the Canadian BA Rate as in effect from time to time plus the Applicable Margin for Canadian BA Rate Loans;
(iii)    Revolving Loans or other Obligations in respect of the Revolving Credit Facility denominated in Euro shall bear interest, at the election of Lead Administrative Loan Party, subject to the terms hereof, at either (A) the EURIBOR Base Rate as in effect from time to time plus the Applicable Margin for EURIBOR Base Rate Loans or (B) the EURIBOR Term Rate as in effect from time to time plus the Applicable Margin for EURIBOR Term Rate Loans;
(iv)    Revolving Loans or other Obligations in respect of the Revolving Credit Facility denominated in Sterling shall bear interest at the SONIA Rate as in effect from time to time plus the Applicable Margin for SONIA Rate Loans;
(v)    Revolving Loans or other Obligations in respect of the Revolving Credit Facility denominated in Australian Dollars shall bear interest at either subject to the terms hereof, at the election of Lead Administrative Loan Party, (A) the Australian Base Rate as in effect from time to time plus the Applicable Margin for Australian Base Rate Loans or (B) the Australian Bill Rate as in effect from time to time plus the Applicable Margin for Australian Bill Rate Loans;
(b)    Interest Payments. (i) Interest accrued on each Base Rate Loan (including Swing Loans), each Canadian Base Rate Loan, each EURIBOR Base Rate Loan, each SONIA Rate Loan and each Australian Base Rate Loan shall be payable in arrears (A) on the first day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, Canadian Base Rate Loan, EURIBOR Rate Loan, SONIA Rate Loan or Australian Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, Canadian Base Rate Loan, EURIBOR Base Rate Loan, SONIA Rate Loan or Australian Base Rate Loan, (ii) interest accrued on each LIBOR Rate Loan, Canadian BA Rate Loan, EURIBOR Term Rate Loan and Australian Bill Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three (3) months, on each date during such Interest Period occurring every three (3) months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part (with respect to such part) and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise). Interest payments may be charged to the Loan Account of the applicable Borrower maintained by Administrative Agent in accordance with the applicable provisions of Section 2.13.
(c)    Default Interest. The Borrowers shall pay interest on past due amounts hereunder (whether arising by acceleration or otherwise) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(d)    SONIA Rate Conforming Changes. With respect to the SONIA Rate, the Administrative Agent will have the right, in consultation with Lead Administrative Loan Party, to make SONIA Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such SONIA Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent

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shall post each such amendment implementing such SONIA Rate Conforming Changes to the Lead Administrative Loan Party and the Lenders reasonably promptly after such amendment becomes effective.
SECTION 2.11    Conversions and Continuations of Loans.
(a)    The Lead Administrative Loan Party may elect:
(i)     at any time on any Business Day, (A) to convert Base Rate Loans (other than Swing Loans) or any portion thereof to LIBOR Rate Loans denominated in Dollars, (B) to convert Canadian Base Rate Loans or any portion thereof to Canadian BA Rate Loans denominated in Canadian Dollars, (C) to convert EURIBOR Base Rate Loans or any portion thereof to EURIBOR Term Rate Loans denominated in Euro or (D) to convert Australian Base Rate Loans or any portion thereof to Australian Bill Rate Loans denominated in Australian Dollars;
(ii)    at the end of any applicable Interest Period, (A) to convert LIBOR Rate Loans denominated in Dollars or any portion thereof to Base Rate Loans, (B) to convert Canadian BA Rate Loans denominated in Canadian Dollars or any portion thereof to Canadian Base Rate Loans, (C) to convert EURIBOR Term Rate Loans denominated in Euro or any portion thereof to EURIBOR Base Rate Loans, or (D) to convert Australian Bill Rate Loans denominated in Australian Dollars or any portion thereof to Australian Base Rate Loans, or
(iii)    or to continue any LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof for an additional Interest Period.
Except as the Administrative Agent may otherwise reasonably agree, each conversion to or continuation of Loans shall be subject to the following applicable minimums and multiples: (1) each conversion to or continuation of Loans denominated in Dollars shall, in each case, be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof, (2) each conversion to or continuation of Loans denominated in Canadian Dollars shall, in each case, be in an aggregate amount of not less than CAD $500,000 or an integral multiple of CAD $100,000 in excess thereof, (3) each conversion to or continuation of Loans denominated in Euro shall, in each case, be in an aggregate amount of not less than €1,000,000 or an integral multiple of €500,000 in excess thereof, (4) each conversion to or continuation of Loans Denominated in Australian Dollars shall, in each case, be in an aggregate amount of not less than AUS$500,000 or an integral multiple of AUS$100,000 in excess thereof, (5) each conversion to or continuation of Loans denominated in Sterling shall, in each case, be in an aggregate amount of not less than £1,000,000 or an integral multiple of £500,000 in excess thereof and (6) each conversion to or continuation of Loans denominated in any Alternative Currency (other than Canadian Dollars, Euro, Sterling or Australian Dollars) shall, in each case, be in an aggregate amount of not less than the Dollar Equivalent of $1,000,000 or an integral multiple of $500,000 in excess thereof.
(b)    Each conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof shall be made upon Lead Administrative Loan Party’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) an Interest Election Request (which may be delivered through Administrative Agent’s electronic platform or portal); provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of an Interest Election Request. Each such Interest Election Request must be received by the Administrative Agent not later than 10:00 a.m. three (3) Business Days (or four (4) Business Days in the case of a Special Notice Currency) prior to the date of the proposed conversion or continuation, in the case of a conversion to or continuation of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian

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Bill Rate Loans or any portion thereof; (or, in each case, such later date to which Administrative Agent may reasonably agree) provided, however, that if the applicable Borrower wishes to request a conversion to or continuation of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans having an Interest Period other than a period provided in the definition of “Interest Period,” the applicable Interest Election Request must be received by the Administrative Agent not later than 10:00 a.m. four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the date of the proposed conversion to or continuation of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof or an Alternative Currency (or such later date to which Administrative Agent may reasonably agree), whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days (or four (4) Business Days in the case of a Special Notice Currency) prior to the requested date of conversion to or continuation of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof, the Administrative Agent shall notify Lead Administrative Loan Party (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.
(c)    Each Interest Election Request shall specify (i) the applicable Borrower for whose account such continuation or conversion is being made, (ii) whether Lead Administrative Loan Party is requesting a conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof, (iii) the date of such proposed continuation or conversion, which shall be a Business Day, (iv) the aggregate amount of Loans to be continued or converted, (E) in the case of a conversion to or a continuation of LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof, the duration of the requested Interest Period. The Administrative Agent shall promptly notify each Appropriate Lender of its receipt of an Interest Election Request and of the options selected therein. Each conversion or continuation shall be allocated ratably among the Revolving Loans (without regard to any separate Class or Classes of Loans or Commitments of any Lender) of each applicable Lender. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive an Interest Election Request from or on behalf of the applicable Borrower containing a permitted election to continue any LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans (A) if denominated in Dollars, shall be automatically converted to Base Rate Loans, (B) if denominated in Canadian Dollars, shall be automatically converted to Canadian Base Rate Loans, (C) if denominated in Euro shall be automatically converted to EURIBOR Base Rate Loans, (D) if denominated in Australian Dollars, shall be automatically converted to Australian Base Rate Loans, and (E) if denominated in any other Alternative Currency, shall be automatically converted to the applicable rate established with respect thereto in their original currency.
(d)    Except as otherwise provided herein, LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof may be continued or converted only on the last day of an Interest Period for such Loan. Notwithstanding the foregoing, (A) at any time at which an Event of Default shall have occurred and be continuing, the Administrative Agent or the Requisite Lenders may require, by notice to the Lead Administrative Loan Party, that no conversion in whole or in part of Base Rate Loans, Canadian Base Rate Loans, EURIBOR Base Rate Loans, or Australian Base Rate Loans to LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans shall be permitted, and for any Loans denominated in an Alternative Currency (other than Canadian Dollars, Euro, Sterling and Australian Dollars), that such Loans be continued as Loans at such rate as has been established for such Loans in their original currency with an Interest Period of one (1) month, or (B) at any time at which the conditions described in Section 3.4(a)

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exist, the Administrative Agent or the Requisite Lenders may require, by notice to the Lead Administrative Loan Party, that any LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or other Loans denominated in Alternative Currencies shall either, at the election of the Lead Administrative Loan Party be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof on the last day of the then current Interest Period with respect thereto.
(e)    Except as provided in Section 2.11(b) or 2.13(a), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.
(f)    For the avoidance of doubt, no SONIA Rate Loan may be converted into or continued as a Loan of any other Type.
SECTION 2.12    Fees.
(a)    Unused Commitment Fee. The Borrowers agree to pay in Same Day Funds in Dollars to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee (the “Unused Commitment Fee”) on the average daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Revolving Credit Lender’s Revolving Commitment Percentage of the sum of (i) the aggregate outstanding principal amount of Revolving Loans, and (ii) the outstanding amount of the aggregate Letter of Credit Undrawn Amounts, from the Closing Date through the Revolving Credit Termination Date, at the Unused Commitment Fee Rate, payable in arrears (x) on the first day of each calendar quarter, commencing with the first full calendar quarter following the Closing Date and (y) on the Revolving Credit Termination Date applicable to a Class of Revolving Credit Commitments, subject to adjustment as provided in Section 2.16(a). For the avoidance of doubt, for purposes of calculating the Unused Commitment Fee, any Swing Loans outstanding shall not be counted towards or considered usage of the Revolving Credit Commitments of any Lender.
(b)    Letter of Credit Fees. In addition to all other fees, charges, commissions and amounts set forth in Section 2.4, the Borrowers agree to pay the following amounts with respect to Letters of Credit issued by any Issuer:
(i)    [reserved]; and
(ii)    to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Letter of Credit Fees (each such fee, a “Letter of Credit Fee”), in each case multiplied by the Dollar Equivalent of the daily Stated Amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to Section 2.4 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable Issuer for its own account.

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(c)    Fee Letter. The Borrowers shall pay to the Arrangers and the Administrative Agent, for their own respective accounts, the fees set forth in the Fee Letter in the amounts and at the times specified in the Fee Letter.
SECTION 2.13    Payments and Computations.
(a)    All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrowers shall make each payment and prepayment hereunder (including fees and expenses) not later than 2:00 p.m. on the day when due, in Dollars to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the applicable Administrative Agent’s Office specified from time to time by the Administrative Agent for payment and in Same Day Funds. The Borrowers shall make each payment and prepayment with respect to principal of and interest on Loans denominated in an Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in such Alternative Currency to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the applicable Administrative Agent’s Office specified from time to time by the Administrative Agent for payment and in Same Day Funds. If, for any reason, the Borrowers are prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrowers shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year (other than Canadian Base Rate Loans, Canadian BA Rate Loans, SONIA Rate Loans, and Australian Bill Rate Loans, which shall be computed on the basis of a 365-day year) and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a 360-day period or any other period of time that is less than a calendar year (the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, or such other number of days, as the case may be, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. The Borrowers (including the Canadian Borrowers and the other Canadian Loan Parties) confirm that they fully understand and are able to calculate the rate of interest applicable to loans, advances, liabilities and obligations under this Agreement based on the methodology for calculating per annum rates provided for in this Agreement. The Borrowers

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(including the Canadian Borrowers and the other Canadian Loan Parties) hereby irrevocably agree not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Borrowers (including the Canadian Borrowers and the other Canadian Loan Parties) as required pursuant to Section 4 of the Interest Act (Canada).
(c)    Except as expressly provided herein, each payment by the Borrowers of any Reimbursement Obligation (including interest and fees in respect thereof) and each reimbursement of costs, expenses and other Obligations owing under any Loan Document shall be made in Dollars.
(d)    All repayments of any Loans of a particular Class shall be applied as follows: first, to repay any such Loans outstanding as Base Rate Loans, Canadian Base Rate Loans, Australian Base Rate Loans, EURIBOR Base Rate Loans or SONIA Rate Loans and then, to repay any such Loans outstanding as LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans with those LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans or any portion thereof having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.
(e)    Reserved.
(f)    The following shall apply to deposits and payments under and pursuant to this Agreement:
(i)    funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited; provided that such deposit is available to the Administrative Agent by 3:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 1:00 p.m., on that Business Day);
(ii)    funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds; provided that such payment is available to the Administrative Agent by 3:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 1:00 p.m., on that Business Day); and
(iii)    if a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 3:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.
(g)    Except for (i) payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of Section 10.2(b) (or required to be applied in accordance with Section 2.9) or as otherwise expressly provided for herein and (ii) payments by a Borrower to Administrative Agent directed by such Borrower to be applied to a specific Obligation (except in the case of this clause (ii) as otherwise provided in Section 10.2(b) or Section 10.3 or required to be applied in accordance with Section 2.9), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations then due and payable and third, as the Borrowers so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Loans received by the Administrative Agent shall be distributed to each Appropriate Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the

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Lenders, in proportion to their respective Ratable Portions (including in accordance with any Class of Loans and/or Commitments held by such Lender).
(h)    At the option of the Administrative Agent, without the request of a Borrower or Lead Administrative Loan Party, unless payment is otherwise made by the applicable Borrower, the Administrative Agent may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment, in each case, to which any Agent, Lender or Issuer is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account, including interest and fees owing hereunder, on the date due regardless of whether or not a Business Day, notwithstanding that an Overadvance may result thereby. Such action on the part of the Administrative Agent shall not constitute a waiver of the Agent's rights and each Loan Party’s obligations under Section 2.9. The becoming due of any Obligation (whether principal, interest, fees or other charges under this Agreement or any other Loan Document) shall be deemed to be a request for a Swing Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation and shall therefore be charged to the Loan Account. The Borrowers agree that all such Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 4.2, which conditions the Lenders irrevocably waive and shall not apply) and directs that all proceeds thereof shall be used to pay such amounts. The Administrative Agent will provide Lead Administrative Loan Party with copies of invoices that Agent receives from third parties that constitute expenses subject to reimbursement hereunder and will provide invoices (or other available documentation) or include such expenses on the statements provided by Administrative Agent to Lead Administrative Loan Party hereunder consistent with the customary practice of Administrative Agent. Any amount which is added to the principal balance of the Loan Account in compliance with this Section 2.13(h) shall bear interest at the then applicable interest rate for the applicable currency which is not a term rate. No such third party expense shall be deemed a Swing Loan or charged to the Loan Account prior to the date of the obligation of Borrowers to pay such amounts under Section 12.3 or Section 12.4, as applicable (except as Lead Administrative Loan Party or any other Loan Party may otherwise agree) and Borrowers shall not be obligated to pay interest thereon until such Swing Loan is deemed made. Borrowers shall not be obligated to pay interest in respect of any such amounts to the extent and for the period the Administrative Agent and the Lead Administrative Loan Party reasonably agree that such amounts were not charged to the Loan Account in accordance with the terms of this Section 2.13(h), and such interest that may have been charged to the Loan Account in respect thereof shall be reversed or treated as a credit as Administrative Agent may determine.
(i)    Administrative Agent shall maintain an account or accounts on its books in the name of Borrowers (each a “Loan Account”) on which Borrowers will be charged all Revolving Loans (including Protective Advances and Swing Loans) made to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by an Issuer for Borrowers' account, and , subject to Section 2.13(i), with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses. The Loan Account will be credited with all payments received by Administrative Agent from Borrowers or for Borrowers' account. Administrative Agent shall make available to Borrowers monthly statements regarding the Loan Account(s), including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Loan Parties and Agents and Lenders unless, within thirty (30) days after Administrative Agent first makes such a statement available to Lead Administrative Loan Party, Borrowers shall deliver to Administrative Agent written objection thereto describing the error or errors contained in such statement.
SECTION 2.14    Joint and Several Liability; Additional Borrowers.

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(a)    Each Loan Party hereby irrevocably designates Holdings as the Lead Administrative Loan Party, to be its attorney and agent on its behalf for the purposes of (i) issuing any Notice of Borrowing, Interest Election Request, Swing Loan Request or Letter of Credit Application or otherwise issuing any request for a Credit Extension, (ii) delivering certificates, including Borrowing Base Certificates and Compliance Certificates, (iii) giving instructions with respect to the disbursement of proceeds of any Credit Extension, (iv) selecting interest rate options, and (v) taking all other actions on behalf of any Loan Party under the Loan Documents. Holdings hereby accepts such appointment. The Agents, the Issuers, and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing, Interest Election Request, Swing Loan Request or Letter of Credit Application or other request for a Credit Extension) delivered by the Lead Administrative Loan Party on behalf of any Loan Party. The Agents, Issuers, and the Lenders may give any notice to, or communication with, a Loan Party hereunder to the Lead Administrative Loan Party on behalf of such Loan Party. Each of the Agents, the Issuers, and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Administrative Loan Party for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Administrative Loan Party shall be binding upon and enforceable against it.
(b)    Reserved.
(c)    The U.S. Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Loan Party is a party, without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Secured Parties, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Obligations of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other Person at any time of any right or remedy against the Borrowers or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guaranty therefor or right of offset with respect thereto. The Canadian Borrowers (and on and after the Australian Effective Date, the Australian Borrowers) shall have joint and several liability in respect of all Canadian Obligations (and on and after the Australian Effective Date, the Australian Obligations) hereunder and under any other Loan Document to which any Canadian Loan Party (and on and after the Australian Effective Date, any Australian Loan Party) is a party, without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Secured Parties, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Obligations of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other Person at any time of any right or remedy against the Borrowers or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guaranty therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Notice of Borrowing, Swing Loan Request, or Letter of Credit Application) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Credit Extensions made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Credit Extensions, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent, and Issuer or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or

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any other agreement or instrument referred to herein or against any other Person under any other guarantee of, or security for, any of such amounts owing hereunder.
(d)    Each Borrower has requested that the Administrative Agent and the Lenders make this credit facility available to the Borrowers on a combined basis, in order to finance the Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with the Lenders, all to the mutual advantage of the Borrowers. The Borrowers acknowledge and agree that Administrative Agent’s and the Lenders’ willingness to extend credit to the Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to the Borrowers and at the Borrowers’ request.
(e)    After the Closing Date, the Lead Administrative Loan Party may, at any time and from time to time, designate any Restricted Subsidiary of Holdings organized or incorporated in a Covered Jurisdiction with assets to be included in a Revolving Borrowing Base as an additional Borrower hereunder by delivery to the Administrative Agent of a Joinder Agreement executed by the Administrative Agent, such Subsidiary and the Lead Administrative Loan Party and the satisfaction of the other conditions precedent set forth in this Section 2.14(e), and upon such delivery and satisfaction of such conditions precedent, such Subsidiary shall for all purposes of this Agreement and the other Loan Documents be a Borrower under and, if applicable, a party to, this Agreement, except that the foregoing shall only apply to Australian Borrowers on and after the Australian Effective Date. As soon as practicable upon receipt of a Joinder Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. The designation of a new Borrower pursuant to this Section 2.14(e) is subject to the conditions precedent that the Lead Administrative Loan Party or such proposed Borrower shall have furnished or caused to be furnished to the Administrative Agent (or its counsel):
(i)    such certificates of good standing from the applicable secretary of state or other applicable Governmental Authority of the jurisdiction of organization of such Subsidiary (if customary in the relevant Covered Jurisdiction), copies of such Subsidiary’s Constituent Documents, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Subsidiary as the Administrative Agent may reasonably require evidencing the authority of each Loan Party to become a Borrower hereunder and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Subsidiary is a party or is to be a party on the date it becomes a Borrower;
(ii)    an executed legal opinion with respect to such Subsidiary, in customary form and, unless otherwise agreed by the Administrative Agent, consistent with the applicable legal opinion delivered pursuant to Section 4.1 (conformed as appropriate) other than changes to such legal opinion resulting from a change in law, change in fact or changes to counsel’s form of opinion reasonably satisfactory to the Administrative Agent;
(iii)    if such Subsidiary is not already a Loan Party, the applicable documentation required by Section 8.11; and
(iv)    if such Subsidiary is not already a Loan Party, all documentation and other information reasonably requested in writing by the Administrative Agent or any Lender to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, all as contemplated by Section 12.19.

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Notwithstanding anything to the contrary contained herein, Administrative Agent shall not accept, or be required to accept, delivery of a Joinder Agreement or related Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Administrative Agent and each Lender has completed its Patriot Act searches, searches under the Proceeds of Crime Act (as applicable), OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Administrative Agent and each Lender.
SECTION 2.15    Commitment Increases; FILO Incremental Facilities.
(a)    Revolving Commitment Increases.
(i)    The Lead Administrative Loan Party may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Revolving Credit Lenders), request one or more increases in the amount of the Revolving Credit Commitments (consisting of the Class of Revolving Credit Commitments with the Latest Maturity Date), and including with such request an increase in the Canadian Loan Limit or after the Australian Effective Date, the Australian Loan Limit at the option of the Lead Administrative Loan Party (each such increase, a “Revolving Commitment Increase”); provided that, at the time of any such Revolving Commitment Increase (and after giving effect thereto), no Event of Default shall exist and there shall be no more than eight (8) requests for all Revolving Commitment Increases, FILO Incremental Commitments and Incremental Equivalent FILO Debt during the term of this Agreement. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining Incremental Availability at such time or if the Administrative Agent provides its consent (such consent not to be unreasonably withheld)). Notwithstanding anything to the contrary herein, the amount of any requested Revolving Commitment Increase shall not exceed the Incremental Availability at such time. Each notice from the Lead Administrative Loan Party pursuant to this Section 2.15(a) shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increase. Revolving Commitment Increases may be provided by any existing Revolving Credit Lender (it being understood that no existing Revolving Credit Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.15 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other Person constituting an Eligible Assignee (any such other Person being called an “Additional Revolving Lender”); provided that the Administrative Agent, the Issuers and the Swing Loan Lender shall have consented (such consent not to be unreasonably withheld or delayed) to such Revolving Credit Lender’s or Additional Revolving Lender’s providing such Revolving Commitment Increases if such consent would be required under Section 12.2(b) for an assignment of Revolving Loans or Revolving Credit Commitments to such Revolving Credit Lender or Additional Revolving Lender. Revolving Credit Commitments in respect of Revolving Commitment Increases shall become Revolving Credit Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s applicable Class of Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, each Borrower, each Revolving Credit Lender agreeing to provide such Revolving Credit Commitment, if any, each Additional Revolving Lender, if any, and the Administrative Agent. The Borrowers shall use Revolving Commitment Increases only as permitted pursuant to Section 8.9.
(ii)    Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.15(a), (A) each Revolving Credit Lender immediately prior to such increase will automatically and

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without further act be deemed to have assigned to each Revolving Credit Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (1) Revolving Loans, (2) participations hereunder in Letters of Credit, (3) participations hereunder in Swing Loans held by each Revolving Credit Lender and (4) participations in Protective Advances held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment (without regard to any separate Class or Classes of Revolving Credit Commitments of any Revolving Credit Lenders) and (B) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments of any Revolving Credit Lenders), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Credit Lender in accordance with Section 3.6, so that after giving effect to such payments, the Revolving Credit Exposure of each Lender shall equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment (without regard to any separate Class or Classes of Revolving Credit Commitments of any Revolving Credit Lenders). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary herein, (A) in no event shall the Canadian Loan Limit be increased in connection with any Revolving Commitment Increase to an amount greater than the lesser of 15% of the Aggregate Revolving Credit Commitments or $150,000,000 and (B) in no event shall the Australian Loan Limit be increased in connection with any Revolving Commitment Increase to an amount greater than the lesser of 10% of the Aggregate Revolving Credit Commitments or $75,000,000.
(b)    FILO Incremental Commitments. The Lead Administrative Loan Party may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more commitments be provided by one or more Lenders or other Eligible Assignees (the “FILO Lenders”) to make a new class of “first-in, last-out” term loans or revolving loans (each such commitment, a “FILO Incremental Commitment”, and such loans made thereunder, “FILO Incremental Loans,” and together with the FILO Incremental Commitments with respect thereto, the “FILO Incremental Facility”) that may be advanced against a “borrowing base”; provided that, at the time of any such FILO Incremental Facility is established (and after giving effect thereto), no Event of Default shall exist and there shall be no more than eight (8) requests for all Revolving Commitment Increases, FILO Incremental Commitments and Incremental Equivalent FILO Debt during the term of this Agreement. Each request for a FILO Incremental Commitment shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining Incremental FILO Availability or if the Administrative Agent provides its consent (such consent not to be unreasonably withheld)). Notwithstanding anything to the contrary herein, the aggregate amount of all requested FILO Incremental Commitments shall not exceed the Incremental Availability at such time. Each notice from the Lead Administrative Loan Party pursuant to this Section 2.15(b) shall set forth the requested amount and proposed terms of the requested FILO Incremental Facility. A FILO Incremental Facility may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide a portion of any FILO Incremental Facility), in each case on terms permitted in this Section 2.15(b) and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other Person constituting an Eligible Assignee (any such other Person being called an “Additional FILO

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Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such FILO Lender’s or Additional FILO Lender’s providing a portion of such FILO Incremental Facility if such consent would be required under Section 12.2(b) for an assignment of Loans to any Lender or Additional FILO Lender. Each FILO Incremental Facility shall be effectuated under this Agreement pursuant to an amendment (an “Incremental FILO Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrowers, each Lender agreeing to provide such FILO Incremental Facility, if any, each Additional FILO Lender, if any, and the Administrative Agent. The Borrowers shall use FILO Incremental Loans only as permitted pursuant to Section 8.9.
(c)    Conditions to Effectiveness of Commitment Increases. The effectiveness of any Incremental Revolving Amendment or Incremental FILO Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 (it being understood that all references to “the date of such Loan or Issuance” or similar language in such Section 4.2 shall be deemed to refer to the effective date of such Incremental Revolving Amendment or Incremental FILO Amendment, as applicable) and such other conditions as the parties thereto shall agree.
(d)    Terms of Commitment Increases.
(i)    Any Revolving Commitment Increase shall be documented as an increase to the existing Revolving Credit Commitments and shall be on terms identical to those applicable to the existing Revolving Credit Commitments, except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrowers and the Revolving Credit Lenders or Additional Revolving Lenders agreeing to participate in such Revolving Commitment Increase.
(ii)    Any FILO Incremental Facility shall be on such terms as shall be determined by the Lead Administrative Loan Party and the FILO Lenders or Additional FILO Lenders agreeing to provide such FILO Incremental Facility; provided that:
(A)    any interest rate margins, rate floors, and arrangement, upfront or similar fees shall be agreed to among the Borrowers and the FILO Lenders or Additional FILO Lenders agreeing to provide such FILO Incremental Facility;
(B)    the FILO Loans and related Obligations in respect of such FILO Incremental Facility shall not to be guaranteed by any Person other than the Loan Parties and shall not by secured by any assets other than Collateral;
(C)    the representations and warranties, financial covenants, reporting and monitoring covenants, affirmative covenants, negative covenants and events of default applicable to any FILO Incremental Facility shall be identical to those applicable to the then-existing Loans and Commitments or otherwise reasonably acceptable to the Administrative Agent (it being agreed that any such representations, warranties, covenants and events of default (1) which are applicable only after the then-existing Latest Maturity Date and/or (2) that are, taken as a whole, more favorable to the lenders or the agent of such FILO Incremental Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Lenders and/or the Agents, as applicable, shall, in each case be deemed to be satisfactory to the Administrative Agent);
(D)    as between (1) the Revolving Credit Facility (including the Revolving Commitment Increases) and (2) the FILO Incremental Facility, all proceeds from the liquidation or other realization of the Collateral or application of funds in accordance with Section 10.3 shall be applied first, to the Revolving Credit Facility (including, without limitation, all Obligations with respect to Secured

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Cash Management Agreements and Secured Hedge Agreements), and second, to the FILO Incremental Facility;
(E)    a FILO Incremental Facility shall not provide for any amortization or mandatory prepayments prior to the maturity thereof except as are acceptable to Requisite Lenders;
(F)    no Loan Party may terminate or reduce the commitments in respect of FILO Incremental Loans (other than an automatic reduction thereof upon the funding of a FILO Incremental Loan in the form of a term loan facility) at any time that other Loans (including LC Exposure, unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding or prepay FILO Incremental Loans except as permitted in respect of a Junior Financing hereunder, provided, that, any such prepayments shall result in a permanent reduction of commitments in the case of a revolving facility or may not be reborrowed in the case of a term loan facility;
(G)    the Requisite Lenders (calculated as including Lenders under any Revolving Commitment Increase that rank pari passu with the existing Revolving Credit Commitments) shall control the exercise of remedies in respect of the Collateral;
(H)    the final scheduled maturity of any FILO Incremental Facility shall not occur prior to the Latest Maturity Date in effect at the time such FILO Incremental Facility is established;
(I)    the sum of the all-in advance rates for the Revolving Credit Facility plus advance rates for the FILO Incremental Facility shall not exceed, in the case of Eligible Inventory and Eligible In-Transit Inventory, one hundred percent (100%) of the Net Recovery Percentage thereof and, in the case of Eligible Credit Card Receivables, one hundred percent (100%) of the face amount thereof (and any borrowing base for a FILO Incremental Facility shall not include any cash or Cash Equivalents);
(J)    the FILO Incremental Facility may be subject to different or additional voting and assignment provisions to the extent that such provisions apply solely to matters involving the FILO Incremental Facility that do not affect the Revolving Credit Facility (provided that the assignment of any FILO Incremental Commitment or FILO Incremental Loans shall be subject to the consent of the Administrative Agent), except as Administrative Agent may otherwise agree with respect to voting rights relating to certain matters affecting the Borrowing Base; and
(K)    the Administrative Agent shall establish a reserve against any Revolving Borrowing Base in an amount equal to the excess (if any) of (1) the aggregate outstanding principal amount of FILO Incremental Loans at such time over (2) the “FILO Borrowing Base” (to be defined in a FILO Incremental Amendment) (the “FILO Incremental Push-Down Reserve”).
(e)    Each Incremental Revolving Amendment and Incremental FILO Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Administrative Loan Party, to effect the provisions of this Section 2.15.
(f)    This Section 2.15 shall supersede any provisions in Section 12.1 or Section 12.7 to the contrary. The Lenders hereby authorize Administrative Agent to enter into amendments, restatements or other supplements or modifications to this Agreement and the other Loan Documents with the Loan Parties and the Lenders providing any Revolving Commitment Increase and/or any FILO Incremental Facility as may be necessary or desirable in the reasonable determination of the Administrative Agent in order to establish any FILO Incremental Facility, in each case, on terms consistent with this Section 2.15 without the consent of any Lender (other than the relevant Lenders providing such Revolving Commitment Increase

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or FILO Incremental Facility, as applicable), including to establish a borrowing base applicable to Incremental FILO Loans, to reflect any applicable FILO Incremental Push-Down Reserve (as defined below), and to include, in such cases as the Administrative Agent may determine, the FILO Lenders that have a majority of the FILO Incremental Commitments in any determination of Requisite Lenders or modify any reference to Requisite Lenders to refer to Requisite Lenders (as so modified with respect to FILO Lenders or at Administrative Agent’s option to provide for any FILO Lenders), in each case in an agreement with, and subject to customary terms and conditions reasonably acceptable to, the FILO Lenders, the Administrative Agent and the Lead Administrative Loan Party, subject to the limitations described in this Section 2.15. The Lenders hereby consent to any Revolving Commitment Increase and/or any FILO Incremental Facility and the other transactions contemplated by this Section 2.15 and waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment provision) or any other Loan Document that may otherwise prohibit or restrict any Revolving Commitment Increase, any FILO Incremental Facility, any Incremental Revolving Amendment or any Incremental FILO Amendment or any other transaction contemplated by this Section 2.15. Notwithstanding the foregoing, no changes affecting the priority in right of payment of the Obligations or priority in rights to any Collateral in respect of the Revolving Credit Facility, on the one hand, as compared to any such rights in respect of any FILO Incremental Facility, on the other hand, may be made without the consent of each Revolving Credit Lender (calculated as including Lenders under any Revolving Commitment Increase that ranks pari passu with the existing Revolving Credit Commitments), other than such changes which affect only the FILO Incremental Facility; it being understood that this sentence shall not prohibit any amendment of Section 10.3 as part of an Incremental FILO Amendment to provide for a payment of the obligations in respect of any FILO Incremental Facility after payment in full of the Obligations (other than those arising under any FILO Incremental Facility or any Loans under any FILO Extension Series).
SECTION 2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuer or the Swing Loan Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuer or the Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuer or the Swing Loan Lender as a result of any judgment of a court of competent jurisdiction

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obtained by any Lender, any Issuer or the Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the applicable Loans of, and Letter of Credit Borrowings owed to, all applicable non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(b).
(iv)    Reallocation of Revolving Commitment Percentages to Reduce Fronting Exposure. During any period in which there is Revolving Credit Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Loans or Letters of Credit pursuant to Sections 2.3 and 2.4, the “Revolving Commitment Percentage” of each Revolving Credit Lender that is a non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; (ii) the aggregate obligation of each Revolving Credit Lender that is a non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans (including its Pro Rata share of Protective Advances) of that Lender and (iii) no non-Defaulting Lender is allocated any Class of Revolving Credit Commitments which it does not maintain. Subject to Section 12.28, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Credit Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swing Loan Lender and the Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Ratable Portions (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued

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or payments made by or on behalf of the Borrowers for the period that such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable Issuer or the Swing Loan Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
SECTION 2.17    Extensions of Loans.
(a)    Extension of Revolving Credit Commitments.
(i)    The Borrowers may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Scheduled Termination Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.17; provided that there shall be no more than two (2) Classes of Revolving Loans and Revolving Credit Commitments outstanding at any time. In order to establish any Extended Revolving Credit Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolving Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that:
(A)    the Scheduled Termination Date of the Extended Revolving Credit Commitments shall be later than the Scheduled Termination Date of the Revolving Credit Commitments of such Existing Revolver Tranche,
(B)    the Revolving Extension Amendment may provide for other covenants and terms that (I) apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Revolving Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments) or (II) are reasonably satisfactory to the Administrative Agent and the Borrowers to incorporate such more restrictive provisions for the benefit of the Lenders (which amendment shall, notwithstanding any provision herein to the contrary, not require the consent of any Lender); and
(C)    all borrowings under the Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Revolving Credit Termination Date of the non-extending Revolving Credit Commitments);
provided, further, that (1) the conditions precedent set forth in Section 4.2 shall be satisfied as of the date of such Revolving Extension Amendment and at the time when any Revolving Loans are made in respect

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of any Extended Revolving Credit Commitment, (2) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolving Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (3) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of each Acceptable Intercreditor Agreement then in effect and (4) all documentation in respect of the such Revolving Extension Amendment shall be consistent with the foregoing.
(ii)    Any Extended Revolving Credit Commitments effected pursuant to any Revolving Extension Request shall be designated a series (each, a “Revolving Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Revolving Extension Amendment, be designated as an increase in any previously established Revolving Extension Series with respect to such Existing Revolver Tranche. Each Revolving Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.17 shall be in an aggregate principal amount equal to not less than fifty percent (50%) of the aggregate Revolving Credit Commitments outstanding at the time such Extended Revolving Credit Commitments become effective.
(b)    Revolving Extension Request. The Borrowers shall provide the applicable Revolving Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to provide any Extended Revolving Credit Commitment pursuant to any Revolving Extension Request. Any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all (but not less than all) of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Revolving Extension Request amended into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, a “Revolving Extension Election”) on or prior to the date specified in such Revolving Extension Request of the Revolving Credit Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Credit Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Revolving Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Revolving Extension Request, Revolving Credit Commitments subject to Revolving Extension Elections shall be amended to reflect allocations of the Extended Revolving Credit Commitments, which Extended Revolving Credit Commitments shall be allocated as agreed by Administrative Agent and the Borrowers.
(c)    New Revolving Commitment Lenders. Following any Revolving Extension Request made by the Borrowers in accordance with this Section 2.17, if the Lenders shall have declined to agree during the period specified in Section 2.17(b) above to provide Extended Revolving Credit Commitments in an aggregate principal amount equal to the amount requested by the Borrowers in such Revolving Extension Request, the Borrowers may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extending Revolving Credit Lenders (the “New Revolving Commitment Lenders”), which New Revolving Commitment Lenders may elect to provide an Extended Revolving Credit Commitment hereunder; provided that such Extended Revolving Credit Commitments of such New Revolving Commitment Lenders (i) shall be in an aggregate principal amount for all such New Revolving Commitment Lenders not to exceed the aggregate principal amount of Extended Revolving Credit Commitments so declined to be provided by the existing Lenders and (ii) shall be on

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identical terms to the terms applicable to the terms specified in the applicable Revolving Extension Request (and any Extended Revolving Credit Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Revolving Credit Commitment of any New Revolving Commitment Lender, the Administrative Agent, each Issuer and the Swing Loan Lender shall have consented (such consent not to be unreasonably withheld or delayed) to each New Revolving Commitment Lender if such consent would be required under Section 12.2(b)(iii) for an assignment of Revolving Credit Commitments to such Person and such Person shall otherwise constitute an Eligible Assignee. Notwithstanding anything herein to the contrary, any Extended Revolving Credit Commitment provided by New Revolving Commitment Lenders shall be pro rata to each New Revolving Commitment Lender. Upon effectiveness of the Revolving Extension Amendment to which each such New Revolving Commitment Lender is a party, (a) the Revolving Credit Commitments of all existing Revolving Credit Lenders of each Class specified in the Revolving Extension Amendment in accordance with this Section 2.17 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Revolving Credit Commitments of such New Revolving Commitment Lenders and (b) the Revolving Credit Commitment of each such New Revolving Commitment Lender will become effective. The Extended Revolving Credit Commitments of New Revolving Commitment Lenders will be incorporated as Revolving Credit Commitments hereunder in the same manner in which Extended Revolving Credit Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.17, and for the avoidance of doubt, all Borrowings and repayments of Revolving Loans from and after the effectiveness of such Revolving Extension Amendment shall be made pro rata across all Classes of Revolving Credit Commitments including such New Revolving Commitment Lenders (based on the outstanding principal amounts of the respective Classes of Revolving Credit Commitments) except for (x) payments of interest and fees at different rates for each Class of Revolving Credit Commitments (and related Outstanding Amounts) and (y) repayments required on the Revolving Credit Termination Date for any particular Class of Revolving Credit Commitments. Upon the effectiveness of each Extended Revolving Credit Commitment pursuant to this Section 2.17(c), (a) each Revolving Credit Lender of all applicable existing Classes of Revolving Credit Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Revolving Commitment Lender, and each such New Revolving Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Revolving Loans, Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, subject to Section 2.16, the percentage of the outstanding (i) Revolving Loans, (ii) participations hereunder in Letters of Credit and (iii) participations hereunder in Swing Loans held by each Revolving Credit Lender of each Class of Revolving Credit Commitments (including each such New Revolving Commitment Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Classes of Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Extended Revolving Credit Commitment be prepaid from the proceeds of Revolving Loans made hereunder under the Extended Revolving Credit Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.6. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(d)    Revolving Extension Amendment. Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Revolving Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Revolving Credit Lender and each New Revolving Commitment Lender, if any, providing an Extended Revolving Credit Commitment thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b) and (c) above

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(but which shall not require the consent of any other Lender). The effectiveness of any Revolving Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.2(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Revolving Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Requisite Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Revolving Extension Amendment.
(e)    No conversion of Revolving Loans pursuant to any Revolving Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(f)    Extension of FILO Loans. In the event that at any time a FILO Incremental Facility is in effect, the Borrowers may at any time and from time to time request that all or a portion of the FILO Incremental Loans of a given Class (each, an “Existing FILO Tranche”) be amended to extend the Scheduled Termination Date with respect to all or a portion of any principal amount of such FILO Incremental Loans (any such FILO Incremental Loans which have been so amended, “Extended FILO Loans”) and to provide for other terms consistent with this Section 2.17; provided that there shall be no more than two (2) Classes of FILO Incremental Loans at any time. In order to establish any Extended FILO Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing FILO Tranche) (each, a “FILO Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended FILO Loans, which shall (x) be identical as offered to each Lender under such Existing FILO Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing FILO Tranche and (y) be identical to the FILO Incremental Loans under the Existing FILO Tranche from which such Extended FILO Loans are to be amended, except that: (i) the Scheduled Termination Date of the Extended FILO Loans shall be later than the Scheduled Termination Date of the FILO Loans of such Existing FILO Tranche, (ii) the FILO Extension Amendment may provide for other covenants and terms that (I) apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the FILO Extension Amendment (immediately prior to the establishment of such Extended FILO Loans) or (II) are reasonably satisfactory to the Administrative Agent and the Borrowers to incorporate such more restrictive provisions for the benefit of the Lenders (which amendment shall, notwithstanding any provision herein to the contrary, not require the consent of any Lender); and (iii) all repayments of FILO Incremental Loans shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended FILO Loans and (II) repayments required upon the FILO Maturity Date of the non-extending FILO Incremental Loans); provided, further, that (A) the conditions precedent set forth in Section 4.2 shall be satisfied as of the date of such FILO Extension Amendment, (B) in no event shall the final maturity date of any Extended FILO Loans of a given FILO Extension Series at the time of establishment thereof be earlier than the then

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Latest Maturity Date of any other FILO Incremental Loans hereunder, (C) any such Extended FILO Loans (and the Liens securing the same) shall be permitted by the terms of each Acceptable Intercreditor Agreement then in effect and (D) all documentation in respect of the such FILO Extension Amendment shall be consistent with the foregoing. Any Extended FILO Loans amended pursuant to any FILO Extension Request shall be designated a series (each, a “FILO Extension Series”) of Extended FILO Loans for all purposes of this Agreement. Each FILO Extension Series of Extended FILO Loans incurred under this Section 2.17 shall be in an aggregate principal amount equal to not less than 50% of the aggregate FILO Loans outstanding at the time such Extended FILO Loans become effective.
(g)    FILO Extension Request. The Borrowers shall provide the applicable FILO Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing FILO Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to extend any FILO Incremental Loan pursuant to any FILO Extension Request. Any FILO Lender (each, an “Extending FILO Lender”) wishing to have all (but not less than all) of its FILO Loans under the Existing FILO Tranche subject to such FILO Extension Request amended into Extended FILO Loans shall notify the Administrative Agent (each, a “FILO Extension Election”) on or prior to the date specified in such FILO Extension Request of the FILO Loans under the Existing FILO Tranche which it has elected to request be amended into Extended FILO Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of FILO Incremental Loans under the Existing FILO Tranche in respect of which applicable FILO Lenders shall have accepted the relevant FILO Extension Request exceeds the amount of Extended FILO Loans requested to be extended pursuant to the FILO Extension Request, FILO Incremental Loans subject to FILO Extension Elections shall be amended to reflect allocations of the Extended FILO Loans, which Extended FILO Loans shall be allocated as agreed by Administrative Agent and the Borrowers.
(h)    FILO Extension Amendment. Extended FILO Loans shall be established pursuant to an amendment (each, a “FILO Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending FILO Lender, which shall be consistent with the provisions set forth in Sections 2.17(f) and (g) above (but which shall not require the consent of any other Lender). The effectiveness of any FILO Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.2(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended FILO Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each FILO Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a FILO Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended FILO Loans effected pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Requisite Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such FILO Extension Amendment.

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SECTION 2.18    Designated Lenders. Each of the Administrative Agent, each Issuer, the Swing Loan Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of such Borrowers to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of any Lender or Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
SECTION 3.1    Taxes. Except for the definition of “Tax Indemnitee” in Section 3.1(e), and the provisions of Section 3.1(j) below, the provisions of this Section 3.1 shall not apply in respect of any Australian Borrower, to which the provisions of Section 3.2 shall apply.
(a)    All sums payable by any Loan Party hereunder or under any other Loan Document to any Agent, Issuer or any Lender shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.
(b)    If any Loan Party or any Agent, Issuer or Lender is required by Law to make any deduction or withholding on account of any Non-Excluded Tax from any sum paid or payable by any Loan Party to any Lender, Issuer or Agent under any of the Loan Documents: (i) the applicable Loan Party (if it is required to make the deduction or withholding) shall notify the applicable Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it; (ii) the applicable Loan Party or Agent, as required by applicable Law, shall make such deduction or withholding and pay to the relevant Governmental Authority, in accordance with applicable Law, any such Non-Excluded Tax before the date on which penalties attach thereto; (iii) an additional amount is payable by the applicable Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 3.1), the Lender, Issuer or the Agent (as applicable), receives a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) as soon as practicable after paying any sum from which it is required by Law to make any deduction or withholding, and as soon as practicable after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Loan Party making such payments (if it is required to make the deduction or withholding) shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.
(c)    Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrowers or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.1(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent of its inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(c)(i),(ii)

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and (iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the foregoing:
(i)    Each U.S. Lender shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.
(ii)    Each Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent) whichever of the following is applicable:
(A)    two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,
(B)    two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit K (any such certificate, a “U.S. Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),
(D)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed duly signed copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.1(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or
(E)    two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.
(iii)    If a payment made to a Lender under any Loan Document may be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code (including any successor provisions), such Lender shall deliver to Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code and to determine whether

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such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.
Notwithstanding any other provision of this Section 3.1(c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
(d)    In addition to the payments by a Loan Party required by Section 3.1(b), the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(e)    The Borrowers shall indemnify each Lender, each Issuer and each Agent (each a “Tax Indemnitee”), within twenty (20) days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee that is imposed on or in respect of any payment under or with respect to any Loan Document and any Other Taxes paid or payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.1), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee (with a copy to the Administrative Agent, as applicable) or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.
(f)    If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes in respect of which it has received additional payments under this Section 3.1 or indemnity payments pursuant to Section 3.1(e), then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(g)    In the event that a Loan Party makes an indemnification payment to a Tax Indemnitee with respect to Non- Excluded Taxes pursuant to Section 3.1(e) or a Loan Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes previously paid over to such Loan Party pursuant to Section 3.1(f), such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Loan Party, at the sole expense of such Loan Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. Any resulting refund shall be governed by Section 3.1(f). This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(h)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Non-Excluded Tax or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Non-

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Excluded Tax or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(e) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.1(h).
(i)    Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(j)    If a Lender or Participant is entitled to claim an exemption from withholding tax in Australia, such Lender or such Participant agrees to deliver to the Australian Borrowers any such form or forms or appropriate tax file number or Australian Business Number or other information or evidence, as may be required under the laws of Australia or its jurisdiction of organization or incorporation as a condition to exemption from, or reduction of, Australian IWT before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, information or evidence; provided, that nothing in this Section 3.1(j) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Where the Lender or Participant is entitled to exemption from Australian IWT under a treaty, such documentation shall include a written notification to be provided by the relevant Lender or Participant representing and warranting that it qualifies for an exemption from Australian IWT under a treaty in any form reasonably required by the Australian Borrowers to satisfy itself such exemption is available. Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify the Australian Borrowers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
SECTION 3.2    [Reserved].
SECTION 3.3    Illegality.
(a)    If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Australian Bill Rate, the CDOR Rate, EURIBOR, LIBOR or the SONIA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market (or as regards Loans denominated in Canadian Dollars, to transact in bankers’ acceptances in the Canadian interbank market), then, on notice thereof by such Lender to the Lead Administrative Loan Party through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans in Dollars or any Alternative Currency or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended, (ii) any obligation of such Lender to make or continue Canadian BA Rate Loans or to convert Canadian Base Rate Loans to Canadian BA Rate Loans shall be suspended, (iii) any obligation of such Lender to make or continue SONIA Rate Loans shall be suspended, (iv) any obligation of such Lender to make or continue Australian Bill Rate Loans or Australian Base Rate Loans shall be suspended, (v) any obligation of such Lender to

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make or continue to make EURIBOR Base Rate Loans or EURIBOR Term Rate Loans shall be suspended, (vi) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Lead Administrative Loan Party that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly), and (vii) if such notice asserts the illegality of such Lender making or maintaining Canadian Base Rate Loans the interest rate on which is determined by reference to the CDOR Rate component of the Canadian Base Rate, the interest rate on which Canadian Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Base Rate, in each case until such Lender notifies the Administrative Agent and the Lead Administrative Loan Party that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly).
(b)    Upon receipt of such notice, (x) the Lead Administrative Loan Party shall, upon demand from such Lender (with a copy to the Administrative Agent), (1) if applicable and such Revolving Loans are denominated in Dollars, either, at the election of the Lead Administrative Loan Party, prepay or convert all of such Lender’s LIBOR Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate), (2) if applicable and such Revolving Loans are denominated in Canadian Dollars, either, at the election of the Lead Administrative Loan Party, prepay or convert all of such Lender’s Canadian BA Rate Loans to Canadian Base Rate Loans (the interest rate on which Canadian Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the CDOR Rate component of the Canadian Base Rate), (3) if applicable and such Revolving Loans are denominated in any other Alternative Currency, convert such Revolving Loans to Base Rate Loans denominated in Dollars, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Revolving Loans in such Alternative Currency using the Relevant Rate to such day, or immediately, if such Lender may not lawfully continue to maintain such Revolving Loans in such Alternative Currency using such Relevant Rate (in which case the applicable Borrower shall not be required to make payments pursuant to Section 3.6 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the interest using the Base Rate without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate or compute the Canadian Base Rate without reference to the CDOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the CDOR Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.
SECTION 3.4    Inability to Determine Rates.
(a)    Subject to Section 3.4(c) hereof, if in connection with (x) any request for a Loan (other than a Base Rate Loan or a Canadian Base Rate Loan), (y) a conversion of a Base Rate Loan to a LIBOR Rate Loan or a conversion of a Canadian Base Rate Loan to a Canadian BA Rate Loan, or (z) a continuation of any such Loans, as applicable,

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(i)    the Administrative Agent determines (A) that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market or, in the case of Canadian BA Rate Loans, the market for Canadian Dollar bankers’ acceptances, for such currency for the applicable amount and the applicable Interest Period of such Loan, or (B) (x) adequate and reasonable means do not exist for determining the Relevant Rate for any requested Interest Period or applicable tenor with respect to a proposed Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Loan and (y) the circumstances described in Section 3.4(c) do not apply (in each case with respect to this clause (i), “Impacted Loans”),
(ii)    the Administrative Agent or the Requisite Lenders determine that for any reason the Relevant Rate for any requested Interest Period or applicable tenor with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, in the case of either clause (i) or clause (ii), the Administrative Agent will promptly so notify the Lead Administrative Loan Party and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Loans (other than a Base Rate Loan, subject to clause (y) below or a Canadian Base Rate Loan, subject to clause (z) below) in the affected currency or currencies shall be suspended (to the extent of the affected Relevant Rate or Interest Periods or applicable tenor) and the Borrowers shall, upon demand from the Administrative Agent (or from the Requisite Lenders with a copy to the Administrative Agent), either, at the election of Borrowers, (1) prepay such Loans of such Lender or (2) convert such Loans to Base Rate Loans denominated in Dollars, or, if applicable and such Loans are denominated in Canadian Dollars, convert all Canadian BA Rate Loans of such Lender to Canadian Base Rate Loans, (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate the utilization of the LIBOR Rate component in determining the Base Rate shall, in each case, be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Requisite Lenders described in clause (ii) of this Section 3.4(a), until the Administrative Agent upon the instruction of the Requisite Lenders) revokes such notice, and (z) in the event of a determination described in the preceding sentence with respect to the CDOR Rate component of the Canadian Base Rate, the utilization of the CDOR Rate component in determining the Canadian Base Rate shall, in each case, be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Requisite Lenders described in clause (ii) of this Section 3.4(a), until the Administrative Agent upon the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, the Lead Administrative Loan Party may revoke any pending request for a Borrowing of Loans, or for a Borrowing of, conversion to or continuation of Loans in the affected currency or currencies (to the extent of the affected Relevant Rate or Interest Periods or applicable tenor) or, failing that, in connection with a Borrowing of Loans denominated in Dollars will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein or in connection with a Borrowing of Loans denominated in Canadian Dollars will be deemed to have converted such request into a request for a Borrowing of Canadian Base Rate Loans (subject to the foregoing clause (z)).
(b)    Subject to the provisions set forth in Section 3.4(c) below, notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) or clause (ii) of Section 3.4(a), the Administrative Agent, with the consent of the Lead Administrative Loan Party, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of Section 3.4(a), or the Loans under clause (ii) of Section 3.4(a), (ii) the Administrative Agent or the Requisite Lenders notify the Administrative Agent and the Lead Administrative Loan Party that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans or such other Loans or (iii) any Lender

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determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Lead Administrative Loan Party written notice thereof. In the event that Lead Administrative Loan Party does not provide its consent to such alternative rate of interest selected by Administrative Agent, the applicable Loans denominated in any Alternative Currency shall convert to Base Rate Loans denominated in Dollars, in each case, either on the last day of the Interest Period therefor or such earlier period included in the notice thereof provided by the Administrative Agent to Lead Administrative Loan Party.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. (1) Notwithstanding anything to the contrary herein or in any other Loan Document if a Benchmark Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. If a Benchmark Replacement is SOFR Average, the Lead Administrative Loan Party may make a one time election to make interest payments either on a monthly or quarterly basis, provided, that, after such election, all interest payments thereafter shall be made on such basis and in the event that the Lead Administrative Loan Party does not make such election upon the effectiveness of the Benchmark Replacement, all interest payments shall be monthly.
(2)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (2) shall not be effective unless Administrative Agent has delivered to the Lenders and Lead Administrative Loan Party a Term SOFR Notice. For the avoidance of doubt, Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right, in consultation with Lead Administrative Loan Party, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any

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amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Lead Administrative Loan Party and the Lenders of (1) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.4(c)(iv) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.4(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.4(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon Lead Administrative Loan Party’s receipt of notice of the commencement of a Benchmark Unavailability Period, Lead Administrative Loan Party may revoke any request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Lead Administrative Loan Party will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate or Canadian Base Rate, as applicable, based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate or the Canadian Base Rate, as applicable.
(vi)    London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made Announcements that the final publication or representativeness date for Dollars for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this

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Agreement and that any obligation of Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to Section 3.4(c)(iii) shall be deemed satisfied.
(vii)    Inability to Determine Rates on Revolving Loans Denominated in Canadian Dollars, Sterling, Australian Dollars and Euro.
(A)    With respect to Revolving Loans denominated in Canadian Dollars, Sterling, Australian Dollars and Euro, notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent and the Lead Administrative Loan Party determine or the Lead Administrative Loan Party and Requisite Lenders notify the Administrative Agent (with, in the case of the Requisite Lenders, a copy to the Lead Administrative Loan Party) that the Lead Administrative Loan Party or Requisite Lenders (as applicable) have determined, that:
(1)    adequate and reasonable means do not exist for ascertaining the Relevant Rate for Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable, because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(2)    the Relevant Governmental Body has made a public statement identifying a specific date after which all tenors of the Relevant Rate for Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable (the latest date on which all tenors of the Relevant Rate for Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or
(3)    syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable; or
(4)    the events or circumstances of the type described in Section 3.4(c)(vii)(1), (2) or (3) have occurred with respect to the Successor Rate (defined below) then in effect, then, the Administrative Agent and the Lead Administrative Loan Party may amend this Agreement solely for the purpose of replacing the Relevant Rate for Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable or any then current Successor Rate for Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable in accordance with this Section 3.4 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for broadly syndicated credit facilities agented in the U.S. and denominated in Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable, for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Canadian Dollars, Sterling, Australian Dollars or Euro, as applicable, for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as reasonably agreed by the Administrative Agent and the Lead Administrative Loan Party (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Lead Administrative Loan Party unless, prior to

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such time, Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders object to such amendment.
(B)    The Administrative Agent will promptly (in one or more notices) notify each Lender of the implementation of any Successor Rate agreed by the Administrative Agent and the Lead Administrative Loan Party.
(C)    Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
(D)    In connection with the implementation of a Successor Rate, the Administrative Agent and the Lead Administrative Loan Party will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective solely with the consent of the Administrative Agent and the Lead Administrative Loan Party and without any further action or consent of any other party to this Agreement or any other Loan Document (or, if (x) the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or (y) if the Administrative Agent decides, and the Lead Administrative Loan Party reasonably agrees, that no market practice for the administration of such Successor Rate exists, in such other manner of administration as (i) in the case of clause (x) above, the Administrative Agent reasonably proposes as administratively feasible and consistent with its administration of similarly situated credit facilities and reasonably agreed by the Lead Administrative Loan Party or (ii) in the case of clause (y) above, the Administrative Agent and the Lead Administrative Loan Party reasonably agree is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Benchmark Replacement Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.
SECTION 3.5    Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Rate Loans.
(a)    Increased Costs Generally. Except to the extent subject to Section 2.4(k), if any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or any Issuer;
(ii)    subject any Lender or any Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the Issuer in respect thereof (except for (1) any Excluded Taxes or any Non-Excluded Taxes or Other Taxes indemnified or otherwise paid under Section 3.1, or (2) any Bank Levy); or
(iii)    impose on any Lender or any Issuer or the London, Canadian, Brussels or Sydney interbank market any other condition, cost or expense affecting this Agreement or Australian Base Rate Loans, Australian Bill Rate Loans, Canadian Base Rate Loans, Canadian BA Rate Loans, EURIBOR Base Rate Loans, EURIBOR Term Rate Loans, LIBOR Rate Loans, or SONIA Rate Loans made by such

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Lender or any Letter of Credit or participation therein, in each case that is not otherwise accounted for in this clause (a);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Australian Bill Rate, , CDOR, EURIBOR, LIBOR or SONIA (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuer hereunder (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender or Issuer setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuer reasonably determines that any Change in Law affecting such Lender or such Issuer or any Lending Office of such Lender or such Lender’s or such Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender or such Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuer setting forth the amount or amounts necessary to compensate such Lender or such Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.5 and delivered to the Lead Administrative Loan Party shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.5 shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuer pursuant to the foregoing provisions of this Section 3.5 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuer, as the case may be, notifies the Lead Administrative Loan Party of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 3.6    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for

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requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Australian Bill Rate Loan, Canadian BA Rate Loan, EURIBOR Term Rate Loan, or LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than an Australian Base Rate Loan, a Base Rate Loan, a Canadian Base Rate Loan, a EURIBOR Base Rate Loan or a SONIA Rate Loan) on the date or in the amount notified by the Borrowers;
(c)    any assignment of any Australian Bill Rate Loan, Canadian BA Rate Loan, EURIBOR Term Rate Loan, or LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 3.8; including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or
(d)    any failure by the Borrowers to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.
SECTION 3.7    Matters Applicable to all Requests for Compensation.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.5, or the Borrowers are required to pay any additional amount to any Lender, any Issuer, or any Governmental Authority for the account of any Lender or any Issuer pursuant to Sections 3.1, or if any Lender gives a notice pursuant to Section 3.3, then such Lender or such Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.5, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.3, as applicable, and (ii) in each case, would not subject such Lender or such Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender or such Issuer, as the case may be in any material economic, legal or regulatory respect.
(b)    Suspension of Lender Obligations. If any Lender requests compensation by the Borrowers under Section 3.5, the Lead Administrative Loan Party may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue any Australian Bill Rate Loan, Canadian BA Rate Loan, EURIBOR Term Rate Loan, or LIBOR Rate Loan from one Interest Period to another Interest Period, or to convert an Australian Base Rate Loan to an Australian Bill Rate Loan, a Base Rate Loan to a LIBOR Loan, a Canadian Base Rate Loan to a Canadian BA Rate Loan, a EURIBOR Base Rate Loan to a EURIBOR Term Rate Loan, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.7(c) shall be applicable);

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provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    Conversion of Loans. If any Lender gives notice to the Lead Administrative Loan Party (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.3, 3.4 or 3.5 hereof that gave rise to the conversion of such Lender’s LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans made by other Lenders are outstanding, such Lender’s Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans, as applicable, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding LIBOR Rate Loans, Canadian BA Rate Loans, EURIBOR Term Rate Loans or Australian Bill Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.
SECTION 3.8    Replacement of Lenders under Certain Circumstances. If (i) any Lender requests compensation under Section 3.5 or ceases to make Loans as a result of any condition described in Section 3.3 or Section 3.5, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, (iii) any Lender is a Non-Consenting Lender or a Defaulting Lender or (iv) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.2(b)(iv);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    such Lender being replaced pursuant to this Section 3.8 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Credit Commitment and outstanding Loans, and (ii) deliver any Revolving Credit Notes evidencing such Loans to the Borrowers or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Revolving Credit Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and such Revolving Credit Notes shall be deemed to be canceled upon such failure;
(d)    pursuant to such Assignment and Assumption, (i) the Eligible Assignee shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans, (ii) the Eligible Assignee shall purchase, at par, all Loans, accrued interest, accrued fees and other amounts owing to the assigning Lender as of the date of replacement and (iii) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its

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Revolving Credit Notes to the Borrowers or the Administrative Agent), the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Revolving Credit Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;
(e)    in the case of any such assignment resulting from a claim for compensation under Section 3.5 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;
(f)    such assignment does not conflict with applicable Laws; and
(g)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, (i) the applicable assignee shall have consented to the applicable consent, waiver or amendment, and (ii) the applicable consent, waiver or amendment for which the Non-Consenting Lender has not provided its consent can be effected as a result of the assignment of such Non- Consenting Lender’s interests, rights and obligations under this Agreement and the related Loan Documents (together with all other such assignments required by the Borrowers to be made pursuant to this Section).
In the event that (i) the Borrowers or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans (or under a Facility), (iii) the Requisite Lenders or the Requisite Lenders of the applicable Class or Classes of the Loans (or under a Facility), have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 3.9    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent, the Collateral Agent, the Swing Loan Lender or any Issuer.
ARTICLE IV
CONDITIONS PRECEDENT
SECTION 4.1    Conditions Precedent to Effectiveness and Initial Credit Extensions. The effectiveness of this Agreement, and the obligation of each Lender to make any Loan and of each Issuer on any date to Issue any Letter of Credit hereunder on the date hereof, shall be subject to the satisfaction or due waiver in accordance with Section 12.1 of each of the following conditions precedent, except as otherwise agreed between the Lead Administrative Loan Party and the Lead Arranger and except to the extent such conditions precedent are subject to Section 8.17 (the date on which such conditions are satisfied or waived in accordance with Section 12.1 shall be referred to herein as the “Closing Date”):
(a)    Loan Documents. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (in each case followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

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(i)    executed counterparts of this Agreement;
(ii)    a Revolving Credit Note executed by the Borrowers (other than Australian Borrowers) in favor of each Lender that has requested a Revolving Credit Note at least two (2) Business Days in advance of the Closing Date;
(iii)    each Collateral Document listed on Schedule 4.1(a), together with:
(A)    delivery to the Collateral Agent (or its counsel) of (1) certificates, if any, representing the Pledged Equity of the Loan Parties (other than Holdings) and (2) instruments, if any, representing the Pledged Debt of the Loan Parties and share transfer powers or other instruments of transfer, as applicable, duly endorsed by an effective endorsement, in each case, to the Collateral Agent or in blank;
(B)    evidence of the completion of all other actions, recordings and filings of or with respect to any Collateral Document that the Administrative Agent may reasonably deem necessary to satisfy the Collateral and Guarantee Requirement (including, for the Luxembourg Security Agreements, the provision of the updated shareholder register of the Luxembourg Guarantor as well as the notices required to be delivered in accordance with the terms of the Luxembourg Account Pledge Agreement); and
(iv)    copies of Credit Card Notifications which have been executed on behalf of such Loan Party to be delivered to such Loan Party’s Credit Card Processors listed on Schedule 8.12 that are or will be obligated on Credit Card Receivables that may be determined to be Eligible Credit Card Receivables;
(b)    Lien Searches. The Administrative Agent shall have received the results of customary lien searches made with respect to the Loan Parties in the Covered Jurisdiction in which such Loan Party is organized or incorporated (other than Australian Loan Parties) and with respect to such other locations listed on the Information Certificate as may be specified by the Administrative Agent, together with copies of the Liens filings disclosed by such searches, in each case.
(c)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate, substantially in the form set forth as Exhibit M, executed by a Financial Officer of Holdings attesting to the Solvency of Holdings and its Restricted Subsidiaries, on Consolidated basis, after giving effect to the consummation of the Transactions occurring on the Closing Date.
(d)    Borrowing Base Certificate; Excess Availability.
(i)    The Administrative Agent shall have received a Borrowing Base Certificate, dated on or about the Closing Date, executed by a Financial Officer of the Lead Administrative Loan Party, and calculating each Revolving Borrowing Base, in each case, as of the last day of the Fiscal Month most recently ended at least fifteen (15) Business Days prior to the Closing Date.
(ii)    Excess Availability as of the Closing Date, after giving effect to the Transactions occurring on the Closing Date, shall be not less than the amount equal to one hundred percent (100%) of the Loan Cap minus the Stated Amount of the Existing Letters of Credit that are deemed to be Letters of Credit hereunder and no Loans shall be requested or made on the Closing Date.
(e)    Officer’s Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Administrative Loan Party certifying that the conditions specified in Sections 4.1(k) and (l) have been satisfied.

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(f)    Corporate Authority. The Administrative Agent shall have received (i) a copy of the Constituent Document of each Loan Party filed with any Governmental Authority in connection with such Loan Party’s organization, incorporation or formation, including all amendments thereto, certified, if applicable, as of a recent date by the Secretary of State (or similar Governmental Authority) in the jurisdiction of organization, formation or incorporation of such Loan Party (without any “apostille” or similar requirement), and a certificate as to the good standing (or local equivalent, if applicable (in the case of Luxembourg, a “certificate of non-bankruptcy”, without any “apostille” or similar requirement)), and a certificate as to the good standing (or local equivalent, if applicable) of each Loan Party (to the extent available in the relevant jurisdiction) as of a recent date, from such Secretary of State (or similar Governmental Authority) in the jurisdiction of organization, incorporation or formation of such Loan Party; (ii) a certificate of the Secretary or Assistant Secretary (or equivalent Responsible Officer) of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of all Constituent Documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, the Transactions and, in the case of any Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) for each Loan Party, a certificate of another Responsible Officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary (or equivalent Responsible Officer) executing the certificate pursuant to clause (ii) above, (iv) for the Luxembourg Guarantor, a certificate from such Luxembourg Guarantor, signed by an authorized signatory, (i) attaching each copy document specified in (A) to (C) above, (ii) attaching a copy of the excerpt (extrait) and the negative certificate (certificat de non-inscription d'une décision judiciaire) each issued by the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) pertaining to such Luxembourg Guarantor and dated as of the date of such certificate, (iii) certifying that such documents are correct, complete and in full force and effect and have not been amended or superseded at a date no earlier than the date of such certificate, (iv) confirming that, borrowing, securing or guaranteeing (as appropriate) pursuant to the Loan Document to which it is a party would not cause any borrowing, security, guarantee or other similar limit binding on it to be exceeded; (v) confirming that the Luxembourg Guarantor has validly leased dedicated office space adequately equipped to carry on its business; (vi) confirming that the Luxembourg Guarantor is not subject to bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar legal provisions affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Insolvency Regulation; (vii) confirming that the managers of the Luxembourg Guarantor, have not made, and no other person entitled has taken any corporate action, legal proceedings or other procedure or step in connection with, nor have been notified of, bankruptcy (faillite) voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar legal provisions affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Insolvency Regulation, and (viii) confirming that no application has been made by the Luxembourg Guarantor for a voluntary or judicial winding-up or liquidation.
(g)    Opinions of Counsel. The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated as of the Closing Date) of (i) Weil, Gotshal & Manges LLP, counsel for the Loan Parties, (ii) each other local counsel to

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the Loan Parties set forth on Schedule 4.1(g), (iii) Blaney McMurtry LLP, lead Canadian counsel to the Loan Parties, and (iv) Norton Rose Fulbright Australia, Australian counsel to the Administrative Agent, covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Administrative Agent shall reasonably request. The Loan Parties hereby request their counsel to deliver such opinions.
(h)    Financial Information. The Arrangers shall have received the Financial Performance Projections.
(i)    Refinancing. The Existing Credit Agreement Refinancing shall have been consummated, or shall be consummated substantially concurrently with the funding of the initial Credit Extensions on the Closing Date and the Administrative Agent shall have received evidence thereof.
(j)    Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents as of the Closing Date, has been obtained and is in effect and that the Collateral Agent has been named as lender’s loss payee and/or additional insured (or the equivalent, if any, in any applicable Covered Jurisdiction), as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have reasonably requested to be so named.
(k)    Representations and Warranties; No Defaults. The following statements shall be true on the Closing Date, both immediately before and immediately after giving effect to any Credit Extensions made on the Closing Date, and the application of the proceeds thereof:
(i)    The representations and warranties of each Loan Party contained in Article V or any other Loan Document are true and correct in all material respects on and as of the Closing Date; provided that, to the extent that any such representation or warranty specifically refers to an earlier date, such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, further that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and
(ii)    No Default or Event of Default shall exist.
(l)    No Material Adverse Effect. Since January 30, 2021, there shall not have occurred any event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect that is continuing or would, as of the Closing Date, reasonably be expected to have a Material Adverse Effect.
(m)    Fees, Costs and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received payment of all fees, costs and expenses contemplated by this Agreement or any other Loan Document (including the Fee Letter) due and payable on the Closing Date in respect of the Transactions, provided that invoices for any costs and expenses to be reimbursed on the Closing Date must be received at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Lead Administrative Loan Party) or otherwise such costs and expenses shall be paid no later than ten (10) days after the Closing Date.
(n)    KYC; Other AML Diligence. The Lenders shall have received, at least ten (10) Business Days prior to the Closing Date (or such later date to which the Administrative Agent may reasonably agree), (i) all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime Act, and (ii) to the extent that any Borrower qualifies as a “legal entity customer”

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under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Loan Parties.
For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the date that otherwise constitutes the Closing Date specifying its objection thereto.
SECTION 4.2    Conditions Precedent to Credit Extension After the Closing Date. The obligation of each Lender on any date to make any Loan and of each Issuer on any date to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:
(a)    Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Application.
(b)    Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both immediately before and immediately after giving effect thereto and, in the case of any Loan, giving effect to the application of the proceeds thereof:
(i)    The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, (A) to the extent that such representation or warranty specifically refer to an earlier date, such representation or warranty shall be true and correct in all material respects as of such earlier date and (B) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and
(ii)    no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(c)    Credit Extension Conditions. After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the applicable Credit Extension Conditions shall be satisfied.
(d)    Eligible Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.
Each submission by any Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by any Borrower of the proceeds of each Loan requested therein, and each submission by any Borrower to an Issuer of a Letter of Credit Application, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrowers that the conditions specified in clause (b) above have been satisfied on and as of the date of the making of such Loan or the Issuance of such Letter of Credit.
The conditions set forth in this Section 4.2 are for the sole benefit of the Lenders and the Issuers but until the Requisite Lenders otherwise direct the Administrative Agent to cease making Loans, the Revolving

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Credit Lenders will fund their Revolving Commitment Percentage of all Revolving Loans and Letter of Credit Borrowings and participate in all Swing Loans and Letters of Credit whenever made or issued in each case which are requested by the Borrowers and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Section 4.2, are agreed to by the Administrative Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Lender or any Issuer of the provisions of this Section 4.2 on any future occasion or a waiver of any rights or the Lenders or the Issuers against the Loan Parties as a result of any such failure to comply.
SECTION 4.3    Conditions Precedent to Effectiveness of Initial Credit Extensions to Australian Borrowers. The effectiveness of the obligation of each Lender to make any Loan and of each Issuer on any date to Issue any Letter of Credit hereunder to or for the account of any Australian Borrower, shall be subject to the satisfaction or due waiver by the Administrative Agent and the Requisite Supermajority Lenders of each of the following conditions precedent (the date on which such conditions are satisfied or waived shall be referred to herein as the “Australian Effective Date”):
(a)    Loan Documents. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (in each case followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Initial Australian Borrower each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    a Revolving Credit Note executed by the Initial Australian Borrower in favor of each Lender that has requested a Revolving Credit Note at least two (2) Business Days in advance of the Australian Effective Date;
(ii)    each Collateral Document listed on Schedule 4.1(b), together with:
(A)    delivery to the Collateral Agent (or its counsel) of (1) certificates, if any, representing the Pledged Equity of the Initial Australian Borrower and (2) instruments, if any, representing the Pledged Debt of the Initial Australian Borrower and share transfer powers or other instruments of transfer, as applicable, duly endorsed by an effective endorsement, in each case, to the Collateral Agent or in blank;
(B)    evidence of the completion of all other actions, recordings and filings of or with respect to any Australian Collateral Document that the Administrative Agent may reasonably deem necessary to satisfy the Collateral and Guarantee Requirement; and
(iii)    except as the Administrative Agent may otherwise agree, copies of Credit Card Notifications which have been executed on behalf of the Initial Australian Borrower to be delivered to such Loan Party’s Credit Card Processors that are or will be obligated on Credit Card Receivables that may be determined to be Eligible Credit Card Receivables;
(b)    Lien Searches. The Administrative Agent shall have received the results of customary lien searches made with respect to the Initial Australian Borrower in the Covered Jurisdiction in which such Loan Party is organized or incorporated and with respect to such other locations listed on the Information Certificate as the Administrative Agent may specify, together with copies of the Liens filings disclosed by such searches.
(c)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate, substantially in the form set forth as Exhibit M, executed by a Financial Officer of Holdings attesting to

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the Solvency of Holdings and its Restricted Subsidiaries, on Consolidated basis, after giving effect to the consummation of the Transactions occurring on the Australian Effective Date.
(d)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, dated on or about the Australian Effective Date, executed by a Financial Officer of the Lead Administrative Loan Party, and calculating the Revolving Borrowing Base as of the last day of the Fiscal Month most recently ended at least fifteen (15) Business Days prior to the Australian Effective Date.
(e)    Officer’s Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Lead Administrative Loan Party certifying that the conditions specified in Sections 4.3(k) and (l) have been satisfied.
(f)    Corporate Authority. The Administrative Agent shall have received (i) a copy of the Constituent Document of the Initial Australian Borrower filed with any Governmental Authority in connection with such Loan Party’s, incorporation, including all amendments thereto, certified, if applicable, as of a recent date by the applicable Governmental Authority in the jurisdiction of incorporation of such Loan Party; (ii) a certificate of a Responsible Officer of the Initial Australian Borrower dated the Australian Effective Date and certifying (A) that attached thereto is a true and complete copy of all Constituent Documents of such Loan Party as in effect on the Australian Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of extracts of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the solvency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Initial Australian Borrower; and (iii) a certificate of another Responsible Officer of the Initial Australian Borrower as to the solvency and specimen signature of the Secretary or Assistant Secretary (or equivalent Responsible Officer) executing the certificate pursuant to clause (ii) above.
(g)    Opinions of Counsel. The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated as of the Australian Effective Date) of Norton Rose Fulbright Australia, Australian counsel to the Administrative Agent, covering such matters relating to the Australian Loan Parties, the Loan Documents or the transactions contemplated thereby as the Administrative Agent shall reasonably request. The Loan Parties hereby request that their counsel deliver such opinions. The Administrative Agent shall direct its counsel to deliver such opinion.
(h)    Field Examinations; Appraisals. Administrative Agent shall have received a current final written report of the field examination of the business and Collateral of the Australian Loan Parties, in accordance with the customary procedures and practices of Administrative Agent and as otherwise required by the nature and circumstances of the businesses of Australian Loan Parties, the results of which are reasonably satisfactory to Administrative Agent and the Requisite Supermajority Lenders, and a current final written report by a third party appraiser reasonably satisfactory to Administrative Agent and the Requisite Supermajority Lendersand with methodology and assumptions reasonably satisfactory to Administrative Agent and the Requisite Supermajority Lenders of the appraisal with respect to the inventory of the Australian Loan Parties and on which Administrative Agent and Lenders are expressly permitted to rely. Administrative Agent shall be reasonably satisfied with all legal, tax, accounting, business and other matters relating to the Australian Loan Parties after giving effect to the terms hereof and shall have otherwise completed its reasonable due diligence with respect to the Collateral and customary legal due diligence (the results of which, in each case, shall be reasonably satisfactory to Administrative Agent and the Requisite Supermajority Lenders).

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(i)    Reserved.
(j)    Reserved.
(k)    Representations and Warranties; No Defaults. The following statements shall be true on the Australian Effective Date, both immediately before and immediately after giving effect to any Credit Extensions made on the Australian Effective Date, and the application of the proceeds thereof:
(i)    The representations and warranties of each Loan Party contained in Article V or any other Loan Document are true and correct in all material respects on and as of the Australian Effective Date; provided that, to the extent that any such representation or warranty specifically refers to an earlier date, such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, further that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and
(ii)    No Default or Event of Default shall exist.
(l)    No Material Adverse Effect. Since January 30, 2021, there shall not have occurred any event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect that is continuing or would, as of the Australian Effective Date, reasonably be expected to have a Material Adverse Effect.
(m)    Costs and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received payment of all costs and expenses contemplated by this Agreement or any other Loan Document due and payable on the Australian Effective Date in respect of the Australian Collateral Documents and related matters, provided that invoices for any costs and expenses to be reimbursed on the Australian Effective Date must be received at least three (3) Business Days prior to the Australian Effective Date (except as otherwise reasonably agreed by the Lead Administrative Loan Party) or otherwise such costs and expenses shall be paid no later than ten (10) days after the Australian Effective Date.
(n)    KYC; Other AML Diligence. The Lenders shall have received, at least ten (10) Business Days prior to the Australian Effective Date, (i) all documentation and other information about the Australian Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime Act, and (ii) to the extent that any Australian Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Loan Parties.
(o)    Outside Date. Notwithstanding anything to the contrary contained herein, each of the conditions shall be satisfied on or before the date that is one hundred and eighty (180) days after the Closing Date (or such later date as Administrative Agent may hereafter agree).
Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.3, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Australian Effective Date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES

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To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, Holdings and each Loan Party represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 4.2(b)(i) and Section 4.3(k):
SECTION 5.1    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries that is a Material Subsidiary (a) (i) is a Person duly organized or formed, validly existing and (ii) in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)(ii), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.2    Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and (b) neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transactions will (i) contravene the terms of any of such Person’s Constituent Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted under Section 9.1) under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.3    Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.4    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

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SECTION 5.5    Financial Statements; No Material Adverse Effect.
(a)    The Annual Financial Statements and the Quarterly Financial Statements delivered to the Arrangers prior to the Closing Date, and the financial statements hereafter delivered pursuant to Section 7.1(a) or 7.1(b), fairly present in all material respects the financial condition of Holdings and its Subsidiaries, on a Consolidated basis, as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements and the financial statements hereafter delivered pursuant to Section 7.1(b), to changes resulting from, normal year-end adjustments and the absence of footnotes.
(b)    Since January 30, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect that is continuing or would, as of date on which the representation and warranty set forth in this Section 5.5(b) is made, reasonably be expected to have a Material Adverse Effect.
(c)    The Financial Performance Projections of Holdings and its Subsidiaries, copies of which have been furnished to the Administrative Agent and the Arrangers prior to the Closing Date, and all Projections delivered pursuant to Section 7.1(d) have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that such Financial Performance Projections and any such Projections delivered pursuant to Section 7.1(d) are subject to significant uncertainties and contingencies, that no assurance can be given that any particular financial projections will be realized, and that actual results may differ and that such differences may be material.
SECTION 5.6    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their Restricted Subsidiaries, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.7    Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Loan Parties or their Subsidiaries pending or, to the knowledge of the Loan Parties, threatened and (b) since January 30, 2021, hours worked by and payment made based on hours worked to employees of each of the Loan Parties and their Subsidiaries have not been in material violation of applicable federal, state, provincial, territorial and local labor and employment Laws dealing with wage and hour matters (including the Fair Labor Standards Act, the Employment Standards Act, 2000 (Ontario), an Act Respecting Labour Standards (Quebec), the Fair Work Act 2009 (Cth) of Australia or any other applicable legal requirements).
SECTION 5.8    Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 9.1 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.9    Environmental Matters.

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(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries and their respective operations is in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of any Loan Party, threatened Environmental Claim or any other Environmental Liability.
(b)    None of the Loan Parties or any of their respective Subsidiaries has released, treated, stored, transported, arranged for transport or disposed of Hazardous Materials at or from any currently or formerly owned or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.
SECTION 5.10    Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Restricted Subsidiaries (a) has timely filed all federal, state, provincial, territorial and other Tax returns and reports required to be filed, and (b) has timely paid all federal, state, provincial, territorial and other Taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
SECTION 5.11    ERISA and Pension Compliance.
(a)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.
(b)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)    The Loan Parties represent and warrant as of the Closing Date that the Loan Parties are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
(d)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Canadian Loan Party is in compliance with the requirements of the PBA and other federal or provincial Laws with respect to each Canadian Pension Plan. Except as set forth on Schedule 5.11, as of the Closing Date, none of the Canadian Loan Parties nor any of their Subsidiaries

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maintains or contributes to any Canadian Defined Benefit Plan. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no Canadian Loan Party has any withdrawal liability in connection with a multi-employer Canadian Pension Plan, (ii) no Canadian Pension Event has occurred and (iii) no Lien has arisen, choate or inchoate, in respect of the Canadian Loan Parties or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
SECTION 5.12    Subsidiaries. As of the Closing Date, (x) neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, (y) all of the outstanding Equity Interests in such Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and (z) all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any Person except (a) Liens created under the Collateral Documents and (b) any non-consensual Liens permitted by Section 9.1 that arise as a matter of Law. As of the Closing Date, Schedule 5.12 (i) sets forth the name and jurisdiction of each Subsidiary, (ii) sets forth the ownership interest of Holdings, the Borrowers and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (iii) identifies each Subsidiary for which the Equity Interests are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.
SECTION 5.13    Margin Regulations; Investment Company Act.
(a)    As of the Closing Date, none of the Collateral is comprised of any Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.
(b)    No Loan Party is an “investment company” under the Investment Company Act of 1940.
SECTION 5.14    Disclosure. As of Closing Date, none of the information and data delivered on or prior to the Closing Date in writing by or on behalf of any Loan Party to any Agent, any Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), in each case, when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such information and data, taken as a whole, in light of the circumstances under which such information and data was delivered, not materially misleading; it being understood that, for purposes of this Section 5.14, such information and data shall not include the Financial Performance Projections, other financial projections and pro forma financial information or information of a general economic or general industry nature.
SECTION 5.15    Intellectual Property; Licenses, Etc. The Loan Parties and their Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all rights in Intellectual Property (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the operation of the respective businesses of the Loan Parties or any of their Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any IP Rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No written claim or litigation regarding any IP Rights is pending or, to the knowledge of the

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Loan Parties, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 5.16    Solvency. As of the Closing Date, after giving effect to the Transactions, Holdings and its Restricted Subsidiaries, on a Consolidated basis, are Solvent.
SECTION 5.17    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities (other than retail customers not reasonably known by any Loan Party to be a Sanctioned Person or Sanctioned Entity). Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and other AML Legislation in all material respects and is in compliance with Sanctions. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanctions or a material violation of any Anti-Corruption Law, Anti-Money Laundering Law or other AML Legislation by any Person (including any Lender or other individual or entity participating in any transaction).
SECTION 5.18    Collateral Documents. The provisions of the Collateral Documents, together with such filings and other actions required to be, and when, taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are, and will be, effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject in priority only to any Permitted Priority Lien).
SECTION 5.19    Centre of Main Interests. The Luxembourg Guarantor has its “centre of main interest” (as that term is used in Article 3(1) of the Insolvency Regulation) in its jurisdiction of organization or incorporation, and does not have any “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.
SECTION 5.20    Senior Ranking. The Obligations are designated as “Senior Debt,” “Senior Indebtedness,” “Designated Senior Indebtedness” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing that is described in clause (a) of the definition thereof and constitutes Material Indebtedness.
SECTION 5.21    Reserved.
SECTION 5.22    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

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ARTICLE VI
FINANCIAL COVENANT
Until the Termination Date, Holdings and each of the Borrowers agrees with the Lenders, the Issuers and the Administrative Agent to the following:
SECTION 6.1    Minimum Consolidated Fixed Charge Coverage Ratio. At any time that a Covenant Trigger Event shall be continuing, the Consolidated Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries (a) as of the last day of the most recently ended Test Period prior to the occurrence of such Covenant Trigger Event, and (b) as of the last day of each Test Period ended thereafter during the continuance of such Covenant Trigger Event, shall be not less than 1.00 to 1.00.
ARTICLE VII
REPORTING AND MONITORING COVENANTS
Until the Termination Date, each Loan Party shall, and shall cause each of its Restricted Subsidiaries to:
SECTION 7.1    Financial Statements, Etc. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:
(a)    within ninety (90) days (or such longer period as the Administrative Agent may agree) after the end of each Fiscal Year of Holdings, a Consolidated balance sheet of Holdings as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, with such Consolidated financial statements to be audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to (i) any “going concern” qualification (but excluding a “going concern” explanatory paragraph or like statement), other than a “going concern” qualification or exception that is due to (x) the impending maturity of any Indebtedness within the twelve (12) month period following the date of the delivery of such report and opinion or (y) the breach or anticipated breach of any financial covenant, or (ii) any qualification or exception as to the scope of such audit;
(b)    within forty-five (45) days (or such longer period as the Administrative Agent may agree) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of Holdings, a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related (i) Consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Financial Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;
(c)    for any Fiscal Month during which (i) a Specified Event of Default has occurred or (ii) Excess Availability has been less than twenty-five percent (25.0%) of the Total Revolving Loan Cap, within thirty (30) days (or such longer period as the Administrative Agent may agree) after the end of each such

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Fiscal Month (other than the third month of any Fiscal Quarter), and for each Fiscal Month thereafter (other than the third month of any Fiscal Quarter) until Excess Availability has been greater than or equal to twenty-five percent (25.0%) of the Total Revolving Loan Cap for a period of thirty (30) consecutive days and no Specified Event of Default has occurred and is continuing, a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Month and the related (i) Consolidated statements of income or operations for such Fiscal Month, and for the portion of the Fiscal Year then ended and (ii) Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Financial Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;
(d)    within ninety (90) days (or such longer period as the Administrative Agent may agree) after the beginning of each Fiscal Year, a reasonably detailed Consolidated budget for such Fiscal Year as customarily prepared by management of Holdings for its internal use (which shall in any event include a projected Consolidated balance sheet of Holdings as of the end of the following Fiscal Year, the related Consolidated statements of projected operations, projected cash flow, projected income as of the end of each Fiscal Quarter and each projected Revolving Borrowing Base, Excess Availability, U.S. Excess Availability, Canadian Excess Availability and on and after the Australian Effective Date, Australian Excess Availability as of the end of each Fiscal Month, and in each case setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and
(e)    simultaneously with the delivery of each set of Consolidated financial statements referred to in Sections 7.1(a), and 7.1(b) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements.
As to any information contained in materials furnished pursuant to Section 7.2(b), Holdings shall not be separately required to furnish such information under Section 7.1(a) or (b) above, but the foregoing shall not limit the obligation of Holdings to furnish the information and materials described in Section 7.1(a) or (b) above at the times specified therein.
No financial statement required to be delivered pursuant to Section 7.1(b) or Section 7.1(c) shall be required to include acquisition accounting adjustments relating to any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.
SECTION 7.2    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)    concurrently with the delivery of the financial statements referred to in Section 7.1(a), Section 7.1(b) and Section 7.1(c) (but in any event within the time periods referred to in Section 7.1(a), Section 7.1(b) and Section 7.1(c) for delivery of such financial statements (as such time periods may be extended by the Administrative Agent)), a duly completed Compliance Certificate signed by a Financial Officer of Holdings; provided that, if such Compliance Certificate demonstrates an Event of Default of any financial covenant pursuant to Section 6.1, Holdings may deliver, prior to or together with such Compliance

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Certificate, a notice of its intent to cure (a “Notice of Intent to Cure”) pursuant to Section 10.4 to the extent permitted thereunder, which Notice of Intent to Cure shall include a certification, made in good faith, that there exists (i) a bona fide commitment in favor of Holdings to provide such Cure Amount or (ii) another bona fide transaction to provide such Cure Amount, in each case prior to the Cure Expiration Date;
(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and proxy statements which Holdings files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be, and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 7.2;
(c)    on the date on which the delivery of each Compliance Certificate is required pursuant to Section 7.2(a) for any Fiscal Quarter, a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;
(d)    on the date on which the delivery of financial statements is required pursuant to Section 7.1(a), (i) to the extent requested in writing by the Administrative Agent at least thirty (30) days prior to such date, an updated Information Certificate (or confirmation that there has been no change in the information reported on the Information Certificate delivered on the Closing Date or otherwise most recently delivered to the Administrative Agent) and (ii) a description, in detail reasonably satisfactory to the Administrative Agent, of all material insurance coverage maintained by the Loan Parties, together with evidence thereof;
(e)    prior to the consummation of any Payment Conditions Transaction (including any Permitted Acquisition) in excess of $75,000,000, a certificate of a Responsible Officer of the Lead Administrative Loan Party certifying that the applicable conditions specified in clauses (a) and (b) of the definition of “Payment Conditions” have been satisfied (and providing a reasonably detailed calculation of the minimum Consolidated Fixed Charge Coverage Ratio (only if the transaction is being permitted in reliance on clause (b)(ii) of the definition of “Payment Conditions”) and the minimum Excess Availability required pursuant to clauses (b)(i) or (b)(ii) as applicable, of the definition of “Payment Conditions”), and in the case of a Permitted Acquisition, that the requirements of the definition of “Permitted Acquisition” have been satisfied;
(f)    (i) written notice within five (5) days (or such later date as Administrative Agent may agree) of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure or jurisdiction of formation or incorporation or (C) in the location of any Loan Party’s chief executive office, registered office or principal place of business, in each case, to the extent notice of any such change is necessary to perfect or maintain the perfection of any Lien securing the Obligations (whether at the time of such change or any time thereafter) and (ii) to the extent notice of any such change is necessary to perfect or maintain the perfection of any Lien securing the Obligations (whether at the time of such change or any time thereafter), prompt (and in any event within five (5) days or such later date as Administrative Agent may agree) written notice of any change in the location of any office in which any Canadian Loan Party maintains book or records relating to Collateral owned by such Canadian Loan Party or any office or facility at which Collateral owned by such Canadian Loan Party is located (including the establishment of any new such office or facility), it being understood that Holdings and the Borrowers agree not to effect or permit any change referred to in this clause (f) unless all filings, publications and registrations, will be made in a timely fashion under the UCC, the PPSA, the Australian PPSA or other applicable Law that are required in order to satisfy the Collateral and Guarantee

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Requirement, provided, that, no Loan Party shall change its jurisdiction of formation or incorporation to a jurisdiction in a different country;
(g)    concurrently with the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b), notice of any material change in accounting policies or financial reporting practices that has not previously been disclosed to the Administrative Agent by any Loan Party or any Subsidiary thereof since the date of the most recent financial statements delivered to the Administrative Agent that is not otherwise disclosed in such financial statements;
(h)    concurrently with the delivery of each Borrowing Base Certificate pursuant to Section 7.4(a), notice of any material change in accounting policies or financial reporting practices that has not previously been disclosed to the Administrative Agent by any Loan Party or any Restricted Subsidiary thereof since the date of the most recent Borrowing Base Certificate delivered to the Administrative Agent but only to the extent that such changes materially affect the calculation of any Revolving Borrowing Base;
(i)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the PATRIOT Act, the Beneficial Ownership Regulation and the Proceeds of Crime Act; and
(j)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing; provided, none of the Loan Parties nor any of the Restricted Subsidiaries will be required to disclose information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by Law or any confidentiality obligation binding on such Loan Party, such Restricted Subsidiary or any of their respective Affiliates, or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that any such Person not provide any document or information in reliance on clause (b) or (c), such Person shall provide notice to the Administrative Agent that such documents or information is being withheld and such Person shall use commercially reasonable efforts to communicate the applicable documents or information in a way that would not violate the applicable obligation or risk waiver of such privilege.
Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on the Holdings’ website on the Internet at the website address listed on Schedule 12.8; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, further that: (i) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) other than with respect to documents required to be delivered pursuant to Section 7.2(b), Holdings shall notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

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Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings and its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
SECTION 7.3    Notices. Promptly after a Responsible Officer of Holdings obtains actual knowledge thereof, Lead Administrative Loan Party shall notify the Administrative Agent who shall promptly thereafter notify each Lender:
(a)    of the occurrence of any Default or Event of Default; and
(b)    of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, (iii) the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, (iv) the occurrence of any ERISA Event or Canadian Pension Event, in each case referred to in this clause and the preceding clauses (i) through (iv) , to the extent such event has resulted or would reasonably be expected to result in a Material Adverse Effect, or (vi) the occurrence of any other event that has resulted or would reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 7.3 shall be accompanied by a written statement of a Responsible Officer of the Lead Administrative Loan Party (x) that such notice is being delivered pursuant to Section 7.3(a), (b), or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Holdings and the Borrowers have taken and propose to take with respect thereto.
SECTION 7.4    Borrowing Base Certificates.
(a)    Provide the Administrative Agent with the following documents in form, scope and detail reasonably satisfactory to the Administrative Agent for prompt further distribution to each Lender:
(i)    within twenty (20) days after the end of such Fiscal Month, a Borrowing Base Certificate setting forth the calculation of each Revolving Borrowing Base and of Excess Availability, U.S. Excess Availability, Canadian Excess Availability and after the Australian Effective Date, the Australian Excess Availability as of the last day of the immediately preceding Fiscal Month; provided

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that, (A) at any time during the continuance of a Weekly Borrowing Base Reporting Period, a Borrowing Base Certificate setting forth the calculation of each Revolving Borrowing Base and of Excess Availability, U.S. Excess Availability, Canadian Excess Availability and after the Australian Effective Date, the Australian Excess Availability as of the close of business on Saturday of the immediately preceding calendar week shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), and (B) in the event that the Borrowers are required to deliver a Borrowing Base Certificate as a result of the occurrence of a Weekly Borrowing Base Reporting Period, the Borrowers shall be required to deliver a Borrowing Base Certificate on a weekly basis for at least four (4) consecutive weeks, whether or not the relevant Weekly Borrowing Base Reporting Period has terminated; and
(ii)    at any time when Borrowing Base Certificates are required to be delivered pursuant to Section 7.4(a)(i) above on a monthly basis, the Lead Administrative Loan Party may elect, at its option, to deliver more frequent Borrowing Base Certificates, in which case such Borrowing Base Certificates may, at the election of the Lead Administrative Loan Party, be computed in accordance with the requirements for Borrowing Base Certificates required to be delivered during the continuance of a Weekly Borrowing Base Reporting Period (when delivery is otherwise required to be made pursuant to the first proviso in Section 7.4(a)(i) on a weekly basis), provided that, in each such case, the Lead Administrative Loan Party shall continue to deliver Borrowing Base Certificates on a weekly basis, as applicable, in accordance with such election until the later to occur of (A) the sixth week following the delivery of the first such weekly Borrowing Base Certificate and (B) earlier to occur of the next succeeding July 31st or January 30th, and a Weekly Borrowing Base Reporting Period shall be deemed to exist, as applicable, for all purposes of this Section 7.4(a).
(b)    In the event that (A) any Loan Party or any Restricted Subsidiary shall engage in a transaction or a series of related transactions pursuant to any Specified Asset Disposition/Investment Provision (or combination thereof) or (B) any Loan Party is deemed to be an Excluded Subsidiary, as applicable, and in any case, the same results in (i) the Disposition (including pursuant to the sale of Equity Interests in a Restricted Subsidiary, or a merger, liquidation, amalgamation, division, contribution of assets, Equity Interests or Indebtedness or otherwise) or other transfer of assets included in the determination of a Revolving Borrowing Base, or (ii) the exclusion and/or removal of assets which were included in the determination of a Revolving Borrowing Base (including, as a result of the application of the eligibility criteria set forth in the definition of “Eligible Credit Card Receivables”, “Eligible Inventory” and “Eligible In-Transit Inventory”, in each case, as determined by reference to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 7.4(a) and in an aggregate amount for any single or series of related transactions (or other applicable events) in excess of $5,000,000, then prior to or concurrently with the consummation of any such transaction or series of related transactions (or other applicable events), the Lead Administrative Loan Party shall deliver to the Administrative Agent for prompt further distribution to each Lender, an updated Borrowing Base Certificate reflecting such transactions or series of related transactions (or other applicable events) on a Pro Forma Basis as of the date of the most recently delivered Borrowing Base Certificate, and demonstrating that no Overadvance shall result from such transaction or series of related transactions (or other applicable events).
(c)    Borrowers and Administrative Agent hereby agree that the delivery of the Borrowing Base Certificate through Administrative Agent’s electronic platform or portal, subject to Administrative Agent’s authentication process, by such other electronic method as may be approved by Administrative Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate any Revolving Borrowing Base as may be approved by Administrative Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver

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such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Administrative Agent.
SECTION 7.5    Inventory Appraisals and Field Examinations.
(a)    Holdings shall cooperate with (and cause its Subsidiaries to cooperate with) the Administrative Agent in connection with appraisals of Inventory that shall be in form and detail and from third-party appraisers reasonably acceptable to the Administrative Agent (each, an “Inventory Appraisal”) for the purpose of determining the amount of each Revolving Borrowing Base attributable to Inventory; it being understood that the Administrative Agent shall conduct or cause to be conducted, at the Borrowers’ expense, one (1) Inventory Appraisal during any twelve (12) month period; provided, that, (i) at any time on or after the date on which Excess Availability has been less than twenty percent (20.0%) of the Total Revolving Loan Cap for five (5) consecutive Business Days, the Administrative Agent may conduct or cause to be conducted, at the Borrowers’ expense, two (2) Inventory Appraisals during the twelve (12) month period following such event, (ii) at any time during the continuation of a Specified Event of Default, the Administrative Agent may conduct or cause to be conducted, at the Borrowers’ expense, Inventory Appraisals as frequently as determined by the Administrative Agent in its Permitted Discretion and (iii) in addition to the foregoing clause (i) and (ii) the Administrative Agent may at any time conduct or cause to be conducted, at the Lenders’ expense, one (1) additional Inventory Appraisal and one (1) desktop appraisal of Inventory in any twelve (12) month period. In connection with any such Inventory Appraisal, the Loan Parties shall furnish to the Administrative Agent (or the appraiser) any information that the Administrative Agent (or the appraiser) may reasonably request regarding the determination and calculation of a Revolving Borrowing Base, including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein and (B) Administrative Agent will consult with Lead Administrative Loan Party as to the time for any such Inventory Appraisal.
(b)    Holdings shall cooperate with (and cause its Subsidiaries to cooperate with) the Administrative Agent in connection with field audits (including field audits conducted by the Administrative Agent) (each, a “Field Examination”); it being understood that the Administrative Agent may conduct or cause to be conducted, at the Borrowers’ expense, one (1) Field Examination during any twelve (12) month period; provided, that, (i) at any time on or after the date on which Excess Availability has been less than seventeen and one-half percent (17.5%) of the Total Revolving Loan Cap for five (5) consecutive Business Days, the Administrative Agent shall conduct or cause to be conducted, at the Borrowers’ expense, two (2) Field Examinations during the twelve (12) month period following such event, (B) at any time during the continuation of a Specified Event of Default, the Administrative Agent may conduct or cause to be conducted, at the Borrowers’ expense, Field Examinations as frequently as determined by the Administrative Agent in its Permitted Discretion and (iii) in addition to the foregoing clause (i) and (ii), the Administrative Agent may conduct or cause to be conducted, at the Lenders’ expense, one (1) additional Field Examination in any twelve (12) month period. In connection with any such Field Examination, the Borrowers shall furnish to the Administrative Agent (or the field examiner) any information that the Administrative Agent (or such field examiner) may reasonably request regarding the determination and calculation of a Revolving Borrowing Base, including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein and (B) Administrative Agent will consult with Lead Administrative Loan Party as to the time for any such Field Examination.
ARTICLE VIII
AFFIRMATIVE COVENANTS

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Until the Termination Date, each Loan Party shall, and each Loan Party shall cause each Restricted Subsidiary to:
SECTION 8.1    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect the rights (including IP Rights), licenses, permits, privileges, franchises used in the conduct of its business, except in the case of clause (a) or (b), to the extent (other than with respect to the preservation of the existence of (i) Holdings and (ii) except in a transaction otherwise permitted by this Agreement, each Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or is pursuant to any merger, amalgamation, consolidation, liquidation, dissolution or Disposition permitted by Article IX.
SECTION 8.2    Compliance with Laws, Etc. Comply in all material respects with its Constituent Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.
SECTION 8.3    Designation of Subsidiaries. The chief executive officer or chief financial officer of Holdings may at any time designate any existing or subsequently acquired or organized Restricted Subsidiary (other than the Lead Administrative Loan Party or any Borrower that, together with any other Borrowers designated as Unrestricted Subsidiaries in connection with the same or any series of related transactions, has assets included in a Revolving Borrowing Base in excess of $5,000,000, except to the extent that Holdings or the Lead Administrative Loan Party shall have provided an updated pro forma Borrowing Base Certificate at the time of such designation demonstrating the exclusion of such Borrower’s assets from the applicable Revolving Borrowing Base) as an Unrestricted Subsidiary and subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary subject solely to the following terms and conditions:
(a)    the fair market value of such Subsidiary at the time it is designated as an Unrestricted Subsidiary shall be treated as an Investment by the Borrowers at such time;
(b)    on a Pro Forma Basis, after giving effect thereto, the Payment Conditions shall be satisfied;
(c)    the Indebtedness and Liens of such Subsidiary at the time it is designated as a “Restricted Subsidiary” shall be treated as Indebtedness and Liens of such Subsidiary at such time; and
(d)    on a Pro Forma Basis, after giving effect thereto, no Event of Default has occurred or is continuing or would exist after giving effect to such designation or redesignation; provided that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as an “unrestricted subsidiary” with respect to any Material Indebtedness of Holdings and/or any Restricted Subsidiary, or, in each case, any Permitted Refinancing thereof (in each case, to the extent such Indebtedness incudes a “restricted subsidiary/unrestricted subsidiary” distinction).
SECTION 8.4    Payment of Taxes, Etc. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property or assets, except, in each case, to the extent (a) any such Tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been

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established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 8.5    Maintenance of Insurance. Maintain with insurance companies that the Lead Administrative Loan Party believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to the properties and business of the Loan Parties and their Restricted Subsidiaries against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties and their Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons (and including marine cargo insurance), and will furnish to the Lenders (through the Administrative Agent), upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall, as appropriate and to the extent customary with respect to jurisdictions outside the United States, (a) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (b) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement reasonably acceptable to the Collateral Agent that names the Collateral Agent, on behalf of the Secured Parties as the lender’s loss payee thereunder and (c) to the extent available from the relevant insurance carrier, in the case of each liability or casualty insurance policy, contain an endorsement providing that such policy shall not be canceled or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.
SECTION 8.6    Inspection Rights. In addition to the requirements pursuant to Section 7.5, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.6 and the Administrative Agent shall not exercise such rights more often than two (2) times during any twelve (12) month period absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may conduct any such inspection at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 8.6, none of the Loan Parties nor any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by Law or any confidentiality obligation binding on such Loan Party, such Restricted Subsidiary or any of their respective Affiliates, or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that any such Person does not provide any document or information in reliance on clause (b) or (c), such Person shall provide notice to the Administrative Agent that such documents or information is being withheld and shall use its commercially reasonable efforts to communicate the applicable

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documents or information in a way that would not violate the applicable obligation or risk waiver of such privilege.
SECTION 8.7    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrowers or such Restricted Subsidiary, as the case may be.
SECTION 8.8    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.
SECTION 8.9    Use of Proceeds. Use the proceeds of the Credit Extensions only in compliance with (and not in contravention of) applicable Laws and each Loan Document, including for working capital and general corporate purposes (including Permitted Acquisitions), provided, that, no Credit Extensions will be requested or required on the Closing Date, other than to the extent that the Existing Letters of Credit will be deemed to be Letters of Credit hereunder as provided herein.. The Borrowers will not request any Credit Extension, and no part of the proceeds of any Credit Extension shall be used (including by loan, contribution or otherwise to any Subsidiary, joint venture partner or other individual or entity), (a) to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (b) directly or to its reasonable knowledge, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, or (z) directly or to its reasonable knowledge, indirectly, to offer, pay, promise to pay, or authorize the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws or other AML Legislation.
SECTION 8.10    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.
SECTION 8.11    Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(a)    (x) upon (i) the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (other than any Excluded Subsidiary) by any Loan Party (including pursuant to any Division), (ii) the designation in accordance with Section 8.3 of any existing direct or indirect Wholly-Owned Subsidiary

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(other than any Excluded Subsidiary) as a Restricted Subsidiary, or (iii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary, and (y) with respect to any Subsidiary at the time it becomes a Loan Party, for any assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien in accordance with the terms hereof or of such Collateral Document)):
(i)    (x) if the event giving rise to the obligation under this Section 8.11(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 7.1(b) for the Fiscal Quarter in which the relevant formation, incorporation, acquisition, designation or other event occurred or (y) if the event giving rise to the obligation under this Section 8.11(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is sixty (60) days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may agree in its reasonable discretion),
(A)    cause each such Subsidiary that is required to become a Loan Party pursuant to the terms of the Loan Documents to duly execute and deliver to the Administrative Agent (1) a Joinder Agreement, (2) Security Agreement Supplements, (3) a joinder to the Intercompany Subordination Agreement, (4) if applicable, Intellectual Property Security Agreements and (5) such other Collateral Documents as are reasonably requested by, and in form and substance reasonably satisfactory to, the Collateral Agent (consistent with the Guaranty and the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date (or in the case of Australian Loan Parties, the Australian Effective Date) with respect to Loan Parties in the Covered Jurisdictions applicable to such Loan Party), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;
(B)    cause each such Subsidiary that is required to become a Loan Party pursuant to the terms of the Loan Documents to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral Documents, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;
(C)    take and cause any applicable Subsidiary and each direct or indirect parent of such Subsidiary that is required to become a Loan Party pursuant to the terms of this Agreement to take whatever action (including the filing of UCC, PPSA and Australian PPSA financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral Documents and the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law;
(D)    comply with the requirements of Section 8.12 with respect to all Deposit Accounts and Securities Accounts; and
(ii)    except as the Administrative Agent may otherwise reasonably agree, concurrently with the execution of such Collateral Documents, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan

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Parties, as applicable, reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 8.11 as the Administrative Agent may reasonably request.
(b)    Without limiting the provisions of Section 8.12 and except as provided in Section 8.11(c), upon the acquisition of any material assets by any Loan Party (including pursuant to any Division) (other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)), within forty-five (45) days after written request by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) take and cause any applicable Subsidiary to take whatever action (including the filing of UCC, PPSA and Australian PPSA financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement in such assets, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law.
(c)    It is understood and agreed for the avoidance of doubt that, notwithstanding anything to the contrary contained herein or in any other Loan Document, the provisions of this Agreement and the other Loan Documents are subject to the provisions of the definition of “Collateral and Guarantee Requirement”.
SECTION 8.12    Cash Receipts.
(a)    Use commercially reasonable efforts to enter into, within ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion) (the “Cash Management Compliance Date”) Approved Control Arrangements with each Approved Account Bank, in each case in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Deposit Account open on the Closing Date in which material amounts (as reasonably determined by the Administrative Agent) of funds of any of the Loan Parties are concentrated (which may include those listed on Schedule 8.12 as of the Closing Date, but excluding, for the avoidance of doubt, Exempt Accounts) (collectively, the “Material Deposit Accounts”). If an Approved Control Arrangement shall not have been established with respect to any Material Deposit Account on or prior to the Cash Management Compliance Date, the applicable Loan Party shall, within sixty (60) days after the Cash Management Compliance Date (or such later date as the Administrative Agent may agree in its reasonable discretion), be required to move such Material Deposit Account, as applicable, to the Administrative Agent, an Affiliate or branch thereof or another financial institution that is willing to enter into an Approved Control Arrangement.
(b)    The Loan Parties may open or close Deposit Accounts and Material Deposit Accounts at any time other than during any Cash Dominion Period (except as the Administrative Agent may otherwise agree), subject, in the case of the opening of any Material Deposit Account, to the establishment of Approved Control Arrangements with respect thereto (unless expressly waived by the Administrative Agent) consistent with the provisions of this Section 8.12. The Loan Parties shall not enter into any agreements with any Credit Card Processors that are obligated in respect of Credit Card Receivables that are or will be Eligible Credit Card Receivables, unless a Credit Card Notification shall have been executed and delivered to the applicable Credit Card Processor and to the Administrative Agent. The Loan Parties shall have until the date that is sixty (60) days after the consummation of any Permitted Acquisition or similar Investment (or such later date to which the Administrative Agent may reasonably agree) to establish Approved Control Arrangements with respect to any Deposit Accounts or Securities Accounts (other than Exempt Accounts) acquired pursuant thereto.

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(c)    Except as the Administrative Agent may otherwise agree, each Loan Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account (but not including for this purpose a retail customer purchasing Inventory on installments that is paying into the applicable Store Account and except for any such Person that is obligated in the ordinary course of the business of the applicable Loan Party to make such payment to a Store Account) to make payment, or to continue to make payment, to an Approved Deposit Collection Account, (ii) deposit in (A) a Store Account (or another Approved Deposit Collection Account) all Cash Receipts received in the Stores, and (B) an Approved Deposit Collection Account promptly upon receipt all other Cash Receipts (as defined below) received by any Loan Party from any other Person, (iii) deliver to the Administrative Agent, on the Closing Date, Credit Card Notifications to Credit Card Processors that are obligated in respect of Credit Card Receivables that are or will be Eligible Credit Card Receivables, and (iv) instruct each depository institution for a Deposit Account of such Loan Party (including, without limitation, Store Accounts, but not including any other Exempt Accounts) to cause all amounts on deposit and available in such Deposit Account to be transferred to one of the Loan Parties’ Approved Deposit Accounts (A) in the case of Deposit Accounts located within the United States, no less frequently than on each Business Day and (B) in the case of Deposit Accounts located outside of the United States, no less frequently than on a weekly basis; provided that notwithstanding the foregoing, the Loan Parties shall not be required to sweep, and may maintain, (1) an amount not to exceed $5,000,000 in the aggregate in all of the Store Accounts and (2) amounts permitted to be held in any other Exempt Account. So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Approved Deposit Accounts, in each case subject to the other provisions of this Agreement and the other Loan Documents.
(d)    During the continuance of a Cash Dominion Period (and whether or not there are then any outstanding Obligations), the Loan Parties shall cause the ACH or wire transfer no less frequently than (i) each Business Day, in the case of cash receipts and collections within the United States and (ii) weekly, in the case of cash receipts and collection outside of the United States (it being agreed, in the case of this clause (ii), that during such weekly period the Loan Parties and their Subsidiaries shall not effect a withdrawal from any applicable Deposit Account), in each case, to the master concentration account of Lead Administrative Loan Party (the “Concentration Account”), and then to the applicable Administrative Agent’s Office of all cash receipts and collections, including, without limitation, the following (collectively, the “Cash Receipts”):
(i)    all available cash receipts from the sale of Inventory and other Collateral or casualty insurance proceeds arising from any of the foregoing;
(ii)    all proceeds of collections of Accounts (including, without limitation, Credit Card Receivables);
(iii)    the then contents of each Deposit Account (including, without limitation, any Approved Deposit Account subject to an Approved Control Arrangement and any Store Account) (net of any minimum balance as may be required to be kept in the subject Deposit Account by the institution at which such Deposit Account is maintained);
(iv)    the cash proceeds of all credit card and debit card charges; and
(v)    all cash proceeds of any other Collateral;
in each case to the extent the same constitute Collateral and except to the extent the same are held in any Exempt Account (other than Exempt Accounts described in clause (e)(iii) of the definition of “Collateral and Guarantee Requirement”).

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(e)    The Loan Parties hereby acknowledge and agree that (i) during a Cash Dominion Period, the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 8.12, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections (other than in any Exempt Account) during a Cash Dominion Period, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent. Any amounts received in the Concentration Account at any time when all of the Obligations have been paid in full or a Cash Dominion Period ceases to exist shall be remitted to the operating account of the Loan Parties to which proceeds of Loans are disbursed by the Administrative Agent.
(f)    From and after the Closing Date, except as otherwise expressly provided in the Loan Documents or as the Administrative Agent may otherwise agree, each Loan Party shall maintain all Material Deposit Accounts either (i) with the Administrative Agent (or a branch thereof) or (ii) to the extent an Approved Control Arrangement has been established with respect to any such Material Deposit Account pursuant to (and within the time periods referred to in) Section 8.12(a), any other financial institution reasonably acceptable to the Administrative Agent; provided, that, prior to a Cash Dominion Period, Borrowers shall not be required to notify the Administrative Agent of a new Deposit Account except upon the earlier of Administrative Agent’s request or the delivery of the next Compliance Certificate after the opening of such Deposit Account.
(g)    Upon the Lead Administrative Loan Party’s written request following the termination of any Cash Dominion Period, the Administrative Agent shall promptly (but in any event shall use its commercially reasonable efforts within one (1) Business Day to) furnish written notice to each Approved Account Bank at which any Approved Deposit Account is maintained) of any termination of a Cash Dominion Period.
(h)    Following the commencement of a Cash Dominion Period, in the event that Tax Trust Funds have been received in a Store Account or in the case of Credit Card Receivables, an Approved Deposit Collection Account, the Lead Administrative Loan Party (acting in good faith) may, within five (5) days after such Tax Trust Funds are received in such Store Account or Approved Deposit Collection Account deliver to the Administrative Agent a Tax Trust Fund Certificate. Notwithstanding anything to the contrary herein or in any other Loan Document, after the receipt of a Trust Fund Certificate, subject to the Lead Administrative Loan Party taking (or causing the applicable Loan Party to take) such actions as may be required by any depository bank at which a Store Account or Approved Deposit Collection Account are maintained, the Administrative Agent shall permit funds in the Store Accounts or applicable Approved Deposit Collection Account, as applicable, in the amount of the Tax Trust Funds specified in the Tax Trust Fund Certificate to be transferred to such Deposit Account of the applicable Loan Party to be used by such Loan Party for the payment of the applicable taxes; provided, that in no event shall the Administrative Agent be required to permit any amounts pursuant to this Section 8.12(h) to be transferred to such Deposit Account to the extent that such amounts have been included in the amount of the Eligible Credit Card Receivables used in the applicable Revolving Borrowing Base or to permit any amounts to be transferred from the Concentration Account. Any Tax Trust Funds received by a Loan Party as a result of the application of this Section 8.12(h) shall be applied by such Loan Party to the payment of the taxes set forth in the applicable Tax Trust Fund Certificate on or prior to the applicable due date. In no event shall the terms of this Section 8.12(h) apply to any Qualified Cash.

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SECTION 8.13    Further Assurances. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties:
(a)    Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable Law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.
(b)    Without limitation of the obligations of any Loan Party to provide an ABL License under Section 9.2, 9.5 or otherwise as provided herein, in the event that any Loan Party grants a Lien permitted under Section 9.1 on any property which does not constitute Current Asset Collateral that is used or useful in connection with the Current Asset Collateral, or in the event that any Loan Party Disposes of any such property used or useful in connection with the Current Asset Collateral, to the extent not otherwise addressed in an Acceptable Intercreditor Agreement, the Loan Parties shall, upon the request of the Collateral Agent, use commercially reasonable efforts to cause such holder of such Lien or such purchaser or transferee, as applicable, to execute and deliver an agreement in favor of the Collateral Agent granting the Collateral Agent the right to use such property on reasonable terms and for reasonable periods of time as may be required by Collateral Agent in its Permitted Discretion.
SECTION 8.14    [Reserved].
SECTION 8.15    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and other AML Legislation and comply with all Sanctions. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, and employees with Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws and other AML Legislation.
SECTION 8.16    [Reserved].
SECTION 8.17    Post-Closing Obligations. Complete each of the post-closing obligations listed on Schedule 8.17, as soon as commercially reasonable and in any event on or before the date set forth for such post-closing obligation on Schedule 8.17 (as such date may be extended by such Agent in writing in its reasonable discretion), each of which post-closing obligation shall be completed or provided in form and substance reasonably satisfactory to such Agent.
ARTICLE IX
NEGATIVE COVENANTS
Until the Termination Date, each Loan Party shall not, nor shall any Loan Party permit any Restricted Subsidiary to:
SECTION 9.1    Liens. Create, incur, assume or suffer to exist any Lien securing Indebtedness upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

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(a)    Liens created pursuant to any Loan Document or otherwise securing the Obligations;
(b)    Liens existing on the Closing Date and, to the extent securing Indebtedness in an aggregate amount exceeding $2,500,000, set forth on Schedule 9.1(b); provided that to the extent Liens existing on the Closing Date are not disclosed on such Schedule 9.1(b) in reliance on the threshold provided for above, such Liens shall in no event encumber any Current Asset Collateral;
(c)    Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;
(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrowers or any Restricted Subsidiaries;
(f)    deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Loan Parties and their Restricted Subsidiaries taken as a whole, or the use of the property for its intended purpose;
(h)    Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 10.1(g);
(i)    Liens securing obligations in respect of Indebtedness permitted under Section 9.3(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition (including, if applicable, by way of sale-leaseback, so long as the Indebtedness arising in connection therewith is permitted under Section 9.3(e)), construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

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(j)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
(k)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.2(i) or Section 9.2(m) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 9.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(m)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(n)    Liens on property of, or (except to the extent constituting Collateral) Equity Interests in, any Non-Loan Party securing Indebtedness of such Non-Loan Party incurred pursuant to Sections 9.3(b), (c) (with respect to Indebtedness of any Subsidiary that is not a Loan Party incurred in reliance on a provision of Section 9.3 that is otherwise referenced in this clause (n)) (l), (p), (r) or (v);
(o)    Liens in favor of a Loan Party or a Restricted Subsidiary securing Indebtedness permitted under Section 9.3(d); provided that all such Liens on Collateral in favor of a Non-Loan Party securing Indebtedness owing by a Loan Party to such Non- Loan Party shall be subordinated to the Liens of the Collateral Agent pursuant to the Intercompany Subordination Agreement;
(p)    Liens existing on property (other than Current Asset Collateral, unless the Liens thereon are subordinated to the Lien of the Collateral Agent securing the Obligations pursuant to an Acceptable Intercreditor Agreement) at the time of its acquisition or existing on the property of any Person (including any Equity Interests owned by such Person) at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 8.3), in each case after the Closing Date (other than Liens on the Equity Interests (to the extent constituting Collateral) of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of any such event, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after- acquired property of such acquired Restricted Subsidiary or the Equity Interests owned by such Person), and (iii) the Indebtedness secured thereby is permitted under Section 9.3(e) or (v);
(q)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by any Loan Party or any of the Restricted Subsidiaries in the ordinary course of business;
(r)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party or any of the Restricted Subsidiaries in the ordinary course of business;
(s)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 9.2 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

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(t)    Liens solely on any cash earnest money deposits made by any Loan Party or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;
(u)    ground leases in respect of real property on which facilities owned or leased by any Loan Party or any of the Restricted Subsidiaries are located;
(v)    purported Liens evidenced by the filing of precautionary UCC financing statements or similar public filings;
(w)    Liens securing any Incremental Equivalent FILO Debt (and/or any Permitted Refinancing thereof) permitted pursuant to Section 9.3(u), provided, that, such Liens shall be subordinate and subject to an Acceptable Intercreditor Agreement;
(x)    Liens (i) of a collection bank arising under Section 4-208 of the UCC on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;
(y)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole;
(z)    the modification, replacement, renewal or extension of any Lien permitted by clauses (b) and (i) of this Section 9.1; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.3, and (B) proceeds and products thereof, (ii) to the extent the Liens subject to such modification, replacement, renewal or extension are subordinated to the Liens of the Collateral Agent securing the Obligations, such Liens being so modified, replaced, renewed or extended shall be subordinated to the Liens of the Collateral Agent on terms at least as favorable to the Lenders as those contained in the subordination of such existing Liens and (iii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 9.3;
(aa)    rights of set-off against credit balances of a Loan Party or any of the Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to a Loan Party or any of the Restricted Subsidiaries in the ordinary course of business, but not rights of set-off against any other property or assets of any Loan Party or any the Restricted Subsidiaries pursuant to the agreements with such Credit Card Issuers or Credit Card Processors (as in effect on the date hereof) to secure the obligations of any Loan Party or any of the Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;
(bb)    [reserved];
(cc)    deposits of cash with the owner or lessor of premises leased and operated by a Loan Party or any of the Restricted Subsidiaries in the ordinary course of business of the Loan Parties and such Restricted Subsidiaries to secure the performance of any Loan Party’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;
(dd)    Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii)

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relating to pooled deposit or sweep accounts of any Loan Party or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties and the Restricted Subsidiaries;
(ee)    Liens securing Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $25,000,000 and fifteen percent (15.0%) of Consolidated EBITDA as of the most recently ended Test Period calculated on a Pro Forma Basis; provided that (i) to the extent any such Indebtedness is secured by a Lien on the Collateral, such Lien shall be subject to an Acceptable Intercreditor Agreement, (ii) to the extent any such Indebtedness is secured by a Lien on the Current Asset Collateral, such Lien on such Current Asset Collateral shall be subordinate to the Liens of the Collateral Agent on the Current Asset Collateral securing the Obligations pursuant to an Acceptable Intercreditor Agreement, (iii) to the extent any such Indebtedness is secured by a Lien on the Collateral other than the Current Asset Collateral, the Liens on the Collateral (other than the Current Asset Collateral) may be senior to the Liens on such Collateral securing the Obligations, and the relevant Acceptable Intercreditor Agreement may be a Permitted Senior Debt Intercreditor Agreement, and (iv) notwithstanding the foregoing, (A) Holdings and/or any Restricted Subsidiary may grant a Lien on cash in reliance on this Section 9.1(ee) to secure obligations under Swap Contracts to the extent such obligations are permitted under Section 9.3(f) without entering into an Acceptable Intercreditor Agreement with respect thereto and (B) Holdings and/or any Restricted Subsidiary may secure obligations arising under any capital lease and/or purchase money obligation in reliance on this Section 9.1(ee) so long as the Indebtedness secured thereby is permitted by Section 9.3, and no Acceptable Intercreditor Agreement shall be required with respect thereto;
(ff)    Liens securing Indebtedness permitted by Section 9.3(w); provided that (i) any such Lien (other than with respect to real property) shall be subject to an Acceptable Intercreditor Agreement, (ii) any such Acceptable Intercreditor Agreement may provide that the Liens on the Collateral (other than the Current Asset Collateral) will be senior to the Liens on such Collateral securing the Obligations (an Acceptable Intercreditor Agreement described in this clause (ii), a “Permitted Senior Debt Intercreditor Agreement”) and (iii) any such Acceptable Intercreditor Agreement shall provide that any such Lien on the Current Asset Collateral shall be subordinate to the Liens of the Collateral Agent on the Current Asset Collateral securing the Obligations;
(gg)    solely with respect to real property located in Canada, reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;
(hh)    the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;
(ii)    security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;
(jj)    [reserved]; and;
(kk)    (i) Liens on cash, Cash Equivalents and/or similar credit support securing obligations incurred in reliance on Section 9.3(x) and (ii) Liens on cash and/or Cash Equivalents securing obligations incurred in reliance on Section 9.3(y).
SECTION 9.2    Investments. Make or hold any Investments, except:

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(a)    Investments by any Loan Party or any of the Restricted Subsidiaries in assets that are cash and Cash Equivalents;
(b)    loans or advances to officers, directors and employees of any Loan Party or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings and (iii) for any other purpose, in an aggregate principal amount outstanding under this clause (b) not to exceed $10,000,000;
(c)    Investments
(i)    by any Loan Party in or to another Loan Party,
(ii)    by any Subsidiary of Holdings that is not a Loan Party in or to any Loan Party, provided, that, any Indebtedness of such Loan Party to such Subsidiary that is not a Loan Party arising from such Investment is subordinated in right of payment to the Obligations of the Loan Parties under this Agreement and the other Loan Documents (and including bank products) pursuant to an agreement in favor of Administrative Agent (whether included in the terms of an intercompany note or in an intercompany subordination agreement),
(iii)    by any Loan Party in or to any Subsidiary of Holdings that is not a Loan Party so long as either (A) on the date thereof and after giving effect thereto, the Payments Conditions are satisfied or (B) the outstanding amount of all such Investments made at any time when the Payment Conditions are not satisfied shall not exceed $25,000,000 in the aggregate at any time;
(iv)    by any Subsidiary of Holdings that is not a Loan Party in or to any other Subsidiary of Holdings that is not a Loan Party;
provided, that, in the case of such loans or other Investments by a Loan Party to another Loan Party that has not guaranteed the obligations of the Loan Party that is making the loan or other Investment, or where any such guarantee by its terms includes express limitations on the amount that Lenders may receive pursuant to any such guarantee (except if such limitation is in an amount acceptable to Administrative Agent for such purpose), then such loans or other Investments shall be treated for purposes of this Section 9.2(c) as loans or other Investments by a Loan Party to a Subsidiary of Holdings that is not a Loan Party;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(e)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 9.1 (other than 9.1(l)), 9.3 (other than 9.3(c)(ii), (d), (i), (j) or (v)), 9.4 (other than 9.4(d)(ii), (f) or (g) (to the extent relating to Section 9.5(e)), 9.5 (other than 9.5(e)) and 9.6 (other than 9.6(d)), respectively;
(f)    Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and, in each case, to the extent such Investment (or required Investments) exceeds $2,500,000 set forth on Schedule 9.2(f) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 9.2(f) is not increased from the amount of such Investment on the

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Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 9.2;
(g)    Investments in Swap Contracts permitted under Section 9.3;
(h)    promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 9.5;
(i)    Permitted Acquisitions;
(j)    Investments made to effect the Transaction;
(k)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;
(l)    Joint Venture Investments;
(m)    without duplication of any other clauses of this Section 9.2, other Investments that do not exceed at any time outstanding the sum of (i) greater of (A) $30,000,000 and (B) five percent (5.0%) of Consolidated EBITDA as of the most recently ended Test Period, on a Pro Forma Basis, plus (ii) the unutilized amounts under the General Restricted Payment Basket and the General Restricted Debt Payment Basket which have been reallocated by the Lead Administrative Loan Party to make Investments pursuant to this Section 9.2(m);
(n)    advances of payroll payments to employees in the ordinary course of business;
(o)    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings; provided that any portion of such Investment the payment for which is not made with Qualified Equity Interests of Holdings shall be required to be permitted to another applicable provision of this Section 9.2;
(p)    Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into a Loan Party or merged or consolidated with a Restricted Subsidiary in accordance with Section 9.4 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Section 9.2(i) or (m)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(q)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
(r)    Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (c), (i) or (m) of this Section 9.2 (provided that to the extent such Investment by a Non-Loan Party is made with the proceeds of any Investment in such Non-Loan Party by a Loan Party pursuant to Section 9.2(c), such Loan Party would be permitted to make such Investment directly);

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(s)    Guarantees by any Loan Party or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(t)    Investments received in connection with (i) a Disposition permitted by Section 9.5(m) or (ii) any Restricted Payment permitted by Section 9.6(k);
(u)    any Permitted Bond Hedge Transaction; and
(v)    without duplication of any Investment made under any other clause of this Section 9.2, and without reducing the amount available under any other clause of this Section 9.2, the Loan Parties and their Restricted Subsidiaries may make other Investments, as long as the Payment Conditions are satisfied after giving effect thereto.
Notwithstanding anything to the contrary set forth herein or in any other Loan Document, in connection with any sale, assignment, pledge, transfer or disposition of Intellectual Property (whether by any Investment or other sale, contribution, pledge, assignment or other transfer of the Equity Interests of any Subsidiary that owns such Intellectual Property (including that of any Restricted Subsidiary)) that is Material Intellectual Property (other than pursuant to a non-exclusive license that does not adversely affect the rights of Agents) to a Person that is not a Loan Party, any purchaser, assignee or other transferee thereof shall agree in writing (pursuant to an agreement in form and substance reasonably satisfactory to Administrative Agent) to be bound by the ABL License.
Any Investment made in reliance on a Specified Asset Disposition/Investment Provision shall be subject to compliance with Section 7.4(b).
SECTION 9.3    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:
(a)    Indebtedness under the Loan Documents (including Indebtedness incurred in accordance with Section 2.15);
(b)    (i) Indebtedness existing on the date hereof and, to the extent exceeding an aggregate principal amount in excess of $2,500,000, set forth on Schedule 9.3(b) and, without duplication, any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement;
(c)    (i) Guarantees by any Loan Party and any of the Restricted Subsidiaries in respect of Indebtedness of any Loan Party or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 9.3(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 9.3); provided that, if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, and (ii) any Guaranty by a Loan Party of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by such Loan Party in such Restricted Subsidiary under Section 9.2(c);
(d)    Indebtedness of any Loan Party or any of the Restricted Subsidiaries owing to any Loan Party or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 9.2; provided that (i) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall

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be subject to the Intercompany Subordination Agreement and (ii) in the event of any such Indebtedness in respect of the sale, transfer or assignment of Current Asset Collateral, such Indebtedness shall be duly noted on the books and records of the Loan Parties as being owing in respect of Current Asset Collateral;
(e)    (i) (A) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of any Loan Party or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement in an aggregate outstanding principal amount pursuant to this clause (i) not to exceed the greater of (A) $50,000,000 and (B) ten percent (10.0%) of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis and (B) without duplication, any Permitted Refinancing thereof and (ii)(A) Attributable Indebtedness arising out of sale-leaseback transactions with respect to properties acquired after the Closing Date and without duplication, any Permitted Refinancing thereof in an aggregate amount outstanding pursuant to this clause (ii) at any time not to exceed the greater of (A) $50,000,000 and (B) ten percent (10.0%) of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, and (B) without duplication, any Permitted Refinancing thereof;
(f)    Indebtedness in respect of Swap Contracts designed to hedge against any Loan Party’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;
(g)    Indebtedness representing deferred compensation to employees of the Loan Parties and their Restricted Subsidiaries incurred in the ordinary course of business;
(h)    Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 9.6;
(i)    Indebtedness incurred by any Loan Party or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;
(j)    Indebtedness consisting of obligations of the Loan Parties and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;
(k)    Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;
(l)    (i) Indebtedness of the Loan Parties and the Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed the greater of $40,000,000 and twenty-five percent (25.0%) of Consolidated EBITDA as of the last day of the most recently ended Test Period on a Pro Forma Basis and (ii) without duplication, any Permitted Refinancing thereof;
(m)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

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(n)    [reserved];
(o)    obligations in respect of performance, bid, appeal, customs and surety bonds and performance and completion guarantees and similar obligations provided by any Loan Party or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(p)    [reserved];
(q)    [reserved];
(r)    Indebtedness incurred by a Non-Loan Party; provided that the aggregate outstanding principal amount of such Indebtedness incurred pursuant to this Section 9.3(r), at the time of the incurrence thereof and after giving Pro Forma Effect thereto, shall not exceed the greater of (i) $40,000,000 and (ii) seven and one-half percent (7.5%) of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, and without duplication, any Permitted Refinancing thereof;
(s)    [reserved];
(t)    [reserved];
(u)    Indebtedness consisting of Incremental Equivalent FILO Debt, and without duplication, any Permitted Refinancing thereof;
(v)    (i) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof, (A) which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is (1) not incurred in contemplation of such Person becoming a Restricted Subsidiary and (2) non-recourse to the Loan Parties and the other Restricted Subsidiaries (other than such Person and any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the date hereof) and (B) is either (1) unsecured or (2) secured only by Liens permitted under Section 9.1(p), (ii) Indebtedness of the Loan Parties or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition that is secured only by Liens permitted under Section 9.1(p) and so long as the aggregate principal amount of such Indebtedness at any time outstanding pursuant to this Section 9.3(v)(ii) does not exceed $25,000,000 and (iii) without duplication, any Permitted Refinancing thereof;
(w)    (i) Permitted Senior Debt in an aggregate outstanding principal amount not to exceed at any time outstanding (A) $1,000,000,000 plus (B) an unlimited additional amount so long as the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period at the time of incurrence, does not exceed 3.75 to 1.00 and (ii) without duplication, any Permitted Refinancing thereof;
(x)    Indebtedness of Non-Loan Parties (and if incurred prior to the Australian Effective Date, any Australian Loan Party) in respect of letters of credit, bank guarantees and bankers’ acceptances and, in each case similar instruments supporting obligations incurred in the ordinary course of business, which Indebtedness may be secured by cash collateral of such Non-Loan Parties or similar credit support provided by such Non-Loan Parties or such Australian Loan Party, as the case may be;
(y)    Indebtedness of Loan Parties (including any Canadian Borrower) in an outstanding face amount not to exceed $200,000,000 in respect of letters of credit, bank guarantees, bankers’ acceptances and, in each case similar instruments (including Indebtedness under the Standalone Letter of Credit Facility), which Indebtedness may be secured by collateral in the form of cash or Cash Equivalents; provided that, with respect to any letter of credit issued in reliance on this clause (y) other than under the Standalone

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Letter of Credit Facility at a time when the Standalone Letter of Credit Facility remains in effect, no issuing bank under the Standalone Letter of Credit Facility was willing to issue such letter of credit; and
(z)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above
Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Material Indebtedness of a Loan Party unless such Restricted Subsidiary becomes a Loan Party.
The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Holdings and its Restricted Subsidiaries dated such date prepared in accordance with GAAP.
SECTION 9.4    Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    any Restricted Subsidiary may merge, amalgamate or consolidate with Holdings (including a merger or amalgamation, the purpose of which is to reorganize Holdings into a new jurisdiction in the same country); provided that (i) Holdings shall be the continuing or surviving Person and (ii) such merger, amalgamation or consolidation does not result in (A) Holdings ceasing to be organized or incorporated under the Laws of its Local Covered Jurisdiction or (B) any Loan Party becoming an Excluded Subsidiary;
(b)    any Borrower may merge, amalgamate or consolidate with another Borrower (including a merger or amalgamation, the purpose of which is to reorganize a Borrower into a new jurisdiction); provided that (i) such merger, amalgamation or consolidation does not result in (A) the continuing or surviving Borrower ceasing to be organized or incorporated under the Laws of a jurisdiction in the same country as prior to such merger, amalgamation or consolidation or (B) any Loan Party becoming an Excluded Subsidiary, and (ii) after giving effect to such transaction, the Equity Interests of each Borrower shall continue to be directly owned by one or more Loan Parties and pledged as Collateral pursuant to the terms of the Collateral Documents;
(c)    (i) any Restricted Subsidiary of Holdings that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of Holdings that is not a Loan Party, (ii) any Restricted Subsidiary of Holdings may merge, amalgamate or consolidate with or into any other Restricted Subsidiary of Holdings that is a Loan Party (so long as a Loan Party is the surviving entity (or the Person formed as a result of such amalgamation) or, to the extent a Borrower shall be a party to any such merger, amalgamation or consolidation, a Borrower shall be the surviving or continuing entity or the Person formed as a result of such amalgamation, as the case may be), and (iii) any Restricted Subsidiary of Holdings may wind-up, liquidate or dissolve or change its legal form if such action is in the best interests of the Loan Parties and their Restricted Subsidiaries and such action is not materially disadvantageous to the Lenders; provided that, in the case of clause (iii) of this Section 9.4(c), (A) no Event of Default shall have occurred and be continuing or shall result therefrom and (B) if the winding-up, liquidation, dissolution or changing of legal form is with respect to a Loan Party, the surviving or continuing Person (or, the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary) shall be a Loan Party (in the case of any such transaction involving a Guarantor) or a Borrower (in the case of any such transaction involving a Borrower), the Equity Interest of whom shall, after giving effect to such

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transaction, be directly owned by one or more Loan Parties and pledged as Collateral pursuant to the terms of (and to the extent required by) the Collateral Documents;
(d)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party or another Restricted Subsidiary; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom, (ii) if the transferor in such a transaction is a Loan Party (other than a Borrower), then (1) the transferee must be a Loan Party or (2) such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Section 9.2 (other than clause (e) thereof) and must be a permitted Disposition in accordance with Section 9.5, and (iii) if the Restricted Subsidiary Disposing all or substantially all of its assets (upon voluntary liquidation or otherwise) is a Borrower, the Restricted Subsidiary to which such assets are Disposed shall be a Borrower organized in the same country as the Borrower from which such assets are acquired;
(e)    so long as no Default or Event of Default is continuing or would result therefrom, the Lead Administrative Loan Party may merge, amalgamate or consolidate with any other Person; provided that (i) the Lead Administrative Loan Party shall be the continuing or surviving Person or (ii) if the Person formed by or surviving or continuing after any such merger, amalgamation or consolidation is not the Lead Administrative Loan Party (any such Person, the “Successor Parent”), (A) the Successor Parent shall be an entity organized or existing under the Laws of the Local Covered Jurisdiction of the merging Lead Administrative Loan Party), (B) such Successor Parent shall expressly assume all the obligations of the Lead Administrative Loan Party under this Agreement and the other Loan Documents to which the Lead Administrative Loan Party is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each other Loan Party, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to this Agreement and the Guaranty, confirmed that its Obligations (including its Guarantee of the Obligations) shall apply to the Successor Parent’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Parent’s obligations under this Agreement, (E) Holdings shall have delivered (or caused to be delivered) to the Administrative Agent (1) a certificate of a Responsible Officer certifying that such merger, amalgamation or consolidation, and any such supplement to this Agreement or any Collateral Document delivered in connection with any such merger, amalgamation or consolidation, comply with this Agreement and (2) a customary opinion of counsel, including customary organization, due execution and authority, enforceability and attachment and perfection opinions and such other customary opinions as reasonably requested by the Administrative Agent, (F) the Administrative Agent shall have received, at least three (3) Business Days prior to such merger, amalgamation or consolidation, (1) all documentation and other information about the Successor Parent required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime Act, and (2) to the extent that any Successor Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to such Successor Parent, in each case, that shall have been requested in writing at least ten (10) Business Days prior to the date of such merger, amalgamation or consolidation and (G) except as the Administrative Agent and Loan Parties may otherwise agree, the Successor Parent will succeed to, and be substituted for, the Lead Administrative Loan Party under this Agreement; and
(f)    Holdings or any Restricted Subsidiary of Holdings may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 9.2 (other than Section 9.2(e)); provided that (i) if such Restricted Subsidiary is a Loan Party, then so long as such Loan Party is the surviving or continuing entity (or the Person formed as a result of such amalgamation) or, to the extent a Borrower shall be a party to any such merger, amalgamation or consolidation, such Borrower

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shall be the surviving or continuing entity (or the Person formed as a result of such amalgamation, as the case may be), (ii) if such Restricted Subsidiary is a Loan Party, the merger, amalgamation or consolidation does not result in (A) a Loan Party ceasing to be organized or incorporated under the Laws of its Local Covered Jurisdiction or (B) any Loan Party becoming an Excluded Subsidiary, (iii) after giving effect to such transaction, the Equity Interests of each Borrower shall continue to be directly owned by one or more Loan Parties and pledged as Collateral pursuant to the terms of the Collateral Documents, (iv) if such Restricted Subsidiary is not a Loan Party, the continuing or surviving Person (or Person formed as a result of any such amalgamation) shall be a Restricted Subsidiary, (v) if Holdings is a party to such transaction, Holdings shall be the continuing or surviving Person (or Person formed as a result of any such amalgamation) and (vi) any such Person, together with each of its Restricted Subsidiaries, shall comply with the applicable requirements of Sections 8.11, 8.12 and 8.13 within the time periods prescribed therein; and
(g)    a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.5 (other than Section 9.5(e)).
Any transaction permitted by any of Sections 9.4(a) through 9.4(g) made in reliance on a Specified Asset Disposition/Investment Provision shall be subject to compliance with Section 7.4(b).
SECTION 9.5    Dispositions. Make any Disposition except:
(a)    Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Loan Parties and the Restricted Subsidiaries;
(b)    Dispositions of inventory and goods held for sale in the ordinary course of business;
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Current Asset Collateral, such replacement property shall constitute Current Asset Collateral;
(d)    [reserved];
(e)    Dispositions permitted by Sections 9.2 (other than Section 9.2(e) or (h)), 9.4 (other than Section 9.4(g)) and 9.6 (other than Section 9.6(d)) and Liens permitted by Section 9.1 (other than Section 9.1(l)(ii));
(f)    Dispositions of property (other than Current Asset Collateral) pursuant to sale-leaseback transactions;
(g)    any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;
(h)    leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Loan Parties and the Restricted Subsidiaries, taken as a whole;
(i)    Dispositions in any Fiscal Year in an aggregate amount not to exceed the greater of (i) $15,000,000 and (ii) two and one-half percent (2.5%) of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis, with any unused amounts for any Fiscal Year permitted to be

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carried over to the immediately succeeding Fiscal Year (excluding any carry-forward available from any prior Fiscal Year);
(j)    any Disposition of any asset (or assets) on an unlimited basis (this clause (j), the “75% Cash Consideration Basket”); provided that:
(i)    at the time of such Disposition (or, in the case of any Disposition of any asset (or Equity Interest) of any Restricted Subsidiary that is not a Loan Party, at the time of entry into the definitive agreement with respect to such Disposition), no Event of Default shall exist or would result from such Disposition;
(ii)    with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $10,000,000, the Borrowers or any of the Restricted Subsidiaries shall receive not less than seventy-five percent (75.0%) of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 9.1 and Liens permitted by Sections 9.1(a), (b), (c), (h), (m), (s), (t), (w), (x), (z)(to the extent relating to Liens permitted by Section 9.1(b), (dd), (ee) and (ff)), provided, however, that for the purposes of this clause (ii), each of the following shall be deemed to be cash,
(A)    any liabilities (as shown on a Loan Party’s or a Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of a Loan Party or a Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Loan Parties and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;
(B)    any securities received by a Loan Party or a Restricted Subsidiary from such transferee that are converted by such Loan Party or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty days following the closing of the applicable Disposition; and
(C)    any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Lead Administrative Loan Party in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of (1) $15,000,000 and (2) two and one-half percent (2.5%) of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;
provided that, (1) notwithstanding the foregoing to the contrary, with respect to any transaction or a series of related transactions pursuant to which any Loan Party or any Restricted Subsidiary shall effect a Disposition or other transaction pursuant to this clause (j) (including pursuant to the sale of Equity Interests in a Restricted Subsidiary, or a merger, liquidation, amalgamation, division, contribution of assets, Equity Interests or Indebtedness or otherwise) which results in the transfer (to any Person, other than a Loan Party organized under the laws of a jurisdiction in the same country as the transferor) of Current Asset Collateral of the type included in the determination of a Revolving Borrowing Base, or the exclusion and/or removal of Current Asset Collateral of the type which were included in the determination of a Revolving Borrowing Base (including, as a result of the application of the eligibility criteria set forth in the definition of “Eligible Credit Card Receivables”, “Eligible Inventory” and

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“Eligible In-Transit Inventory”), in each case, as determined by reference to the Borrowing Base Certificate most recently delivered to the Administrative Agent,
(x) if the aggregate fair market value of such Current Asset Collateral so disposed, transferred, removed and/or excluded (in the aggregate for all such transactions) in reliance on the 75% Cash Consideration Basket in any Fiscal Year, commencing with the first Fiscal Year after the Closing Date, is less than or equal to the amount equal to twenty-five percent (25.0%) of the Total Revolving Borrowing Base (calculated for this purpose without regard to any Qualified Cash) as determined in reliance on the last Borrowing Base Certificate received by the Administrative Agent in the immediately preceding Fiscal Year (or in the case of the Fiscal Year ending January 30, 2022, less than or equal to $50,000,000), as to any such disposition, transfer, removal or exclusion so long as the aggregate fair market value of the Current Asset Collateral subject thereto is less than or equal to such amount in such Fiscal Year, measured at the time of such disposition or transfer, then the cash consideration payable in respect thereof shall be an amount equal to the greater of (1) seventy-five percent (75.0%) of the fair market value of such assets and (2) the aggregate amount of the applicable Revolving Borrowing Base attributable to such assets, provided, that, if in the immediately preceding Fiscal Year, the aggregate fair market value of such Current Asset Collateral so disposed, transferred, removed and/or excluded (in the aggregate for all such transactions) in reliance on the 75% Cash Consideration Basket was greater than such twenty-five percent (25.0%) for such immediately preceding Fiscal Year (or in the case of the Fiscal Year ending January 30, 2022, less than or equal to $50,000,000), or if the sum of the aggregate fair market value of such Current Asset Collateral so disposed, transferred, removed and/or excluded (in the aggregate for all such transactions) in the fourth Fiscal Quarter of the immediately preceding Fiscal Year plus the first Fiscal Quarter of the then current Fiscal Year is greater than such twenty-five percent (25%), then any such disposition, transfer, removal or exclusion in the first Fiscal Quarter of the then current Fiscal Year shall require satisfaction of the conditions set forth in clauses (1), (2) and (3) of clause (y) below with respect thereto; and
(y) if the aggregate fair market value of such Current Asset Collateral so disposed, transferred, removed and/or excluded (in the aggregate for all such transactions) in reliance on the 75% Cash Consideration Basket in any Fiscal Year, commencing with the first Fiscal Year after the Closing Date, is greater than the amount equal to twenty-five percent (25.0%) of the Total Revolving Borrowing Base (calculated for this purpose without regard to any Qualified Cash) as determined in reliance on the last Borrowing Base Certificate received by the Administrative Agent in the immediately preceding Fiscal Year (or in the case of the Fiscal Year ending January 30, 2022, less than or equal to $50,000,000), as to any such disposition, transfer, removal or exclusion on and after the date that the aggregate fair market value of the Current Asset Collateral subject to dispositions, transfers, removals or exclusions in such Fiscal Year exceeds such amount (including any such disposition, transfer, removal or exclusions that causes such amount to be exceeded or to be exceeded by more), then (1) the cash consideration payable in respect thereof shall be an amount equal to the greater of seventy-five percent (75%) of the fair market value of such assets and the aggregate amount of the applicable Revolving Borrowing Base attributable to such assets, (2) as of the date of any such transaction, and after giving effect thereto, the Payment Conditions shall be satisfied, and (3) at its option, the Administrative Agent shall have received the final report of an additional Inventory Appraisal and/or Field Examination, at the Borrowers’ expense, giving effect to such disposition, transfer, removal or exclusion, which Inventory Appraisal and/or Field Examination shall be in addition to (and shall not be included in the limitation on the number of Inventory Appraisals or Field Examinations) provided for in Section 7.5 and the Borrowing Base shall be updated for purposes hereof based on such Inventory Appraisal and/or Field Examination; and

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(2) no Disposition subject to Sections 9.5(l), (q) and (u) shall be permitted under this Section 9.5(j);
(k)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(l)    bulk sales or other dispositions of Inventory not in the ordinary course of business in connection with Store closings, at arm’s length, provided that
(i)    such Store closures and related Inventory dispositions by Loan Parties shall not exceed in any Fiscal Year, fifteen percent (15%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings), and
(ii)    all sales of Inventory in connection with store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent,
(m)    the unwinding of any Swap Contract;
(n)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights;
(o)    to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Loan Parties or any of their Restricted Subsidiaries that is not in contravention of Section 9.7;
(p)    Dispositions of accounts receivable in connection with the collection or compromise thereof, provided that no disposition of Eligible Accounts shall be permitted pursuant to this clause (p) unless the Lead Administrative Loan Party shall have (i) delivered to the Administrative Agent written notice of such disposition in reasonable detail and (ii) if requested by the Administrative Agent, delivered to the Administrative Agent an updated Borrowing Base Certificate;
(q)    sales or other dispositions by the Loan Parties or any Restricted Subsidiary of assets in connection with the closing or sale of a Store in the ordinary course of the business of the Loan Parties or such Restricted Subsidiary which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store (but excluding any Current Asset Collateral); provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;
(r)    so long as no Event of Default is continuing, Dispositions of Cash Equivalents;
(s)    any Disposition made to comply with any order of any Governmental Authority or any applicable Law;
(t)    [reserved];
(u)    the following:
(i)    Dispositions by any Loan Party in or to another Loan Party;

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(ii)    Dispositions by any Subsidiary of Holdings that it not a Loan Party to any Loan Party (so long as in the case of any Disposition in excess of $5,000,000, the portion of the consideration paid by such Loan Party in excess of fair market value, if any, shall constitute an Investment by such Loan Party in the Subsidiary that is not a Loan Party and shall be permitted under Section 9.2);
(iii)    Dispositions by any Loan Party to any Subsidiary of Holdings that is not a Loan Party, provided, that:
(A)    either (1) the Disposition is for fair market value on terms no less favorable to the Loan Party than in an arms’ length transaction, or (2) the Disposition is treated as an Investment and made in compliance with Section 9.2,
(B)    any non-cash consideration constitutes an Investment permitted under Section 9.2,
(C)    if any Current Asset Collateral is transferred, either (1) such transaction is for fair market value on terms no less favorable to the Loan Party than in an arm’s length transaction or (2) on the date of such Disposition, and after giving effect thereto, each of the Payment Conditions shall be satisfied,
(D)    if any assets included in a Revolving Borrowing Base with a value in excess of $5,000,000 are transferred, on the date of such Disposition, Administrative Agent shall receive an updated Borrowing Base Certificate giving effect to such Disposition,
(E)    any such Dispositions of Equity Interests shall not result in a Loan Party becoming an Excluded Subsidiary; and
(iv)    Dispositions by any Non-Loan Party to another Non-Loan Party; and
(v)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;
provided that any Disposition of any property pursuant to this Section 9.5 (except pursuant to (i) Sections 9.5(a), (e), (k), (l), (m), (n), (o), (q) or (u) or (ii) other than with respect to Current Asset Collateral or the Equity Interests of any Person that owns Current Asset Collateral, Sections 9.5(i) or (s)), shall be for no less than the fair market value of such property either (x) at the time of execution of definitive documentation governing such Dispositions or (y) at the time of such Disposition as determined by the Lead Administrative Loan Party in good faith. To the extent any Collateral is sold or transferred as expressly permitted by this Section 9.5 to any Person other than a Loan Party, such Collateral shall be sold or transferred free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Lead Administrative Loan Party that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
Notwithstanding anything to the contrary set forth above, in the case of asset Dispositions (in any form) by a Loan Party to another Loan Party that has not guaranteed the obligations of the Loan Party that is making the Disposition, or where any such guarantee by its terms includes express limitations on the amount that Lenders may receive pursuant to any such guarantee (except if such limitation is in an amount acceptable to Administrative Agent for such purpose), then such transfers shall be treated for purposes of this Section 9.5 as transfers by a Loan Party to a Subsidiary of Holdings that is not a Loan Party.

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Notwithstanding anything to the contrary set forth above, in the event of the transfer of any Material Intellectual Property or interest therein, whether as an Investment, Restricted Payment, Disposition, asset transfer, pledge, lien or otherwise, or any such transfer of Equity Interests of a Subsidiary that owns Material Intellectual Property, or the designation of any Subsidiary that owns any Material Intellectual Property as an Unrestricted Subsidiary (other than pursuant to a non-exclusive license that does not adversely affect the rights of Agents), Administrative Agent shall receive a license in favor of Administrative Agent on terms and conditions reasonably satisfactory to Agent (the “ABL License”).
Any Disposition made in reliance on a Specified Asset Disposition/Investment Provision shall be subject to compliance with Section 7.4(b).
SECTION 9.6    Restricted Payments. Declare or make any Restricted Payment, except:
(a)    each Restricted Subsidiary may declare and make Restricted Payments to Holdings and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to Holdings and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);
(b)    Holdings and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 9.3) of such Person;
(c)    [reserved];
(d)    to the extent constituting Restricted Payments, Holdings, the Borrowers and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 9.2 (other than Section 9.2(e)) , 9.4 or 9.8 (other than Section 9.8(a) or (j));
(e)    repurchases of Equity Interests in Holdings deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;
(f)    Holdings may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings, the Borrowers or any of their Restricted Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of Holdings, the Borrowers or any of their Restricted Subsidiaries in an aggregate amount after the Closing Date not to exceed $5,000,000 in any calendar year with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries after the Closing Date;
(g)    any payment in connection with (i) any Permitted Bond Hedge Transaction or (ii) the settlement of any Permitted Warrant Transaction by (A) delivery of shares of Holdings’ common equity upon settlement thereof or (B) by (1) set-off against the related Permitted Bond Hedge Transaction or (2)

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payment of an early termination amount in common equity of Holdings upon any early termination thereof;
(h)    Holdings may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;
(i)    [Reserved];
(j)    repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options and (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options;
(k)    without duplication of any other clauses of this Section 9.6, other Restricted Payments that, together with any prepayment, redemption, defeasance or other satisfaction of any Indebtedness made pursuant to the General Restricted Debt Payment Basket, do not exceed in the aggregate (for all such Restricted Payments and prepayments, redemptions, defeasances or other satisfaction of Indebtedness made pursuant to the General Restricted Debt Payment Basket) at the time of such Restricted Payment and after giving Pro Forma Effect thereto in an amount equal to (i) the greater of (1) $30,000,000 and (2) five percent (5.0%) of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis minus (ii) the aggregate unutilized amounts under the General Restricted Payment Basket and the General Restricted Debt Payment Basket, which have been reallocated by the Lead Administrative Loan Party to make Investments pursuant to Section 9.2(m) (this clause (k), the “General Restricted Payment Basket”);
(l)    so long as no Event of Default exists or would result therefrom, the distribution, by dividend or otherwise, of the Equity Interests of, or debt owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than the Equity Interests of any Unrestricted Subsidiary, (i) the primary assets of which are cash and/or Cash Equivalents and/or (ii) the assets of which include any Material Intellectual Property, in each case, which were contributed to such Unrestricted Subsidiary by Holdings and/or any Restricted Subsidiary); and
(m)    other Restricted Payments so long as the Payment Conditions shall have been satisfied; and
(n)    Permitted Tax Distributions.
provided that it is understood and agreed that, for purposes of this Section 9.6, any determination of the value of any asset (other than cash) shall be made by the Lead Administrative Loan Party in good faith.
SECTION 9.7    Change in Nature of Business. Engage in any material line of business substantially different from the business conducted by Holdings and its Restricted Subsidiaries on the Closing Date and/or any business that is reasonably related, ancillary, incidental and/or complementary thereto and/or any other business to which the Administrative Agent provides its consent.
SECTION 9.8    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, in excess of $5,000,000, other than:
(a)    transactions between or among (i) the Loan Parties or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, and (ii) the Loan Parties;

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(b)    transactions on terms substantially as favorable to such Loan Party or such Restricted Subsidiary as would be obtainable by such Loan Party or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(c)    the Transaction and the payment of fees and expenses (including the Transaction Expenses) related to the Transaction;
(d)    the issuance of Equity Interests of Holdings to any officer, director, employee or consultant of Holdings or any of its Restricted Subsidiaries;
(e)    payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the disinterested members of the Board of Directors of Holdings in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;
(f)    employment and severance arrangements between Holdings or any of its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;
(g)    the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Restricted Subsidiaries of Holdings;
(h)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and the Restricted Subsidiaries;
(i)    any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 9.8, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);
(j)    Restricted Payments permitted under Section 9.6;
(k)    capital contributions to Unrestricted Subsidiaries to the same extent that an Investment in any Person that is not an Affiliate is permitted under Section 9.2;
(l)    transactions in which the Loan Parties or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Loan Party or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 9.8;
(m)    the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Loan Party, any of their Restricted Subsidiaries to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control;
(n)    [reserved];
(o)    payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by any Loan Party or any Restricted Subsidiary in such Joint Venture) in the ordinary course of business to the extent otherwise permitted under Section 9.2;

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(p)    [reserved];
(q)    [reserved];
(r)    any transaction approved by the majority of disinterested members of the Board of Directors of Holdings; and
(s)    to the extent not otherwise prohibited under this Agreement, payments by Holdings or any of its Restricted Subsidiaries in respect of any of their respective Indebtedness or Equity Interests that are payable to holders of such Indebtedness or Equity Interests generally (including Affiliates that may from time to time own such Indebtedness or Equity Interests).
SECTION 9.9    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make dividends or other distributions to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations under the Loan Documents (after giving effect to the anti-assignment provisions of the UCC, PPSA, Australian PPSA or similar applicable Laws); provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:
(i)    (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 9.9) are listed on Schedule 9.9 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;
(ii)    are binding on a Restricted Subsidiary (or assets acquired by Holdings or any Restricted Subsidiary) at the time such Restricted Subsidiary first becomes a Restricted Subsidiary (or such assets are first acquired), so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary (or the acquisition of such assets);
(iii)    represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 9.3;
(iv)    (A) are customary restrictions that arise in connection with any (x) any Lien permitted by Sections 9.1(a), (l), (s), (t), (w), (x), (dd) and/or (kk) and relate to the property subject to such Lien or (y) Disposition permitted by Section 9.5 that are applicable pending such Disposition solely as to the assets subject to such Disposition;
(v)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.2 and applicable solely to such joint venture entered into in the ordinary course of business;
(vi)    are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.3, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof;
(vii)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

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(viii)    comprise restrictions (A) imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 9.3(e), (m)(i), (r) or (u) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to Holdings and/or any Restricted Subsidiary party to such Indebtedness or (B) with respect to any Contractual Obligation that is restricted pursuant to Section 9.9(b), imposed by any agreement relating to secured Indebtedness permitted by Sections 9.3(l) and/or (w), to the extent the relevant restrictions permit the Liens on the Collateral securing the Secured Obligations on the relevant date of determination;
(ix)    are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Loan Party or any Restricted Subsidiary;
(x)    are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(xi)    are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xii)    arise in connection with cash or other deposits permitted under Section 9.1; or
(xiii)    comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 9.3 that are, taken as a whole, in the good faith judgment of the Lead Administrative Loan Party, no more restrictive with respect to Loan Parties or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Lead Administrative Loan Party shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.
SECTION 9.10    Changes in Fiscal Year. Make any change in Fiscal Year; provided, however, that Holdings and the Restricted Subsidiaries may, upon written notice to the Administrative Agent, change its Fiscal Year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Lead Administrative Loan Party and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
SECTION 9.11    Prepayment, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments of principal and interest and payments of fees, expenses and indemnification obligations shall be permitted) any Indebtedness constituting Material Junior Financing, except:
(a)    so long as the Payment Conditions are satisfied after giving effect thereto, any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness;
(b)    any other prepayment, redemption, defeasance or other satisfaction of any Indebtedness that, together with any Restricted Payment made pursuant to General Restricted Payment Basket, does not exceed in the aggregate (for all such prepayments, redemptions, defeasances or other satisfaction of Indebtedness made pursuant to this clause (b) and Restricted Payments made pursuant to the General Restricted Debt Payment Basket) at the time of payment and after giving Pro Forma Effect thereto in an amount equal to (A) the greater of (1) $30,000,000 and (2) five percent (5.0%) of Consolidated EBITDA as of the most recently ended Test Period on a Pro Forma Basis minus (B) the aggregate unutilized amounts under the General Restricted Debt Payment Basket and the General Restricted Payment Basket,

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which have been reallocated by the Lead Administrative Loan Party to make Investments pursuant to Section 9.2(m) (this clause (b), the “General Restricted Debt Payment Basket”);
(c)    the refinancing of any Indebtedness with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing;
(d)    the conversion (or exchange) of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings;
(e)    the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness of the Borrowers or any Restricted Subsidiary owed to Holdings, the Borrowers or a Restricted Subsidiary to the extent permitted under the Intercompany Subordination Agreement;
(f)    any Permitted Refinancing of any Indebtedness;
(g)    any prepayment, redemption, purchase, defeasance or other satisfaction with the Net Cash Proceeds of any Permitted Equity Issuance; and
(h)    the prepayment of Indebtedness incurred pursuant to clause (h) and clause (v) of Section 9.3.
SECTION 9.12    Modification of Junior Financing Agreements. Amend, modify or change in any manner materially adverse to the interest of the Lenders the subordination terms governing any Junior Financing.
SECTION 9.13    Australian Tax Matters. No Loan Party will, nor permit any Australian Subsidiary to, become a member of an Australian Tax Consolidated Group without entering into an Australian TSA and an Australian TFA. The Australian TSA and Australian TFA may be amended or replaced from time to time, to the extent necessary, to ensure it remains a valid Australian TSA or an Australian TFA.
SECTION 9.14    IP Separation and Relicense Transaction. Consummate an IP Separation and Relicense Transaction.
ARTICLE X
EVENTS OF DEFAULT
SECTION 10.1    Events of Default. Each of the events referred to in the below clauses of this Section 10.1 shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrowers or any other Loan Party fails to pay, in the currency required hereunder, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants.
(i)    Any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in (A) Article VI; provided that any failure to comply with Article VI shall be subject to cure to the extent provided in Section 10.4, (B) Section 7.3(a), Section 8.1(a) (solely with respect to Holdings or a Borrower), or the last sentence of Section 8.9, or (C) Article IX; or

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(ii)    during the continuance of any Cash Dominion Period, the Borrowers or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 8.12 and such failure continues for two (2) Business Days; or
(iii)    the Borrowers or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 7.5 and such failure continues for ten (10) Business Days; or
(iv)    the Borrowers or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 8.5 (in respect of any property insurance policy insuring any inventory), and such failure continues for fifteen (15) Business Days; or
(v)    the Borrowers or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 7.4, provided that (A) in the case of any Borrowing Base Certificate required to be delivered during any Monthly Borrowing Base Reporting Period, such failure continues for five (5) Business Days or (B) in the case of any Borrowing Base Certificate required to be delivered during any Weekly Borrowing Base Reporting Period, such failure continues for three (3) Business Days; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 10.1(a) or (b) above and, for the purposes of clarity, including any failure to perform or observe any covenant or agreement contained in Section 8.12 other than during the continuance of a Cash Dominion Period) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Lead Administrative Loan Party of written notice thereof from the Administrative Agent; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or
(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an individual outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party) in each case, beyond the grace period, if any, applicable thereto, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 10.2; or

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(f)    Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary organized under the laws of a jurisdiction in or that is a Covered Jurisdiction institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, interim receiver, examiner, sequestrator, compulsory manager or similar officer for it or for all or any material part of its property; or any receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, interim receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days (or, in the case of an Australian Loan Party, the relevant proceeding is not discharged, stayed or dismissed within five (5) days of commencement, except in the case of an application made to an Australian court for the purpose of winding up an Australian Loan Party acting diligently and in good faith and dismissed within thirty (30) days or such longer period as agreed by Administrative Agent); or
(g)    Monetary Judgments Generally. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive calendar days; or
(h)    [reserved]; or
(i)    Pension Matters. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or (iv) a Canadian Pension Event occurs or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, which has resulted or would reasonably be expected to result in a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 9.4 or 9.5) or the payment in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of payment in full of the Obligations or if such liability or obligation has been subject to a release by Agents and Lenders in accordance with the terms of the applicable Loan Document), or purports in writing to revoke or rescind any Loan Document; or
(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.1 or 8.11 shall for any reason cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien, with the priority

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required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 9.1, except (i) in each case, pursuant to the terms hereof or thereof, including as a result of a transaction permitted under Section 9.4 or 9.5, or (ii) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements, PPSA financing change statements or Australian PPSA financing change statements, as applicable, and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or
(l)    Junior Financing Documentation; Intercreditor Agreements. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an individual principal amount of not less than the Threshold Amount (including all amounts owing to creditors under any combined or syndicated credit arrangement) or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an individual principal amount of not less than the Threshold Amount (including all amounts owing to creditors under any combined or syndicated credit arrangement) shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable (in each case other than as a result of the termination of such agreement as to such holders in accordance with its terms), or any Loan Party shall disavow or contest in writing the effectiveness, validity or enforceability of any of such provisions or (iii) the provisions of an Acceptable Intercreditor Agreement that relates to Indebtedness of not less than the Threshold Amount (including all amounts owing to creditors under any combined or syndicated credit arrangement) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness (in each case other than as a result of the termination of such agreement as to such holder in accordance with its terms) or any Loan Party shall disavow or contest in writing the effectiveness, validity or enforceability of any of such provisions with respect to an Acceptable Intercreditor Agreement; or
(m)    Change of Control. There occurs any Change of Control.
SECTION 10.2    Remedies upon Event of Default.
(a)    If any Event of Default occurs and is continuing, the Administrative Agent (or the Australian Security Trustee, as the case may be) may, and, at the request of the Requisite Lenders shall, take any or all of the following actions:
(i)    declare the Commitments of each Lender and any obligation of the Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

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(iii)    require that the Borrowers Cash Collateralize the Letter of Credit Obligations (in an amount equal to one hundred three percent (103%) of the then existing LC Exposure in the relevant currency in which such LC Exposure is denominated); and
(iv)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and/or applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, the Commitments of each Lender and any obligation of the Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
(b)    The Borrowers hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that during the continuance of a Specified Event of Default, the Administrative Agent may in its sole discretion, or upon the written direction of the Requisite Lenders, deliver a notice to each Approved Account Bank instructing them to cease complying with any instructions from any Loan Party and to transfer all funds therein to the Administrative Agent and the Administrative Agent shall apply all payments in respect of any Obligations and all funds on deposit in the Concentration Account and all other proceeds of Collateral in the order specified in Section 10.3.
(c)    Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are the failure to comply with Section 6.1 with respect to the Test Period most recently ended, then the Administrative Agent may not take any of the actions set forth in subclauses (i), (ii), (iii) and (iv) of Section 10.2(a) during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 10.4.
SECTION 10.3    Application of Proceeds.
(a)    After the occurrence of an Event of Default and the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 10.2(a)), any amounts received from the proceeds of the Collateral of the U.S. Loan Parties or otherwise from or on behalf of any of the U.S. Loan Parties on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:
First, ratably, to pay Obligations of U.S. Loan Parties in respect of any fees, indemnities, expense reimbursements, and other amounts (including (x) Attorney Costs of the Administrative Agent and the Collateral Agent and (y) Protective Advances to any US Borrower made by the Administrative Agent or its Affiliates or branches and any interest in respect thereof) then due to the Administrative Agent or the Collateral Agent or any of its Affiliates or branches (other than in respect of Secured Hedge Agreements or Cash Management Obligations);
Second, ratably, to pay any Obligations of U.S. Loan Parties in respect of fees, indemnities, expense reimbursements, and other amounts (excluding principal, interest and Letter of Credit Fees owed to the Revolving Credit Lenders in their respective capacities as such) then due to the

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Revolving Credit Lenders and any Issuer (other than in respect of Secured Hedge Agreements or Cash Management Obligations);
Third, ratably, to pay Obligations of U.S. Loan Parties in respect of Letter of Credit Fees and interest due and payable in respect of the Revolving Credit Facility (other than to the extent interest is paid pursuant to clause First above, any Protective Advances);
Fourth, ratably, to pay principal of any Swing Loans to U.S. Loan Parties and, to the extent not paid pursuant to clause First above, of any Protective Advances to or for the account of U.S. Loan Parties;
Fifth, ratably, to pay (i) principal on the Loans to U.S. Borrowers (other than the Protective Advances and Swing Loans) and unreimbursed Letter of Credit Borrowings to or for the account of U.S. Loan Parties and (ii) outstanding Obligations of U.S. Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations provided by any Secured Party and for which a Designated Bank Product Reserve has been established and is in effect up to the amount of the Designated Bank Product Reserve for such Obligations;
Sixth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the then existing LC Exposure for U.S. Letters of Credit in the relevant currency in which such LC Exposure is denominated, on such date, to be held in the Concentration Account as Cash Collateral for such Obligations;
Seventh, ratably, to pay outstanding Obligations of U.S. Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations provided by any Secured Party and for which a Designated Bank Product Reserve has not been established but for which an Availability Reserve (other than a Designated Bank Product Reserve) has been established and is in effect up to the amount of the Availability Reserve for such Obligations;
Eighth, ratably, to pay outstanding Obligations of Canadian Loan Parties up to the amount of the U.S. Allocated Availability Reserve in respect of amounts included in the Canadian Borrowing Base and to pay outstanding Obligations of Australian Loan Parties up to the amount of the U.S. Allocated Availability Reserve in respect of amounts included in the Australian Borrowing Base, or at the option of Administrative Agent, to hold such amounts as Cash Collateral for such Obligations;
Ninth, ratably, to pay any remaining outstanding Obligations of U.S. Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations due to any Secured Party;
Tenth, ratably, to the payment of any other Obligations of U.S. Loan Parties owing to the Secured Parties; and
Eleventh, ratably, to the payment of any other Obligations of Canadian Loan Parties and Australian Loan Parties;
Twelfth, after all of the Obligations have been paid in full, to the Borrowers or as the Borrowers shall direct or as otherwise required by Law.
(b)    After the occurrence of an Event of Default and the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 10.2(a)), any amounts received from the proceeds of the Collateral of the Canadian Loan Parties

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or otherwise from or on behalf of any of the Canadian Loan Parties on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:
First, ratably, to pay Obligations of Canadian Loan Parties in respect of any fees, indemnities, expense reimbursements, and other amounts (including (x) Attorney Costs of the Administrative Agent and the Collateral Agent and (y) Protective Advances to any Canadian Borrower made by the Administrative Agent or its Affiliates or branches and any interest in respect thereof) then due to the Administrative Agent or the Collateral Agent or any of its Affiliates or branches (other than in respect of Secured Hedge Agreements or Cash Management Obligations);
Second, ratably, to pay any Obligations of Canadian Loan Parties in respect of fees, indemnities, expense reimbursements, and other amounts (excluding principal, interest and Letter of Credit Fees owed to the Revolving Credit Lenders in their respective capacities as such) then due to the Revolving Credit Lenders and any Issuer (other than in respect of Secured Hedge Agreements or Cash Management Obligations);
Third, ratably, to pay Obligations of Canadian Loan Parties in respect of Letter of Credit Fees and interest due and payable in respect of the Revolving Credit Facility (other than to the extent interest is paid pursuant to clause First above, any Protective Advances);
Fourth, ratably, to pay principal of any Swing Loans to Canadian Loan Parties and, to the extent not paid pursuant to clause First above, of any Protective Advances to or for the account of Canadian Loan Parties;
Fifth, ratably, to pay (i) principal on the Loans to Canadian Borrowers (other than the Protective Advances and Swing Loans) and unreimbursed Letter of Credit Borrowings to or for the account of Canadian Loan Parties and (ii) outstanding Obligations of Canadian Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations provided by any Secured Party and for which a Designated Bank Product Reserve has been established and is in effect up to the amount of the Designated Bank Product Reserve for such Obligations;
Sixth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the then existing LC Exposure for Canadian Letters of Credit in the relevant currency in which such LC Exposure is denominated, on such date, to be held in the Concentration Account as Cash Collateral for such Obligations;
Seventh, ratably, to pay outstanding Obligations of Canadian Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations provided by any Secured Party for which a Designated Bank Product Reserve has not been established but for which an Availability Reserve (other than a Designated Bank Product Reserve) has been established and is in effect up to the amount of the Availability Reserve for such Obligations;
Eighth, ratably, to pay any remaining outstanding Obligations of Canadian Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations due to any Secured Party;
Ninth, ratably, to the payment of any other Obligations of Canadian Loan Parties owing to the Secured Parties; and
Tenth, ratably, to the payment of Obligations of Australian Loan Parties or at Administrative Agent’s option, to hold as Cash Collateral for such Obligations;

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Eleventh, after all of the Obligations of Canadian Loan Parties and Australian Loan Parties have been paid in full, to the Borrowers or as the Borrowers shall direct or as otherwise required by Law.
(c)    After the occurrence of an Event of Default and the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 10.2(a)), any amounts received from the proceeds of the Collateral of the Australian Loan Parties or otherwise from or on behalf of any of the Australian Loan Parties on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:
First, ratably, to pay Obligations of Australian Loan Parties in respect of any fees, indemnities, expense reimbursements, and other amounts (including (x) Attorney Costs of the Administrative Agent, the Collateral Agent and the Australian Collateral Trustee and (y) Protective Advances to the Australian Borrowers made by the Administrative Agent or its Affiliates or branches and any interest in respect thereof) then due to the Administrative Agent or the Collateral Agent or any of its Affiliates or branches (other than in respect of Secured Hedge Agreements or Cash Management Obligations);
Second, ratably, to pay any Obligations of Australian Loan Parties in respect of fees, indemnities, expense reimbursements, and other amounts (excluding principal, interest and Letter of Credit Fees owed to the Revolving Credit Lenders in their respective capacities as such) then due to the Revolving Credit Lenders and any Issuer (other than in respect of Secured Hedge Agreements or Cash Management Obligations);
Third, ratably, to pay Obligations of Australian Loan Parties in respect of Letter of Credit Fees and interest due and payable in respect of the Revolving Credit Facility (other than to the extent interest is paid pursuant to clause First above, any Protective Advances);
Fourth, ratably, to pay principal of any Swing Loans to Australian Loan Parties and, to the extent not paid pursuant to clause First above, of any Protective Advances to or for the account of Australian Loan Parties;
Fifth, ratably, to pay (i) principal on the Loans to Australian Borrowers (other than the Protective Advances and Swing Loans) and unreimbursed Letter of Credit Borrowings to or for the account of Australian Loan Parties and (ii) outstanding Obligations of Australian Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations provided by any Secured Party and for which a Designated Bank Product Reserve has been established and is in effect up to the amount of the Designated Bank Product Reserve for such Obligations;
Sixth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the then existing LC Exposure for Australian Letters of Credit in the relevant currency in which such LC Exposure is denominated, on such date, to be held in the Concentration Account as Cash Collateral for such Obligations;
Seventh, ratably, to pay outstanding Obligations of Australian Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations provided by any Secured Party and for which a Designated Bank Product Reserve has not been established but for which an Availability Reserve (other than a Designated Bank Product Reserve) has been established and is in effect up to the amount of the Availability Reserve for such Obligations;

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Eighth, ratably, to pay any remaining outstanding Obligations of Australian Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations due to any Secured Party;
Ninth, ratably, to the payment of any other Obligations of Australian Loan Parties owing to the Secured Parties; and
Tenth, ratably, to the payment of Obligations of Canadian Loan Parties or at Administrative Agent’s option, to hold as Cash Collateral for such Obligations;
Eleventh, after all of the Obligations of Canadian Loan Parties and Australian Loan Parties have been paid in full, to the Borrowers or as the Borrowers shall direct or as otherwise required by Law.
(d)    Subject to Sections 2.4, 2.16, 8.12 and 10.5, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the terms set forth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, after payment in full of the Obligations, to the Borrowers or as otherwise required by Law.
(e)    Notwithstanding the foregoing, if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of the clauses above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s, the Collateral Agent’s and each applicable Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata until such Protective Advances and Swing Loans are paid in full and then to repay the Loans. The order of priority set forth in the clauses above may be changed only with the prior written consent of the Administrative Agent in addition to that of all Lenders. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this Section.
(f)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, for the avoidance of doubt, in no event shall any proceeds of Collateral of the Australian Loan Parties or the Canadian Loan Parties be applied to satisfy any Obligation of any U.S. Loan Party.
SECTION 10.4    Right to Cure.
(a)    Notwithstanding anything to the contrary contained in Section 10.1, in the event of any Event of Default under Section 6.1, following delivery of a Notice of Intent to Cure in accordance herewith and until the expiration of the tenth (10th) Business Day after the date on which the Consolidated Fixed Charge Coverage Ratio calculation is required to be delivered pursuant to Section 6.1 or Section 7.2(a) (such date, the “Cure Expiration Date”), Holdings may designate any portion of the Net Cash Proceeds of any issuance of common (or, if on terms and conditions reasonably acceptable to the Administrative Agent, preferred) Equity Interests of any Loan Party or any cash capital contribution to the common or preferred equity of any Loan Party as an increase to Consolidated EBITDA with respect to such applicable Fiscal Quarter; provided that all such Net Cash Proceeds to be so designated (i) are actually received by the Loan Parties as cash common or preferred equity (including through capital contribution of such Net Cash Proceeds to the Loan Parties) after the date of such Notice of Intent to Cure and before

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the Cure Expiration Date and (ii) the aggregate amount of such Net Cash Proceeds or cash capital contribution that are so designated shall not exceed 100% of the aggregate amount necessary to cure such Event of Default under Article VI for any applicable Test Period.
(b)    Upon receipt by the Loan Parties of any such designated Net Cash Proceeds or cash capital contribution (the “Cure Amount”) in accordance with this Section 10.4, Consolidated EBITDA for any period of calculation which includes the last Fiscal Quarter of the Test Period ending immediately prior to the date on which such Cure Amount was received shall be increased, solely for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio pursuant to Section 6.1, by an amount equal to the Cure Amount. The resulting increase to Consolidated EBITDA and any reduction in Indebtedness, if applicable, from designation of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Consolidated Fixed Charge Coverage Ratio pursuant to Section 6.1 and for additional clarification shall not adjust the calculation of Consolidated EBITDA for purposes of determining the Consolidated Total Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio (other than for purposes of actual compliance with Section 6.1 as of the end of any applicable Test Period). Any Indebtedness prepaid with the proceeds of the Cure Amount shall be deemed outstanding for purposes of determining compliance with Section 6.1.
(c)    If, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of Section 6.1, the Loan Parties shall be deemed to have satisfied the requirements of Section 6.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing breach or default of Section 6.1 shall be deemed cured for this purpose of the Agreement.
(d)    In each period of four Fiscal Quarters, there shall be at least two (2) Fiscal Quarters for which Consolidated EBITDA is not increased by exercise of a cure pursuant to Section 10.4(a). Consolidated EBITDA may not be increased by the exercise of a cure pursuant to Section 10.4(a) more than four (4) times during the term of this Agreement.
(e)    From the date of delivery of a Notice of Intent to Cure until the earlier to occur of the Cure Expiration Date and the date on which the Administrative Agent is notified by Holdings or the Lead Administrative Loan Party that the required contribution will not be made, the Event of Default resulting from the breach of Section 6.1 for which the applicable Notice of Intent to Cure was delivered shall be deemed to exist for all purposes of the Loan Documents, including, without limitation, conditions to funding (provided that, during such period, the exercise by the Administrative Agent of its rights or remedies with respect to such Event of Default resulting from the breach of Section 6.1 shall be subject to the provisions of Section 10.2(c)); and in the event the required contribution is not made by the Cure Expiration Date, the Administrative Agent and the Lenders shall have all rights and remedies available to them in respect of such Event of Default as provided in this Agreement and the other Loan Documents.
SECTION 10.5    Actions in Respect of Letters of Credit; Cash Collateral.
(a)    Certain Credit Support Events. At any time (i) upon the Letter of Credit Expiration Date, (ii) after the aggregate funds on deposit in the Concentration Account to Cash Collateralize Letter of Credit Obligations shall be less than one hundred three percent (103%) of the then existing LC Exposure, and (iii) as may be required by Section 2.9, Section 2.16 or Section 10.2, the Borrowers shall pay to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office referred to in Section 12.8, for deposit in the Concentration Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Concentration Account counts equals or exceeds one hundred three percent (103%) of the then existing LC Exposure for Letters of

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Credit in the relevant currency in which such LC Exposure is denominated, and (y) in the case of clause (iii) above, the amount required by Section 2.9, Section 2.16 or Section 10.2. The Administrative Agent may, from time to time after funds are deposited in the Concentration Account, apply funds then held in the Concentration Account to the payment of any amounts, in accordance with Section 2.9, Section 2.16 and Section 10.2, as shall have become or shall become due and payable by the Borrowers to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby or amounts required hereunder, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(b)    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Collateral Agent, the applicable Issuer and the Lenders, and agrees to maintain, a first priority security interest (subject to customary bankers’ liens arising by operation of law or pursuant to the terms of the applicable deposit arrangement to secure payment of customary service fees and other charges directly related to the administration of such arrangements) in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 10.5(c). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 10.5 or Sections 2.4, 2.9, 2.13 or 10.2 in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 12.2(b)(vi)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 10.5 may be otherwise applied in accordance with Section 10.3), and (y) the Person providing Cash Collateral and the applicable Issuer or Swing Loan Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
(e)    Exclusion. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, for the avoidance of doubt, in no event shall any proceeds of Cash Collateral posted by any Australian Loan Party and/or any Canadian Loan Party be applied to any Obligation of any U.S. Loan Party.

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ARTICLE XI
THE ADMINISTRATIVE AGENT
SECTION 11.1    Appointment and Authorization.
(a)    Each of the Lenders and the Issuers hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI (other than Sections 11.6, 11.9 and 11.11) are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and the Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and such Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including, without limitation, Sections 11.3, 11.13, 12.3, 12.4 and 12.5, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Acceptable Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.
(c)    For the purposes of holding any hypothec granted pursuant to the Laws of the Province of Quebec, each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank), the Issuers and the other Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of Collateral Agent, to act as the hypothecary representative of the applicable Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Collateral Agent under any related deed of hypothec. The Collateral Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Collateral Agent pursuant to any such deed of hypothec and applicable Law. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed the Collateral Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Collateral Agent in such capacity. The substitution or replacement of the Collateral Agent pursuant to the provisions of this Article XI shall also constitute the substitution or replacement of the Collateral Agent as hypothecary representative as aforesaid.

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SECTION 11.2    Rights as a Lender. Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates and branches may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates or branches may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.
SECTION 11.3    Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates or branches in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.
The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to the Administrative Agent by a Loan Party, a Lender or an Issuer.

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No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
SECTION 11.4    Reliance by the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.
SECTION 11.5    Delegation of Duties. The Administrative Agent or Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more subagents appointed by the Administrative Agent or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such subagent, and to the Agent-Related Persons of the Administrative Agent or the Collateral Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or the Collateral Agent. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents

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except to the extent that a court of competent jurisdiction determines in a final judgment that the Administrative Agent or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub- agents.
SECTION 11.6    Resignation of Administrative Agent and Collateral Agent.
(a)    The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent of the Lead Administrative Loan Party at all times other than during the existence of an Event of Default (which consent of the Lead Administrative Loan Party shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate or branch of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Administrative Loan Party and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Lenders or the Issuers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section 11.6. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired), as applicable, Administrative Agent or Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring (or retired) Administrative Agent or Collateral Agent), and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.6). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 12.3, 12.4 and 12.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent.

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(b)    Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Loan Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Loan Lender, (ii) the retiring Issuer and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Wells Fargo, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.
SECTION 11.7    Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents. Each Lender and each Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender and each Issuer also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties.
Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
SECTION 11.8    No Other Duties; Other Agents, Arrangers, Managers, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder and such Persons shall have the benefit of this Article XI. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrowers or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 11.9    Acceptable Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into any Acceptable Intercreditor Agreement, and the parties hereto acknowledge that each such Acceptable Intercreditor Agreement shall be binding upon them. To the extent applicable, each Lender (a) hereby consents to the subordination of the Liens on the

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Collateral other than the Current Asset Collateral securing the Obligations on the terms set forth in any Acceptable Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Acceptable Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of each Acceptable Intercreditor Agreement.
SECTION 11.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 2.12, 12.3 and 12.4) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12, 12.3 and 12.4.
Nothing contained herein shall be deemed to authorize the Administrative Agent to, or authorize or consent to or accept or adopt on behalf of any Lender or any Issuer, any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuer in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any other Debtor Relief Laws or similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving

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contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in clauses (a) through (m) of Section 12.1), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
SECTION 11.11    Collateral and Guaranty Matters. Without limiting the provisions of Section 11.10, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuers irrevocably authorizes the Administrative Agent, the Collateral Agent and the Australian Security Trustee to, and the Administrative Agent, the Collateral Agent and the Australian Security Trustee agree that they will:
(a)    release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon the occurrence of the Obligations Payment Date, subject to any other applicable terms in the Collateral Documents with respect thereto, (ii) at the time the property subject to such Lien is transferred or is to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than any other Loan Party), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such greater proportion of the Lenders as may be required by Section 12.1), (iv) if the property subject to such Lien is owned by a Loan Party (other than Holdings), upon release of such Loan Party from its obligations under the Loan Documents pursuant to Section 11.11(c), or (v) if the property subject to such Lien ceases to constitute Collateral ;
(b)    subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is of the type permitted by Section 9.1(i);
(c)    release any Loan Party (other than Holdings) from its obligations under the Loan Documents if such Person becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if any such Person continues to Guarantee any Material Indebtedness of a Loan Party (or, in each case, any Permitted Refinancing thereof);
(d)    if any Loan Party (other than the Lead Administrative Loan Party) shall cease to be a Subsidiary as a result of a transaction permitted hereunder (as certified in writing by a Responsible Officer of the

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Lead Administrative Loan Party), and the Lead Administrative Loan Party notifies the Administrative Agent in writing that it wishes such Loan Party to be released from its obligations under the Loan Documents and provides the Administrative Agent and the Collateral Agent such certifications or documents as either such Agent shall reasonably request, (i) release such Subsidiary from its obligations under the Loan Documents and (ii) release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Subsidiary continues to Guarantee any Material Indebtedness of a Loan Party (or, in each case, any Permitted Refinancing thereof); and
(e)    if any Loan Party grants any Lien on the Collateral permitted by Section 9.1, (i) enter into any Acceptable Intercreditor Agreement to the extent the execution of such Acceptable Intercreditor Agreement is contemplated by the terms of this Agreement in connection with such Lien and (ii) in the case of any Permitted Senior Debt Intercreditor Agreement, take such actions as may be reasonably necessary to effectuate the priority contemplated thereby.
Upon request by the Administrative Agent or the Collateral Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agents and/or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 11.11 or to execute any Acceptable Intercreditor Agreement. In each case as specified in this Section 11.11, the applicable Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.11.
No Agent shall have any liability whatsoever to any Secured Party as a result of effectuating or execution any document evidencing the release of Collateral or any Loan Party by it as permitted (or which such Agent believes in good faith to be permitted) by this Section 11.11, and any execution and delivery of documents by any Agent pursuant to this Section 11.11 shall be without recourse to or warranty by such Agent.
No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 11.12    Secured Cash Management Agreements and Secured Hedge Agreements.
(a)    Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice

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of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
(b)    Each Secured Party hereby agrees that the benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent, a Lender or an Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Administrative Agent) this Article XI and Sections 3.1, 12.4, 12.6, 12.19, 12.23 and 12.26 and any Acceptable Intercreditor Agreement, and the decisions and actions of any Agent and the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (x) such Secured Party shall be bound by the provisions set forth above only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (y) each of the Agents, the Lenders and the Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (z) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
SECTION 11.13    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent- Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence, bad faith or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 11.13. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 11.13 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect

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thereof. For purposes hereof, a Lender’s pro rata share or ratable share shall be determined based upon its share of the sum of the total Revolving Credit Exposures, and other Loans and unused Commitments at the time. The undertaking in this Section 11.13 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, the Swing Loan Lender or any Issuer.
SECTION 11.14    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this

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Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 11.15    [Reserved].
SECTION 11.16    Reports and Financial Statements. By signing this Agreement, each Lender (and with respect to clause (a), each Secured Party):
(a)    agrees to furnish the Administrative Agent at its written request, and at such frequency as the Administrative Agent may reasonably request in writing, with a summary of all Obligations of any Loan Party arising under any Secured Hedge Agreement and all Cash Management Obligations due or to become due to such Lender or its Affiliates or branches;
(b)    is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements (and other information) required to be delivered by the Borrowers under Section 7.1 and Section 7.2, all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”), and the notices delivered by the Borrowers under Section 7.3, and the Administrative Agent agrees to furnish the same promptly to the Lenders (which Reports may be furnished in accordance with the penultimate paragraph of Section 6.1);
(c)    expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
(d)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
(e)    agrees to keep all Reports confidential in accordance with the provisions of Section 12.17 hereof; and
(f)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any credit extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in Swing Loans and Letters of Credit, or the indemnifying Lender’s purchase of, Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.
SECTION 11.17    Canadian Anti-Money Laundering Legislation. If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of the Proceeds of Crime Act and other applicable anti-terrorism Laws and “know your client” policies, regulations, Laws or rules (the Proceeds of Crime Act and such other anti-terrorism Laws, applicable policies, regulations, Laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), then the Administrative Agent:

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(a)    shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and
(b)    shall provide to each Lender, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Parties or any such authorized signatory in doing so.
SECTION 11.18    Erroneous Payments.
(a)    Each Lender, each Issuer and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuer (or the Lender which is an Affiliate of a Lender or Issuer) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuer (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.18(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which

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such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate (such assignee, the “Administrative Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Administrative Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern with respect to the Erroneous Payment Deficiency Assignment or any reassignment to the applicable assigning Lender described above in the event of any conflict with the terms and conditions of Section 12.2 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.18 or under the indemnification provisions of this Agreement (it being understood for the avoidance of doubt that the aggregate Obligations of the Loan Parties shall not be increased as a result of the application of this clause (e)), (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the

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Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 11.18 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    The provisions of this Section 11.18 to the contrary notwithstanding, (i) nothing in this Section 11.18 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Administrative Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Administrative Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Administrative Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Administrative Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Administrative Agent Assignee in respect of the Loans assigned to Administrative Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Administrative Agent Assignee and shall not constitute a recovery of the Erroneous Payment).
SECTION 11.19    Appointment of Australian Security Trustee; Australian Security Trust Deed.
(a)    Upon the execution of the Australian Security Trust Deed, the Secured Parties appoint the Australian Security Trustee under the terms of the Australian Security Trust Deed to act as their trustee under and in relation to the Australian Collateral Documents and to hold the assets subject to the security thereby created as trustee for the Secured Parties on trust and on the terms contained in the Australian Collateral Documents and each Secured Party authorizes the Australian Security Trustee under the terms of the Australian Security Trust Deed to exercise such rights, remedies, powers and discretions as are specifically delegated to the Australian Security Trustee by the terms of the Australian Security Documents, together with all such rights, remedies, powers and discretions as are incidental thereto and the Australian Security Trustee hereby accepts that appointment.
(b)    Upon the execution of the Australian Security Trust Deed, each Secured Party:
(i)    acknowledges that it is aware of, and consents to, the terms of the Australian Security Trust Deed;
(ii)    agrees to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (to be defined in the Australian Security Trust Deed);
(iii)    acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement;
(iv)    without limiting the general application of paragraph (i) above, acknowledges and agrees:
(A)    to the limitations and releases of the Australian Security Trustee’s liabilities;

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(B)    that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the Australian Security Trust Deed and the other Australian Collateral Documents;
(C)    that it, its assigns and successors, is bound by each consent, approval, waiver, amendment or other decision by the Administrative Agent or any instruction to the Australian Security Trustee by the Administrative Agent unless revoked in accordance with terms of the Australian Security Trust Deed;
(D)    to provide the indemnities contained in the Australian Security Trust Deed; and
(v)    without limiting the general application of paragraph (i) above, for consideration received, irrevocably appoints as its attorney each person who under the terms of the Australian Security Trust Deed is appointed an attorney of a Beneficiary (to be defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.
(c)    The Administrative Agent shall provide a copy of the execution form of the Australian Security Trust Deed to each Secured Party prior to execution of that document by the parties to it.
(d)    The Administrative Agent may resign from its capacity as Australian Security Trustee at any time in accordance with the Australian Security Trust Deed.
(e)    This Section is executed as a deed poll in favor of the Australian Security Trustee and each Beneficiary (to be defined in the Australian Security Trust Deed) from time to time. The law of New South Wales governs this Section 11.19 and the parties submit to the non-exclusive jurisdiction of the courts of New South Wales and of the Commonwealth of Australia in relation to this Section 11.19.
SECTION 11.20    Rights and Remedies of the Australian Security Trustee.
(a)    In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Administrative Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of Administrative Agent (or any other Person acting in such capacity) in its capacity as Australian Security Trustee to the extent that the rights, remedies, deliveries, indemnities or other obligations relate to, the Australian Loan Parties, the Australian Collateral Documents or the security thereby created. Any obligations of Administrative Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of Administrative Agent in its capacity as Australian Security Trustee or the security thereby created to the extent that such obligations relate to the Australian Collateral Documents or the security thereby created. Additionally, in its capacity as Australian Security Trustee, Administrative Agent (or any other Person acting in such capacity) shall have:
(i)    all the rights, remedies and benefits in favor of the Administrative Agent contained in the provisions of the whole of this Section 11.20 and Section 10;
(ii)    all the powers of an absolute owner of the security constituted by the Australian Collateral Documents; and
(iii)    all the rights, remedies and powers granted to it and be subject to all the obligations and duties owned by it under the Australian Collateral Documents.
SECTION 11.21    Australian PPSA Provisions.

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(a)    Where Administrative Agent, Collateral Agent or any other Secured Party has a security interest (as defined in the Australian PPSA) under any Loan Document, to the extent the law permits:
(i)    for the purposes of sections 115(1) and 115(7) of the Australian PPSA:
(A)    Administrative Agent, Collateral Agent or any other Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and
(B)    sections 142 and 143 of the Australian PPSA are excluded;
(ii)    for the purposes of section 115(7) of the Australian PPSA, Administrative Agent, a Collateral Agent or any other Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3);
(iii)    each party to this Agreement waives its right to receive from Administrative Agent, Co-Collateral Agent or any other Secured Party any notice required under the Australian PPSA (including a notice of a verification statement); and
(iv)    if Administrative Agent, Collateral Agent or any other Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Administrative Agent or such Lender states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPSA.
(b)    This does not affect any rights a person has or would have other than by reason of the Australian PPSA and applies despite any other clause in any Loan Document.
ARTICLE XII
MISCELLANEOUS
SECTION 12.1    Amendments, Etc. Except as otherwise set forth in this Agreement (including, without limitation, in Sections 2.15, 2.17, and 3.4(c)), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that (i) a waiver of any condition precedent set forth in Section 4.2 and (ii) the waiver of any Default, mandatory prepayment or mandatory reduction of any Commitment shall not constitute an extension or increase of any Commitment of any Lender);
(b)    (i) amend, modify or waive any condition set forth in Section 4.2 as to any Credit Extension under a particular Facility without the written consent of the Requisite Lenders, or (ii) amend, modify or waive any condition set forth in Section 4.3 without the written consent of each Lender;
(c)    postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal, interest, or fees due to the Lenders hereunder without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment

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of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(d)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing, or (subject to clause (iii) of the second proviso to this Section 12.1) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of any payment of such fees or other amounts) without the written consent of each Lender directly affected thereby (it being understood that any change to any component of “Excess Availability”, “U.S Excess Availability”, “Canadian Excess Availability”, or “Australian Excess Availability” shall not constitute a reduction or forgiveness in the rate of interest); provided that only the consent of the Requisite Lenders shall be shall be necessary to (i) amend the definition of “Default Rate” or (ii) waive any obligation of the Borrowers to pay interest at the Default Rate, in each case, as it relates to Obligations in respect of the Revolving Credit Facility;
(e)    except as provided in Section 2.15, (i) change any provision of this Section 12.1 without the written consent of each Lender, (ii) change the definition of “Requisite Lenders” or “Requisite Supermajority Lenders” without the written consent of each Revolving Credit Lender, or (iii) change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender affected thereby;
(f)    other than in a transaction permitted under Section 9.4 or 9.5, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(g)    except to the extent provided in Section 11.11(c) or 11.11(d) (in which case such release may be made by the Administrative Agent acting alone), release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;
(h)    permit any Borrower to assign its rights under the Loan Documents, except to another Borrower organized under the laws of a jurisdiction in the same country;
(i)    subject to Section 2.15, change the definition of the term “Revolving Borrowing Base”, “U.S. Borrowing Base”, “Canadian Borrowing Base”, “Australian Borrowing Base” or any component definition thereof, or increase the advance rates applied to eligible assets in the applicable Revolving Borrowing Base, if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Requisite Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserves or Inventory Reserves without the consent of any Lenders;
(j)    amend, modify or waive any condition set forth in clause (d)(ii)(D), (H) or (I) of Section 2.15 without the written consent of each Lender;
(k)    reserved;
(l)    reserved;
(m)    except as provided by operation of applicable Law or in any Acceptable Intercreditor Agreement, without the written consent of each Lender directly affected thereby, (i) subordinate any Obligations hereunder to any other Indebtedness, (ii) subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien or (iii) amend any provision relating to a FILO Incremental Facility or Incremental Equivalent FILO Debt that would change the priority of Indebtedness thereunder with respect

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to any right of payment or right to Collateral, provided, that, any amendment to permit the incurrence of Indebtedness that is secured by Liens subject to an Acceptable Intercreditor Agreement shall not be construed to constitute a subordination of the Liens hereunder for purposes of this clause (l);
(n)    amend Sections 2.9, 12.6 or 12.7, in each case, in a manner that would alter the pro rata sharing or application of payments required thereto or change the order of the application of funds specified in Section 10.3, in either case, without the written consent of each Lender directly affected thereby;
(o)    amend Section 1.11 or the definition of “Alternative Currency”, without the written consent of each Lender directly affected thereby; or
(p)    amend the definition of “Covered Jurisdiction” or Section 2.14 to permit a Borrower to be organized in any jurisdiction other than the United States, Canada, Australia or Luxembourg, without the written consent of each Lender directly affected thereby.
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuer in addition to the Lenders required above, affect the rights or duties of an Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above, affect the rights or duties of the Swing Loan Lender under this Agreement; (iii) (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (y) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) Section 12.2(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Requisite Lenders, the Requisite Supermajority Lenders, or each affected Lender, as applicable, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any waiver, amendment or modification that would otherwise require the consent of such Lender under Section 12.1(a), 12.1(c) or 12.1(d), shall require that consent of such Defaulting Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary herein (including the other provisions of this Section 12.1), (a) the Administrative Agent may, with the prior written consent of the Lead Administrative Loan Party only, amend, modify or supplement this Agreement or any of the other Loan Documents to (i) to comply with local Law or advice of local counsel, (ii) cure any omission, mistake, defect or inconsistency or any obviously technical or administrative error, (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or to cause any Collateral Document to be consistent with this Agreement and the other Loan Documents or (iv) to make any technical and/or conforming changes necessary to permit the incurrence of any Permitted Senior Debt, any other Indebtedness that is permitted to be secured by a Lien that is subject to any Permitted Senior Debt Intercreditor Agreement and/or any Permitted Refinancing of any thereof, in each case, in the amount otherwise permitted by Section 9.3; provided that the Administrative Agent shall post any such amendment to the Lenders (which may be posted to the Platform) reasonably promptly after the effectiveness thereof, (b) this Agreement may be amended, amended and restated or otherwise supplemented or modified without the consent of a Lender

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(but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment, amendment and restatement or other supplement or modification, such Lender shall no longer be a party to this Agreement (as so amended, amended and restated or otherwise supplemented or modified), the Commitments of such Lender shall have terminated (but such Lender shall be entitled to the benefits of the provisions of this Agreement which expressly survive the termination of such Lender’s Commitments or the repayment of the Obligations owing to such Lender), such Lender shall have no other obligation to provide additional Credit Extensions to the Borrowers under this Agreement and such Lender shall have been paid in full all Obligations (other than (i) unasserted contingent indemnification Obligations and (ii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable Hedge Bank to remain outstanding without being required to be repaid) owing to it or accrued for its account under this Agreement and (c) this Agreement may be amended to increase the Letter of Credit Sublimit with the consent of the Administrative Agent, the Lead Administrative Loan Party and any Issuer (but without the consent of any Lender) that is willing to increase its Issuer Sublmit.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Requisite Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 3.8; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).
SECTION 12.2    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Holdings, any Borrower or any other Loan Party may, except as permitted by Section 9.4, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Obligations and in Swing Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility (or, as applicable, a Class of Commitments under a Facility) and the Loans of any Class under any Facility at the time owing to it or in the case of an assignment to a

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Lender, an Affiliate of a Lender or branch or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment of any Class (which for this purpose includes Loans of each Class outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of such Class of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1(a) or (f), solely with respect to the Borrowers, has occurred and is continuing, the Lead Administrative Loan Party otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Loans or the Commitment assigned, except that this clause (ii) shall not (1) apply to rights in respect of the Swing Loan Lender’s rights and obligations in respect of Swing Loans or (2) prohibit any Lender from assigning all or a portion of its rights and obligations among any Class of Commitments or Loans or among the Facilities under this Agreement on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Lead Administrative Loan Party (such consent not to be unreasonably withheld, conditioned, or delayed) shall be required unless (1) an Event of Default under Section 10.1(a) or, solely with respect to the Borrowers, Section 10.1(f), has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate or branch of a Lender or an Approved Fund, provided, that Lead Administrative Loan Party shall be deemed to have consented to a proposed assignment unless Lead Administrative Loan Party objects thereto by written notice to Administrative Agent within fifteen (15) days of the request for such consent sent to Lead Administrative Loan Party in accordance with the instructions for such requests provided to Administrative Agent by Lead Administrative Loan Party (including sending the request to the finance and legal departments);
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is in respect of the Revolving Facility, to a Person that is a Lender with a Revolving Commitment, an Affiliate or branch of such Lender or an Approved Fund with respect to such Lender;
(C)    the consent of the Issuers (such consent not to be unreasonably withheld, conditioned, or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and
(D)    the consent of the Swing Loan Lender (such consent not to be unreasonably withheld, conditioned, or delayed) shall be required for any assignment in respect of the Revolving Credit Facility;

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(iv)    Preservation of Security Interests. In case of assignment, transfer by novation by the existing Lender to a new Lender, of all or any part of its rights and obligations under this agreement or any of the other Loan Documents, the existing Lender and the new Lender shall agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of this agreement or any agreement referred to herein (including any Security Agreement), any security created or guarantee given under this Agreement or in relation to this Agreement shall be preserved and continue in full force and effect to the benefit of the new Lender or participant.
(v)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation.
(vi)    No Assignment to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person or an investment vehicle of a natural person or (D) any Disqualified Institution (to the extent that the list of Disqualified Institutions is available to any Lender upon request or has been provided to all Public Lenders on the Platform). To the extent that any assignment is purported to be made to a Disqualified Institutions (notwithstanding clause (D) of the foregoing sentence), such Disqualified Institutions shall be required immediately (and in any event within five (5) Business Days) to assign all Loans and Commitments then owned by such Disqualified Institutions to another Lender (other than a Defaulting Lender) or Eligible Assignee (and the Lead Administrative Loan Party shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the

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assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.5, 3.6, 12.3, 12.4 and 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment and subject to its obligations thereunder; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Upon request, and the surrender by the assigning Lender of its Revolving Credit Notes, the Borrowers (at their expense) shall execute and deliver one or more Revolving Credit Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and Letter of Credit Obligations (and the respective Class thereof) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.2(c) and Section 2.7 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or an investment vehicle of a natural person, any Disqualified Institution to the extent that the list of Disqualified Institutions is available to any Lender upon request or has been provided to all Public Lenders on the Platform, a Defaulting Lender or to Holdings, the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans of any Class (including such Lender’s participations in Letter of Credit Obligations and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the other Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.13 without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.1 (other than clauses (b) or (m) of Section 12.1) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be

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entitled (through the applicable Lender) to the benefits of Sections 3.1, 3.5 and 3.6 (subject to the requirements and limitations of such Sections (including the limitation in the definition of “Excluded Taxes”), and Sections 3.7(a) and 3.8, as if the Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 12.6 as though it were a Lender, provided such Participant agrees to be subject to Section 12.7 as though it were a Lender.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.5 or 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 3.1 unless (i) the Borrowers are notified of the participation sold to such Participant, (ii) solely with respect to Section 3.1, the applicable Lender (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintains a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”) and (iii) such Participant agrees, for the benefit of the Borrowers, to comply and does in fact comply with Sections 3.1 as though it were a Lender. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Any Lender may, at any time, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(e). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.1, 3.5 and 3.6, but such obligations under Section 3.1 as to an SPC will only exist if the SPC satisfies the requirements of Section

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3.1 (as applicable) as if it were a Lender), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender hereunder to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(h)    Resignation as Issuer or Swing Loan Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo or any other Issuer assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to subsection (b) above, Wells Fargo or the applicable Issuer may, (i) upon thirty (30) days’ notice to the Lead Administrative Loan Party and the Lenders, resign as Issuer and/or (ii) if applicable, upon thirty (30) days’ notice to the Lead Administrative Loan Party, resign as Swing Loan Lender. In the event of any such resignation as Issuer or Swing Loan Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuer or Swing Loan Lender hereunder; provided, however, that (A) if no Lender or Lenders are willing to be a successor Issuer or Issuers either individually as to any one successor Issuer or collectively for all such successor Issuers, as the case may be, with respect to Letters of Credit up to the amount of the Issuer Sublimit of the resigning Issuer, then the assignee of the Lender that is also resigning as Issuer shall be required to agree to be an Issuer to provide Letters of Credit up to the amount of the Issuer Sublimit of the resigning Issuer (or such amount thereof that is not provided by any other Lender or Lenders), provided, that, such assignee may agree to only issue Standby Letters of Credit, if it so elects, in its capacity as Issuer and (B) no failure by the Borrowers to appoint any such successor shall affect the resignation of Wells Fargo or the applicable Issuer as Issuer or (as applicable) Swing Loan Lender, as the case may be, except to the extent, in the case of the resignation as an Issuer, no Lender or Lenders, or the assignee of the Lender that is resigning as Issuer, will agree to be an Issuer. If Wells Fargo or the applicable Issuer resigns as Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 2.4). If Wells Fargo resigns as Swing Loan Lender, it shall retain all the rights of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.3. Upon the appointment of a successor Issuer and/or Swing Loan Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or Swing Loan Lender, as the case may be, and (b) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo or the applicable Issuer to effectively assume the obligations of Wells Fargo or the applicable Issuer with respect to such Letters of Credit.

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SECTION 12.3    Costs and Expenses. The Borrowers agree (a) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to the Administrative Agent and the Arrangers taken as a whole and, if reasonably necessary, one local counsel of the Administrative Agent, the Arrangers, and the Lenders taken as a whole in each relevant jurisdiction), and (b) to pay or reimburse the Administrative Agent, the Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to the Administrative Agent, the Issuers and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant jurisdiction and, in the event of an actual or potential conflict of interest between the Agents, the Issuers, and/or the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrowers in writing of such conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole of the affected parties)). The agreements in this Section 12.3 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 12.3 shall be paid within thirty (30) days following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail and such supporting material as the Borrowers may reasonably request. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
SECTION 12.4    Indemnities. The Borrowers shall indemnify and hold harmless the Agents, each Lender, each Issuer, the Arrangers and their respective Affiliates and their, and their Affiliates’, branches, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, reasonable and documented out-of-pocket expenses and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but, in the case of Attorney Costs, limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and in the case of an actual or potential conflict of interest between Indemnitees (where the Indemnitee(s) affected by such conflict of interest informs the Borrowers in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers, any Subsidiary or any other Loan Party, or any Environmental Liabilities arising out of the activities or operations of the Borrowers, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation,

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investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person, in each case of clauses (x) and (y), as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent, issuer of Letters of Credit, or arranger or any similar role under the Facilities and other than any claims arising out of any act or omission of Holdings, the Borrowers or any of their Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 12.4 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (other than damages arising from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.4 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 12.4 shall be paid within thirty (30) days after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final non-appealable order of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 12.4. The agreements in this Section 12.4 shall survive the resignation of the Administrative Agent, the Collateral Agent, the Swing Loan Lender or any Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.1, this Section 12.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
SECTION 12.5    Limitation of Liability. The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or breach by such Indemnitee of its material obligations under this Agreement. In no event, shall any party hereto or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings but other than to the extent such

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damages would otherwise be subject to indemnification pursuant to the terms of Section 12.4). Each party hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. The agreements in this Section 12.5 shall survive the resignation of the Administrative Agent, the Collateral Agent, the Swing Loan Lender or any Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
SECTION 12.6    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates and branches is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate or branch to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates and branches under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates or branches may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 12.7    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it, or the participations in Letter of Credit Obligations and Swing Loans held by it (in each case, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the applicable Loans made by them and/or, to the extent applicable, such subparticipations in the participations in Letter of Credit Obligations or Swing Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.14 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this Section shall not be construed to apply to the application of Cash Collateral provided

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for in Sections 10.3 and 10.5. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.6) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 12.7 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 12.7 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
SECTION 12.8    Notices and Other Communications; Facsimile Copies.
(a)    General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Holdings, the Borrowers, the Administrative Agent or the Collateral Agent, or to Wells Fargo in its capacity as an Issuer or as the Swing Loan Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.8; and
(ii)    if to any other Lender or Issuer, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by such Lender or Issuer on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuer pursuant to Article II if such Lender or Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any Lender, any Issuer or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic

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communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(c)    Receipt. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(d)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, any other Loan Party, any Lender, any Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrowers, any other Loan Party, any Lender, any Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(e)    Change of Address. Each of Holdings, the Borrowers, the Administrative Agent, each Issuer and the Swing Loan Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, each Issuer and the Swing Loan Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal or state securities Laws.

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(f)    Reliance by Administrative Agent, Issuers and Lenders. The Administrative Agent, the Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing or Swing Loan Requests) purportedly given by or on behalf of the Borrowers or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Issuer, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 12.9    No Waiver; Cumulative Remedies.
(a)    No failure by any Lender, any Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 10.2 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) any Issuer or any Swing Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuer or Swing Loan Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.6 (subject to the terms of Section 12.7), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 12.7, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders. The provisions of this Section 12.9 are for the sole benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party.
SECTION 12.10    Waiver of Immunities. Each Borrower, on behalf of itself and its Subsidiaries (and its and their respective process agents), and each such Person’s properties and revenues of any kind, hereby irrevocably agrees that, to the extent that such Borrower or any of its Subsidiaries or any such Person’s properties or revenues has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in a Covered Jurisdiction or elsewhere, to enforce or collect upon the Obligations, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution

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of a judgment, and immunity of any of its property or revenues from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, each Borrower, on behalf of itself and its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere (including a Covered Jurisdiction). Without limiting the generality of the foregoing, each Borrower further agrees that the waivers set forth in this Section 12.10 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 (U.S.) and other applicable Law and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act of 1976 (U.S.) and such other applicable Law.
SECTION 12.11    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Loan Lender and each Issuer that each such Lender, Swing Loan Lender and Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, Holdings, each Agent and each Lender and their respective successors and assigns.
SECTION 12.12    Governing Law; Submission to Jurisdiction; Service of Process.
(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS AND THE ISSUERS (BUT NOT THE BORROWERS OR ANY OTHER LOAN PARTY) RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

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(c)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE FOREGOING, HOLDINGS AND EACH OTHER LOAN PARTY THAT IS A FOREIGN SUBSIDIARY IRREVOCABLY DESIGNATES AND APPOINTS HOLDINGS AS SUCH PERSON’S AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY ACTION, LITIGATION OR PROCEEDING, AND AGREES THAT THE FAILURE OF HOLDINGS TO GIVE ANY NOTICE OF ANY SUCH SERVICE SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION, LITIGATION OR PROCEEDING BASED THEREON. HOLDINGS HEREBY CONFIRMS THAT IT HAS AGREED TO ACCEPT SUCH APPOINTMENT (AND ANY SIMILAR APPOINTMENT BY ANY OTHER PERSON THAT IS A FOREIGN SUBSIDIARY THAT BECOMES A PARTY TO THIS AGREEMENT AFTER THE CLOSING DATE). THE DESIGNATION AND APPOINTMENT MADE PURSUANT TO THE PRECEDING SENTENCE SHALL BE IRREVOCABLE BY HOLDINGS, AND EACH LOAN PARTY THAT IS A FOREIGN SUBSIDIARY. IF THE FOREGOING APPOINTMENT IS TERMINATED FOR ANY REASON (INCLUDING IN CONNECTION WITH HOLDINGS CEASING TO BE A LOAN PARTY) THE LEAD ADMINISTRATIVE LOAN PARTY WILL APPOINT A REPLACEMENT AGENT FOR SERVICE OF PROCESS.
SECTION 12.13    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 12.14    Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrowers is made to any Agent, any Issuer or any Lender, or any Agent, any Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such Issuer or such Lender in

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its discretion) to be repaid to a trustee, receiver, interim receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 12.15    Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Sections 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 12.16    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Holdings and each Borrower, on behalf of itself and each Subsidiary Guarantor, and each of the Agents, the Lenders and the Issuers agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agents and each of the Lenders and the Issuers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Agents, any Issuer nor the Swing Loan Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent any Agent, any Issuer and/or the Swing Loan Lender has agreed to accept such Electronic Signature, the Agents and each of the Lenders and Issuers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Loan Party and/or any Lender or Issuer without further verification and (b) upon the request of any Agent, any Issuer or the Swing Loan Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

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Neither any Agent, any Issuer nor the Swing Loan Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with any Agent’s, any Issuer’s or the Swing Loan Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agents, the Issuers and Swing Loan Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it in good faith to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Holdings and each Borrower, on behalf of itself and each Subsidiary Guarantor, and each Lender and Issuer hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against any Agent, Lender or Issuer and each Related Party of any such Person for any liabilities arising solely from any Agent’s, any Lender’s and/or any Issuer’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, unless such claims or liabilities arise from the gross negligence or willful misconduct of such Agent, Lender or Issuer, in each case, as determined by the final judgment of a court of competent jurisdiction.
SECTION 12.17    Confidentiality. Each of the Agents, the Arrangers, the Lenders and the Issuers agrees to maintain the confidentiality of the Information in accordance with its customary procedures (set forth below), except that Information may be disclosed (a) to its Affiliates and branches and their and their Affiliates’ officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such Information and instructed to keep such Information confidential; provided, such Agent, Arranger, Lender or Issuer, as applicable, shall remain liable for the compliance of such Affiliates and branches and their officers, directors and employees with this paragraph, (b) upon the request or demand of any regulatory authority having jurisdiction over such Agent, Arranger, Lender or Issuer, as applicable, or any of its Affiliates or branches (in which case such Agent, Arranger, Lender or Issuer, as applicable, agrees to inform the Borrowers promptly thereof prior to such disclosure, unless such Person is prohibited by applicable Law from so informing the Borrowers, or except in connection with any request as part of a regulatory examination, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that such Agent, Arranger, Lender, or Issuer, as applicable, agrees that it will notify the Lead Administrative Loan Party as soon as practicable in the event of such disclosure unless such notification is prohibited by law, rule or regulation or except in connection with any request as part of a regulatory examination, (d) to any other party hereto, (e) for purposes of establishing a “due diligence” defense or solely to the extent necessary to establish a claim or defense in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 12.17, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Revolving Lender or an Additional FILO Lender (other than to a Disqualified Institution; provided that the list of Disqualified Institutions may be provided upon request) or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Lead Administrative Loan Party; (to any rating agency

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when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Agent, Arranger, Issuer, or Lender, as applicable); (i) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder; or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to any Agent, Arranger, Issuer, Lender, or any of their respective Affiliates or branches on a nonconfidential basis from a source other than Holdings, the Borrowers or any Subsidiary thereof, and which source is not known by such Agent Arranger, Issuer or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrowers or any Affiliate of the Borrowers.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Agent, Arranger, Issuer or Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, it being understood that all information received from Holdings, the Borrowers or any Subsidiary after the date hereof, shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Agents, Arrangers, Issuers and Lenders acknowledges that (a) the Information may include material non- public information concerning Holdings, the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
SECTION 12.18    Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers. The Administrative Agent and the Arrangers reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
SECTION 12.19    USA PATRIOT Act Notice; Foreign Asset Control Regulations.
(a)    Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Administrative Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Administrative Agent shall constitute reimbursable expenses hereunder and be for the account of Borrowers.
(b)    Without limiting the provisions of clause (a) above, each Loan Party acknowledges that, pursuant to AML Legislation, the Lenders may be required to obtain, verify and record information regarding the

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Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. The Borrowers shall (and shall cause each Loan Party to) promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or Participant of any Lender, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(c)    Neither the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”)) or the PATRIOT Act. Furthermore, none of the Loan Parties or their controlled Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
SECTION 12.20    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders, as applicable, are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lender and their respective Affiliates and branches may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Loa Parties hereby waives and releases any claims that it may have against the Agents, the Arrangers nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 12.21    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other

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jurisdiction. Without limiting the foregoing provisions of this Section 12.21, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable Issuer or the Swing Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 12.22    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
SECTION 12.23    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of nonusurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of this Section 12.23, if any provision of any of the Loan Documents would obligate Canadian Loan Parties to make any payment of interest with respect to the Obligations in an amount or calculated at a rate which would be prohibited by applicable Law or would result in the receipt of interest with respect to the Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Loan Party. Any amount or rate of interest with respect to the Obligations referred to in this Section 12.23 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans to Canadian Borrowers remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of payment in full of the Obligations, and, in the event of a dispute, a

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certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.
SECTION 12.24    Time of the Essence. Time is of the essence in the Loan Documents.
SECTION 12.25    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
SECTION 12.26    Acceptable Intercreditor Agreements. Each of the Loan Parties, the Arrangers, the Issuers and the Lenders acknowledge that the exercise of certain of the Agents’ rights and remedies hereunder may be subject to, and restricted by, the provisions of any Acceptable Intercreditor Agreement. Except as specified herein, nothing contained in any Acceptable Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Agents, the Issuers and the Lenders shall remain in full force and effect.
SECTION 12.27    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Guaranty voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 12.27 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
SECTION 12.28    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuer that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

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(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 12.29    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 12.30    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to

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indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
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6674799.15	269

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

BORROWERS:                    GAMESTOP CORP.
GEEKNET, INC.
GAMESTOP TEXAS LTD.
SUNRISE PUBLICATIONS, INC.
MARKETING CONTROL SERVICES, INC.
GAMESTOP PENNSYLVANIA, LLC
ELECTRONICS BOUTIQUE CANADA INC.
SOCOM LLC

By: /s/ Michael Recupero
Name: Michael Recupero
Title: Chief Financial Officer

Executed by Electronics Boutique
Australia Pty Limited ACN 077 681 442 in
accordance with section 127 of the
Corporations Act 2001:

/s/ Kerri Howard      /s/ Diana Jajeh____________________
KERRI HOWARD              DIANA JAJEH

Signature Page to Credit Agreement (GameStop)

6674799.15	270

GUARANTORS:                    GAMESTOP CORP.
GS MOBILE, INC.
ELBO INC.
EB INTERNATIONAL HOLDINGS, INC.

By: /s/ Michael Recupero
Name: Michael Recupero
Title:     Chief Financial Officer

GAMESTOP GLOBAL HOLDINGS S.A.R.L.

By: /s/ Diana Jajeh
Name: Diana Jajeh
Title:     Class B Manager

Signature Page to Credit Agreement (GameStop)

AGENT AND LENDERS:                WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent,
Collateral Agent, Australian Security Trustee, a
Lender and an Issuer

By: /s/ William Chan
Name: William Chan
Title: Authorized Signatory

Signature Page to Credit Agreement (GameStop)

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as a Lender and an Issuer

By: /s/ Alison Powell
Name: Alison Powell
Title: Authorized Signatory

Signature Page to Credit Agreement (GameStop)

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender and an Issuer

By: /s/ David G. Phillips
Name: David G. Phillips
Title: Senior Vice President Credit Officer, Canada Wells Fargo Capital Finance Corporation Canada

Signature Page to Credit Agreement (GameStop)

Bank of America, N.A., as a Lender and an Issuer

By: /s/ Stephen J. Garvin
Name: Stephen J. Garvin
Title: Managing Director

Signature Page to Credit Agreement (GameStop)

JPMorgan Chase Bank, N.A., as a Lender and an Issuer

By: /s/ Laura Woodward
Name: Laura Woodward
Title: Vice President

Signature Page to Credit Agreement (GameStop)

REGIONS BANK, as a Lender and an Issuer

By: /s/ Daniel Wells
Name: Daniel Wells
Title: Managing Director

Signature Page to Credit Agreement (GameStop)

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender and an Issuer

By: /s/ Jared N. Wile
Name: Jared N. Wile
Title: Assistant Vice President

Signature Page to Credit Agreement (GameStop)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Thomas P. Chidester
Name: Thomas P. Chidester
Title: Vice President

Signature Page to Credit Agreement (GameStop)

U.S. BANK NATIONAL ASSOCIATION, acting through its Canada Branch, as a Lender

By: /s/ Thomas P. Chidester
Name: Thomas P. Chidester
Title: Vice President

Signature Page to Credit Agreement (GameStop)

HSBC Bank USA, N.A., as a Lender

By: /s/ Allison Donahue
Name: Allison Donahue
Title: Vice President

Signature Page to Credit Agreement (GameStop)